As filed with the Securities and Exchange Commission on March 11, 2026
Registration
No. 333-290832
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM
S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933
KODIAK AI, INC.
(Exact name of registrant as specified in its charter)

Delaware	7373	98-1592112
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1049 Terra Bella Avenue
Mountain View, California 94043
Tel: (650)
209-8005
(Address, including zip code, and telephone number, including area code, of registrant’s executive offices)
Jordan Coleman
Chief Legal and Policy Officer
1049 Terra Bella Avenue
Mountain View, California 94043
Tel: (650)
209-8005
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Jeffrey Saper
Melissa Rick
Austin March
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Tel: (650)
493-9300
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	March 11, 2026

184,793,176 Shares of Common Stock

14,300,000 Warrants to Purchase Shares of Common Stock

This prospectus relates to the issuance by us, and the resale by the selling securityholders identified in this prospectus (the “Selling Securityholders”), of (i) up to 46,289,055 shares of our Common Stock, par value $0.0001 per share (“Common Stock”), issuable upon conversion of our 9.99% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock” and upon conversion to Common Stock, the “Preferred Conversion Shares”), each share of which is convertible into Common Stock based on its Stated Value (as defined below), at an initial conversion price of $12.00, with the Stated Value and conversion price each being subject to adjustments, purchased by certain institutional and accredited investors (each, a “Preferred Investor”) in a private placement that closed concurrently with the Business Combination (as defined elsewhere in this prospectus), at an original purchase price of $1,020.00 per share with an original stated value of $1,200 per share (the “Stated Value”) (such private placement investments collectively, the “Series A Preferred Investment”), (ii) up to 24,999,987 shares of Common Stock (the “Public Warrant Shares”) issuable upon the exercise of an aggregate of 24,999,987 redeemable warrants (the “Public Warrants”), each of which is exercisable at a price of $9.28 per share, which resulted from the separation into its component securities of the units (“Units”) sold in the initial public offering (the “IPO”) of Ares Acquisition Corporation II, our legal predecessor and a Cayman Islands exempted company incorporated with limited liability (“AACT”), at an offering price of $10.00 per Unit, (iii) up to 15,568,887 shares of Common Stock (the “Earn Out Shares”) issuable to certain securityholders (the “Legacy Kodiak Securityholders”), who held securities of Kodiak Robotics, Inc., a Delaware corporation (“Legacy Kodiak”), prior to the Business Combination, upon the achievement of certain milestones during the Earnout Period (as defined elsewhere in this prospectus), (iv) up to 17,769,375 shares of Common Stock (the “PIPE Warrant Shares”) issuable upon the exercise of an aggregate of 17,769,375 warrants (the “PIPE Warrants”) issued for no additional consideration to the Preferred Investors in connection with the Series A Preferred Investment, each of which is exercisable for Common Stock at an initial price of $12.00 per share, subject to certain adjustments, (v) up to 14,300,000 shares of our Common Stock (the “Private Placement Warrant Shares”), issuable upon the exercise of an aggregate of 14,300,000 warrants (the “Private Placement Warrants”), each of which is exercisable at a price of $9.28 per share, that were purchased by Ares Acquisition Holdings II LP (the “SPAC Sponsor”) in a private placement that closed simultaneously with the consummation of the IPO at a price of $1.00 per warrant and (vi) up to 7,606,666 shares of Common Stock (the “Non-Redemption Agreement Warrant Shares”) issuable upon the exercise of an aggregate of 7,606,666 warrants (the “Non-Redemption Agreement Warrants” and together with the PIPE Warrants, Private Placement Warrants and the Public Warrants, the “Warrants”), issued on substantially the same form as the PIPE Warrants pursuant to non-redemption agreements with certain unaffiliated third-party holders of AACT Class A Ordinary Shares (as defined below) in exchange for such stockholders’ agreement to not redeem (or to rescind their redemption request in respect of) an aggregate of 2,453,763 AACT Class A Ordinary Shares.

This prospectus also relates to the resale from time to time by the Selling Securityholders of an aggregate of 58,259,206 shares of Common Stock, comprised of: (i) 38,657,638 shares of Common Stock (the “Consideration Shares”) issued to certain Legacy Kodiak Securityholders as consideration in the Business Combination (as defined below) and which represent a portion of the merger consideration received by Legacy Kodiak Securityholders with an implicit value of approximately $11.45 per share, (ii) 12,500,000 shares of Common Stock (the “SPAC Sponsor Contribution Shares”) issued to the SPAC Sponsor upon a conversion of an equal number of Class A Ordinary Shares, which shares were previously converted by the SPAC Sponsor from an equal number of Class B ordinary shares of AACT initially purchased by the SPAC Sponsor in a private placement prior to the IPO for an aggregate purchase price of $25,000, or approximately $0.002 per share, which includes 6,250,000 shares (the “SPAC Sponsor Earn Out Shares”) that are subject to vesting and vest upon the occurrence of certain triggering events during the Earnout Period, (iii) 3,591,627 shares of Common Stock (the “SPAC Sponsor Affiliate Investor Shares”) issued to AAC II Holdings II LP, an affiliate of the SPAC Sponsor (the “SPAC Sponsor Affiliate Investor”), upon the conversion of a convertible loan (a “Second Lien Loan”) pursuant to that certain Second Lien Loan and Security Agreement, as amended from time to time (the “Second Lien Loan and Security Agreement”), at an effective price of $6.00 per share, (iv) 2,050,394 shares of Common Stock (the “Co-Invest Investor Shares”) issued to AAC II Co-Invest LP (“Co-Invest Investor”), a vehicle owned by certain employees of Ares Management Corporation, in which a former officer and former director of AACT is invested, upon the conversion of its Second Lien Loan pursuant to the Second Lien Loan and Security Agreement at an effective price of $6.00 per share, (v) 1,091,519 shares of Common Stock (the “Legacy Kodiak Advisor Shares”) issued to an advisor to Legacy Kodiak (the “Legacy Kodiak Advisor”) in a private placement in satisfaction of $12.5 million of fees payable to such advisor at a price of approximately $11.45 per share, and (vi) 368,028 shares of Common Stock (the “Non-Redemption Agreement Shares”) issued to certain unaffiliated third-party holders of AACT Class A Ordinary Shares (together with the holders of Non-Redemption Agreement Warrants, the “Non-Redemption Agreement Investors”) in exchange for such stockholders’ agreement to not redeem (or to rescind their redemption request in respect of) an aggregate of 865,949 AACT Class A Ordinary Shares.

This prospectus also relates to the resale from time to time by the Selling Securityholders of an aggregate of 14,300,000 Private Placement Warrants.

The Selling Securityholders may sell any, all or none of the securities and we do not know when or in what amount the Selling Securityholders may sell their securities hereunder following the date of this prospectus. The Selling Securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell their securities in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the exercise of the Warrants if such warrants are exercised for cash. However, the exercise price of the Private Placement Warrants and the Public Warrants is currently $9.28 per share, and the exercise price of the PIPE Warrants and Non-Redemption Agreement Warrants is initially $12.00 per share. For the PIPE Warrants and Non-Redemption Agreement Warrants, if the trailing 45-day volume-weighted average price of Common Stock on May 29, 2026 is less than the exercise price then in effect, the exercise price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $8.00. Further, if the trailing 45-day volume-weighted average price of Common Stock on August 28, 2026 is less than the exercise price then in effect, the exercise price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $6.00. The closing price of our Common Stock on the Nasdaq Stock Market LLC (“Nasdaq”) on March 3, 2026 was $8.07 per share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Common Stock. To the extent the market price for our Common Stock is less than the then-effective exercise price per share of any Warrants, we believe holders of such Warrants will be unlikely to exercise such Warrants. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

Prior to the extraordinary general meeting of AACT’s shareholders held on September 23, 2025 (the “Extraordinary General Meeting”), holders of 43,866,808 Class A ordinary shares, par value $0.0001 per share, of AACT (each an “AACT Class A Ordinary Share”) exercised their right to redeem their shares for cash at a redemption price of approximately $11.45 per share, for an aggregate redemption amount of $502.4 million, representing approximately 88.9% of the total AACT Class A Ordinary Shares then outstanding. The Selling Securityholders can sell, under this prospectus, up to 184,793,176 shares of Common Stock constituting approximately 58.3% of our issued and outstanding Common Stock as of March 3, 2026 (assuming the exercise in full of all of the Warrants, the vesting or issuance of all of the shares issuable under the Business Combination Agreement, including the Earn Out Shares and the SPAC Sponsor Earn Out Shares, and the conversion of all of the Series A Preferred Stock based on an Accrued Value of $1,222.66). Sales of a substantial number of shares of Common Stock in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could result in a significant decline in the public trading price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities.

Despite such a decline in the public trading price, certain Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the lower price at which they purchased their shares and/or warrants compared to public investors and be incentivized to sell their securities when others are not. For example, based on the closing price of our Common Stock on March 3, 2026 of $8.07 per share, upon the sale of its shares of our Common Stock, the SPAC Sponsor may experience potential profit of up to $8.07 per share on the SPAC Sponsor Contribution Shares and may experience potential profit with regard to the Private Placement Warrant Shares if the price of our Common Stock exceeds the then-effective exercise price per share of the Private Placement Warrants. Furthermore, the SPAC Sponsor Affiliate Investor will experience profit of $2.07 per share if it sells the SPAC Sponsor Affiliate Investor Shares and the Co-Invest Investor will experience profit of $2.07 per share if they sell the Co-Invest Investor Shares. The Legacy Kodiak Securityholders obtained the Consideration Shares at a weighted average price of $0.65 per share of Legacy Kodiak Common Stock. Based on such weighted average price, the Legacy Kodiak Securityholders may experience profit of up to $7.42 per share if they sell the Consideration Shares and may experience additional profit if they receive and sell any Earn Out Shares associated therewith. The holders of Public Warrants may experience potential profit with regard to the Public Warrant Shares if the price of our Common Stock exceeds the then-effective exercise price per share of the Public Warrants. The Preferred Investors may experience potential profit if the price of our Common Stock exceeds the then-effective exercise price of the PIPE Warrants and the then-effective conversion price of the Preferred Conversion Shares. The Non-Redemption Agreement Investors may experience potential profit to the extent the sale of their Non-Redemption Agreement Shares or Non-Redemption Agreement Warrant Shares reduces the weighted average basis of such investors’ Common Stock below the price of our Common Stock.

Of the 184,793,176 shares of Common Stock that may be offered or sold by the Selling Securityholders identified in this prospectus, certain of our Selling Securityholders are subject to lockup restrictions with respect to 84,618,152 of those shares pursuant to our Bylaws and/or other agreements further described in the section titled “Certain Relationships, Related Party and Other Transactions” appearing elsewhere in this prospectus.

Our Common Stock is listed on Nasdaq under the symbol “KDK,” and our Public Warrants are listed on the Nasdaq under the symbol “KDKRW.” On March 3, 2026, the last quoted sale price for our Common Stock as reported on the Nasdaq was $8.07 per share and the last quoted sale price for our Public Warrants as reported on the Nasdaq was $1.28 per warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 12 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2026.

You should rely only on the information contained in this prospectus or in any prospectus supplement or free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

EXPLANATORY NOTE

Unless the context otherwise requires, “we,” “us,” “our,” “Kodiak” and the “Company” refer to Kodiak AI, Inc., a Delaware corporation (f/k/a Ares Acquisition Corporation II, a Cayman Islands exempted company), and its consolidated subsidiaries following the Closing (as defined below), references to “AACT” refer to Ares Acquisition Corporation II, a Cayman Islands exempted company, prior to the Closing, and references to “Legacy Kodiak” refer to Kodiak Robotics, Inc., a Delaware corporation, prior to the Closing and Kodiak Robotics, Inc., a Delaware corporation and wholly-owned subsidiary of Kodiak, after the Closing. All references herein to the “Board” refer to the board of directors of Kodiak.

On September 24, 2025 (the “Closing Date”), we consummated the previously announced business combination pursuant to that certain Business Combination Agreement, dated April 14, 2025 (the “Business Combination Agreement”), by and among AACT, Legacy Kodiak, and AAC II Merger Sub, Inc., a Delaware corporation (“Merger Sub”). The Business Combination Agreement and related transactions were approved at an Extraordinary General Meeting of AACT’s shareholders held on September 23, 2025.

Pursuant to the terms of the Business Combination Agreement and as described in the section titled “Domestication Proposal” beginning on page 166 of the final prospectus and definitive proxy statement, dated August 29, 2025 (as supplemented by that certain Proxy Statement/Prospectus Supplement No. 1, dated September 15, 2025, and that certain Proxy Statement/Prospectus Supplement No. 2, dated September 23, 2025, the “Proxy Statement/Prospectus”) and filed with the Securities and Exchange Commission (the “SEC”), on September 23, 2025, AACT changed its jurisdiction of incorporation by deregistering as an exempted company registered under the laws of the Cayman Islands and registering AACT by way of continuation and domestication as a corporation incorporated under the laws of the State of Delaware in accordance with the Plan of Domestication included as Annex B of the Proxy Statement/Prospectus (the “Domestication”). Upon effectiveness of the Domestication, AACT changed its name to “Kodiak AI, Inc.,” and on September 24, 2025, a business combination between AACT and Legacy Kodiak was effected through the merger of Merger Sub with and into Legacy Kodiak, with Legacy Kodiak surviving as a wholly owned subsidiary of Kodiak (the “Merger” and, together with the Domestication and the other transactions contemplated by the Business Combination Agreement, including the PIPE (as defined below), the Series A Preferred Investment and the issuance of the Non-Redemption Agreement Warrants, Non-Redemption Agreement Shares and Legacy Kodiak Advisor Shares, the “Business Combination”).

In connection with the Domestication, (i) each AACT Class A Ordinary Share issued and outstanding at the time of the Domestication converted, on a one-for-one basis, into one share of Common Stock, (ii) each redeemable warrant to purchase AACT Class A Ordinary Shares, exercisable to purchase one AACT Class A Ordinary Share at an exercise price of $11.50 (each, an “AACT Public Warrant”), and each non-redeemable warrant to purchase AACT Class A Ordinary Shares owned by the SPAC Sponsor, each exercisable to purchase one AACT Class A Ordinary Share at an exercise price of $11.50 (each, an “AACT Private Placement Warrant” and, together with the AACT Public Warrants, the “AACT Warrants”), issued and outstanding at the time of the Domestication, converted on a one-for-one basis into a warrant exercisable to acquire one share of Common Stock on the same terms as the AACT Warrants (each, a “Public Warrant” and “Private Placement Warrant”) pursuant to the Warrant Agreement, dated as of April 20, 2023, by and between AACT and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), and (iii) each Unit sold at the IPO, each consisting of one AACT Class A Ordinary Share and one-half of one AACT Public Warrant, issued and outstanding immediately prior to the Domestication was cancelled and each holder of a Unit became entitled to one share of Common Stock and one-half of one Public Warrant. No fractional Public Warrants were issued upon such cancellation. Pursuant to the Warrant Agreement, the exercise price of the Private Placement Warrants and the Public Warrants were adjusted to $9.28 on October 20, 2025.

The AACT Class A Ordinary Shares, AACT Public Warrants and Units were listed on the New York Stock Exchange (the “NYSE”) under the symbols “AACT,” “AACT WS” and “AACT.U,” respectively and were voluntarily delisted from the NYSE on September 24, 2025, in connection with the closing of the Business Combination (the “Closing”).

Following the consummation of the Domestication and in connection with the Closing, at the effective time of the Merger (the “Effective Time”), (i) each share of common stock, par value $0.000001 per share, of Legacy Kodiak (“Legacy Kodiak Common Stock”) issued and outstanding immediately prior to the Effective Time, including all shares of Legacy Kodiak Common Stock issued in respect of the Simple Agreements for Future Equity outstanding with Legacy Kodiak (each, a “SAFE”) that converted to Legacy Kodiak Common Stock prior to the Effective Time and the Second Lien Conversion Shares (as defined below) was converted into the right to receive a number of shares of Common Stock pursuant to the Business Combination Agreement (the “Per Share Merger Consideration”), (ii) each unexercised warrant to purchase shares of Legacy Kodiak Common Stock (each, a “Legacy Kodiak Warrant”) issued and outstanding prior to the Effective Time were either (1) vested and net exercised in exchange for shares of Legacy Kodiak Common Stock in accordance with its terms and cancelled or (2) assumed and became a comparable warrant to purchase shares of Common Stock (each, an “Assumed Kodiak Warrant”) pursuant to the terms of such warrant; and (iii) each unexercised option to purchase shares of Legacy Kodiak Common Stock (each, a “Legacy Kodiak Option”) whether vested or unvested, issued and outstanding immediately prior to the Effective time was converted into a comparable option to purchase a number of shares of Common Stock equal to the product of (1) the number of shares of Legacy Kodiak Common Stock subject to such Legacy Kodiak Option immediately prior to the Closing multiplied by (2) the Per Share Merger Consideration (rounded down to the nearest whole share, with no cash being payable for any fractional share eliminated by such rounding), at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the per share exercise price of the corresponding Legacy Kodiak Option immediately prior to the Closing divided by (y) the Per Share Merger Consideration (rounded up to the nearest whole cent). At the Closing, Kodiak issued an aggregate of 161,754,941 shares of Common Stock to the securityholders of Legacy Kodiak (the “Legacy Kodiak Securityholders”), 558,559 Legacy Kodiak Warrants were assumed by Kodiak and became Assumed Kodiak Warrants and the Legacy Kodiak Options were exchanged for comparable options to purchase shares of Common Stock (“Exchanged Kodiak Options”) that were exercisable into an aggregate of 55,989,712 shares of Common Stock at a weighted average exercise price of $1.88 per share. No fractional shares of Common Stock were issued upon the exchange of Legacy Kodiak Common Stock.

Under the Business Combination Agreement, Legacy Kodiak Securityholders will be entitled to receive or are eligible to receive, on a pro rata basis, up to an aggregate of 75,000,000 shares of Common Stock (the “Legacy Kodiak Earn Out Shares”) and restricted stock units (the “Earn Out RSUs” and, together with the Legacy Kodiak Earn Out Shares, the “Earn Out Securities”) that will be issued or vest, respectively, upon achievement of certain milestones during the Earn Out Period (as defined below) and, in the case of the Earn Out RSUs, satisfaction of certain service-based vesting requirements. The Legacy Kodiak Earn Out Shares will be issued upon achievement of the applicable milestones. The Earn Out RSUs were issued shortly following Closing. An initial 25,000,000 Earn Out Securities will vest or be issued to Legacy Kodiak Securityholders, if, within the Earn Out Period, the volume weighted average closing sale price of Common Stock equals or exceeds $18.00 per share, subject to adjustments as set out in the Business Combination Agreement (the “Triggering Event I Threshold”), for a period of at least 20 out of 30 consecutive trading days (“Triggering Event I”). An additional 25,000,000 Earn Out Securities will vest or be issued to Legacy Kodiak Securityholders, if, within the Earn Out Period, the volume weighted average closing sale price of Common Stock equals or exceeds $23.00 per share, subject to adjustments as set out in the Business Combination Agreement (the “Triggering Event II Threshold”), for a period of at least 20 out of 30 consecutive trading days (“Triggering Event II”). The remaining 25,000,000 Earn Out Securities will vest or be issued to Legacy Kodiak Securityholders, if, within the Earn Out Period, the volume weighted average closing sale price of Common Stock equals or exceeds $28.00 per share, subject to adjustments as set out in the Business Combination Agreement (the “Triggering Event III Threshold”), for a period of at least 20 out of 30 consecutive trading days (“Triggering Event III”). The “Earn Out Period” means the time period beginning on the Closing Date and ending on the earlier of September 24, 2029 and the consummation of a Change of Control (as defined in the Business Combination Agreement).

If during the Earn Out Period there is a Change of Control that will result in: (i) holders of Common Stock receiving a per share price equal to or in excess of the Triggering Event I Threshold, then Triggering Event I shall be deemed to occur and the relevant Earn Out Securities shall be issued or vest immediately prior to the consummation of the Change of Control; (ii) holders of Common Stock receiving a per share price equal to or in excess of the Triggering Event II Threshold, then Triggering Event II shall be deemed to occur and the relevant

Earn Out Securities shall be issued or vest immediately prior to the consummation of the Change of Control; and (iii) holders of Common Stock receiving a per share price equal to or in excess of the Triggering Event III Threshold, then Triggering Event III shall be deemed to occur and the relevant Earn Out Securities shall be issued or vest immediately prior to the consummation of the Change of Control.

In addition, pursuant to the Sponsor Support Agreement with AACT and Legacy Kodiak, dated as of April 14, 2025, 50% of the shares of Common Stock held by the SPAC Sponsor following the Domestication (the “SPAC Sponsor Earn Out Shares”) are subject to vesting and will vest upon the occurrence of Triggering Event I during the Earn Out Period. If, during the Earn Out Period, there is a Change of Control that will result in holders of Common Stock receiving a per share price equal to or in excess of the Triggering Event I Threshold, then the Sponsor Earn Out Securities shall vest as of immediately prior to the consummation of the Change of Control.

Concurrently with the execution of the Business Combination Agreement, in connection with a financing effort related to the Business Combination, AACT entered into subscription agreements with certain institutional and accredited investors (the “PIPE Investors” and the subscription agreements, the “Subscription Agreements”), pursuant to which the PIPE Investors agreed to purchase shares of Common Stock at a price per share equal to the Redemption Price (the “PIPE Shares”) for an aggregate commitment amount of $60.0 million (the “PIPE”). In addition, on September 15, 2025, in connection with a financing effort related to the Business Combination, AACT entered into subscription agreements with the Preferred Investors (each subscription agreement a “Preferred Subscription Agreement”) for an aggregate purchase price of $145.0 million. Pursuant to the Preferred Subscription Agreements, the Preferred Investors agreed, among other things, to purchase, at the Closing, shares of Series A Preferred Stock, having the rights, preferences and privileges set forth in the Certificate of Designation of Preferences, Rights and Limitations of 9.99% Series A Cumulative Convertible Preferred Stock (“Certificate of Designation”) and PIPE Warrants to purchase a number of shares of Common Stock, equal to 125% of the number of shares into which such shares of Common Stock underlying the Series A Preferred Stock were convertible on the Closing Date, each initially exercisable at a price of $12.00 per share. If the trailing 45-day volume-weighted average price of Common Stock on May 29, 2026 is less than the exercise price of the PIPE Warrants then in effect, the exercise price will be adjusted to the greater of (i) such volume weighted average price and (ii) $8.00. Further, if the trailing 45-day volume-weighted average price of Common Stock on August 28, 2026 is less than the exercise price of the PIPE Warrants then in effect, the exercise price will be adjusted to the greater of (i) such volume weighted average price and (ii) $6.00. The conversion price of the Series A Preferred Stock is also subject to similar adjustments. One of the Preferred Investors is also a PIPE Investor who previously entered into a Subscription Agreement for an aggregate purchase price of $50.0 million in connection with a commitment to purchase PIPE Shares, which Subscription Agreement was amended and restated in the form of a Preferred Subscription Agreement in connection with such Preferred Investor’s Series A Preferred Investment. As a result of such amendment and restatement, the obligation of such Preferred Investor to purchase the $50.0 million of PIPE Shares was replaced with the obligation to purchase the Preferred Stock and PIPE Warrants. In connection with the Closing, certain PIPE Investors’ $10.0 million aggregate subscription amount was deemed satisfied and offset by their holdings of AACT Class A Ordinary Shares that were not redeemed from AACT’s trust account. At the Closing, we issued an aggregate of 142,155 shares of Preferred Stock and PIPE Warrants to purchase an aggregate of 17,769,375 shares of Common Stock to the Preferred Investors, in exchange for $145.0 million in gross proceeds.

Concurrently with the execution of the Business Combination Agreement, certain institutional and accredited investors entered into the Second Lien Loan and Security Agreement with Legacy Kodiak to provide financing of $28.3 million in the form of Second Lien Loans, including $20.0 million from the SPAC Sponsor Affiliate Investor. In connection with entering the Second Lien Loan and Security Agreement, and immediately prior to the execution and delivery of the Business Combination Agreement, the SPAC Sponsor Affiliate Investor exchanged its $10.0 million SAFE for a $10.0 million Second Lien Loan (such borrowings, together with any accrued and unpaid interest thereon, the “Exchanged SAFE Loan”). Immediately prior to the Closing, an aggregate amount of $43.9 million in Second Lien Loans had been funded, a portion of which was funded by the Co-Invest Investor and a former officer of AACT and current director of Kodiak. Further, on August 25, 2025,

Legacy Kodiak entered into a Second Amendment to the Second Lien Loan and Security Agreement pursuant to which the SPAC Sponsor Affiliate Investor agreed to invest an aggregate of up to $20.0 million in delayed draw Second Lien Loans (“SPAC Sponsor Affiliate Delayed Draw Loans”), which Legacy Kodiak could draw in four $5.0 million increments prior to Closing. No amounts were drawn under the SPAC Sponsor Affiliate Delayed Draw Loans. In connection with the Series A Preferred Investment, Legacy Kodiak and AACT entered into a certain acknowledgement and agreement dated September 15, 2025 pursuant to which Legacy Kodiak and AACT determined that for purposes of the Second Lien Loan and Security Agreement, as of September 15, 2025, the conversion price of the Second Lien Loan for purposes of its conversion to shares of Common Stock in connection with the closing of the Business Combination shall be equal to $6.00. In connection with the Closing and prior to the Effective Time, all Second Lien Loans other than the Exchanged SAFE Loan converted into shares of Legacy Kodiak Common Stock (the “Second Lien Conversion Shares”), and such shares were subsequently converted into shares of Common Stock, as described above. At the SPAC Sponsor Affiliate Investor’s option and in accordance with the terms of the Second Lien Loan and Security Agreement, the Exchanged SAFE Loan was not converted into Common Stock, and such $10.0 million of borrowings remains outstanding. In addition, we issued the Legacy Kodiak Advisor Shares at Closing to an advisor of Legacy Kodiak in a private placement in satisfaction of $12.5 million of fees payable to such advisor in respect of services provided in connection with the Business Combination.

On September 22, 2025, AACT entered into non-redemption agreements (the “Non-Redemption Agreements”) with the Non-Redemption Agreement Investors in exchange for such investors’ agreement to not redeem (or to rescind their redemption request of) an aggregate of 3,319,712 AACT Class A Ordinary Shares in connection with the Extraordinary General Meeting. Pursuant to the Non-Redemption Agreements, we issued to each Non-Redemption Agreement Investor, as applicable, for no additional consideration, either (i) warrants to purchase shares of Common Stock, each initially exercisable at $12.00 per share (the “Non-Redemption Agreement Warrants”) or (ii) shares of Common Stock (the “Non-Redemption Agreement Shares”). If the trailing 45-day volume-weighted average price of Common Stock on May 29, 2026 is less than the exercise price of the Non-Redemption Agreement Warrants then in effect, the exercise price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $8.00. Further, if the trailing 45-day volume-weighted average price of Common Stock on August 28, 2026 is less than the exercise price of the Non-Redemption Agreement Warrants then in effect, the exercise price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $6.00. At the Closing, pursuant to the Non-Redemption Agreements, we issued Non-Redemption Agreement Warrants to purchase an aggregate of 7,606,666 shares of Common Stock and an aggregate of 368,028 Non-Redemption Agreement Shares to the Non-Redemption Agreement Investors.

On September 12, 2025, AACT provided written notice to the NYSE of its intention to voluntarily withdraw the listing of the AACT Class A Ordinary Shares, the AACT Public Warrants, and the Units from NYSE and list the Common Stock and Public Warrants on Nasdaq following, and subject to, the completion of the Business Combination. Upon the Domestication, all of the outstanding Units listed on NYSE under the symbol “AACT.U” separated into their component securities and, as a result, no longer trade as an independent security. The Common Stock and Public Warrants began trading on Nasdaq under the symbols “KDK” and “KDKRW,” respectively, on September 25, 2025.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find Additional Information.”

MARKET AND INDUSTRY DATA

We are responsible for the disclosure contained in this prospectus. Unless otherwise indicated, information contained in this prospectus concerning the market and the industry in which we compete, including our market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, periodic industry publications, including from those listed below, as well as from filings of public companies in our industry, our knowledge of the markets for its services and solutions, and our assumptions made based on such sources and knowledge. This information and any estimates provided in this prospectus involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. Notwithstanding the foregoing, we are liable for the information provided in this prospectus. Each publication, study and report is as of its original publication date (and not as of the date of this prospectus). While we are responsible for all of the disclosure in this prospectus and believe the third-party information and our internal research, data and estimates contained in this prospectus to be reliable, neither we nor our advisors have independently verified any third-party information nor has any independent source verified our internal research, data and estimates. The industry in which we engage or propose to engage is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the sections of this prospectus titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors—Risks Related to Our Business” and elsewhere in this prospectus.

The sources of the statistical data, estimates and market and industry data contained in this prospectus are identified by superscript notations and are provided below:

•	Transport Topics, 2024 Essential Financial and Operating Information for the 100 Largest For-Hire Carriers in North America, 2024.

•	U.S. Department of Transportation, Preparing for the Future of Transportation-Automated Vehicles 3.0, 2018.

TRADEMARKS

Our logo and trademarks appearing in this prospectus are our property. This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully, including our financial statements and the related notes and the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus before deciding to invest in our securities.

Overview

Kodiak is a leading provider of physical artificial intelligence (“AI”), with a focus on AI-powered autonomous vehicle (“AV”) technology, that is designed to help tackle some of the toughest driving jobs. Our driverless solution can help address the critical problem of safely transporting goods in the face of unprecedented supply chain challenges. We believe that driverless trucks can enhance road safety, improve truck utilization, reduce costs, expand margins for fleet owners, alleviate supply chain pressures and create better jobs for truck drivers.

Kodiak’s vision is to become the trusted world leader in physical AI. We are committed to a safer and more efficient future for all through the commercialization of driverless trucking at scale. To that end, we developed the Kodiak Driver, a virtual driver that combines advanced AI-powered software with modular and vehicle-agnostic hardware designed to help address our customers’ needs. The Kodiak Driver is a unified physical AI system powered by multiple parallel neural nets that continuously learns and adapts across domains for efficient, scalable autonomy.

The Kodiak Driver is not just an idea-it is operating without a human driver today. As of December 31, 2025, Kodiak Driver-powered vehicles have logged over 10,700 Cumulative Hours of Paid Driverless Operations.

We built the Kodiak Driver with key technological advantages and differentiators that include: (i) our customer-focused design, engineered for maintainability and uptime; (ii) cutting-edge AI-powered software; (iii) independence from the high-definition (“HD”) maps common in the AV industry; (iv) a common technology platform that is built for scale and adaptable to nearly any modern ground vehicle; and (v) our approach to modular hardware and remote assistance. Notably, we have accomplished this in a highly capital-efficient manner.

We serve customers in the long-haul trucking, industrial trucking and defense industries. In December 2024, we believe we achieved a historic milestone by becoming the first company to deploy customer-owned and -operated driverless trucks in commercial service. We delivered these driverless trucks to Atlas Energy Solutions (“Atlas”), an oil and gas logistics provider which operates these trucks in the oil-rich Permian Basin of West Texas and Eastern New Mexico. Following successful real-world operations and the achievement of key performance milestones, in March 2025, Atlas committed to deploying the Kodiak Driver on 100 Atlas-owned trucks, subject to the terms of the Atlas MSA. Additionally, we work with some of the largest fleets in the United States, including J.B. Hunt, Werner Enterprises, C.R. England and Martin Brower. As of December 31, 2025, our customers have utilized Kodiak-owned autonomous trucks to deliver more than 12,600 revenue-generating loads across the southern United States.

The Kodiak Driver is also being utilized in the defense sector, where we believe it can support national security initiatives and critical government applications. To date, we have recognized in aggregate approximately $30 million in revenue under contracts with the U.S. military to adapt the Kodiak Driver for military vehicles. In early 2026, we were awarded a contract by the U.S. Marine Corps to integrate the Kodiak Driver into the Marine Corps’ Remotely Operated Ground Unit for Expeditionary Fires (ROGUE-Fires) carrier ground vehicle.

We expect to continue to grow our Driver-as-a-Service (“DaaS”) business model, which we launched in December 2024 in connection with our partnership with Atlas. Under our DaaS model, our customers are provided with access to the Kodiak Driver on customer-owned and -operated vehicles. Under this model, we generate revenue through either a per-vehicle or per-mile license fee. This flexible approach to pricing is designed to align with our customers’ diverse operational models, while generating predictable, recurring revenue for us. By integrating the Kodiak Driver into customer-owned fleets, we expect to build an asset-light business that can scale with our customers’ growth. We first implemented the DaaS model with Atlas in its industrial domain. Currently, we charge our long-haul customers a traditional per-mile or per-load fee to deliver freight on Kodiak-owned autonomous trucks. We plan to transition those customers to our DaaS model once we commence long-haul driverless operations.

Kodiak was founded by autonomy industry pioneer Don Burnette in 2018. Kodiak’s management team has decades of collective experience across AI, robotics, and AV technology. Our team of 342 employees, as of December 31, 2025, brings experience not only in technology but also operations, trucking and defense.

Corporate Information

Our principal executive offices are located at 1049 Terra Bella Avenue, Mountain View, CA 94043 and our phone number is (650) 209-8005. Our website is www.kodiak.ai. Information contained on, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Risk Factors Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. Such risks include, but are not limited to, the following:

•	AV technology is emerging and rapidly evolving and involves significant risks and uncertainties.

•	We have incurred net losses since inception and may not achieve or maintain profitability.

•	Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

•	Our technology may have limited performance, and technology development and commercialization may take us longer to complete than we currently anticipate.

•	Any failure to commercialize our solution at scale may have an adverse effect on our business, financial condition, and results of operations.

•	We rely on a limited number of customers for a significant portion of our revenue.

•	We depend on our commercial agreements with Atlas.

•	AV technology presents the risk of significant injury, including fatalities.

•

The Kodiak Driver, our virtual driver system that combines advanced AI-powered software with modular, vehicle-agnostic hardware, may not function as intended due to flaws or errors in our software, hardware, and systems, product defects, or due to human error.

•	Any flaws or misuse of AV technology, whether actual or perceived, intended or inadvertent, by us or third parties, may adversely affect our business, financial condition, and results of operations.

•	We operate in a highly competitive market, and we may be unable to compete effectively, including against competitors who may have greater resources.

•

Our success is contingent on our ability to execute our DaaS business model, including by maintaining, managing, retaining, and expanding our existing customer relationships and obtaining new customers.

•

Recent and further changes in the tariff and trade policies of the United States or of other countries could increase manufacturing costs, decrease demand for our solution, disrupt supply chains, or otherwise adversely affect our business and financial condition.

•	We depend on the experience and expertise of our senior management team, engineers, and certain other key employees.

•

We rely on our third-party suppliers, OEMs, upfitters, service providers and partners, some of which are single or limited-source suppliers or providers of certain key components for, and services used in connection with, the Kodiak Driver.

•	We are subject to substantial regulations, including regulations governing motor carriers and autonomous vehicles.

•

We may not be able to adequately establish, maintain, protect, and enforce our technology and intellectual property rights or prevent others from unauthorized use of our technology and intellectual property rights.

•

We may be subject to intellectual property infringement claims, which, whether meritless or not, may be expensive and time consuming to defend, distract management, require us to pay significant damages and limit our ability to use certain technologies.

•

A significant portion of our historical revenue has come from our contracts with the U.S. Department of War (“DoW”), and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the U.S. government may adversely affect our business, financial condition, and results of operations.

•	We require significant capital to fund our operations and growth.

•	Real or perceived inaccuracies in our assumptions and estimates to calculate certain metrics, including our Cumulative Hours of Paid Driverless Operations.

•

General business and economic conditions, and risks related to the long-haul trucking, industrial trucking, oil and gas and defense industries ecosystems, may adversely affect our business, financial condition, and results of operations.

•

The sale of securities registered for resale in this prospectus and future sales of substantial amounts of our Common Stock in the public markets, or the perception that such sales could occur, may cause the market price of our securities to drop significantly, even if our business is doing well.

•	There is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless.

•	Your Public Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We will remain an emerging growth company until the earlier of (1) the last day of the year (i) following April 4, 2028, which is the fifth anniversary of the effective date of AACT’s IPO registration statement, (ii) in which we have total annual gross revenue of at least $1.235 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates equals or exceeds $700.0 million as of the prior June 30, or (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We have elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. We will elect to continue to utilize the extended transition period. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The JOBS Act does not preclude an emerging growth company from adopting a new or revised accounting standard earlier than the time that such standard applies to private companies. We will use the extended transition period for any other new or revised accounting standards during the period in which we remain an emerging growth company.

THE OFFERING

Issuance of Common Stock

Shares of our Common Stock outstanding prior to exercise of all Warrants, conversion of the Series A Preferred Stock and issuance and vesting of the Earn Out Securities	182,555,384 shares

Shares of our Common Stock that may be issued upon exercise of all Warrants, conversion of the Series A Preferred Stock and issuance and vesting of the shares issuable under the Business Combination Agreement, including the Earn Out Shares	317,083,218 shares

Use of Proceeds

We will not receive any proceeds from the sale of our Common Stock and Warrants offered by the Selling Securityholders (the “Securities”). We will receive up to an aggregate of approximately $669.2 million, assuming the exercise in full of all of the Warrants covered by this prospectus for cash. We expect to use any net proceeds from the exercise of the Warrants for general corporate purposes.

The closing price of our Common Stock on Nasdaq on March 3, 2026 was $8.07 per share. However, the exercise price of the Private Placement Warrants and the Public Warrants is currently $9.28 per share, and the exercise price of the PIPE Warrants and Non-Redemption Agreement Warrants is initially $12.00 per share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Common Stock. To the extent the market price for our Common Stock is less than the then-effective exercise price per share of any Warrants, we believe holders of such Warrants will be unlikely to exercise such Warrants.

For the PIPE Warrants and Non-Redemption Agreement Warrants, if the trailing 45-day volume-weighted average price of Common Stock on May 29, 2026 is less than the exercise price then in effect, the exercise price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $8.00. Further, if the trailing 45-day volume-weighted average price of Common Stock on August 28, 2026 is less than the exercise price then in effect, the exercise price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $6.00.

Assuming the exercise prices of the Warrants are all reduced to the lowest price currently contemplated thereunder, we will receive an aggregate of approximately $517.0 million if all the Warrants covered by this prospectus are exercised in full for cash.

See the section titled “Use of Proceeds” for more information.

Resale of Common Stock and Private Placement Warrants

Shares of Common Stock offered by the Selling Securityholders hereunder (representing the SPAC Sponsor Contribution Shares, the Consideration Shares, the Non-Redemption Agreement Shares, the Co-Invest Investor Shares, the Legacy Kodiak Advisor Shares, the SPAC Sponsor Affiliate Investor Shares, the Earnout Shares and the shares of Common Stock that may be issued pursuant to the exercise of the Warrants)	184,793,176 shares

Private Placement Warrants offered by the Selling Securityholders hereunder	14,300,000 Private Placement Warrants

Offering Price	The Selling Securityholders will determine when and how they will dispose of the Common Stock and Private Placement Warrants, the resale of which is being registered pursuant to the registration statement of which this prospectus forms a part.

Redemption	The Private Placement Warrants, PIPE Warrants and Non-Redemption Agreement Warrants are not redeemable by us. See the section titled “Description of Capital Stock—Warrants” for further discussion.

Risk Factors	See the section titled “Risk Factors” beginning on page 13 and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our Common Stock and Warrants.

Nasdaq Symbols	“KDK” for our Common Stock and “KDKRW” for our Public Warrants.

Lock-Up Restrictions	Of the 184,793,176 shares of Common Stock that may be offered or sold by Selling Securityholders identified in this prospectus, certain of our Selling Securityholders are subject to lock-up restrictions with respect to 84,618,152 of those shares. Specifically, pursuant to our Bylaws, without the prior written consent of our Board and subject to certain customary and other exceptions, including exceptions that carve out shares of our Common Stock issued upon the conversion of the Second Lien Loans, other than those shares of our Common Stock issued to the SPAC Sponsor Affiliate Investor and to an entity affiliated with one of our directors, and 226 shares of Common Stock for each Legacy Kodiak Securityholder that was not an affiliate of Kodiak, each holder of shares of our Common Stock (i) issued as consideration pursuant to the Business Combination Agreement, including the Earn Out Securities and SPAC Sponsor Contribution Shares, (ii) issued upon the exercise of Exchanged Kodiak Options or Assumed Kodiak Warrants, (iii) issued to or owned by the SPAC Sponsor or by any directors or officers of AACT as of immediately prior to the Closing; or (iv) issued to directors, officers and employees of Kodiak or its subsidiaries (other than in connection with our Common Stock issued pursuant to the ESPP (as defined below)) (such shares described in the foregoing clauses (i) through (iv), the “Lockup Shares”), will not, through September 24, 2026, directly or indirectly, sell their shares of Common Stock. However, if the closing price of the Common Stock equals or exceeds $12.00 for 20 of 30 consecutive trading days commencing on or after February 21, 2026, then the transfer restrictions applicable to the Lockup Shares will expire.

The number of shares of Common Stock outstanding is based on 182,555,384 shares of Common Stock as of March 3, 2026, and excludes the following, in each case as of March 3, 2026, except as otherwise noted:

•

54,412,932 shares of our Common Stock issuable upon the exercise of outstanding options under the Kodiak Robotics, Inc. 2018 Equity Incentive Plan (the “2018 Plan”), which were assumed in connection with the Business Combination, with a weighted average exercise price of $1.88 per share;

•	46,289,055 shares of our Common Stock issuable upon the conversion of the Series A Preferred Stock;

•	15,665,390 shares of our Common Stock reserved for future issuance under the Kodiak AI, Inc. 2025 Equity Incentive Plan (the “2025 Plan”);

•	24,604,343 shares of our Common Stock issuable upon the exercise of Public Warrants, with a current exercise price of $9.28 per share;

•	17,769,375 shares of our Common Stock issuable upon the exercise of PIPE Warrants, with a current exercise price of $12.00 per share;

•	14,300,000 shares of our Common Stock issuable upon the exercise of the Private Placement Warrants, with a current exercise price of $9.28 per share;

•	7,606,666 shares of our Common Stock issuable upon the exercise of Non-Redemption Agreement Warrants, with a current exercise price of $12.00 per share;

•	5,639,000 shares of our Common Stock reserved for future issuance under the Kodiak AI, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”); and

•	558,559 shares of our Common Stock issuable upon the exercise of Assumed Kodiak Warrants, with an exercise price of $2.24 per share.

Unless otherwise specified, the share calculations and ownership percentages set forth in this prospectus assume the following:

•	the Series A Preferred Stock, if converted, converts to Common Stock at $12.00 per share, at an Accrued Value of $1,222.66;

•	the PIPE Warrants and Non-Redemption Agreement Warrants, if exercised, are exercised at $12.00 per share;

•	all Warrants, if exercised, are exercised in cash.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding to invest in or to maintain an investment in our securities, you should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus. Our business, as well as our reputation, financial condition, results of operations and price of our securities could also be adversely affected any of these risks and other risks and uncertainties not currently known to us or that we currently do not believe are material. In that event, the market price of our securities could decline, and you could lose part or all of your investment.

Risks Related to Our Business

AV technology is an emerging and rapidly evolving technology and involves significant risks and uncertainties, any of which could impede or delay our ability to scale.

AV technology operates in environments where safety and precision are critical. There are a number of challenges in bringing a new and innovative technology to the market, including public perception of the technology and its performance and safety, long development cycles, specialized skills and expertise requirements of personnel, inconsistent and evolving regulatory frameworks, the potential for novel legal claims, and a need to build public trust in the real-world operations of an emerging technology. If we are delayed in overcoming, or are not able to overcome, these challenges, our commercial prospects, business, financial condition, and results of operations may be adversely affected, and we may not be able to sustain a viable business.

We may not succeed at commercial scale, or at all. The successful commercialization of the Kodiak Driver at scale involves many challenges and uncertainties, including:

•	achieving acceptably safe autonomous performance as determined by us, our customers, government and regulatory agencies, our partners and the general public;

•	continued development of the Kodiak Driver, including system design, product features, vehicle integrations and operating domain and geographical expansion, based on the needs of our customers;

•

successfully completing system testing, validation, and to the extent required, safety approvals, including with respect to government and regulatory agencies and customer- or partner-specific requirements;

•

maintaining relationships with third parties, including OEMs, third-party suppliers of the component parts of the Kodiak Driver, upfitters, large language model providers, and other technology providers that support our product development and service providers and other third parties who support our commercialization strategy;

•	preserving our core intellectual property rights and obtaining rights from third parties for intellectual property that may be critical to our current and future research and development activities;

•	continuing to fund and maintain our technology development activities while scaling our commercial operations; and

•	obtaining or maintaining approvals, licenses, or certifications from regulatory agencies, if required.

We have incurred net losses since inception, and we may not achieve or maintain profitability in the future.

We have incurred net losses since our inception. During the years ended December 31, 2025, 2024 and 2023, we incurred net losses of $585.5 million, $69.5 million, and $56.9 million, respectively. We intend to continue making investments in our business, particularly with respect to scaling driverless commercial operations of the Kodiak Driver, which may take longer than we currently expect or may never occur. We expect such investments will include continued investments in sales and marketing, development of new product features, infrastructure, expansion of our operations, and general and administrative functions, including legal, regulatory, compliance, security, and accounting expenses related to our business. These investments may not result in increased revenue or growth in our business and may contribute to future losses. We have incurred, and expect to incur in the future, losses for a number of reasons, including further investments in scaling our commercial operations, unexpected expenditures or costs, and the other risks described in this “Risk Factors” section. If we are unable to successfully address these risks as we encounter them, our business, financial condition, and results of operations may be adversely affected.

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

Legacy Kodiak was founded in 2018 and since then we have been focused on developing driverless technology. We began driverless commercial operations in December 2024. Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter. Risks and challenges we have faced or expect to face include our ability to:

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design, develop, test, and validate the Kodiak Driver for the variety of commercial applications and environments in which we plan to deploy, such as on-highway and off-highway operations, industrial applications, and defense applications;

•	produce and deliver our technology at an acceptable level of safety and performance;

•	properly price our solution;

•	plan for and manage our costs;

•	hire, integrate, and retain talented people;

•	forecast our revenue as well as budget for and manage our expenses;

•	attract new partners and customers and retain and expand our deployment with existing partners and customers;

•	navigate an evolving and complex regulatory environment;

•	manage our supply chain and supplier relationships, including any tariff-related impacts on our supply chain;

•	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

•	maintain and enhance the value of our reputation and brand;

•	effectively manage our growth and business operations, including the impacts of unforeseen market changes on our business;

•	develop and protect intellectual property; and

•	successfully develop new features, applications, and services to enhance the experience of our customers.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above, as well as those described elsewhere in this section titled “Risk Factors,” our business, financial condition and results of operations may be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they may be if we had a longer operating history or operated in a more predictable market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. We use assumptions regarding these risks and uncertainties to plan and operate our business. If our assumptions are incorrect or change, or if we do not address these risks successfully, our results of operations may differ materially from our expectations and our business, financial condition, and results of operations may be adversely affected.

Our technology may have limited performance, and technology development and commercialization may take us longer to complete than we currently anticipate.

Commercial operation of driverless technology requires that we meet very high reliability standards for safety, performance and uptime. We may be unable to release new features or customize products that meet our intended commercial use cases or customer requirements in a timely manner or at all, and therefore experience more limited monetization of our technology. We believe the Kodiak Driver can operate in a wide range of environments, including a variety of road conditions, speeds, weather and traffic patterns, as well as different truck types and truck loads. However, if the Kodiak Driver, or its hardware or software fails to perform at scale in such environments, or if our technology development takes longer than currently projected, our commercial competitiveness, prospects, business, financial condition and results of operations may be adversely affected.

Further, technological development or commercialization at scale has taken longer than initially anticipated in the AV industry. While we have successfully launched commercial operations with the Kodiak Driver in an off-highway setting, it may take us more time than anticipated to expand our safety case for driverless operations for on-highway scenarios, to scale across our areas of operations, or to establish and grow our existing or future customer or partner relationships. Our future business depends in large part on our ability to continue to develop and successfully commercialize the Kodiak Driver. Our ability to develop, deliver, and commercialize the Kodiak Driver at scale to support or perform autonomous and driverless operations on a variety of vehicle types and in a variety of conditions is still largely unproven. Any failure to meet our technological and commercialization objectives may adversely affect our business, financial condition, and results of operations.

The Kodiak Driver may not be accepted and adopted by the market, the public, regulators or other stakeholders at the pace we expect or at all.

AV technology is still nascent and is neither generally understood nor universally accepted. We are at risk of adverse publicity which may result in decreased customer demand for, public acceptance of, or increased regulatory concerns regarding our technology. If we cannot gain sufficient trust in our technology, we will be unable to commercialize to scale as intended. For example, we may experience adverse publicity or media reports that argue autonomous technology is replacing human jobs or disrupting the economy. Labor unions may also raise concerns about autonomous truck safety, displacing drivers or otherwise negatively affecting employment opportunities for their members. This has in the past resulted in, and could in the future result in, negative publicity, lobbying efforts to U.S. local, state, and federal authorities, or equivalent authorities in the foreign jurisdictions in which we seek to do business, to implement legislation or regulations that make it more difficult to operate our business or boycotts of us or our users. Such negative publicity, media attention, or the activities of labor or other interest groups may cause current and future partners or customers to limit or terminate their business with us, which may significantly impact our ability to grow our business.

As the market for autonomous vehicles develops, the differences in the approaches of Kodiak and others may become more widely known to suppliers, insurers, regulators, and others. Until these distinctions are known and appreciated, the actions of a single market participant may be imputed to the autonomous industry as a whole. As such, as a result of any negative action or inaction by a third party, it is possible that suppliers, insurers, regulators, and others may refuse or cease to interact with or conduct business with the autonomous vehicle industry as a whole, including Kodiak.

If the market does not accept and adopt our services and technology at the pace we expect or at all, it may adversely affect our business, financial condition, and results of operations.

Any failure to commercialize our solution at scale may have an adverse effect on our business, financial condition, and results of operations.

We are a relatively new enterprise that is just beginning to commercially scale our business. For instance, in December 2024, we announced the delivery of our first Kodiak Driver-powered, customer-owned driverless trucks to Atlas Energy Solutions (“Atlas”). Following successful real-world operations and achievement of certain milestones, in March 2025, Atlas committed to deploying the Kodiak Driver on 100 Atlas-owned trucks, subject to the terms of a Master Services Agreement between us and Atlas, effective as of July 17, 2024 (as supplemented, the “Atlas MSA”). Relationships with Atlas and other current customers are important to our existing operations. We also need to both successfully scale driverless operations with Atlas and other customers and attract new customers to commercially scale our business. As part of our scaling efforts, we may encounter considerable challenges in entering new markets and undertaking sales and marketing activities, many of which are beyond our control. The likelihood of our success must be considered in light of these potential risks, expenses, complications, delays, and the competitive environment in which we operate. Consequently, there is substantial uncertainty that our business model will prove successful and sustainable. We may not be able to generate significant revenue or achieve profitability. In addition, any failure to commercialize our solutions within our projected timelines may adversely affect our business, financial condition and results of operations. Any investment in us is therefore highly speculative and may result in the loss of your entire investment.

We rely on a limited number of customers for a significant portion of our revenue. The loss of, or a reduction in our commercial relationship with, any of those customers may adversely affect our business, financial condition, and results of operations.

A significant portion of our revenue has been generated from a limited number of customers, and we expect that to continue in the near term. For example, for the years ended December 31, 2025, 2024 and 2023, we recognized revenue from the U.S. Army of $1.0 million, 13.3 million and $15.0 million, respectively, which represented 26%, 89% and 89%, respectively, of our revenues in such periods. While our contract with the U.S. Army was amended in connection with our work with the U.S. Marines and is still effective and the contract may be used for other work through its expiration in October 2026, there are currently a limited number of contracted deliverables to be completed. Government contracts, and associated revenue, particularly those with the U.S. Department of War (“DoW”) and its service branches, can be episodic in nature and difficult to predict from period to period. Further, we have historically derived a significant portion of our defense revenue from contracts pursuant to programs funded by governmental agencies, such as the DoW and the U.S. Army. A prolonged federal government shutdown may negatively impact the funding of, or eliminate, such programs or other programs we may otherwise be able to apply for or participate in, and shutdown and funding related delays in the contracting process may result in our incurring substantial labor or other costs without reimbursement, all of which may adversely affect our business, financial condition, and results of operations.

In 2024, we partnered with Atlas and deployed our first Kodiak Driver-powered, customer-owned trucks. In March 2025 upon the achievement of certain milestones, Atlas committed to deploying the Kodiak Driver on 100 Atlas-owned trucks, subject to the terms of the Atlas MSA. Until we have scaled our commercial operations in on-highway operations and other applications of the Kodiak Driver, we expect our contract with Atlas to account for a growing portion of our revenue as we continue to deploy additional trucks to Atlas. For example, in the year ended December 31, 2025, we recognized revenue from Atlas of $1.8 million, which represented 46% of our total revenue.

As we continue to scale our commercial business, the composition of our significant customers may vary. We believe our business, financial condition, and results of operations for the foreseeable future will continue to depend on the deployment of the Kodiak Driver by a relatively limited number of customers into their fleets. Consequently, our financial results may fluctuate significantly from period to period based on the actions of one or more significant customers. A customer may decide not to license the Kodiak Driver or take other actions that affect us for reasons that we cannot anticipate or control. Those reasons could relate to the customer’s financial condition, changes in the customer’s business strategy or operations, changes in technology, the introduction of alternative competing products, or the perceived quality or cost-effectiveness of the Kodiak Driver. Our customers may not perform as well as their competitors, which may cause them to delay or reduce the amount of business they do with us, which may in turn impact our business, financial condition and results of operations. Customers’ individual or aggregate needs may decline due to a number of factors, including supply chain challenges and macroeconomic conditions. Our agreements with customers may be cancelled, including for reasons outside of our control. In addition, our customers may seek to renegotiate the terms of agreements or renewals, or choose not to renew or expand their licenses of the Kodiak Driver. The loss of or a reduction in sales or anticipated sales to any customer or our inability to attract new significant customers and partners may adversely affect our business, financial condition, and results of operations.

We depend heavily on our commercial agreements with Atlas. If we are not able to maintain and expand our relationship with Atlas, our business, financial condition and results of operations may be adversely affected.

We are party to the Atlas MSA, pursuant to which we license to Atlas, through its logistics subsidiary, Fountainhead Logistics, LLC, the Kodiak Driver and provide related services, on Atlas-owned trucks. Under the Atlas MSA, Atlas subscribes to the Kodiak Driver, paying an annual fee per vehicle. A four-year term commences under the Atlas MSA on the date the vehicle upfitted with the Kodiak Driver is delivered to and accepted by Atlas. The Atlas MSA remains in effect so long as there are active licenses of the Kodiak Driver thereunder.

As of December 31, 2025, Atlas is our sole customer with driverless vehicles integrated into their fleet. Until we have scaled our business, we expect the Atlas MSA to account for a significant and growing portion of our revenue. Although we anticipate that the Atlas MSA will generate revenue for us through the initial order of 100 Kodiak Driver-powered, Atlas-owned trucks and beyond, we may fail to satisfy our obligations under the Atlas MSA, Atlas may elect not to enter into additional orders for the Kodiak Driver, and we may not otherwise realize the anticipated benefits at the time or to the degree we anticipate, or at all. The loss of all or a portion of the revenue attributable to the Atlas MSA may adversely affect our business, financial condition and results of operations. Further, while Atlas is contractually obligated to deploy the Kodiak Driver on 100 Atlas-owned trucks at an agreed-upon schedule, Atlas is not required to license the Kodiak Driver in any additional trucks beyond this figure. Atlas may also license the Kodiak Driver slower than anticipated or seek to delay or defer delivery of Kodiak Driver-powered trucks, which may be exacerbated by the volatility and swings in productivity that have historically affected oil and gas industry participants.

Atlas has certain contractual rights in the MSA that could prevent, in limited circumstances, the Kodiak Driver being licensed to its competitors both performing transportation services and geographic locations where Atlas operates. Furthermore, both we and Atlas have the ability to terminate the Atlas MSA under certain circumstances. If Atlas terminates the Atlas MSA or does not elect to license more than 100 Kodiak Drivers, our business, financial condition, results of operations, and prospects may be adversely affected.

AV technology presents the risk of significant injury, including fatalities. Any incidents with our technologies could cause us to be subject to product liability claims that may result in significant direct or indirect costs and could adversely affect our brand image in our target markets, all of which may adversely affect our business, financial condition and results of operations.

AV technology presents the risk of significant injury, including fatalities. We may be subject to claims if our technology is involved in a crash and people are injured or allege to be injured or our technology causes or is alleged to have caused property damage. The occurrence of any errors or defects in our products may make us liable for damages and legal claims. In addition, we may incur significant costs to correct such issues, potentially including product recalls. Any negative publicity related to the perceived quality of our technology may affect our brand image, customer demand, and regulator and public trust. Also, liability claims may result in litigation, including class actions, the occurrence of which may be costly, lengthy and distracting and may adversely affect our business, financial condition and results of operations.

Any product recall or material incident in the future may result in adverse publicity, damage our brand and reputation and may adversely affect our business, financial condition and results of operations. In the future, we may voluntarily or involuntarily initiate a recall if any vehicles powered by our AV technology prove to be defective or non-compliant with applicable Federal Motor Vehicle Safety Standards (“FMVSSs”). Such recalls involve significant expense and diversion of management attention and other resources, which may adversely affect our brand image in our target markets, as well as our business, financial condition, and results of operations.

Once we scale our commercial operations, we may be required to obtain specialized insurance, which may not be available to the capacity or on the terms that we require to achieve the economics we expect. Further, any insurance that we carry may not be sufficient or it may not apply to all situations. Similarly, our customers and partners may be subjected to claims as a result of such accidents and bring legal claims against us. Any of these events may adversely affect our brand, relationships with customers and partners, business, financial condition, and results of operations.

The Kodiak Driver may not function as intended due to flaws or errors in our software, hardware, and systems, product defects, or due to human error, which may adversely affect our business.

Our AV technology is highly technical and complex and may contain undetected flaws, errors or vulnerabilities that may adversely affect our business, particularly to the extent such flaws, errors or vulnerabilities are not detected and remedied quickly. Certain errors or defects in our solutions may only be discovered after they have been tested, commercialized, and deployed. We have from time to time found defects and errors in our software and hardware, internal systems, manual processes, and technical integrations with third-party systems, including as a result of updates to our software, hardware and systems. Additionally, new errors or vulnerabilities may be introduced in the future. In connection with any such defects or errors, we may also face government inquiries or investigations, recalls and litigation, including with respect to personal injury or property damage. As a result of such defects or errors, we may incur additional costs or expenses to remediate the issues. We rely on component and product suppliers to manufacture components incorporated into the Kodiak Driver. As a result, our control over production and distribution is limited, and it is uncertain what effect such diminished control may have on the quality of our products. If there are defects in the manufacture of our hardware components, we may face similar negative publicity, investigations, and litigation, and we may not be fully compensated by our suppliers for any financial or other liability that we suffer as a result. As our business grows in size and complexity, these risks may increase.

We may also provide incremental releases of software updates and functional enhancements for our solutions, which increase the possibility of errors. The solutions we provide are designed to process complex environments and control complex components, all with high data loads and fast processing speeds. Any errors, data leaks, security breaches or incidents, disruptions in services, or other performance problems with our solutions caused by external or internal actors may hurt our reputation and damage our and our customers’ businesses. Such incidents may disrupt the proper functioning of our solutions, cause errors, result in loss or unavailability of, unauthorized access to, or disclosure of, proprietary, confidential or otherwise sensitive data of us or our customers, or other destructive outcomes. Moreover, errors in our hardware or software design or manufacture may cause product safety issues. Any of the foregoing issues may lead to product recalls, result in costly and time-consuming efforts to redesign and redistribute our products, give rise to regulatory inquiries and investigations, and result in reimbursement obligations, lawsuits and other liabilities and losses, any of which may adversely affect our business, financial condition and results of operations.

Any flaws or misuse of AV technology, whether actual or perceived, intended or inadvertent, by us or third parties, may adversely affect our business, financial condition and results of operations.

AV technology is in the early stages of development and will continue to evolve. Similar to many innovations, AV technology presents risks and challenges. Some of those risks and challenges include potential misuse by third parties which negatively impact public confidence, violate applicable laws and regulations, or undermine safety. Such misuse may affect customer perception, public opinion, and the views of policymakers and regulators and result in decreased adoption of autonomous technology. While we have adopted a series of measures to prevent misuse of our technologies, we cannot assure you that any of our existing and future measures will be sufficient, effective, or that our technologies will not be misused or applied in a way that is inconsistent with our intention or public expectations.

Furthermore, any inappropriate or abusive usage of AV technology, whether actual or perceived, intended or inadvertent, and whether by us or by third parties, or flaws or deficiencies in AV technology, actual or perceived, in our solution or those of our competitors, may impair the general acceptance of autonomous technology by society, attract negative publicity and adversely affect our reputation, violate applicable laws and regulations. Any such misuse could subject us to legal or administrative proceedings, pressures from stockholders and/or labor organizations, and other public interest groups or heightened scrutiny by regulators. Each of the foregoing events may adversely affect our business, financial condition, and results of operations.

Unauthorized control or manipulation of systems in autonomous vehicles may cause them to operate improperly or not at all, or compromise their safety and cybersecurity, which may result in loss of confidence in us and our solutions and adversely affect our business, financial condition, and results of operations.

There have been reports of vehicles being “hacked” to grant access to and operation of the vehicles to unauthorized persons. Kodiak Driver-powered autonomous vehicles contain complex information technology networks and systems and are designed with built-in data connectivity. We have implemented, and continue to implement, measures intended to prevent unauthorized access to the information technology networks and systems installed in such vehicles. However, hackers or unauthorized third parties may attempt to gain unauthorized access to modify, alter, or use such networks and systems to gain control of, or to change, such vehicles’ functionality and performance characteristics, or access our Operations Center or Assisted Autonomy systems, or access data stored in or generated by us or our solutions. As techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers, there can be no assurance that we will be able to anticipate, or implement adequate measures to protect against, these attacks. Any such incidents may result in unexpected control of or changes to the vehicles’ functionality and safe operation and may result in legal claims or proceedings against us and negative publicity, which may adversely affect our brand and reputation, business, financial condition and results of operations.

We have provided, and may in the future provide, certain progress and performance metrics, including the Autonomy Readiness Measure. These metrics are subject to inherent challenges in measurement; real or perceived inaccuracies in such metrics and metrics values that are below expectations could materially and adversely affect our business, prospects, financial condition and results of operations.

We have provided, and may in the future provide, a measure of our progress toward the long-haul launch of the Kodiak Driver (the “Autonomy Readiness Measure” or “ARM”). The ARM is the weighted function of completeness of our safety case, which is an internally-derived, claims-based approach that provides a generalized structured argument to addressing safety items implicated by developing and operating self-driving technology on public roads. There are inherent challenges in calculating the ARM, including the fact that management judgment is used, including when applying weighting to individual pieces of evidence that support the claims that we are making in our safety case based on, among other things, complexity, effort required to complete, scope of the Company’s commercial launch route, as well as when evaluating the percentage complete of a particular piece of evidence. If individual pieces of evidence supporting the claims of our safety case turn out to be more complex, more challenging to complete, insufficiently comprehensive or conclusive, or more time or capital intensive than we originally anticipated, adjustments will be required to be made to our calculations of the ARM. If our ARM is not an accurate representation of our progress toward long-haul launch, or investors perceive this measure not to be accurate, or we discover material inaccuracies in the safety case or our calculations of the ARM, our reputation may be significantly harmed, the timing of the long-haul launch of the Kodiak Driver could be delayed, and our stock price could decline, any of which could materially and adversely affect our business, prospects, financial condition and results of operations.

In addition, our internal systems and tools have a number of limitations, and our methodologies for tracking the ARM may change over time, which could result in unanticipated changes to the metrics or estimates that we publicly disclose. If the internal systems and tools we use to track these metrics are not an accurate indicator of our performance or contain other technical errors, the data we report may not be accurate. While these numbers are based on what we believe to be reasonable estimates of our metrics for the applicable period of measurement, there are inherent challenges in measuring our progress toward our long-haul launch.

Our brand and reputation may be harmed by negative publicity or safety and other concerns regarding the Kodiak Driver and our company. Failure to maintain, protect and enhance our brand may limit our ability to expand or retain our customer base, which may adversely affect our business, financial condition and results of operations.

We must maintain and enhance our brand identity and reputation and increase market awareness of the Kodiak Driver and our company. The successful promotion of our brand will depend on our efforts to achieve widespread acceptance of our technology and solutions, as well as attract and retain customers. We also need to maintain our current market leadership and successfully differentiate our technology and solutions from our competitors. These efforts require substantial expenditures and management attention. We anticipate that those expenditures will increase as our market becomes more competitive, and as we expand our operations. These investments in brand promotion and thought leadership may not yield increased revenue in amounts that offset the increased expenses we incur, or at all, and may require investment of substantial management time. Our brand value and reputation also depend on our ability to provide safe, secure and trustworthy solutions, address customer needs, and protect and use our customers’ and partners’ data in a manner that meets their expectations. Any safety or security incidents or the reporting or perception that they have occurred could result in legal claims or proceedings, regulatory inquiries, investigations and other proceedings, or negative publicity, any of which could harm our reputation or our brand. Damage to our reputation and loss of brand equity may reduce demand for our solutions, cause us to lose customers, and require additional resources to rebuild our reputation and restore the value of our brand, which may adversely affect our business, financial condition and results of operations.

From time to time, we may receive negative publicity, including negative comments on social media platforms or through traditional media about our company, our business, our directors and management, our brand, our technology and solutions, our workforce impacts, our suppliers, our customers or other business partners. This negative publicity may be the result of malicious harassment or unfair competition acts by third parties. We could become subject to government or regulatory investigation as a result of such third-party conduct. We might also be required to spend significant time and incur substantial costs to defend ourselves against such third-party conduct. We may be unable to refute the claims within a reasonable period of time, or at all. Any such negative publicity could negatively impact our brand and reputation, and may adversely affect our business, financial condition and results of operations.

We operate in a highly competitive market and some market participants have substantially greater resources. If we are unable to compete effectively, our business, financial condition and results of operations may be adversely affected.

The markets in which we operate are highly competitive and are characterized by rapid technological change. Our future success will depend on our ability to scale our commercial operations and adoption of our solutions in a timely manner to stay ahead of existing and new competitors. Several companies, including Aurora Innovation, Nuro, Tesla, Waabi, Waymo, and Zoox, are investing heavily in building AV technology. These companies compete with us directly and indirectly by offering AV technology for the same or similar use cases.

If our competitors, including those mentioned above, develop superior technology, or are perceived to have better technology, they may capture market opportunities and establish relationships with customers and partners that might otherwise have been available to us. Further, certain of our competitors have greater financial, marketing, R&D, and other resources than we do, and in certain circumstances are supported by large multinational corporations. In the event that one or more of these competitors broadly commercializes their technology before or more successfully than we do, our business, financial condition and results of operations may be adversely affected.

We may experience difficulties in managing our growth and expanding our operations.

We expect to experience significant growth in the scope and nature of our operations and commercial deployments. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs, and business processes. We are currently in the process of strengthening our compliance programs, including in relation to cybersecurity, privacy and anti-corruption. We may also need to reduce our reliance on manual operations in the areas of billing and reporting and make certain other improvements to support our complex arrangements and the rules governing revenue and expense recognition for our future operations. We may not be able to implement improvements in an efficient or timely manner. We may also discover deficiencies in existing controls, programs, systems and procedures, which may have an adverse effect on our business, financial condition and results of operations as well as the accuracy of our reporting.

Our success is contingent on our ability to successfully execute our DaaS business model, including by maintaining, managing, executing, retaining, and expanding our existing customer relationships and obtaining new customers.

Our DaaS business model, which we launched in December 2024 in connection with our partnership with Atlas, and our AV technology is integrated into customer vehicles. Any failure to successfully maintain, manage, execute, retain, and expand these existing customer relationships and obtain new customers operating under our DaaS model may adversely affect our business, financial condition, and results of operations.

In addition, customers may be less likely to adopt our solution if they are not convinced that our business will succeed or that our operations and technology will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among partners, customers, suppliers, and other parties in our solution, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control. Such factors include our limited operating history, lack of customer familiarity with our technology, any delays in scaling deployments, delivery and service operations to meet demand, competition and uncertainty regarding the future of AVs compared with market expectations.

For our DaaS business model to be successful, we will need to enter into additional long-term contracts and commercial arrangements on acceptable terms with new and existing customers. In the event we are not able to enter into such contracts, we may not be able to implement our DaaS business model in the timeframe anticipated, or at all. This could have an adverse effect on our business, financial condition, and results of operations.

Our inability to plan and manage our costs may adversely affect our business, financial condition, and results of operations.

As we grow, we expect our expenses to increase. In order to become a profitable business, we must continuously push initiatives to optimize supporting cost components such as autonomous and truck systems maintenance, cloud storage, telecommunications and satellite data feeds, facilities, operations and personnel costs. In addition, we must manage hardware costs by engineering cost-effective designs for our platform components, achieve adequate scale, manage tariffs, and finalize hardware specifications while enabling continued software improvements. Planning for and managing costs will require significant coordination with our suppliers, partners, and customers. We may not adequately plan for or achieve adequate cost management as expected or at all, which may adversely affect our business, financial condition and results of operations.

Recent and further changes in the tariff and trade policies of the United States or of other countries could increase manufacturing costs, decrease demand for our solution, disrupt supply chains, or otherwise adversely affect our business and financial condition.

There is currently significant uncertainty about the future relationship between the United States and its trading partners with respect to trade policies, tariffs, and similar policies affecting cross-border operations. The

U.S. government has made and continues to make significant additional changes in U.S. trade policy, specifically tariffs, and may continue to take future actions that could negatively impact our business, including escalating tariffs on the import of goods from most U.S. trading partners. For example, since February 2025, the United States has imposed additional 10-35% fentanyl-related tariffs on certain goods from China, Canada, and Mexico with exceptions for items qualifying for duty-free treatment under the U.S.-Mexico-Canada Agreement (“USMCA”), and additional reciprocal tariffs on China (currently 10%). The U.S. government has also implemented Section 232 tariffs on various items based on a finding that certain imports threaten to impair U.S. national security, including but not limited to certain articles of steel and aluminum (currently 50%); passenger vehicles, trucks, and automotive components (currently 25%); and articles of copper (currently 50%). In addition, the U.S. Department of Commerce has initiated Section 232 investigations into additional products, including semiconductors and related manufacturing equipment, processed critical minerals, and derivative products; when these investigations are complete, the U.S. government may decide to levy additional tariffs on such products. The U.S. government has also imposed, increased, or maintained Section 301 tariffs of 7.5%-100% on certain commodities from certain U.S. trading partners, most prominently China and Brazil. Since April 2025, the U.S. government has also imposed additional reciprocal tariffs of between 10%-125% on imports from most U.S. trading partners, with certain products exempt from these reciprocal tariff measures, including but not limited to items subject to Section 232 tariffs and certain semiconductors, computers, and other products derivative of critical minerals. However, the scope of these tariffs and exclusions is subject to change. The recent changes in tariff and trade policy underscore the uncertainty regarding the future relationships between the United States and its trading partners.

In response to these and other U.S. trade measures, China, Canada, and other affected countries have taken retaliatory actions to respond. Such actions include the imposition of retaliatory tariffs on imports of products of

U.S. origin, the imposition of export controls on a wide array of products (including rare earth metals and other critical minerals), as well as other actions. The adoption of retaliatory actions by China prompted the United States to further increase its tariff measures, and continued escalation of tariffs and trade measures could result in the outbreak of a trade war. The trade and tariff policies of the United States and other countries are currently fluid and subject to further changes.

These and future changes to trade policy and tariffs could negatively impact our business. While we plan to obtain components from multiple sources whenever available and desirable, some of the components used in our hardware and technology are currently purchased from a single or limited number of suppliers. These single or limited source suppliers are located in China, the European Union and Mexico. Thus, while we will make efforts to mitigate the impacts of escalated tariffs on our supply chain, we may be unsuccessful in fully mitigating these effects, or unable to do so at reasonable cost. Recent increases in the tariffs imposed by the United States or other countries may: (i) have an uncertain effect on the manufacture of our products, including affecting the availability of our products, or of materials used in our products; (ii) affect the prices at which our products, or materials used in our products, may be obtained; (iii) result in customers delaying orders pending additional certainty in the tariff landscape; and (iv) may have other effects. Should the trade relationships between the

United States and its trading partners remain strained or worsen, our business, liquidity, financial condition, and results of operations may therefore be materially and adversely affected.

We depend on the experience and expertise of our senior management team, engineers, and certain other key employees. The loss of any executive officer or key employee, or the inability to identify, recruit and retain qualified employees in a timely manner, may adversely affect our business, financial condition and results of operations.

Our success depends largely upon the continued services of our executive officers, engineers, and certain other key employees. We rely on our executive officers, engineers, and key employees in the areas of business strategy, research and development, marketing, communications, sales, services, and general and administrative functions. We compete for talent with other companies, including companies that are larger and have greater resources than we do. Competition for talent in the AV and AI industries, especially in the San Francisco Bay Area, is intense and often leads to increased compensation and other personnel costs. In addition, our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees. Our continued ability to compete effectively depends on our ability to attract substantial numbers of qualified new employees and to retain and motivate our existing employees. Also, to the extent we hire employees from competitors or other companies, we may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information of their former employers. Any material departures of our executive management team, engineers, or key employees, may individually or in the aggregate, adversely affect our business, financial condition, and results of operations.

Furthermore, changes to our board of directors and senior management, and unfavorable publicity regarding succession planning may adversely affect our ability to attract and retain qualified personnel. We do not maintain meaningful key-person insurance for any member of our senior management team or any other key employee. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period. Accordingly, our executive officers and other key personnel may terminate their employment with us at any time. The loss of one or more of our executive officers, engineers, or key employees may adversely affect our business, financial condition, and results of operations.

We rely on our third-party suppliers, OEMs, upfitters, services providers and partners, some of which are single or limited-source suppliers or providers of certain key components for, and services used in connection with, the Kodiak Driver, and are thus susceptible to supply shortages, long lead times for components, supply changes, and limitations or constraints on service provider support availability or capacity.

We rely on third-party suppliers, OEMs, upfitters, service providers and partners to design, develop, industrialize, manufacture, and supply components for the Kodiak Driver. While we plan to obtain components from multiple sources whenever available and desirable, some of the components used in our hardware and technology are currently purchased from a single or limited number of suppliers. Further, our agreement with Bosch provides for certain exclusivity rights should components reach certain quality, pricing, volume and other levels. We refer to these suppliers as our single or limited source suppliers. Some of the components we obtain from single or limited source suppliers are manufactured in China, and the pricing of these components has been and may continue to be significantly affected by tariffs.

Components from single or limited source suppliers are susceptible to supply shortages, long lead times, and changes in trade policies and other supply changes, any of which may disrupt our supply chain and may delay the scaling of our commercial operations. If we change suppliers for any components, significant delays may occur, including initial delays for software and hardware integration, engineering, and validation. Changing suppliers may also create a delay or shortage in supply and changes to manufacturing processes. These delays may adversely affect our business, financial condition, results of operations and delay the scaling of our product.

We currently rely on partners, such as Roush, for vehicle integration, or upfitting, of the Kodiak Driver and for remote monitoring and remote assistance services. Collaboration with third parties to provide these services is subject to risks that are outside of our control. As we scale our operations, we expect to increase our reliance on these third parties.

We have in the past, and may in the future, experience delays in development and production when and if our suppliers do not meet agreed upon timelines or experience capacity constraints. There is also a risk of potential disputes with suppliers, OEMs, and partners which may stop or slow our ability to integrate the Kodiak Driver in customer fleets. If OEMs, suppliers or other partners determine that they will not support AV deployments or limit how AV technology can be deployed, including operational design domain expansion, using their components, or if we are unable to work collaboratively with such partners to integrate the Kodiak Driver with commonly used commercial trucks, our business, financial condition and results of operations may be adversely affected. In addition, we cannot guarantee that our suppliers, OEMs, or upfitting partners will not deviate from agreed-upon quality standards, which could result in delays or, if undetected by us, quality issues that may adversely affect our brand and reputation, business, prospects and results of operations.

We may be unable to enter into agreements with suppliers, OEMs, or upfitting partners on terms and conditions acceptable to us. As a result, we may need to contract with other third parties or significantly add to our own production capacity. While we believe that we could establish alternate supply or service partner relationships, we may be unable to do so in the short term, or at all, at prices or quality levels and/or on terms that are favorable to us. Accordingly, we may experience significant delays while re-engineering our system to accept replacement parts. We may not be able to engage other third parties or establish or expand our own production capacity to meet our needs on acceptable terms, or at all. The expense and time required to adequately complete any transition may be greater than anticipated. Any of the foregoing may adversely affect our business, financial condition, and results of operations.

We are subject to cybersecurity risks related to our operational systems, security systems, infrastructure, integrated software and partners’ and customers’ data processed by us or third-party vendors. Any material failure, security breach or other cyber incidents may prevent us from effectively operating our business, and could result in investigations, litigation, or penalties, any of which may adversely affect our business, financial condition, and results of operations.

We are at risk for breaches or other cyber incidents of operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us, our customers, or our third-party vendors or suppliers; in-product technology owned by us or our third-party vendors or suppliers; our integrated software or artificial intelligence; and partner, customer, or driver data that we process or our third-party vendors or suppliers process on our behalf. Any such cyber incident may materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of partners, customers, employees, suppliers, drivers or others; jeopardize the security of our facilities; or affect the performance of the Kodiak Driver. A cyber incident may be caused by disasters, insiders, through inadvertence or with malicious intent, or malicious third parties using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although we maintain and continue to develop measures designed to protect us against security breaches and other cyber incidents, such measures require frequent updates and improvements. We cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of systems and measures designed to prevent cyber incidents requires significant management time, support and cost.

Moreover, there are inherent risks associated with developing, improving, expanding and updating current measures, including the disruption of our data management, procurement, production, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data, procure parts or supplies or produce, sell, deliver and service our solutions, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the measures upon which we rely, including those of our customers, third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results may be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property may be compromised or misappropriated, or data (including personal information) could be exfiltrated or improperly used. Any material failure, security breach or other cyber incident may prevent us from effectively operating our business, cause us to lose competitive advantages, and subject us to investigations, litigation, or penalties, any of which may adversely affect our business, financial condition, and results of operations. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions. In addition, our cyber insurance coverage may not be sufficient to cover all the losses we may experience as a result of a cyber incident.

Interruptions, outages, or failures of information technology and communications infrastructure and systems that we rely upon may adversely affect our business, financial condition, and results of operations.

We currently rely on a variety of information technology and communications infrastructure and related systems, including cloud computing, cloud storage and telecom and satellite data feeds. For example, we use Amazon Web Services (“AWS”), which had a material outage in October 2025, to host portions of our technology and support our technology development. The availability and effectiveness of our services depend on the continued operation of AWS, and other third-party information technology and communications systems. Our systems, and those of our third-party service providers, including AWS, are vulnerable to damage, interruption, or any other compromise as the result of, among others, physical theft, fire, terrorist attacks, natural disasters such as earthquakes, floods, power losses or shortages, war, telecommunications and satellite communication failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm our systems. We use reputable third-party service providers or vendors to process a significant portion of our data. However, these providers are also vulnerable to harms similar to those that may damage our systems, including sabotage and cyberattacks, which may cause potential disruptions to our business, or unauthorized access to or use of our data, including personal information. Because our technology requires significant processing power, it may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand the use of the Kodiak Driver. Some of our systems may not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems with our communications, infrastructure, third-party cloud hosting providers or similar systems may result in lengthy interruptions to our business, adversely affecting our business, financial condition and results of operations.

Risks Related to the Government Contracts

A significant portion of our historical revenue has come from our contracts with the DoW, and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the U.S. government may adversely affect our business, financial condition, and results of operations.

We have historically derived a significant portion of our revenue from contracts with U.S. government agencies, in particular contracts with the U.S. Army for the automation of ground vehicles. Sales to such government agencies are subject to a number of challenges and risks. Selling to government agencies can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. We also must comply with laws and regulations relating to the formation, administration, and performance of contracts, and contract clauses including those arising from law, regulations and executive orders, all of which impose obligations and provide U.S. government customers rights, many of which are not typically found in commercial contracts.

Accordingly, our business, financial condition and results of operations may be adversely affected by certain events or activities, including:

•	changes in fiscal or contracting policies or decreases in available government funding, particularly in the event of a federal government shutdown;

•	changes in government programs, funding priorities, and requirements;

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changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding;

•	changes in government administration and national and international priorities, including developments in the geopolitical environment;

•	changes in the government’s attitude towards the capabilities that we offer, especially in the areas of national defense;

•	changes in the government’s attitude towards us as a company or our solutions as viable or acceptable autonomy solutions;

•	appeals, disputes, or litigation relating to government procurement, including bid protests by unsuccessful bidders on potential or actual awards of contracts to us by the government;

•	the adoption of new laws or regulations or changes to existing laws or regulations;

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budgetary constraints, including automatic reductions as a result of “sequestration” or similar measures and constraints imposed by any lapses in appropriations for the federal government or certain of its departments and agencies;

•	influence by, or competition from, third parties with respect to pending, new, or existing contracts with government customers;

•

potential delays or changes in the government appropriations or procurement processes, including as a result of events such as war, incidents of terrorism, natural disasters, and public health concerns or epidemics;

•	increased or unexpected costs or unanticipated delays caused by other factors outside of our control, such as supply chain constraints; and

•

government exercises of contractual rights, including the right to terminate contracts when in the government’s interest; exercise contract options; the right to reduce orders under or otherwise modify contracts; cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable; and prohibit future procurement awards with a particular agency due to a finding of organizational conflicts of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors, or the existence of conflicting roles that might bias a contractor’s judgment.

Any such event, activity, or action, among others, may cause governmental agencies to delay or refrain from purchasing our solutions in the future, reduce the size or payment amounts of purchases from existing or new government customers, or otherwise adversely affect our business, financial condition, and results of operations.

In addition, we may be required to compete for contracts in a competitive bidding process. We may compete directly with other suppliers or align with a prime or subcontractor competing for a contract. We may not be awarded the contract if the pricing or product offering is not competitive, either at our level or the prime or subcontractor level. In addition, in the event we are awarded a contract, we are subject to protests by losing bidders of contract awards that can result in the reopening of the bidding process, re-evaluation and new award of the contract to another bidder. In addition, we may be subject to multiple rebid requirements over the life of a program in order to continue to participate in such program, which can result in the loss of the program or significantly reduce our revenue or margin from the program. Further, the U.S. government or a government contractor customer could require us to relinquish data rights to a product in connection with performing work on a government contract, which could lead to a loss of valuable technology and intellectual property in order to participate in a government program.

Significant costs may be incurred to ensure compliance with requirements unique to government contracts. Uncertainty exists with regard to proposed and future changes to government contract regulatory requirements, and such changes could subject our company to increased risks and costs. We may be subject to the Federal Acquisition Regulation (“FAR”) and agency supplemental acquisition regulations including the Defense Federal Acquisition Regulation Supplement (“DFARS”) as well as other contractual terms that subject us to federal cybersecurity requirements. U.S. government customers contractually require us to notify them of security breaches or other cyber incidents. If an actual or perceived breach of security measures, unauthorized access to our system or the systems of the third-party vendors that we rely upon, or any other cybersecurity threat occurs, we may face direct or indirect liability, costs, damages or contract termination. In addition, our reputation in the industry and with current and potential customers may be compromised, our ability to attract new customers could be negatively affected, and our business, financial condition, and results of operations could be materially and adversely affected. Amendments to DoW cybersecurity requirements, such as through amendments to the FAR or DFARS, may increase our costs or delay the award of contracts if we are unable to certify that we satisfy such cybersecurity requirements.

Certain of our customer contracts may be terminated by the customer at any time for convenience and/or may contain other provisions permitting the customer to discontinue contract performance, and if terminated contracts are not replaced, our results of operations may differ materially and adversely from those anticipated. In addition, our contracts with government customers often contain provisions with additional rights and remedies favorable to such customers that are not typically found in commercial contracts.

All or substantially all of our contracts, including our government contracts, contain termination for convenience provisions. Customers that terminate such contracts may also be entitled to a pro rata refund of the amount of the customer deposit for the period of time remaining in the contract term after the applicable termination notice period expires. Government contracts often contain provisions and are subject to laws and regulations that provide government customers with additional rights and remedies not typically found in commercial contracts. These rights and remedies allow government customers, among other things, to:

•	terminate existing contracts for convenience with short notice;

•	reduce orders under or otherwise modify contracts;

•

for some contracts, (i) demand a refund, make a forward price adjustment, or terminate a contract for default if a contractor provided inaccurate or incomplete data during the contract negotiation process and (ii) reduce the contract price under triggering circumstances, including the revision of price lists or other documents upon which the contract award was predicated;

•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	decline to exercise an option to renew a multi-year contract or issue task orders in connection with indefinite delivery/indefinite quantity contracts;

•

claim rights in solutions, systems, or technology produced by us, appropriate such work-product for their continued use without continuing to contract for our services, and disclose such work-product to third parties, including other government agencies and our competitors, which could harm our competitive position;

•

prohibit future procurement awards with a particular agency due to a finding of organizational conflicts of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors, or the existence of conflicting roles that might bias a contractor’s judgment;

•

subject the award of contracts to protest by competitors, which may require the contracting federal agency or department to suspend our performance pending the outcome of the protest and may also result in a requirement to resubmit offers for the contract or in the termination, reduction, or modification of the awarded contract;

•	suspend us from doing business with the applicable government; and

•	control or prohibit the export of our services.

If a customer were to unexpectedly terminate, cancel, or decline to exercise an option to renew with respect to one or more of our significant contracts, or if a government were to suspend or debar us from doing business with such government, our business, financial condition, and results of operations would be materially harmed.

Failure to comply with laws, regulations, or contractual provisions applicable to our business could cause us to lose U.S. government customers or our ability to contract with the United States and other governments.

As a government contractor, we must comply with laws, regulations, and contractual provisions relating to the formation, administration, and performance of government contracts and inclusion on government contract vehicles, which affect how we and our partners do business with government agencies. As a result of actual or perceived noncompliance with government contracting laws, regulations, or contractual provisions, we may be subject to audits and internal investigations. This may prove costly to our business financially, divert management time, tarnish our brand among customers and potential customers, affect our ability to hire, attract and maintain qualified employees, or limit our ability to continue selling our platforms and services to our government customers. These laws and regulations may impose other added costs on our business. Failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could subject us to investigations, administrative proceedings, sanctions, enforcement actions, disgorgement of profits, claims for damages, civil and criminal penalties, termination of contracts and suspension or debarment from government contracting for a period of time with government agencies. Any negative outcome from such inquiries or investigations or failure to prevail in any possible civil or criminal litigation, damages, penalties, disruption, or limitation in our ability to do business with a government could adversely affect our business, financial condition and results of operations.

Risks Related to Our Intellectual Property Rights

We may not be able to adequately establish, maintain, protect, and enforce our technology and intellectual property rights or prevent others from unauthorized use of our technology and intellectual property rights, which may adversely affect our business, financial condition, and results of operations. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our intellectual property rights may be costly and time-consuming, or less effective than anticipated.

Our technology and intellectual property rights are a valuable asset of our business. Our success depends in part on our ability to protect our core technology and intellectual property rights. Failure to adequately protect our technology or intellectual property rights may result in the loss of our ability to maintain a competitive advantage. Even if we are able to protect our technology and intellectual property rights, our competitors may be able to offer similar products and services without infringing our rights. We rely on a combination of patents, trademarks, copyrights and trade secrets, in addition to employee and third-party nondisclosure agreements, intellectual property assignment agreements, intellectual property licenses, and other contractual rights, to establish, maintain, protect and enforce our rights in our technology and intellectual property rights, including trade secrets and other confidential information. Intellectual property laws and our procedures and restrictions provide only limited protection. Any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. If we fail to protect our intellectual property rights adequately, we may lose an important advantage in the markets in which we compete. While we take measures to protect our technology and intellectual property rights, such efforts may be insufficient or ineffective, and any of our intellectual property rights may be challenged, which may result in them being narrowed in scope or declared invalid or unenforceable. Other parties may also independently develop technologies that are substantially similar or superior to ours, and we may not be able to prohibit uses of such technologies. We may also be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership or other rights in technology or intellectual property rights we regard as our own. The measures we take to protect our technology and intellectual property rights from unauthorized use by others may not be effective and there can be no assurance that our intellectual property rights or enforcement efforts will be sufficient to protect against others offering products, services or technologies that are substantially similar or superior to ours or that compete with our business.

To the extent that our employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. While we seek to protect our rights in such know-how and inventions, the measures we take may not be sufficient. Costly and time-consuming litigation may be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our know-how and inventions may adversely affect our business, financial condition and results of operations.

New regulations related to AI tools and the effects of such tools on the protectability of intellectual property are still being developed. Regulations may limit whether AI may generate or create enforceable intellectual property rights when AI tools are used. The use of AI tools by competitors may make identification of infringement of our intellectual property more difficult to detect.

We may in the future be involved in litigation to enforce our intellectual property rights and to protect our trade secrets. Our efforts to enforce our intellectual property rights or trade secrets may be met with defenses, counterclaims and countersuits, including challenges on the validity and enforceability of our intellectual property. Any litigation initiated by us concerning the violation by third parties of our intellectual property rights is likely to be expensive and time-consuming and is likely to be distracting to management. Any such litigation could lead to the invalidation of, or render unenforceable, our intellectual property rights, or may otherwise have negative consequences for us. Further, detecting unauthorized use of our technology or intellectual property rights may be difficult, expensive, and time consuming, and we may not be able to identify and seek to prevent such uses. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, may delay the introduction and implementation of new technologies. This could result in us being required to substitute inferior or more costly technologies into the Kodiak Driver, or injure our reputation and the goodwill associated with our brand and business operations. Moreover, in certain foreign countries where the intellectual property laws may not be as protective as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak, we may be unable to stop others from infringing or misappropriating our intellectual property rights. If we fail to meaningfully establish, maintain, protect and enforce our intellectual property and proprietary rights, our business, financial condition and results of operations may be adversely affected.

We believe that our patents are fundamental to our solutions in the area of AV technology. Unauthorized parties may attempt to copy or reverse engineer our technology or certain aspects of our solutions that we consider proprietary. AI tools may make it easier for unauthorized parties to create copies of or reverse engineer our technologies. Litigation may be necessary in the future to enforce or defend our patents, to prevent unauthorized parties from copying or reverse engineering our solutions, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States. Initiation of any action related to patents may have multi-faceted responses, including defenses and counterclaims in the initiated action, invalidity actions in other governmental agencies, and other actions in other jurisdictions, possibly internationally. Such defenses could result in the invalidation or narrowing of our patent rights.

Whether initiated by us or a third party, any such litigation may result in substantial costs and diversion of management resources and attention. Additionally, it may force us to acquire intellectual property rights or licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms, or at all. This may adversely affect our business, financial condition, and results of operations. Even if we obtain favorable outcomes in litigation, we may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering our solutions.

We rely on licenses from third parties for technology and intellectual property rights that are critical to our business, and we may lose the rights to use such technology or intellectual property rights if those agreements are terminated or not renewed.

We rely on licenses from certain of our partners and other third parties for technology and intellectual property rights that are or may become critical to our business. Termination of our current or future license agreements may cause us to have to negotiate new or restated agreements with less favorable terms or cause us to lose our rights under the original agreements. In such event, we could also incur delays and costs associated with the procurement of licenses for substitute technology or intellectual property rights, which may not be of the same quality or effectiveness as those provided under the prior license.

In the case of a loss of intellectual property rights used in the Kodiak Driver or our other proprietary systems, we may not be able to continue to integrate certain components into our solution or for our operations. We could also experience disruption to our manufacturing and procurement processes as we test and requalify any potential replacement technology. Even if we retain the licenses, the licenses may not be exclusive with respect to such component design or technologies, which may aid our competitors and adversely affect our business, financial condition, and results of operations.

We may be subject to intellectual property infringement claims, which, whether meritless or not, may be expensive and time-consuming to defend, distract management, require us to pay significant damages and limit our ability to use certain technologies, any of which may adversely affect our business, financial condition and results of operations.

The industry in which our business operates is characterized by a large number of patents, some of which may be of questionable scope, validity or enforceability, and some of which may appear to overlap with other issued patents. As a result, there is a significant amount of uncertainty in the industry regarding patent protection and infringement. In recent years, there has been a significant volume of litigation globally, including in the AV industry involving patents and other intellectual property rights, including suits initiated by non-practicing entities, such as patent holding companies. Third parties have asserted, and may in the future assert, that we have infringed, misappropriated or otherwise violated their intellectual property rights. We may not be able to obtain a license on commercially reasonable terms, or at all. As we face increasing competition and as a public company, the possibility of third parties asserting claims against us relating to intellectual property rights grows. Such claims and litigation may involve one or more of our competitors seeking to use their patents and other intellectual property rights to obtain a competitive advantage. Such claims could also be initiated by patent holding companies or other adverse intellectual property rights holders who have no relevant product and service revenue. Patents, patent applications and other intellectual property rights may provide little or no deterrence to these rights holders in bringing intellectual property rights claims against us. Patent holding companies may also be advantaged in a lawsuit by limited costs, at least in part because they do not provide products or services. There may be intellectual property rights held by others, including issued or pending patents, that cover significant aspects of our technologies or business methods. We cannot assure you that we are not infringing or violating or have not infringed or violated any third-party intellectual property rights or that we will not be held to have done so or be accused of doing so in the future. Our use of AI tools in the development of our product may introduce infringement risks that may be harder for us to detect. In addition, because patent applications can take many years to issue and are not initially published for the public to view, there may be applications now pending of which we are unaware, which may later result in issued patents that technology may infringe. Given the highly competitive nature of the space in which we operate, we expect that in the future we may receive notices that claim we or our collaborators have misappropriated or misused other parties’ intellectual property rights, particularly as the number of competitors in our market grows.

Regardless of the merits, defending ourselves against any intellectual property claims brought by third parties may be time-consuming and could result in substantial costs and a diversion of our resources. These claims and any resulting lawsuits, if resolved adversely to us, may subject us to significant liability for damages, impose temporary or permanent injunctions against our solution, technologies or business operations, or invalidate or render unenforceable our intellectual property rights. We may not be able to obtain necessary licenses on commercially reasonable terms, or at all.

If our technology is determined to infringe a valid and enforceable patent, or if we wish to avoid potential intellectual property litigation on any alleged infringement, misappropriation or other violation of third party intellectual property rights, we may be required to do one or more of the following: (i) cease development, sales, provision or use of our solutions that incorporate, use, implement, or rely on the asserted intellectual property right; (ii) obtain a license from the owner of the asserted intellectual property right, which may be unavailable on commercially reasonable terms, or at all, or which may be non-exclusive, in which case our competitors and other third parties may obtain access to the same technologies licensed to us; (iii) pay substantial royalties or other damages; or (iv) redesign our technology or one or more aspects or systems of the Kodiak Driver to avoid any infringement or allegations thereof. These options may not always be commercially feasible. Additionally, in our ordinary course of business, we agree to indemnify our customers, partners and other commercial counterparties for claims of infringement of intellectual property rights arising out of their use of our technology, so we may face liability to our business partners or third parties for indemnification, the costs of defending the claim, or other remedies in the event that a claim subject to our indemnification obligation is made against them.

We license third-party technology or intellectual property rights. Consequently, we could face claims that our use of such in-licensed technology or exercise of such intellectual property rights infringes, misappropriates or otherwise violates the intellectual property rights of others. In such cases, we may be permitted to seek indemnification from our licensors under our agreement with the licensor. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses.

We also may not be successful in attempts to redesign our technology to avoid any alleged infringement. A successful claim of infringement against us, or our failure or inability to develop and implement non-infringing technology or receive a license for the infringed intellectual property rights on acceptable terms and on a timely basis, could adversely affect our business and results of operations. Furthermore, such lawsuits, regardless of their merit or success, would likely be time-consuming and expensive to resolve and might divert management’s time and attention from our business, which may adversely affect our business, financial condition and results of operations. Also, such lawsuits, regardless of their merit or success, may harm our reputation with customers and in the industry at large.

Our applications for patents or other intellectual property rights registration may not issue or be registered, which may adversely affect our ability to prevent others from commercially exploiting products and technologies similar to ours.

Registration of intellectual property rights can be an expensive and time-consuming process. This may involve both research as to the pre-existing rights of other parties and engagement with complex government procedures and documentation. It is possible that examiners, registrars, and other government authorities who oversee applications for registration of intellectual property rights would contest the validity or registrability of our intellectual property rights. Overcoming such registration challenges could require significant effort and expense. Regulations and procedures related to the examination of patent applications related to AI technologies continue to evolve. Existing or future pending patent applications may not be drafted in a manner sufficient to meet future requirements of examination. If we are not able to timely obtain registrations for our intellectual property rights, this will negatively affect our ability to enforce the same against infringers, which may in turn create risks for our business as said infringers continue to operate.

We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application that covers the same subject matter as the application we have submitted, we may not be entitled to the protection sought by the patent application. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents. Any unanticipated issues in the scope of the patent protection we seek may adversely affect our business, financial condition and results of operations. Further, changes to patent law, or the inability to enforce our patents in certain jurisdictions, may limit the scope of our patents, limit the enforceability or validity of our patents, or be limited by subject matter eligibility, in part or fully.

Parties in various jurisdictions and/or overlapping markets may be currently using brands, logos, or trademarks that are the same as or confusingly similar to those that we currently use or intend to use. While we will endeavor to avoid the use of any brand or trademark which would cause consumer confusion, it is possible that the use of our brands or trademarks could create consumer confusion in certain markets or jurisdictions. In such an event, we may be required to modify or discontinue the use of our existing brands or trademarks in part or in whole. Any efforts to redesign or replace existing branding may be costly, disrupt customer recognition or public perception, require substantial marketing investments to rebuild brand awareness, or otherwise result in delays or disruption to the effective marketing of our solution. Any of these may adversely affect our business, financial condition, and results of operations.

Our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated, or their scope limited. As a result, we may not be able to prevent others from developing or exploiting competing technologies, which may adversely affect our business, prospects, financial condition and results of operations.

We cannot be certain that we will be granted patents pursuant to our pending applications. Even if our patent applications succeed and we are issued patents in accordance with them, these patents may still be contested, circumvented or invalidated in the future. Future innovations by others may provide opportunities to design around our granted patents. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others may also bar us and our customers and licensees from exploiting any patents that issue from our pending applications or may otherwise limit the scope of any issued patent claims. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and may result in our patent applications not being issued or being subject to significant limitations in their scope. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

Certain of our innovations are embodied in proprietary information that may not be patentable or subject to copyrights, trademark, trade dress or service mark protection.

Certain of our innovations are embodied in proprietary information, such as trade secrets, know-how and confidential information, such that those innovations may not be patentable or subject to copyright, trademark, trade dress, service mark protection or other registrable intellectual property, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into third-party confidentiality agreements and consulting services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors and other third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Trade secrets or confidential information may also be willfully or unintentionally disclosed, including by employees, who may leave our company and join our competitors.

Notwithstanding contractual protections, we have limited control over the protection of our trade secrets held or used by our customers, OEMs, upfitters, suppliers and partners, and may lose future trade secret protection if any unauthorized disclosure of such information occurs. If any of our trade secrets were to be lawfully obtained by a competitor or other third party from our customers, OEMs, upfitters, suppliers and partners, we may have no right to prevent them from using that trade secret to compete with us. If any of our trade secrets were to be disclosed, whether lawfully or otherwise, to a competitor or other third party, our business, financial condition and results of operations may be adversely affected.

While we maintain policies to prevent trade secrets or confidential information from being disclosed in an inappropriate manner to third-party controlled large language models or other artificial intelligence, breaches of these policies, or unauthorized disclosures by third parties, may result in disclosure of information to third parties and could result in loss of our trade secrets or disclosure of our trade secrets or confidential information to our competitors. In addition, our proprietary information may be independently developed by our competitors or other third parties, and we would have no basis to stop such uses. Any failure to protect our trade secrets or other proprietary information may adversely affect our business, financial condition, and results of operations. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property or any proprietary information that we hold. There is a risk that third parties may obtain and improperly utilize or disclose our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.

We may be subject to claims that we or our employees have wrongfully used or disclosed trade secrets or other proprietary information of our employees’ former employers, which, whether or not meritless, could be distracting to management, expensive and time-consuming to defend, and result in significant liability and harm our reputation, any of which may adversely affect our business, financial condition, and results of operations.

Our industry is highly competitive, specifically with respect to management, engineers and other key employees, and claims of trade secret misappropriation have been made in the past between competitors. We may be subject to claims that we or our employees have inadvertently, purposefully, or otherwise used or disclosed trade secrets or other proprietary information of an employee’s former employer. While we use reasonable efforts to advise against, and require our employees not to use any trade secrets or proprietary information from their former employers in the development of our technology and intellectual property, we cannot guarantee that our processes or requirements will be effective. Litigation may be necessary to defend against these claims, whether or not they have merit. Even if we are successful in defending against these claims, litigation may result in substantial costs and demands on management resources. If we fail in defending such claims, in addition to paying significant monetary damages, we may also lose the ability to utilize valuable intellectual property rights or retain key personnel. A loss of key personnel or their work product, or the ability to use proprietary information we regarded as our own, may hamper or prevent our ability to scale our commercial operations, which may adversely affect our business, financial condition and results of operations. In addition, if we are required to re-design or re-engineer our technology as a result of any such litigation, whether or not such litigation has merit, our business, financial condition, and results of operations may be adversely affected.

Our software contains third-party open-source software components, which may expose us to information security vulnerabilities, result in failures, errors, and defects, and may not be supported now or in the future. Our failure to comply with the terms of the underlying open-source software licenses may restrict our ability to sell our products, give rise to claims for infringement or breach of contract, or require us to disclose and license certain of our proprietary source code.

Our software contains components that are licensed under so-called “open-source,” “free” or other similar licenses. Use and distribution of open-source software may entail greater risks than use of third-party commercial software, as open-source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. Accordingly, we cannot assure that the authors of such open-source software will implement or push updates to address security risks or will not abandon further development and maintenance. In addition, the public availability of such software may make it easier for others to compromise, copy or reverse-engineer our technology. Many of the risks associated with the use of open-source software cannot be eliminated. If not properly addressed, these risks could negatively affect our business, our intellectual property and the security of our systems, products and services. To the extent that our systems depend upon the successful operation of the open-source software it uses, any undetected errors or defects in such open-source software may prevent the deployment or impair the functionality or security of our systems or applications, delay the introduction of new solutions, result in a failure of our systems, products or services, and injure our reputation. For example, undetected errors or defects in open-source software may render it vulnerable to breaches or cyberattacks and make our systems more vulnerable to security breaches and other cyber incidents.

Open-source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. Open-source license terms are often ambiguous, sporadically and unpredictably enforced, and there is little legal precedent governing their interpretation. Certain open-source licenses may give rise to obligations to disclose or license our source code or other intellectual property rights if such open-source software is integrated with our proprietary software or distributed in certain ways. We currently combine our proprietary software with open-source software, but not in a manner that we believe requires the release of the source code of our material proprietary software to the public. If we combine or distribute our proprietary software with open-source software in a manner that is determined to require disclosure of our proprietary software under the terms of an open-source license, we may decide to release the source code to our proprietary software as open-source software or cease using the relevant open-source software which might be costly or otherwise difficult to replace. In addition, if the license terms for newer versions of the open-source software that we use change, we may be forced to re-design or re-engineer our software, incur additional costs or discontinue the use of certain offerings if re-designing or re-engineering may not be accomplished in a timely manner. Although we monitor our use of open-source software to avoid subjecting material proprietary software to unintended conditions, there is a risk that these licenses may be construed in a way that may impose unanticipated conditions or restrictions on our ability to commercialize our offerings. We may be subject to lawsuits by parties claiming ownership of what we believe to be open-source software or claiming non-compliance with the terms and conditions of an open-source license. Should that occur, we may incur significant legal costs defending ourselves against such allegations. If we were held to have breached or to have failed to fully comply with such terms and conditions, we may face infringement claims or other liability, including contractual liability, may be required to seek costly licenses from third parties to continue providing our technology, including on terms that are not economically feasible, to re-design or re-engineer our technology, or to make generally available, in source code form our proprietary code, any of which may adversely affect our business, financial condition and operating results. We cannot guarantee that we have used open-source software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.

We may not be able to protect our intellectual property rights globally, and changes in U.S. intellectual property law may diminish the value of our intellectual property rights in general, thereby impairing our ability to protect our products.

Decisions by the U.S. Supreme Court involving patent rights may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. In addition, the extent to which intellectual property rights can be used to protect artificial intelligence, datasets, weights, and biases is not yet settled under U.S. law, and is subject to change. Any change to the treatment of intellectual property rights, or to the available scope of intellectual property rights in such technologies, may adversely affect our business, financial condition, and results of operations.

Further, the standards applied by the U.S. Patent and Trademark Office (“USPTO”) and foreign patent offices in granting patents are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable for business methods. As such, we do not know the degree of future protection that we will have on our technologies, products, and services. While we will endeavor to protect our technologies, products, and services with intellectual property rights such as patents, as appropriate, the process of obtaining patents is time-consuming, expensive, and sometimes unpredictable.

The U.S. Supreme Court has ruled on several patent cases in recent years, such as Impression Products, Inc. v. Lexmark International, Inc., Association for Molecular Pathology v. Myriad Genetics, Inc., Mayo Collaborative Services v. Prometheus Laboratories, Inc. and Alice Corporation Pty. Ltd. v. CLS Bank International, and the Court of Appeal for the Federal Circuit has ruled on cases such as Recentive Analytics, Inc. v. Fox. Corp. In each case the courts have either narrowed the scope of patent protection available in certain circumstances or weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, these rulings have created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents may change in unpredictable ways, which may weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. Actions in foreign jurisdictions may create similar problems or may create divergent issues based on uncertain or different results.

Risks Related to Our Legal and Regulatory Environment

We are subject to substantial regulations, including regulations governing motor carriers and autonomous vehicles, and unfavorable changes to, whether initiated by regulators or through the pressure of organized labor, or failure by us to comply with, these regulations may adversely affect our business, financial condition and results of operations.

Currently, there are no FMVSSs or Federal Motor Carrier Safety Regulations (“FMCSRs”) that expressly relate to the performance of AV technology. Further, there are currently no widely accepted uniform standards regarding AV technology and its commercial use. We work closely with law enforcement and regulators, and we have built organizational, operational, and safety processes to ensure that the performance of our technology meets rigorous standards. However, these measures may not meet future regulatory requirements enacted by government bodies. We may also be subject to future regulatory requirements that could limit the operation and commercialization of AV technology. In some jurisdictions, we may be required to present our own safety justification and evidence base, and in other areas it is possible that we may be required to pass specific autonomous safety tests. The failure to pass these safety tests or receive appropriate regulatory approvals for commercialization may adversely affect our business, financial condition, and results of operations.

We move freight in interstate and intrastate commerce as a motor carrier authorized by the Federal Motor Carrier Safety Administration (“FMCSA”) and other state transportation agencies and are subject to rules and regulations related to the safe operation on public roadways. Failure to comply with these rules and regulations may result in inquiries, investigations, and possible termination of motor carrier authority. For example, we are subject to the FMCSRs, including certain regulations that may be difficult for the Kodiak Driver to comply with. Most notably, operators of commercial motor vehicles, including us and our customers, are required in certain circumstances to place warning devices around trucks, including Kodiak Driver-powered trucks, stopped on the side of public roadways. While FMCSA recently approved an exemption process for warning triangle placement, we may not receive an exemption from USDOT, or USDOT may not change or eliminate this regulation, to provide us with an alternative approach to complying with this requirement or other similar operational requirements. Also, in installing our product onto the base vehicles, we must ensure the vehicles are not taken out of FMVSS compliance. Failure to do so may subject us to significant liabilities and possible barring of further vehicle development.

It is also possible that future autonomous regulations are not standardized, and our technology becomes subject to differing regulations across jurisdictions (e.g. federal, state, local, and international). For example, in Europe, certain vehicle safety regulations apply to automated braking and steering systems, and certain treaties also restrict the operations of certain higher levels of automation. As of December 31, 2025, 24 U.S. states have passed legislation allowing for the deployment of driverless trucks, and most other states allow testing with a safety driver in the vehicle. Many other states are considering legislation and regulations that may adversely affect autonomous and driverless technologies. Despite advances in U.S. state legislation, there is currently no comprehensive U.S. federal framework for autonomous vehicle deployment. This regulatory patchwork, and the ongoing legislative and regulatory efforts at various jurisdictional levels, may hinder the commercial deployment of our technology and adversely affect our business prospects and financial condition.

Further, organized labor, in particular the International Brotherhood of Teamsters, has opposed driverless technology and is increasingly using its political influence to attempt to slow or stop driverless deployment. In 2025, supporters of organized labor in approximately 20 states introduced legislation that would require human drivers to be physically present in all commercial motor vehicles equipped with AV technology. These states included California, Colorado, Delaware, Nevada, New Mexico and Texas. As of December 31, 2025, no such introduced legislation has become law; however, organized labor and other opponents to driverless development may ultimately be successful and, even if unsuccessful, we may spend significant time and resources in opposition to such efforts, any of which may adversely affect our business, prospects, and results of operations.

Changes in automotive or autonomy safety regulations, enforcement of such regulations, or concerns about AV technologies that result in regulation of the AV ground transportation industry may adversely affect our business.

Government vehicle safety regulations could have a substantial impact on our business, prospects, and our future plans. Government safety regulations are subject to change based on a number of factors that are not within our control. Such factors include new scientific or technological data, adverse publicity regarding industry recalls and perceived or actual safety risks associated with autonomous ground transportation technology, crashes involving autonomous vehicles, domestic and foreign political developments or considerations, and litigation relating to autonomous vehicles. Changes in government regulations, especially in autonomous ground transportation and the ground transportation industry may adversely affect our business. If government priorities shift and we are unable to adapt to changing regulations, our business may be adversely affected.

The costs of complying with safety regulations may increase as regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive industry. As the trucks that carry our systems go into production, we will be subject to existing stringent requirements under the National Traffic and Motor Vehicle Safety Act of 1966 (the “Vehicle Safety Act”), including a duty to report, subject to strict timing requirements, safety defects. The Vehicle Safety Act imposes potentially significant civil penalties for violations including the failure to comply with such reporting actions.

We are also subject to the existing U.S. Transportation Recall Enhancement, Accountability and Documentation Act (the “TREAD Act”), which requires motor vehicle equipment manufacturers, such as us, to comply with “Early Warning” requirements by reporting certain information to the National Highway Traffic Safety Administration (the “NHTSA”) such as information related to defects or reports of injury. The TREAD Act imposes criminal liability for violating such requirements if a defect subsequently causes death or bodily injury. In addition, the National Traffic and Motor Vehicle Safety Act authorizes NHTSA to require a manufacturer to recall and repair vehicles that contain safety defects or fail to comply with U.S. federal motor vehicle safety standards. Sales into foreign countries may be subject to similar regulations.

Failures, or perceived failures, to comply with privacy or cybersecurity laws and regulations may adversely impact our business, and such legal requirements are evolving, uncertain and may require changes to our policies and operations, which could increase our costs or prevent us from effectively operating our business.

Our current and potential future operations and sales subject us to privacy and cybersecurity laws and regulations, including with respect to our collection, use, storage, disclosure, transfer and security of data, including personal data. Among other things, these regimes may impose cybersecurity requirements, disclosure requirements, and restrictions on personal data collection, uses, and sharing that may impact our operations and the development of our business. These requirements are evolving rapidly, with new laws and regulations proposed and enacted frequently in various jurisdictions, including the United States. Our solutions may evolve both to address evolving laws and regulations, potential customer or partner requirements, or to add new features and functionality that may change our privacy or cybersecurity obligations. Therefore, the full impact of these privacy and cybersecurity regimes on our business is unknown. Further, as laws and regulations change, or their interpretation changes, we may be required to implement measures that could adversely impact our expected business or commercial operations, and these changes could be costly to implement, result in increased risks to our business and operations, or otherwise adversely impact our business and operations or opportunities for commercialization of our technologies.

We are assessing the continually evolving privacy and cybersecurity regimes applicable to our business and measures we believe are appropriate in response. Since these privacy and cybersecurity regimes are evolving, uncertain and complex, we may need to update or enhance our compliance measures as our products, markets and customer and partner demands further develop. These updates or enhancements could require implementation costs. In addition, we may not be able to monitor and react to all developments in a timely manner. The compliance measures we do adopt may prove or be perceived to be ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory, partner or customer-driven privacy or cybersecurity requirements may result in significant liability or costs. Any such actual or perceived failure could also result in a material loss of revenue resulting from the adverse impact on our reputation and brand, disruption to our business and relationships, and diminished ability to retain or attract partners and customers. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and may cause partners and customers to lose trust in us, which may have an adverse effect on our reputation and business, financial condition and results of operations.

An uncertain and evolving legal and regulatory environment relating to artificial intelligence may adversely affect our business, financial condition, and results of operations.

We use artificial intelligence in our operations, product development, services, and our solution, and we rely on certain third-party artificial intelligence technologies in our operations, including generative AI-based VLMs. AI technologies are subject to evolving laws, regulations, guidance, and industry standards, which may expose us to legal liability or regulatory risk, including with respect to privacy, cybersecurity, publicity, contractual, or other rights. Litigation or other proceedings may be initiated by certain individuals claiming infringement of rights such as intellectual property, privacy or personality rights with respect to data we us to train our artificial intelligence models. We have adopted a series of measures, including the implementation of policies and management systems, to mitigate such risks. However, we cannot guarantee that these measures will be effective. The use of artificial intelligence technologies also presents emerging ethical and social issues. Those issues may draw public scrutiny or controversy and may also create or assist in producing unexpected results, errors, or inadequacies, any of which may be difficult to detect. Issues relating to our use of artificial intelligence and the evolving legal and regulatory landscape applicable to such technologies may adversely affect our business, financial condition, and results of operations.

We are subject to economic sanctions and export and import control laws and regulations. Our failure to comply with these laws and regulations may adversely affect our business, financial condition, and results of operations.

Our solutions are subject to U.S. economic sanctions, export controls and import control laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Additionally, U.S. economic sanctions apply to activities to our personnel in the United States as well as our personnel that are U.S. persons wherever located. U.S. economic sanctions and export control laws and regulations may prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments, and persons, as well as shipments for certain end uses (e.g., military end uses). In addition, complying with customs laws, frequently changing U.S. tariff obligations, sanctions and export controls laws and regulations for a particular geography may be time-consuming and result in the delay or loss of revenue opportunities. Exports of our products and technology, and imports of items, including components, must be made in full compliance with applicable U.S. laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees may be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines that may be imposed on us and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which may adversely affect our business, prospects, financial condition and results of operations and also our reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct business or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act 2010 and other laws also prohibit non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations may adversely affect our business, financial condition and results of operations and also our reputation. While we have policies and procedures designed to ensure compliance with these regulations, we cannot assure you that none of our directors, officers, employees, representatives, consultants, agents, and business partners will engage in improper conduct for which we may be held responsible.

Our non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws may subject us to whistleblower complaints, adverse media coverage, investigations, severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses. Should any of the foregoing occur, it could adversely affect our business, prospects, financial condition and results of operations and also our reputation. Responding to any investigation or action could also result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. In addition, changes in economic sanctions laws in the future may adversely affect our business, financial condition, and results of operations.

We are subject to, and must remain in compliance with, environmental laws and regulations that may adversely affect our financial condition and results of operations.

We are subject to federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment. Such laws and regulations include those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases and the management of hazardous substances, oils and waste materials, as well as those specific to logistics for the oil and gas industry. Compliance with such laws and regulations can be costly, and our failure to comply with existing or new laws and regulations may result in the assessment of fines or penalties, the revocation or denial of permits, or the issuance of orders enjoining performance of some of our operations. Furthermore, under certain environmental laws and regulations, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have experienced or otherwise been affected by releases or contamination from hazardous substances or petroleum products, without regard to whether the generator, owner or operator knew of or caused the contamination or release. Liability under these laws and regulations has been interpreted to be strict, joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility. Accordingly, we may have to make expenditures for investigation or remediation costs incurred by governmental entities or third parties in connection with any releases or contamination at current or former properties. Environmental liabilities may arise and adversely affect our financial condition and results of operations.

Concern over climate change, including the impact of global warming, has led to legislative and regulatory efforts to limit carbon and other greenhouse gas emissions, and these efforts may continue, particularly at the state and local levels. Emission-related regulatory actions and climate disclosure requirements could result in increased costs that may adversely impact our results of operations. Such regulatory actions may require changes in our operating practices or require additional reporting disclosures. Compliance with climate-related disclosure laws and regulations may also increase our exposure to litigation or governmental investigations or proceedings. We may also encounter difficulties in collecting and managing data that affect timely compliance or incur significant costs to comply with increased regulation regarding environmental monitoring and climate disclosure requirements. More generally, compliance with environmental laws and regulations can require significant expenditures. In addition, we may incur costs to comply with such current or future laws and regulations, the violation of which may lead to substantial fines and penalties.

We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution, and sale of our technology. Some of our customers or partners may also require that we comply with their own unique requirements relating to these matters.

We develop and sell technology that contains electronic components. Such components may be subject to or may contain materials that are subject to government regulation in both the locations where manufacture and assembly of our products takes place, as well as the locations where we sell our solutions. This is a complex process which requires continual monitoring of regulations to ensure that we and our suppliers are in compliance with existing regulations in each market where we operate and where we intend to operate. If there is an unanticipated new regulation that significantly affects our use and sourcing of various components or requires more expensive components, that regulation may adversely affect our business, financial condition and results of operations. Some of our customers or partners may also require that we comply with their own unique requirements relating to these matters. If we fail to adhere to such requirements or new regulations or fail to continually monitor updates to existing regulations, we may be subject to litigation, loss of customers or partners or negative publicity, any of which may adversely affect our business, financial condition and results of operations.

Risks Related to Financial and Tax Matters

We require a significant amount of capital to fund our operations and growth. If we cannot obtain sufficient capital on acceptable terms, our business, financial condition, and results of operations may be adversely affected.

The development and commercialization of our AV technology and solutions are capital-intensive. Our limited operating history means we have limited historical data on the demand for our solutions. As a result, our future capital requirements are uncertain and actual capital requirements may differ from those currently anticipated, particularly as we incur additional costs associated with operating as a public company. We expect to focus our investments on scaling our commercial operations and expect to continue investing in R&D to further enhance our AV technology. We may need to seek equity or debt financing, including in the near term in the form of issuing equity and equity-linked securities and incurring additional indebtedness, to fund a portion of our future expenditures. Such financing might not be available to us in a timely manner, on terms that are acceptable, or at all.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions, our financial condition, investor acceptance of our business plan, regulatory requirements and the scale of our commercial operations. We may raise these additional funds through the issuance of equity, equity-linked, or debt securities. To the extent that we raise additional financing by issuing equity securities or equity-linked securities, our stockholders may experience substantial dilution. To the extent we engage in additional debt financing, we may become subject to further restrictive covenants that may limit our flexibility in conducting future business activities. Financial institutions may request credit enhancements such as third-party guarantees and pledges of equity interest in order to extend loans to us. We cannot be certain that additional funds will be available to us on attractive terms when required, or at all. If we cannot raise additional funds when we need them, our business, financial condition and results of operations may be adversely affected.

Our estimates of our cash needs may prove inaccurate in which case we may need to raise capital or change our operating plans and timelines.

We are spending significant amounts to develop our business and have estimated how much cash we will need on a quarterly basis until we raise additional funds or become cash flow positive. These estimates are based on our current operating plan and are subject to significant uncertainties and contingencies, many of which are beyond our control. Our estimates regarding our cash requirements may prove inaccurate, causing the actual amount to differ from our estimates. We expect to seek additional funding through debt or equity offerings to fund our operating plan. We may also find that our business operations are more expensive than we currently anticipate or that these efforts may not result in revenues, which may further increase our cash needs and losses. If our cash expenditures are higher than expected, we may need to raise additional capital or adjust our operating plans and timelines. There can be no assurance that we will be able to raise additional capital on acceptable terms or at all.

We have relied upon, and may continue to rely upon, certain assumptions and estimates to calculate certain metrics, including our Cumulative Hours of Paid Driverless Operations, and real or perceived inaccuracies in such metrics may adversely affect our business, financial condition, and results of operations.

Certain of the metrics and figures that we disclose, such as Cumulative Hours of Paid Driverless Operations, have been calculated using internal company data that has not been independently verified. While these metrics and figures are based on what we believe to be reasonable calculations for the applicable periods of measurement, there are inherent challenges in measuring these metrics and figures. We regularly review our metrics, and may adjust our processes for calculating metrics and other figures to improve their accuracy, but these efforts may not prove successful, and we may discover material inaccuracies. In addition, our methodologies for calculating these metrics may be updated from time to time and may differ from the methodologies used by other companies to calculate similar metrics and figures. We may also discover unexpected errors in the data that we are using that resulted from technical or other errors.

In addition, our total addressable market and opportunity estimates included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may prove inaccurate. The projections, forecasts and estimates in this prospectus relating to the expected size and growth of the markets for AV technology may prove similarly imprecise. There is no guarantee that we will be able to successfully commercialize our solutions at scale within the addressable market opportunities presented. Even if the market in which we compete meets our size estimates and growth forecasts, our business could fail to grow at the levels we expect or at all for a variety of reasons outside our control, including competition in our industry. If securities analysts or investors do not consider any metric we may disclose in the future to be accurate representations of our business, or if we discover material inaccuracies in our estimates, then the market price of our securities may decline, and our business, financial condition, and results of operations may be adversely affected.

If our judgments or estimates relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations may fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

The preparation of our financial statements in conformity with GAAP requires management to make judgments, estimates, and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates in part on historical experience, market observable inputs, if available, and various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates.” Significant judgments, estimates, and assumptions used in preparing our financial statements include, or may in the future include, those related to revenue recognition, stock-based compensation, and valuation of financial instruments. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which may cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our securities.

Our current and future insurance coverage may not be adequate to protect us from all business risks or may be prohibitively expensive.

In the ordinary course of business, we may be subject to losses resulting from product liability, accidents, acts of God, errors and omissions, cyber claims, and other claims against us, for which we may have insufficient insurance coverage or no insurance coverage. Further, because we operate in a new and thus inherently risky industry, insurance policies may not be available to us on terms and rates that are acceptable to us or at all. In addition, as a general matter, the policies that we do have may include significant deductibles or self-insured retentions. Accordingly, we cannot be certain that our current and future insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which may adversely affect our business, financial condition and results of operations. Further, actions or inactions of others in our industry, through no fault of our own, may materially increase the cost of insurance and/or materially decrease the coverage available to us on commercially reasonable terms. Insurance policies may not exist, or may be insufficient, for possible novel claims or causes of action which may be pled or come into existence in the future based upon our continued development of new technologies.

If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and adversely affect our business and operating results.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and Nasdaq listing standards. Among other things, the Sarbanes-Oxley Act and related Exchange Act rules require that we maintain effective disclosure controls and procedures and internal control over financial reporting. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls. In addition, we are required to have our independent public accounting firm attest to and report on our internal control over financial reporting when we cease qualifying as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act (the “JOBS Act”).

We are continuing to develop and refine our disclosure controls and other procedures that are designed to assure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to management, including our principal executive and financial officers, to allow timely decisions regarding disclosure. We are also continuing to improve our internal control over financial reporting. We have expended, and anticipate that we will continue to expend, significant resources to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting.

Our current controls and any new controls that we develop may become inadequate because of changes in the conditions in our business. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, may harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting may also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting may also cause investors to lose confidence in our reported financial and other information, which would likely adversely affect the market price of our securities. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

Any failure to maintain effective disclosure controls and internal control over financial reporting may adversely affect our business, financial condition, and results of operations and may cause a decline in the market price of our securities.

Unanticipated changes in effective tax rates, adverse outcomes resulting from examination of our income, changes in tax laws or regulations, changes in our ability to utilize our net operating loss, or other tax-related changes may adversely affect our business, prospects, financial condition, and results of operations.

We are subject to income and other taxes in the United States and other jurisdictions, each of which has its own rules. Our current and future effective tax rates may be subject to volatility or adversely affected by a number of factors, including changes in the valuation of our deferred tax assets and liabilities; expected timing and amount of the release of any tax valuation allowances; tax effects of stock-based compensation; changes in tax laws, regulations or interpretations thereof; or lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates. In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits may adversely affect our business, financial condition, and results of operations.

Our current and future effective tax rates may be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to tax audits by various tax jurisdictions. Although we believe our tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities may have a material impact on the results of our operations.

Recent changes and currently proposed changes in tax laws may have a material adverse effect on our business, cash flow, results of operations or financial conditions.

We are and will be generally subject to tax laws, regulations, and policies of several taxing jurisdictions. In addition, potential changes in tax laws, as well as other factors, may cause us to experience fluctuations in our future tax obligations and effective tax rates and otherwise adversely affect our future tax positions and/or our future tax liabilities. For example, in August of 2022, the United States enacted a 1% stock repurchase excise tax and a 15% alternative minimum tax on adjusted financial statement income as part of the Inflation Reduction Act of 2022. Additionally, the One Big Beautiful Bill Act (or “OBBB Act”), enacted on July 4, 2025, among other changes, added Section 174A to the Code, permitting the deduction of certain U.S. research and development expenditures incurred in tax years beginning on or after January 1, 2025, but expenditures attributable to research and development conducted outside the U.S. continue to be required to be capitalized and amortized over a 15-year period. We are currently evaluating the full impact of the OBBB Act on us. Further, many countries, and organizations such as the Organization for Economic Cooperation and Development (the “OECD”) have proposed implementing changes to existing tax laws. The OECD has made proposals regarding the implementation of global minimum tax of at least 15% for multinationals with global revenue exceeding certain thresholds, known as “Pillar Two.” The OECD and participating jurisdictions have agreed to a “side-by-side”

elective safe harbor that would exempt electing U.S.-parented multinational entities from certain provisions of Pillar Two for fiscal years beginning on or after January 1, 2026. Any of these or other developments or changes in U.S. federal, state, or international tax laws or tax rulings may adversely affect our current and future effective tax rate and our operating results. There can be no assurance that our current and future effective tax rates or tax payments will not be adversely affected by these or other developments or changes in law.

Our ability to utilize our net operating loss carryforwards may be limited.

As of December 31, 2025, we had estimated U.S. federal and state net operating loss carryforwards of approximately $288.7 million and $180.9 million, respectively. Our U.S. state net operating loss carryforwards subject to expiration will begin to expire in 2039. In general, we may potentially use these net operating losses to offset taxable income for U.S. federal and state income tax purposes. Furthermore, our U.S. federal net operating losses generally may only be used to offset 80% of our taxable income. This may require us to pay U.S. federal income taxes in future years despite generating a loss for U.S. federal income tax purposes in prior years. Limitations under state law may differ. We have established a valuation allowance against the carrying value of these deferred tax assets.

In addition to the potential net operating loss limitations previously noted above, under Section 382 of the Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by one or more stockholders or groups of stockholders who own at least 5% of a company’s stock over a rolling three-year period. If we have experienced an ownership change at any time since our incorporation, we may already be subject to limitations on our ability to utilize our existing net operating loss carryforwards and other tax attributes to offset taxable income or tax liability. In addition, future changes in our stock ownership, which may be outside of our control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. As a result, even if we earn net taxable income in the future, our ability to use our pre-change net operating loss carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which may potentially result in increased future income tax liability to us. In addition, for state income tax purposes, there may be periods during which the use of net operating loss carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. For example, California recently enacted legislation that limits the use of state net operating losses for taxable years beginning on or after January 1, 2024 and before January 1, 2027.

We may incur substantial indebtedness which may adversely affect our business and limit our ability to plan for or respond to changes in our business.

We have in the past incurred and may continue to incur substantial indebtedness. Our ability to make payments on our debt obligations and to fund planned capital expenditures depends on our ability to generate cash from our future operations. To a certain extent, this, is subject to financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, if we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic investments and alliances, any of which may impede the implementation of our business plans, prevent us from entering into transactions that may otherwise benefit our business and/or adversely affect our financial condition and results of operations. We may not be able to refinance our indebtedness or take such other actions, if necessary, on commercially reasonable terms, or at all.

Our credit facilities contain restrictive covenants and other terms that may impair our ability to conduct business.

Among other things, and in each case subject to certain exceptions, our credit facilities contain a number of customary affirmative and negative covenants that will limit or restrict our ability to: incur additional indebtedness (including guaranty obligations); incur liens; engage in mergers, consolidations, liquidations and dissolutions; sell assets; pay dividends and make other payments in respect of capital stock; make acquisitions, investments, loans and advances; make payments on or modify the terms of certain existing indebtedness; engage in certain transactions with affiliates; enter into pledges with respect to our intellectual property; and change our line of business. As a result of these covenants and restrictions, we are limited in how we conduct our business. We may also be unable to raise additional debt or other financing to compete effectively or to take advantage of new business opportunities. Our ability to comply with these covenants and restrictions may be affected by events beyond our control. Breaches of these covenants and restrictions may result in a default under the credit facilities, which would give the lenders the right to terminate their commitments to provide additional loans under the credit facilities and to declare all borrowings, together with accrued and unpaid interest and fees, to be immediately due and payable. The terms of any future indebtedness we may incur may include additional restrictive covenants. We may not be able to maintain compliance with these covenants. If we fail to do so, we may not be able to obtain waivers from the lenders or amend the covenants, which may adversely affect our business, financial condition and results of operations.

We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations, which may adversely affect our business, financial condition, results of operations, and cash flows.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and results of operations, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, or interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay strategic acquisitions and partnerships, capital expenditures, and payments on account of other obligations, seek additional capital, restructure, or refinance our indebtedness, or sell assets. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and could require us to comply with more onerous covenants, which could further restrict our business operations. In addition, we cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms, or at all.

If we are unable to repay or otherwise refinance our indebtedness when due, or if any other event of default is not cured or waived, the applicable lenders could accelerate our outstanding obligations or proceed against the collateral granted to them to secure that indebtedness. Should that occur, it could force us into bankruptcy or liquidation. In the event the applicable lenders accelerate the repayment of our borrowings, we may not have sufficient assets to repay that indebtedness. Any acceleration of amounts due under the agreements governing our credit facilities or the exercise by the applicable lenders of their rights under the security documents could have a material and adverse effect on our business.

There is substantial doubt about our ability to continue as a “going concern.”

Although our audited financial statements for the years ended December 31, 2025, 2024 and 2023 were prepared under the assumption that we will continue our operations as a going concern, we have incurred and expect to continue to incur significant expenses and operating losses. Management has concluded that these circumstances raise substantial doubt about our ability to continue as a going concern, and the reports of our independent registered public accounting firms that accompany our financial statements for the years ended

December 31, 2025, 2024 and 2023 include an explanatory paragraph which states certain conditions exist that raise substantial doubt about our ability to continue as a going concern in relation to the foregoing.

Our future capital requirements will depend on many factors, including the rate of adoption of the Kodiak Driver and our DaaS model and the associated revenue growth, the expenses associated with such growth, and the timing and extent of our research and development efforts. If we are unable to raise sufficient capital when needed, our business, financial condition and results of operations may be adversely affected, and we may need to significantly modify our operational plans to continue as a going concern. We do not anticipate that our cash and cash equivalents as of December 31, 2025, which includes the net cash proceeds from the consummation of the Business Combination, will be sufficient to meet our capital requirements for at least one year under our current operating plan. We expect to seek additional funding from debt or equity offerings, which may result in substantial dilution or additional restrictive covenants. If we do not generate sufficient cash to fund our operating plan, we may also adjust our operating plan to reduce our research and development initiatives, lower our anticipated growth plans or liquidate our assets, among other things. To the extent any or all of these events were to occur, our business, operating results, financial condition and prospects may be materially and adversely affected. In conjunction with such a liquidation, the values we receive for our assets in liquidation or dissolution may be significantly lower than the values reflected in our financial statements. Our lack of cash resources and our potential inability to continue as a going concern may adversely affect our stock price and our ability to raise new capital or to enter into critical contractual relations with third parties due to concerns about our ability to meet our contractual obligations.

The financial statements contained elsewhere in this prospectus do not include any adjustments that might result from our inability to continue as a going concern. Please see the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy Kodiak—Liquidity and Capital Resources” for additional information.

Risks Related to Our Securities

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our Common Stock and Public Warrants are listed on Nasdaq under the symbols “KDK” and “KDKRW,” respectively. Although we currently meet the continued listing standards set forth in the Nasdaq listing standards, we cannot assure you that our securities will continue to be listed on Nasdaq in the future. To continue listing our securities on Nasdaq, we must maintain certain financial, distribution and share price levels. Generally, we must maintain a minimum market capitalization (generally $50 million), a minimum market capitalization attributable to publicly held shares (generally $15 million) and a minimum number of holders of our securities (generally 400 public holders).

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another stock exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

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a determination that our securities are a “penny stock” which will require brokers trading in our securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

An active trading market for our securities may not develop, which may limit your ability to sell such securities.

Although we list our Common Stock and Public Warrants on Nasdaq under the ticker symbols “KDK” and “KDKRW,” respectively, an active trading market for such securities may never develop or be sustained. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our Common Stock and Public Warrants. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing our Common Stock and Public Warrants.

Delaware law and our Certificate of Incorporation and Bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our Certificate of Incorporation, Bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board and therefore depress the trading price of our Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the then-current members of our Board or taking other corporate actions, including effecting changes in management. Among other things, our Certificate of Incorporation and Bylaws include provisions regarding:

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the ability of our Board to issue shares of our preferred stock, known as “blank check” preferred stock, and to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of our preferred stock, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, our directors and officers;

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the right, subject to the rights of holders of our preferred stock to elect directors under specific circumstances, of our Board to appoint a director to fill a vacancy or unfilled seat created by the expansion of our Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies or other unfilled seats on our Board;

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the requirement, so long as our Board is classified, that directors may only be removed from our Board for cause and upon the affirmative vote of the holders of at least the majority of the total voting power of our issued and outstanding Common Stock entitled to vote in the election of directors, voting as a single class;

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the requirement that, subject to the terms of any series of our preferred stock, a special meeting of stockholders may be called only by: (i) our Board acting pursuant to a resolution adopted by a majority of the directors then serving on our Board; (ii) the chairperson of our Board; or (iii) our Chief Executive Officer or president and the explicit prohibition on stockholders calling a special meeting, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of our Board and stockholder meetings;

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the requirement for the affirmative vote of holders of at least 66 2/3% of the total voting power of all of our then outstanding voting securities entitled to vote thereon, voting together as a single class, to amend or modify certain provisions in our Certificate of Incorporation which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

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the ability of our Board to alter or amend our Bylaws, which may allow our Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend our Bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which our stockholders must comply to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain our control.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board or management.

As a Delaware corporation, we are generally subject to provisions of Delaware law, including the DGCL. See the section of this prospectus titled “Description of Our Securities-Anti-Takeover Effects of Our Certificate of Incorporation, Bylaws and Certain Provisions of Delaware Law.”

Any provision of our Certificate of Incorporation, Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

Our Bylaws designate a state or federal court located within the State of Delaware as the exclusive forum for certain types of actions and proceedings, and the federal district courts as the exclusive forum for Securities Act claims, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders or employees.

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the U.S. District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on our behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our director, stockholder, officer or other employee to us or our stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination). If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the Court of Chancery in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Our Bylaws also provide that, to the fullest extent permitted by law, the federal district courts of the United States will be the sole and exclusive forum for the resolutions of any complaint asserting a cause or causes of action arising under the Securities Act. This provision in our Bylaws would not address or apply to claims that arise under the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations under the Exchange Act. To the extent these provisions could be construed to apply to such claims, there is uncertainty as to whether a court would enforce such provisions in connection with such claims, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations under the federal securities laws.

Any person or entity purchasing, holding or otherwise acquiring any interest in any of our securities will be deemed to have notice of and consented to the provisions of our Bylaws described in the preceding paragraph. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers, stockholder or other employees, which may discourage lawsuits against us and our directors, officers, stockholders and other employees. The enforceability of similar exclusive-forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Bylaws is inapplicable or unenforceable. If a court were to find these exclusive-forum provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.

Our Certificate of Incorporation does not limit the ability of the SPAC Sponsor, certain affiliates or funds associated with the SPAC Sponsor or our non-employee directors to compete with us.

The SPAC Sponsor, certain affiliates or funds associated with the SPAC Sponsor and our non-employee directors and their respective affiliates engage in a broad spectrum of activities, including investments in similar business activities or lines of business in which we now engage or propose to engage. In the ordinary course of their business activities, the SPAC Sponsor, certain affiliates or funds associated with the SPAC Sponsor and our non-employee directors and their respective affiliates may engage in activities in which their interests conflict with our interests or those of our stockholders. Our Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the SPAC Sponsor, certain affiliates or funds associated with the SPAC Sponsor, our non-employee directors or any of their respective affiliates (including any non-employee director who serves as our officer in such person’s director and officer capacities) has any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we engage or propose to engage or otherwise competing with us, our stockholders, or any of our affiliates.

Further, to the fullest extent permitted by law, in the event that any of the SPAC Sponsor, certain affiliates or funds associated with the SPAC Sponsor and our non-employee directors and their respective affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and us or any of our affiliates, they will have no duty to communicate or offer such transaction or other business opportunity to us or any of our affiliates and will not be liable to us or our stockholders or to any of our affiliates for breach of any fiduciary duty as a stockholder, director or officer of ours solely by reason of the fact that they pursue or acquire such corporate opportunity for themselves, offer or direct such corporate opportunity to another Person, or do not communicate information regarding such corporate opportunity to us or any of our affiliates. The SPAC Sponsor, certain affiliates or funds associated with the SPAC Sponsor and their respective directors and officers may pursue, in their capacities other than as directors of our Board, acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. The SPAC Sponsor, certain affiliates or funds associated with the SPAC Sponsor and their respective directors and officers may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

Our business and operations could be negatively affected if we become subject to any securities litigation or stockholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our Board’s attention and resources from our business, which may adversely affect our business, financial condition and results of operations. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to our future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. We may also be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters.

Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Risks Related to Our Warrants

We may amend the terms of the Public Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of your Public Warrants could be increased, the exercise period could be shortened and the number of Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without your approval.

The Public Warrants are issued under a Warrant Agreement (the “Warrant Agreement”). The Warrant Agreement provides that the terms of the Public Warrants may be amended with the approval of the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the purchase agreement with respect to the Private Placement Warrants, 50% of the number of the then-outstanding Private Placement Warrants. Examples of such amendments could be to increase the exercise price of the Warrants, convert the Warrants into cash, shorten the exercise period or decrease the number of Common Stock purchasable upon exercise of a Warrant.

The Warrant Agreement designates the courts of the State of New York or the U.S. District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Public Warrants, which could limit the ability of Public Warrant holders to obtain a favorable judicial forum for disputes with us.

Subject to applicable law, the Warrant Agreement provides that: (i) any action, proceeding, claim or dispute against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York; and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. However, with respect to any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder, there is uncertainty as to whether a court would enforce this provision, because Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the U.S. are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the Public Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the U.S. District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the Public Warrants, such holder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (ii) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and members of our Board.

There is no guarantee that our Public Warrants will ever be in the money, and they may expire worthless.

The exercise price for our Public Warrants is $9.28 per share of our Common Stock, subject to adjustment. There is no guarantee that the Public Warrants will be in the money prior to their expiration, and as such, our Public Warrants may expire worthless.

Your Public Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you.

We may redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, if the closing price of our Common Stock equals or exceeds $14.53 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders, and if certain other conditions are met. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem Public Warrants even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding Public Warrants could force you to: (i) exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

You may only be able to exercise your Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of our Common Stock from such exercise than if you were to exercise such Public Warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of Public Warrants who seek to exercise their Public Warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the shares of our Common Stock issuable upon exercise of the Public Warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if we have so elected and the shares of our Common Stock are at the time of any exercise of a Public Warrant not listed on a Stock Exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the Public Warrants for redemption.

If you exercise your Public Warrants on a cashless basis, you would pay the warrant exercise price by surrendering the Public Warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing: (i) the product of the number of shares of our Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” of shares of our Common Stock (as defined in the next sentence) over the exercise price of the Public Warrants by (ii) the fair market value. The “fair market value” is the average reported closing price of the shares of our Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Public Warrants, as applicable. As a result, you would receive fewer shares of our Common Stock from such exercise than if you were to exercise such Public Warrants for cash.

Our ability to require holders of our Public Warrants to exercise such Public Warrants on a cashless basis after we call the Public Warrants for redemption will cause holders to receive fewer shares of our Common Stock upon exercise than they would have received had they been able to pay the exercise price of their Public Warrants in cash.

If we call the Public Warrants for redemption, we may require all holders that wish to exercise Public Warrants to do so on a cashless basis. If we elect to require holders to exercise their Public Warrants on a cashless basis or if holders elect to do so when there is no effective registration statement, the number of shares of our Common Stock received by a holder upon exercise will be less than if such holder exercised his or her Public Warrant for cash. For example, if the holder is exercising 1,000 Public Warrants at $10.00 per share through a cashless exercise when our Common Stock has a fair market value of $20.00 per share, then upon the cashless exercise the holder will receive 500 shares of our Common Stock. The holder would have received 1,000 shares of our Common Stock if the exercise price was paid in cash. This will have the effect of reducing the potential “upside” of the holder’s investment in us because the warrant holder will hold a smaller number of shares of our Common Stock upon a cashless exercise of the Public Warrants.

Risks Related to Our Organizational Structure

The sale of securities registered for resale in this prospectus and future resales of substantial amounts of our Common Stock in the public markets, or the perception that such sales could occur, may cause the market price of our securities to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Common Stock in the public markets may occur at any time. The Selling Securityholders can sell, under this prospectus, up to 184,793,176 shares of Common Stock constituting approximately 58.3% of our issued and outstanding Common Stock as of March 3, 2026 (assuming the exercise in full of all of the Warrants, the vesting or issuance of all of the shares issuable under the Business Combination Agreement, including the Earn Out Securities and the SPAC Sponsor Earn Out Shares, and conversion of all of the Series A Preferred Stock). These sales, any future sales of a substantial number of shares of our Common Stock in the public market or the perception in the market that the holders of a large number of shares intend to sell shares, may reduce the market price of our Common Stock. Despite such a decline in the public trading price, certain Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the lower price at which they purchased their shares compared to other public investors (as described on the cover page of this prospectus) and be incentivized to sell its securities when others are not.

Under our Bylaws, all shares held by the SPAC Sponsor immediately prior to the Closing and all shares of our Common Stock issued or issuable as consideration under the Business Combination Agreement to Legacy Kodiak Securityholders are subject to lockup restrictions, subject to certain customary and other exceptions, until September 24, 2026 (the “Lockup Period”). Notwithstanding the foregoing, if the closing price of our Common Stock equals or exceeds $12.00 for 20 of 30 consecutive trading days commencing on or after February 21, 2026, then the Lockup Period will terminate. In addition, in connection with the Closing, our Board waived the lockup restrictions with respect to (i) shares of our Common Stock to be issued upon the conversion of the Second Lien Loans, other than those shares of our Common Stock to be issued to the SPAC Sponsor Affiliate Investor with respect to the initial Second Lien Loans provided by the SPAC Sponsor Affiliate Investor and to an entity affiliated with one of our directors and (ii) 226 shares of our Common Stock for each Legacy Kodiak Securityholder that was not an affiliate of Legacy Kodiak. See the section titled “Securities Act Restrictions on Resale of Securities” for additional information regarding the lockup restrictions. Following the expiration of the Lockup Period, the applicable stockholders will not be restricted from selling shares of our Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of our Common Stock in the public market may occur at such time. As restrictions on resale end and registration statements are available for use, the sale or possibility of sale of these shares may have the effect of increasing the volatility in our share price or the market price of our securities may decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Further, a significant number of shares of our Common Stock are subject to issuance upon exercise of the Warrants, and the number of shares covered by the Warrants may increase. For example, the PIPE Warrants and Non-Redemption Agreement Warrants contain anti-dilution adjustments, including with respect to certain future issuances or sales of Common Stock at prices less than the exercise price then in effect. Further, future adjustments to the exercise price of the Warrants may result in substantial additional dilution to existing stockholders and may depress the market price of our Common Stock. For example, pursuant to the Warrant Agreement, the exercise price per share of the Private Placement Warrants and the Public Warrants was adjusted from $11.50 to $9.28 after trading closed on October 20, 2025. Similarly, for the PIPE Warrants and Non-Redemption Agreement Warrants, if the trailing 45-day volume-weighted average price of Common Stock on May 29, 2026 is less than the exercise price then in effect, the exercise price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $8.00. Further, if the trailing 45-day volume-weighted average price of Common Stock on August 28, 2026 is less than the exercise price then in effect, the exercise price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $6.00. The issuance of the shares of Common Stock underlying these Warrants or any adjustments to the exercise price of such Warrants will have a dilutive impact on other stockholders and may reduce the market price of our Common Stock.

In addition, each share of our Series A Preferred Stock is convertible into Common Stock at any time at the option of the holder at a rate equal to the Accrued Value, divided by the then-applicable conversion price, plus any accrued but unpaid dividends on such share. In the event we elect to pay dividends in kind, the Accrued Value will increase, thereby increasing the number of shares of our common stock into which each share of our Series A Preferred Stock is convertible and the related voting power of the Series A Preferred Stock, which will be dilutive to other stockholders. For example, we elected to pay the December 2025 accrued dividends on the Series A Preferred Stock in kind, which resulted in the Accrued Value of the Series A Preferred Stock increasing from $1,200.00 to $1,222.66.

The conversion price is initially $12.00, but is subject to adjustments for stock dividends, splits, combinations and similar events and customary anti-dilution adjustments, including with respect to certain future issuances or sales of Common Stock at prices less than the conversion price then in effect, including the potential equity and equity-linked financing we are expecting to complete in the near term.

In addition, if the trailing 45-day volume-weighted average price of Common Stock on May 29, 2026 is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $8.00. Further, if the trailing 45-day volume-weighted average price of Common Stock on August 28, 2026 is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $6.00. The conversion of our Series A Preferred Stock to such shares of Common Stock or any adjustments to the conversion price will have a dilutive impact on other stockholders and may reduce the market price of our Common Stock.

Additionally, we have filed a registration statement to register shares reserved for future issuance under our 2025 Plan and the ESPP. Subject to the satisfaction of applicable vesting restrictions and the expiration or waiver of the lock-up restrictions discussed above applicable to certain of the shares, the shares issued thereunder will be available for immediate resale in the public market. These sales, any future sales of a substantial number of shares of our Common Stock in the public market or the perception in the market that the holders of a large number of shares intend to sell shares, may reduce the market price of our Common Stock.

We have incurred and will continue to incur significant expenses and administrative burdens as a public company, which may adversely affect our business, prospects, financial condition, and results of operations.

As a public company, we face increased legal, accounting, administrative and other costs and expenses that we did not incur as a private company. The Exchange Act, Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, as well as the Public Company Accounting Oversight Board and the stock exchanges, impose additional reporting and other obligations on public companies. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. We expect to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Compliance with public company requirements has increased costs and made certain activities more time-consuming. A number of these requirements require us to carry out activities we have not done previously. For example, as a public company, we maintain board committees and internal controls and disclosure controls and procedures. In addition, we continue to incur expenses associated with SEC reporting requirements. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we may incur additional costs rectifying those issues, and the existence of those issues may adversely affect our reputation or investor perceptions of us. In addition, as a public company, it is also more expensive to maintain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations have and will continue to increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to reserve a significant amount of money that may otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which may further increase costs.

Our management team has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our recent transition to operating as a public company, which is subject to significant regulatory oversight and reporting obligations under federal securities laws and continuous scrutiny of securities analysts and investors. Their limited experience in dealing with the increasingly complex laws pertaining to public companies may be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to our management and growth.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, our Bylaws and our indemnification agreements that we entered into with our directors and officers provide that:

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we will indemnify our directors and officers for serving in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

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we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

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we are not obligated pursuant to our Bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our Board or brought to enforce a right to indemnification;

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the rights conferred in our Bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	we may not retroactively amend our Bylaws provisions to reduce our indemnification obligations to directors, officers, employees and agents.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends in the foreseeable future except for our dividend obligations with respect to the Series A Preferred Stock. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our Board subject to the limitations under the Certificate of Designation for our Series A Preferred Stock. Accordingly, investors must rely on sales of our securities after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

The market price and trading volume of our Common Stock may be volatile and may decline significantly.

The stock markets, including Nasdaq, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our Common Stock, the market price of our Common Stock may be volatile and may decline significantly. In addition, the trading volume in our Common Stock may fluctuate and cause significant price variations to occur. If the market price of our Common Stock declines significantly, you may be unable to resell your shares at an attractive price, or at all. We cannot assure you that the market price of our Common Stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this prospectus;

•	changes in the industries in which we and our customers operate;

•	developments involving our competitors;

•	changes in laws and regulations affecting our business;

•	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of the listing exchange;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our securities;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	actions by stockholders, including sales of the securities covered by the registration statement of which this prospectus forms a part;

•	the performance and market valuations of other similar companies;

•	commencement of, or involvement in, litigation involving us;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•	other events or factors, including those resulting from infectious diseases, health epidemics and pandemics, natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation may result in substantial costs and divert our management’s attention and resources, which may have a material adverse effect on us.

If securities or industry analysts cease publishing research or reports about us, our business, or the market in which we operate, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities may decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. If any of the analysts who cover or may in the future cover us change their recommendation regarding our shares of common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock may likely decline. If any analyst who covers or may in the future cover us were to cease our coverage of us or fail to regularly publish reports on it, we may lose visibility in the financial markets, which in turn may cause our share price or trading volume to decline.

We qualify as an “emerging growth company” within the meaning of the Securities Act. If we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions or reduced disclosure obligations from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year, (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2028. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of our financial statements with those of public companies that comply with public company effective dates difficult or impossible because of the potential differences in accounting standards used. Investors may find our Common Stock less attractive because we rely on these exemptions or reduced disclosure obligations, which may result in a less active trading market for our Common Stock and its price may be more volatile.

General and Macroeconomic Risks

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as terrorism. Material disruptions of our business or information systems resulting from these events may adversely affect our business, financial condition, and results of operations.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, may adversely affect our business, financial condition and results of operations. In particular, our corporate headquarters are located in the San Francisco Bay Area, a region known for seismic activity and increasingly for the threat of fires. Natural disasters and associated events may occur in the future with increasing frequency or severity as a result of climate change, which could cause business interruptions. In addition, natural disasters, acts of terrorism or war may cause disruptions in our remaining operations, our or our partners’ businesses, our suppliers’ or the economy as a whole. We also rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by man-made problems, such as power disruptions, may adversely affect our business. We do not have a formal disaster recovery plan or policy in place and do not currently require that our partners have such plans or policies in place. All of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate. Any of the foregoing may result in business interruptions that may adversely affect our business, financial condition and results of operations. Further, the insurance we maintain may be insufficient to cover our losses resulting from such business interruptions, and any incidents may result in loss of, or increased costs of, such insurance.

General business and economic conditions, and risks related to the long-haul trucking, industrial trucking, oil and gas and defense ecosystems, may adversely affect our business, financial condition, and results of operations.

Our performance is subject to macroeconomic conditions that are beyond our control and the effect of such conditions on levels of activity in ground transportation. Such macroeconomic factors include interest rates, the rate of inflation, unemployment levels, the availability of government stimulus and unemployment compensation payments, the impact of a federal government shutdown, supply chain constraints, trade barriers and sanctions, geopolitical conflicts, natural disasters, health epidemics, gasoline prices, adjustments in monthly payments, adjustable-rate mortgages and other debt payments, and consumer perceptions of economic condition. For example, changes in macroeconomic conditions due to actual or proposed tariff changes could increase consumer prices, unemployment rates, and inflation, each of which in turn could affect consumer spending and the amount of products requiring ground transportation by our customers or partners. A deterioration of macroeconomic conditions may therefore cause fluctuations in our ability to scale our commercial operations or adversely affect our business, financial condition, and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include our or our management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	our operational and product roadmap, and our ability to produce and deploy the Kodiak Driver at scale;

•	the regulatory landscape for the Kodiak Driver and complexities with compliance related to such landscape, including with respect to recent changes in tariffs and trade policy;

•	the evolution of our business model over time;

•	developments relating to our competitors and industry;

•	our ability to successfully collaborate with business partners, suppliers and customers;

•	our expectations regarding our ability to obtain, maintain, protect and enforce our intellectual property rights;

•	our future capital requirements and sources and uses of cash;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	our expectations regarding expansion plans and opportunities, including into international markets;

•	the potential liquidity and trading of our public securities;

•	the ongoing effects of current and future global economic conditions;

•	any changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; and

•	expectations regarding our status as an emerging growth company under the JOBS Act.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. Except as required under applicable securities laws, neither we nor our affiliates have any obligation and specifically disclaim any such obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by investors as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. We caution you that the foregoing list does not contain all of the forward-looking statements made in this prospectus.

We operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. Some factors that could cause actual results to differ include:

•	significant risks and uncertainties associated with rapidly evolving AV technology;

•	our limited operating history, including our net losses and undemonstrated ability to achieve profitability;

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our ability to execute our Driver-as-a-Service or DaaS business model, including maintaining, retaining and expanding customer relationships and scaling production and commercial deliveries on expected timelines;

•	any flaws or errors in our solutions or flaws in or misuse of AV technology in general;

•	the risk of significant injury, including fatalities, presented by AV technology;

•	the effects of competition on our business;

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risks related to working with third-party suppliers, OEMs, upfitters, service providers and partners for key components of the Kodiak Driver, including supply shortages, lead times and operational design domain expansion;

•	our dependence on a limited number of customers, including Atlas and defense customers, for a significant portion of our revenue;

•	our reliance on the experience and expertise of our management team, engineers and other key employees;

•	our ability to establish, maintain, protect or enforce our technology and intellectual property rights and defend intellectual property infringement claims from others;

•	changes in the regulatory environment, including changes to tariff and trade policies;

•	risks related to general business and economic conditions, including those related to the long-haul trucking, industrial trucking, oil and gas and defense ecosystems;

•	real or perceived inaccuracies in our assumptions and estimates to calculate certain metrics;

•	our ability to raise capital in the future and our ability to manage our growth, cash and expenses;

•	our ability to maintain the listing of our securities on Nasdaq;

•	any legal proceedings instituted against us; and

•	other risks and uncertainties described in this prospectus, including those detailed under the section titled “Risk Factors.”

If any of the risks or uncertainties described in this prospectus materialize or the underlying assumptions prove incorrect, actual results and plans could differ materially from the results implied by any forward-looking statements. There may be additional risks that we presently do not know or that we currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

USE OF PROCEEDS

All of the shares of our Common Stock and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from the sale of such securities hereunder. We may receive up to approximately $669.2 million, assuming the exercise in full of all of the Warrants for cash. We expect to use any net proceeds from the exercise of the Warrants for general corporate purposes.

The closing price of our Common Stock on Nasdaq on March 3, 2026 was $8.07 per share. However, the exercise price of the Private Placement Warrants and the Public Warrants is currently $9.28 per share, and the exercise price of the PIPE Warrants and Non-Redemption Agreement Warrants is initially $12.00 per share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Common Stock. To the extent the market price for our Common Stock is less than the then-effective exercise price per share of any Warrants, we believe holders of such Warrants will be unlikely to exercise such Warrants.

For the PIPE Warrants and Non-Redemption Agreement Warrants, if the trailing 45-day volume-weighted average price of Common Stock on May 29, 2026 is less than the exercise price then in effect, the exercise price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $8.00. Further, if the trailing 45-day volume-weighted average price of Common Stock on August 28, 2026 is less than the exercise price then in effect, the exercise price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $6.00. Assuming the exercise prices of the Warrants are all reduced to the lowest price currently contemplated thereunder, we will receive an aggregate of approximately $517.0 million if all the Warrants covered by this prospectus are exercised in full for cash.

With respect to the registration of the Common Stock and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus, the Selling Securityholders will pay any underwriting discounts and commissions incurred by them in disposing of such securities. We will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and fees of our counsel and our independent registered public accountants.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

Our Common Stock and the Public Warrants are currently listed on Nasdaq under the symbols “KDK” and “KDKRW,” respectively.

As of March 3, 2026, there were 182,555,384 shares of Common Stock issued and outstanding held of record by 258 holders, 142,155 shares of Series A Preferred Stock issued and outstanding held of record by 3 holders and 64,838,943 Warrants (consisting of 24,604,343 Public Warrants, 558,559 Assumed Kodiak Warrants, 14,3000,000 Private Placement Warrants, 17,769,375 PIPE Warrants and 7,606,666 Non-Redemption Agreement Warrants) issued and outstanding held of record by 15 holders.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date. We are obligated to pay dividends on our Series A Preferred Stock, as further described in the section titled “Description of Capital Stock.” The payment of cash dividends on our Common Stock in the future will be dependent upon our revenues and earnings, if any, capital requirements and our general financial condition and will be subject to the limitations under the Certificate of Designation for our Series A Preferred Stock. In addition, our ability to pay cash dividends may be limited by covenants of any our or our subsidiaries’ indebtedness or other contractual limitations. The payment of any cash dividends on our Common Stock will be within the discretion of our Board. Our Board is not currently contemplating and does not anticipate declaring dividends on our Common Stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As a result of the Closing, the financial statements of Legacy Kodiak are now the financial statements of Kodiak. Thus, the following discussion and analysis of our financial condition and results of operations of Legacy Kodiak prior to the Business Combination and Kodiak following the completion of the Business Combination should be read in conjunction with Legacy Kodiak’s audited financial statements, unaudited condensed financial statements and related notes thereto appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis are set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, and includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section of this prospectus titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” Kodiak’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

For discussions related to our results of operations for the year ended December 31, 2024 and year-to-year comparisons between the years ended December 31, 2024 and 2023, refer to the section titled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LEGACY KODIAK” in our Prospectus filed pursuant to Rule 424(b)(3) with the U.S. Securities and Exchange Commission (the “SEC”) on August 29, 2025, which is hereby incorporated by reference herein. The following discussion and analysis of the financial condition and results of operations should be read together with our consolidated financial statements for the years ended December 31, 2025, 2024, and 2023, and the related notes included elsewhere in this prospectus.

Overview

Kodiak is a leading provider of physical AI, with a focus on AI-powered autonomous vehicle (“AV”) technology, that is designed to help tackle some of the toughest driving jobs. Our driverless solution can help address the critical problem of safely transporting goods in the face of unprecedented supply chain challenges. We believe that driverless trucks can enhance road safety, improve truck utilization, reduce costs, expand margins for fleet owners, alleviate supply chain pressures and create better jobs for truck drivers.

We serve customers in the long-haul trucking, industrial trucking, and defense industries. In December 2024, we launched our driverless solution, which we refer to as the Kodiak Driver. We believe the launch of the Kodiak Driver represents the first customer-owned and -operated driverless trucks in commercial service. In addition, our customers have utilized Kodiak-owned driverless trucks to deliver revenue generating loads across the southern United States. As of December 31, 2025, Kodiak Driver-powered vehicles have logged over 10,700 Cumulative Hours of Paid Driverless Operations and have delivered over 12,600 loads. In the defense industry, we believe the Kodiak Driver can support national security initiatives and critical government applications.

We expect to continue to operate using a Driver-as-a-Service (“DaaS”) business model, which we launched in December 2024 in connection with our partnership with Atlas Energy Solutions (“Atlas”). Under our DaaS model, our customers are provided with access to the Kodiak Driver on customer-owned and -operated vehicles. Under this model, we generate revenue through either a per-vehicle or per-mile license fee. This flexible approach to pricing is designed to align with our customers’ diverse operational models, while generating predictable recurring revenue for us. By integrating the Kodiak Driver into customer-owned fleets, we expect to build an asset-light business that can scale with our customers’ growth.

Recent Developments

The Merger

On the Closing Date, AACT, a Delaware corporation, consummated a series of transactions that resulted in, among other things, the combination of AAC II Merger Sub, Inc., a wholly owned subsidiary of AACT

(“Merger Sub”), and Legacy Kodiak pursuant to a definitive business combination agreement dated April 14, 2025 (the “BCA”). Pursuant to the terms of the BCA, Merger Sub merged with and into Legacy Kodiak, with Legacy Kodiak surviving the merger as a wholly owned subsidiary of AACT (the “Merger”). On the Closing Date, AACT changed its name from AACT to “Kodiak AI, Inc.”

The Merger was accounted for as a reverse recapitalization, with Legacy Kodiak being the accounting acquirer and AACT being the acquired company for financial reporting purposes. As a result, Legacy Kodiak’s financial statements for historical periods will be included in Kodiak’s future periodic reports filed with the SEC.

We received $171.2 million cash proceeds from the reverse recapitalization and private investment from public equity financing related to the issuance of our Series A cumulative redeemable convertible preferred stock (the “Series A Preferred Stock”), net of transaction costs.

We will use the net proceeds from the Merger primarily to support our growth initiatives. We also expect to incur additional expenses as a public company for, among other things, incremental directors’ and officers’ liability insurance, director compensation and additional internal and external accounting, legal and administrative resources.

Key Factors Affecting our Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this Annual Report titled “Risk Factors.”

Evolution of Business Model

Our business model has evolved and will continue to evolve in parallel with the growth of our business. Initially, our revenue was generated by transporting commercial freight using Kodiak-owned autonomous trucks and from our work with the U.S. Army. This approach allowed us to refine the Kodiak Driver, demonstrate commercial viability, grow our customer base and establish a freight network spanning approximately 24,000 miles across the southern United States and demonstrate the viability of the Kodiak Driver across multiple operating domains.

Under our DaaS model, which we launched in December 2024 with Atlas, our customers own and operate Kodiak Driver-powered trucks, and Kodiak provides the autonomy system, regular software updates, systems integrations, remote monitoring and operational and remote support. Under the DaaS model, revenue is generated on a recurring subscription basis, either through a per-vehicle or a per-mile license fee structure, with mileage minimums, where applicable. The DaaS model is designed to scale efficiently, support diverse customer operations, and establish recurring revenue streams while helping minimize our capital expenditures.

As we expand deployments under the DaaS model, we expect a shift in our cost structure to an asset-light business model. Historically, we primarily used Kodiak-owned trucks in our operations. We expect to continue to own and operate a limited fleet of trucks to support the continued development of the Kodiak Driver and continued business development efforts. In the near term, we expect our costs will continue to reflect the use of Kodiak-owned trucks. Over time, we expect customer-owned vehicles will represent a larger share of the deployed fleet, supporting a leaner, more capital-efficient and increasingly asset-light operating model. We also anticipate a shift in capital allocation, moving from an initial focus on technology development toward scaling operations. Future investments will increasingly focus on deployment growth and operational integration. As we grow, we expect to benefit from economies of scale driven by operational efficiencies and continued platform refinement.

Commercialization

We launched our DaaS business in December 2024 with Atlas, and as of December 31, 2025, have surpassed 10,700 Cumulative Hours of Paid Driverless Operations. We anticipate scaling our deployment with Atlas over the course of 2025 and beyond. We are also exploring opportunities among additional customers that operate in remote, unstructured environments similar to the Permian Basin. Like Atlas, these customers face acute driver recruitment issues and 24/7 operational requirements, presenting attractive growth and profitability opportunities. Additionally, we see an opportunity to expand our work on unimproved roads internationally, in similarly-well suited markets such as Australia, the Middle East, and Canada.

We also continue to prepare our long-haul trucking and industrial trucking customers for our DaaS business model through our Partner Deployment Program (“PDP”) as we work to expand our safety case to the long-haul trucking vertical. Inclusive of both our operations with Atlas and with our over-the-road customers, as of December 31, 2025, Kodiak Driver-powered vehicles have delivered over 12,600 loads. We see our customer base as a competitive advantage with: our existing customer base having an aggregate fleet size of over 125,000 trucks.1

We also see increasing tailwinds in the defense market, as defense modernization programs increasingly focus on upgrading vehicle fleets with advanced technologies. The U.S. Department of War (“DoW”) is increasingly prioritizing adapting commercial, off-the-shelf AI technologies for defense purposes, which creates opportunities for dual-use developers like Kodiak. Additionally, allied European nations are ramping up investment in autonomous ground vehicles in response to instability in the region.

Kodiak’s ability to achieve our scale goals, as well as profitability, depends on our ability to meet both technical and commercial milestones and the need to scale our deployments with existing customers and attract new customers. Delays in our deployment timelines could result in Kodiak failing to achieve revenue and profitability targets. We intend to pursue additional long-haul trucking, industrial trucking, and defense partnerships as we scale our DaaS business model. If our assumptions about our commercial or technical development are overly optimistic, or if we are unable to successfully commercialize the Kodiak Driver, we may fail to generate operating cash flow or achieve profitability. A failure to meet our technical or commercial milestones may lead to unanticipated delays or cost overruns, which could in turn adversely impact margins and cash flows.

Economies of Scale, Sales and Marketing, & Competition

We believe that our DaaS model, where we charge our customers a per-truck or per-mile license fee, will enable us to achieve strong margin profiles at scale. Our future performance will depend on our ability to both deliver these high margins, including both revenue expansion and cost control measures, as well as scale our deployments beyond Atlas to higher volumes. Our approach allows us to focus on developing our core Kodiak Driver technologies while leveraging third-party ecosystem partnerships to ensure capital efficiency.

As we scale our DaaS model, we aim to transition our customers away from delivering freight on Kodiak-owned and -operated trucks to customer-owned and -operated trucks. We anticipate achieving additional economies of scale as we grow our deployments. We expect that these economies of scale will come from both increased efficiency and component cost reductions, as both we and our suppliers improve production efficiency. Achievement of this scale depends on our ability to transition our PDP customers to the DaaS model within our expected time frame.

[1]	Transport Topics and Federal Motor Carrier Safety Administration Company Snapshot Report. Fleet size includes company-owned, lease-to-own and owner-operator tractors.

While we expect to achieve and maintain strong margins on the Kodiak Driver, additional competition in AV technologies may negatively impact pricing, margins, and market share. This may lead to pricing pressure and lower margins that negatively impact operating results. However, we believe our capital efficient approach gives us a competitive advantage in terms of ensuring margins and unit economics. If we do not generate the margins we expect upon commercialization of our DaaS model, we may be required to raise additional debt or equity capital, which may not be available on acceptable terms or at all.

Regulatory Landscape

While there is currently no comprehensive federal regulatory framework governing the deployment of driverless trucks, we are able to operate our driverless trucking business today under existing regulation and related guidance. Many states support driverless deployment either through legislation or regulatory guidance, though different states have different requirements, such as first responder interaction protocols and insurance standards, which create compliance complexities.

As the regulatory environment related to driverless technologies advances, our business will need to continue to evolve accordingly. For example, additional state-level requirements or new federal standards could require operational or technical adjustments. We proactively engage with policymakers and regulators to help ensure the regulatory frameworks support safe and scalable driverless deployment.

Global Economic Conditions

Unfavorable economic conditions in the United States and globally may adversely impact our business growth and operating results. Macroeconomic factors such as inflation, higher interest rates, tariffs, banking disruptions, geopolitical tensions and conflicts in Ukraine and the Middle East have contributed to increased economic uncertainty and market volatility. Recent policy actions by the U.S. Government, including changes to trade policy, tariffs on key imports and shifts in industrial and environmental regulations, may further impact global supply chains and business investment decisions. These effects may not be fully reflected in our financial performance until future periods. Additionally, adverse conditions could limit our ability to secure financing on acceptable terms, or at all. Ongoing geopolitical instability and related sanctions may further disrupt global financial markets, including in the United States, potentially resulting in a material impact on our operations.

Key Operating Metrics

We monitor the following key operating metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and financial projections and make strategic decisions.

Cumulative Hours of Paid Driverless Operations

We believe this metric is an important measure of the progress of the commercialization of our technology. We define Cumulative Hours of Paid Driverless Operations as the aggregate number of logged hours when the Kodiak Driver is actively engaged without a safety driver in the vehicle, and we are being paid by our customers.

This metric is critical to assessing the maturity, reliability and scalability of the Kodiak Driver. Growth in Cumulative Hours of Paid Driverless Operations indicates increasing driverless operational performance, customer adoption and commercial readiness.

In December 2024, we commenced tracking Cumulative Hours of Paid Driverless Operations following the initial delivery of the Kodiak Driver-powered trucks to Atlas. As of December 31, 2024, we had logged 17 Cumulative Hours of Paid Driverless Operations. As of December 31, 2025, we have surpassed 10,700 Cumulative Hours of Paid Driverless Operations.

Customer-Owned Driverless Vehicles

We believe that Customer-Owned Driverless Vehicles is an important measure of the unit growth rate of our business. We expect growth in this metric to signal customer adoption of our DaaS model and future revenue expansion. We define Customer-Owned Driverless Vehicles as the number of customer-owned driverless vehicles with a then-current license for the Kodiak Driver during the applicable period.

This metric reflects commercial adoption, operational scaling and our ability to deliver autonomous vehicles capable of operating without a safety driver. As of December 31, 2025, our customers had 20 Customer-Owned Driverless Vehicles.

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we consider certain non-GAAP measures, including the following, which we use to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with the financial information presented in accordance with GAAP, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP.

Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. In addition, the utility of free cash flow as a measure of our liquidity is limited as it does not represent the total increase or decrease in our cash balance for a given period.

Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business.

Non-GAAP Loss from Operations

We define non-GAAP loss from operations as GAAP loss from operations, excluding stock-based compensation expense. We use non-GAAP loss from operations as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond our control. As a result, management excludes this item from internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure our performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

The following provides a reconciliation from GAAP loss from operations to non-GAAP loss from operations, the most directly comparable financial measure stated in accordance with GAAP.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2025	2024	2025	2024
GAAP loss from operations	$(38,710)	$(9,460)	$(112,625)	$(61,719)
Stock-based compensation	8,946	1,563	19,082	5,550

Non-GAAP loss from operations	$(29,764)	$(7,897)	$(93,543)	$(56,169)

Free Cash Flow

We define free cash flow as net cash used in operating activities, which is its most directly comparable measure calculated in accordance with GAAP, less purchases of property and equipment. We believe free cash flow is a useful indicator of liquidity that provides our management, board of directors, and investors with information about our future ability to generate or use cash to enhance the strength of our balance sheet and further invest in our business and pursue potential strategic initiatives. The following provides a reconciliation from net cash used in operating activities to free cash flow.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2025	2024	2025	2024
GAAP net cash used in operating activities	$(24,226)	$(14,737)	$(94,442)	$(50,961)
Purchases of property and equipment	(10,145)	(2,439)	(22,026)	(3,192)

Free cash flow	$(34,371)	$(17,176)	$(116,468)	$(54,153)

Components of Results of Operations

Revenues

We generate revenues from: (i) providing DaaS to customers; (ii) delivering freight via Kodiak-owned autonomous trucks powered by the Kodiak Driver; and (iii) providing ground autonomy solutions to the U.S. military. Defense contracts, and associated revenue, particularly those with the DoW and the U.S. Army, can be episodic in nature and difficult to predict from period-to-period. As we scale our DaaS business model beyond Atlas, we expect revenue under such arrangements to increase relative to our total revenues.

Operating Expenses

Our operating expenses consist of research and development, general and administrative, truck and freight operations and sales and marketing.

Research and Development

Research and development costs are expensed as incurred and consist primarily of personnel costs, hardware and electrical engineering prototyping, cloud computing and storage, third-party software licenses (including simulation), data labeling and third-party design services.

We expect our research and development expenses to continue to increase for the foreseeable future as we advance our innovation efforts, expand into new operational domains and enhance solutions leveraging our proprietary technology.

General and Administrative

General and administrative costs consist primarily of personnel costs, facilities rent, insurance, professional services (including external accounting and legal advisors), and other general and administrative costs.

We expect our general and administrative expenses to continue to increase for the foreseeable future to support our additional headcount, driven by expanding operations and as a result of operating as a public company. These increased costs primarily relate to legal, audit, accounting, regulatory and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, incremental director and officer insurance costs, investor and public relations costs and other expenses that we did not incur as a private company.

Truck and Freight Operations

Truck and freight operations costs consist primarily of personnel costs, truck-related operational costs and DaaS operational infrastructure costs, including remote and on-site support and the depreciation of deployed Kodiak Driver hardware.

We expect our truck and freight operations costs to continue to increase due to the expansion of our testing and deployment with new and existing customers and to support our geographic expansion.

Sales and Marketing

Sales and marketing costs consist primarily of personnel costs and sales-related, branding and public relations activities. We expect our sales and marketing expenses to continue to increase to support the expected growth in our commercial operations.

Other (Expenses) Income

Other (expenses) income consists primarily of (i) loss on issuance of our equity instruments associated with our Series A cumulative redeemable convertible preferred stock, common stock, and common stock warrants; (ii) changes in fair value as a result of the remeasurement of our second lien loans, simple agreements for future equity (“SAFEs”), and redeemable convertible preferred stock warrant liabilities; (iii) interest income and other net, which includes income on our cash equivalents and marketable securities, net of transaction costs related to the reverse recapitalization; and (iv) interest expense incurred on our debt obligations.

Results of Operations

Year Ended December 31, 2025 compared to Year Ended December 31, 2024

Our results of operations for the periods indicated are summarized in the table below (in thousands):

	Year Ended December 31,
	2025	2024	$ Change	% Change
Revenues	$3,797	$14,933	$(11,136)	(75)%
Operating expenses:
Research and development	50,157	43,436	6,721	15%
General and administrative	36,741	20,999	15,742	75%
Truck and freight operations	24,771	9,013	15,758	175%
Sales and marketing	4,753	3,204	1,549	48%

Total operating expenses	116,422	76,652	39,770	52%

Loss from operations	(112,625)	(61,719)	(50,906)	82%
Other (expenses) income:
Interest expense	(4,096)	(4,951)	855	(17)%
Interest income and other, net	(1,327)	895	(2,222)	(248)%
Loss on issuance of equity instruments	(210,722)	—	(210,722)	N/M
Change in fair value of common stock warrants	(35,018)	—	(35,018)	N/M
Change in fair value of second lien loans	(24,387)	—	(24,387)	N/M
Change in fair value of simple agreements for future equity	(190,075)	(4,109)	(185,966)	N/M
Change in fair value of redeemable convertible preferred stock warrant liabilities	(7,272)	426	(7,698)	N/M

Total other expenses, net	(472,897)	(7,739)	(465,158)	N/M

Net loss before income taxes	$(585,522)	$(69,458)	$(516,064)	N/M

N/M = not meaningful

Revenues

Revenues decreased by $11.1 million, or 75%, to $3.8 million for the year ended December 31, 2025 from $14.9 million for the year ended December 31, 2024. The decrease was primarily attributed to a $12.3 million decrease related to contracts with the U.S. Army, and a $0.5 million decrease in freight delivery revenue. The decreases were partially offset by a $1.7 million increase in DaaS revenue.

Research and Development

Research and development expenses increased by $6.7 million, or 15%, to $50.2 million for the year ended December 31, 2025 from $43.4 million for the year ended December 31, 2024. The increase was primarily attributable to $4.7 million of higher headcount-related expenses, an increased investment of $3.0 million in software and other tools to support our artificial intelligence and machine learning initiatives. These increases were partially offset by a $1.0 million decrease related to the timing of costs recognized pursuant to our contract with the U.S Army.

General and Administrative

General and administrative expenses increased by $15.7 million, or 75%, to $36.7 million for the year ended December 31, 2025 from $21.0 million for the year ended December 31, 2024. The increase was primarily attributable to $11.2 million of higher headcount-related expenses, which included $3.0 million in stock-based compensation expense associated with the modification of stock option awards in connection with the departure of a company officer for the year ended December 31, 2025. The increase was also driven by an increase of $5.5 million in costs incurred for legal, accounting and other professional services, primarily associated with becoming a public company. These increases were partially offset by reduced facility-related costs of $2.0 million primarily driven by lower leasehold improvements amortization due to assets that became fully amortized for the year ended December 31, 2024.

Truck and Freight Operations

Truck and freight operations expenses increased by $15.8 million, or 175%, to $24.8 million for the year ended December 31, 2025 from $9.0 million for the year ended December 31, 2024. The increase was primarily attributable to $10.0 million of higher headcount-related expenses and $5.0 million in increased operational infrastructure costs, both of which were incurred to support DaaS operations.

Sales and Marketing

Sales and marketing expenses increased by $1.5 million, or 48%, to $4.8 million for the year ended December 31, 2025 from $3.2 million for the year ended December 31, 2024. The increase was primarily attributable to higher headcount-related expenses.

Other (Expenses) Income

Other expenses, net increased by $465.2 million to $472.9 million for the year ended December 31, 2025 from $7.7 million for the year ended December 31, 2024. The increase was primarily attributable to the aggregate loss of $210.7 million on issuance of Series A cumulative redeemable convertible preferred stock, common stock, and common stock warrants. In addition, the change included an increase in expenses driven by the changes in fair value as a result of remeasurement of SAFEs of $186.0 million, common stock warrants of $35.0 million, second lien loans of $24.4 million, and redeemable convertible preferred stock warrant liabilities of $7.7 million for the year ended December 31, 2025 compared to the year ended December 31, 2024. Furthermore, we recognized a $3.2 million loss attributable to transaction costs related to the reverse recapitalization, offset in part by $1.3 million interest income within interest income and other, net during the year ended December 31, 2025.

Liquidity and Capital Resources

Sources of Liquidity

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities.

For the year ended December 31, 2025, we incurred a net loss of $585.5 million. We expect to incur additional losses and increased expenses in future periods as we continue to scale our business, invest in research and development efforts, increase employee headcount and incur additional expenses associated with being a public company.

As of December 31, 2025, we had cash and cash equivalents and marketable securities totaling $120.7 million, and short-term debt obligations totaled $11.9 million consisting of current portion of debt and second lien loans. We do not anticipate that such cash and cash equivalents and marketable securities will be sufficient to meet our capital requirements for at least one year from the filing date of this Annual Report under our current operating plan. We expect our current cash and cash equivalents and marketable securities to fund our business plan into the fourth quarter of 2026. We expect to seek additional funding through debt or equity offerings, including in the near term in the form of issuing equity and equity-linked securities and incurring additional indebtedness, which may result in substantial dilution or restrictive covenants, to fund our operating plan. If we do not generate sufficient cash to fund our operating plan, we may also adjust our operating plan to lower our anticipated research and development initiatives, reduce our growth plans or liquidate our assets, among other things. To the extent any or all of these events were to occur, our business, operating results, financial condition and prospects may be materially and adversely affected.

As of December 31, 2025, we may receive up to $670.4 million from the exercise in full of all of our outstanding warrants for cash based on the exercise price, or $518.1 million if the exercise prices of the warrants are reduced to the lowest price currently contemplated thereunder. The current exercise price of the publicly traded and privately issued warrants is $9.28 per share, and the initial exercise price of the warrants to purchase common stock issued in connection with the reverse recapitalization is $12.00 per share. The likelihood that warrant holders will exercise the warrants and any cash proceeds that we would receive is dependent upon the market price of our common stock. To the extent the market price for our common stock is less than the then-effective exercise price per share of any warrants, holders of such warrants will be unlikely to exercise such warrants.

Cash Flows

Year Ended December 31, 2025 compared to Year Ended December 31, 2024

Our cash flows for the periods indicated are summarized in the table below (in thousands):

	Year Ended December 31,
	2025	2024
Net cash (used in) provided by:
Operating activities	$(94,442)	$(50,961)
Investing activities	(91,432)	(3,212)
Financing activities	219,926	43,126

Net change in cash and cash equivalents and restricted cash	$34,052	$(11,047)

Operating Activities

Net cash used in operating activities for the year ended December 31, 2025 was $94.4 million and consisted of a net loss of $585.5 million and a $4.4 million change in our operating assets and liabilities, partially offset by $495.5 million in non-cash adjustments. Non-cash adjustments primarily consisted of an aggregate loss of $210.7 million on issuance of Series A cumulative redeemable convertible preferred stock, common stock, and common stock warrants, $190.1 million in the change in fair value of SAFEs, $35.0 million in the change in fair value of common stock warrants, $24.4 million in the change in fair value of second lien loans, $19.1 million in stock-based compensation, $7.3 million in the change in fair value of redeemable convertible preferred stock warrant liabilities, $3.2 million transaction costs allocated to warrant liabilities, $3.2 million in depreciation and amortization, and $1.9 million in non-cash lease expense. The change in our operating assets and liabilities was primarily due to a $2.2 million increase in our prepaid expenses and other current assets primarily due to the timing of payments, $1.9 million decrease in operating lease liabilities, and a $1.1 million decrease in our accounts payable and accrued expenses and other current liabilities due to the timing of payments.

Net cash used in operating activities for the year ended December 31, 2024 was $51.0 million and consisted of a net loss of $69.5 million, partially offset by a $16.1 million in non-cash adjustments, and a $2.4 million change in our operating assets and liabilities. Non-cash adjustments primarily consisted of $5.6 million in stock-based compensation, $4.6 million in depreciation and amortization, $4.1 million in change in fair value of SAFEs, and $1.8 million in non-cash lease expense. The change in our operating assets and liabilities was primarily due to an increase of $5.1 million in our accrued expenses and other current liabilities due to the timing of payments, partially offset by a $1.8 million decrease in operating lease liabilities, and a $1.0 million increase in our account receivables due to timing.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2025 was $91.4 million, consisting of $69.4 million in purchase of marketable securities and $22.0 million in purchases of property and equipment.

Net cash used in investing activities for the year ended December 31, 2024 was $3.2 million and primarily related to purchases of property and equipment.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2025 was $219.9 million and consisted of $145.0 million in proceeds from the Series A Preferred Stock, $43.9 million in proceeds from the issuance of second lien loans, $29.7 million in proceeds from issuance of debt, net of issuance costs, $26.2 million in proceeds from the reverse recapitalization, net of transaction costs, $23.7 million in proceeds from the issuance of SAFEs, and $1.4 million from exercise of stock options, partially offset by $33.4 million for the repayment of debt obligations and $16.6 million payments for deferred offering costs.

Net cash provided by financing activities for the year ended December 31, 2024 was $43.1 million and primarily consisted of $45.2 million in proceeds from the issuance of SAFEs, partially offset by $2.2 million for the repayment of debt obligations.

Contractual Obligations and Other Commitments

Debt Agreements

2025 Second Lien Credit Facility

Concurrent with the execution of the BCA in April 2025, we entered into a Second Lien Loan and Security Agreement. Certain institutional and accredited investors committed to providing bridge financing in the form of secured convertible notes, which was subsequently amended to extend the deadline to fund the delayed draw second lien loans and to include additional investors. Prior to the Closing, $53.9 million had been funded, including $10.0 million from the exchange of a SAFE from an affiliate of AACT (the “Exchanged SAFE Loan”). The second lien loans carry a prime plus 9.00% per annum interest rate, subject to a minimum rate of 13.75%, which interest is paid in kind and capitalized and mature on October 1, 2026. In March 2026, we amended the Second Lien Loan and Security Agreement to make certain conforming changes on account of us becoming a public company and to join Kodiak AI, Inc. as a borrower. Other than the Exchanged SAFE Loan, borrowings under the Second Lien Loan and Security Agreement automatically converted immediately prior to the consummation of the Merger into Legacy Kodiak common stock, which subsequently converted into shares of our common stock. As such, as of December 31, 2025, the $10.0 million Exchanged SAFE Loan remains outstanding.

Promissory Notes

From April through August 2025, we issued secured promissory notes with respect to our reimbursement obligations to AACT and the Sponsor, which were secured under the Second Lien Loan and Security Agreement. At the Closing, the aggregate outstanding principal amount of the promissory notes was $4.9 million, which was paid in full. As such, no amounts remain outstanding under such promissory notes as of December 31, 2025.

2025 Credit Facility

In September 2022, we entered into a venture loan and security agreement (the “2022 Credit Facility”) with an affiliate of Horizon Technology Finance Corporation to borrow secured term loans of up to an aggregate principal amount of $30.0 million. In December 2025, the 2022 Credit Facility was amended to increase our available borrowings and extend the maturity date (the “2025 Credit Facility”). The 2025 Credit Facility provided for borrowings in secured term loans up to an aggregate principal amount of $30.0 million, which was drawn in full upon execution. The proceeds (i) were used to repay existing indebtedness under the 2022 Credit Facility related to the outstanding principal balance of $15.0 million and the final repayment fee of $1.2 million and (ii) will be used for working capital and general corporate purposes.

As of December 31, 2025, we had outstanding term loans under the 2025 Credit Facility in an aggregate principal amount of $30.0 million. Borrowings under the 2025 Credit Facility mature in January 2030 and provide for interest-only payments from February 1, 2026 to July 1, 2028. Consecutive payments of principal and interest are due beginning on August 1, 2028 once the interest-only period elapses. Outstanding loans bear interest that is payable monthly at 3.50% plus the greater of (i) 6.50% and (ii) the prime rate. A final payment of $1.2 million is due upon the earlier of prepayment or maturity of the debt.

2022 Equipment Financing

In July 2022, we entered into a financing agreement with a lender, Western Alliance Equipment Finance, LLC, to borrow up to $10.0 million as secured equipment line advances (the “2022 Equipment Facility”). As of December 31, 2025, we had outstanding debt under the 2022 Equipment Facility in an aggregate principal amount of $1.9 million at an interest rate ranging from approximately 6.0% to 7.0%, of which $1.1 million is due within one year. The 2022 Equipment Facility matures on March 1, 2028.

Each of our credit facilities contains a number of customary affirmative and negative covenants. Among other things, those covenants limit or restrict our ability to: incur additional indebtedness, including guaranty obligations; incur liens; engage in mergers, consolidations, liquidations and dissolutions; sell assets; pay dividends and make other payments in respect of capital stock; make acquisitions, investments, loans and advances; make payments on or modify the terms of certain existing indebtedness; engage in certain transactions with affiliates; enter into negative pledge clauses with respect to our intellectual property; and change our line of business, in each case, subject to certain limited exceptions. As of December 31, 2025, we were in compliance with all covenants under our debt agreements.

See Note 8 to our consolidated financial statements included in Part II, Item 8 of this Annual Report for additional information regarding our debt agreements.

Other Commitments

Our other cash requirements greater than a one-year period as of December 31, 2025 were related to leases and certain purchase commitments with our service providers.

Our operating lease arrangements are related to facilities located in Mountain View, California, as well as in Lancaster and Odessa, Texas, under non-cancellable agreements expiring at various dates through 2031. As of December 31, 2025, the total undiscounted future lease payments under our operating leases were $7.1 million.

We may enter into purchase commitments with our service providers. As of December 31, 2025, the total purchase commitments under such vendor agreements were $7.4 million.

See Note 7 and Note 10 in our consolidated financial statements included in Part II, Item 8 of this Annual Report for additional information regarding our leases and other commitments, respectively.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to continue to take advantage of the benefits of this extended transition period.

We expect to remain an emerging growth company until the earlier of (1) the last day of the year (i) following April 4, 2028, which is the fifth anniversary of the effective date of AACT’s IPO registration statement, (ii) in which we have total annual gross revenue of at least $1.235 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates equals or exceeds $700.0 million as of the prior June 30, or (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We had elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The JOBS Act does not preclude an emerging growth company from adopting a new or revised accounting standard earlier than the time that such standard applies to private companies. We expect to continue to use the extended transition period for any other new or revised accounting standards during the period in which we remain an emerging growth company.

Critical Accounting Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and related disclosures. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Revenue Recognition

We generate revenue from licensing the Kodiak Driver to its customers under its DaaS model, the delivery of freight via its own Kodiak Driver-powered trucks and the provision of services to the U.S. military to automate ground vehicles. We recognize revenue when customers obtain control of promised goods or services in an amount that reflects the consideration it expects to receive for those goods or services. We apply the following five-step revenue recognition model in accounting for its revenue arrangements:

•	identification of the contract, or contracts, with a customer;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, the performance obligations are satisfied.

Our performance obligations for our initial revenues have primarily been satisfied upon a point in time when control is transferred to our customers.

Our management may be required to exercise considerable judgment in estimating revenue to be recognized. Judgment is required in identifying performance obligations and whether there are multiple promises that should be a combined performance obligation. Generally, our performance obligations consist of either a single distinct good or service, or a combination of goods or services that are bundled together and accounted for as a single performance obligation when they are not separately identifiable. Additionally, evaluating how control is transferred, when or as performance obligations are satisfied can require significant judgment.

Stock-based Compensation

We estimate the fair value of stock options granted under our equity incentive plan on the grant date using the Black-Scholes option pricing model, which requires us to make a number of assumptions. See Note 14 of our consolidated financial statements included in Part II, Item 8 of this report for a complete discussion of our stock-based compensation plans. The grant-date fair value of stock-based awards is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the awards.

The Black-Scholes option pricing model requires the use of subjective assumptions to determine the fair value of stock-based awards including:

•	Fair Value of Common Stock – Prior to the Merger, there had been no public market for our common stock. Therefore, management and/or the board of directors had historically determined the fair market value of our common stock at the time of grant by considering a number of objective and subjective factors, including valuations of comparable companies, sales of redeemable convertible preferred stock to unrelated third parties, operating and financial performance, lack of liquidity of capital stock and general and industry-specific economic outlook, among other factors.

•

Expected Term – The expected term represents the period that our stock-based awards are expected to be outstanding and is determined using the simplified method. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the award.

•

Expected Volatility – As there is limited trading history for our common stock, expected volatility is determined based on the average volatility of comparable publicly traded companies over a period equal to the expected term assumption. Comparable companies are chosen based on their similar size, stage in the life cycle or industry.

•

Risk-Free Interest Rate – The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of award.

•	Expected Dividend – The expected dividend yield assumption is zero as we have never paid and have no plans to pay dividends on our common stock in the foreseeable future.

These assumptions involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation expense could be materially different.

Valuation of Financial Instruments

We have issued certain financial instruments, such as second lien loans, SAFEs, redeemable convertible preferred stock warrant liabilities, and common stock warrant liabilities that require (i) a higher degree of judgment in estimating their fair values as of each reporting period and (ii) the use of valuation models that are dependent on management estimates and assumptions, primarily related to expected volatility, expected term, probabilities of triggering events, discount rates and risk-free interest rates. Generally, expected volatility is determined based on the historical equity volatility of comparable companies over a period that matches the expected term of the instrument. The expected term is based on the contractual term or management’s best estimate based on the timing of certain events. The probability of a triggering event is based on management’s best estimate of the events occurring. The discount interest rate is generally based on the rate implied by the transaction as well as comparable companies and the risk-free interest rate is based on relevant U.S. Treasury rates for a period that matches the expected term of the instrument. If actual results are not consistent with our estimates or assumptions, the valuations underlying the issued financial instruments could be materially different.

Recent Accounting Pronouncements

See Note 2 of our consolidated financial statements included in Part II, Item 8 of this Annual Report for more information about recent accounting pronouncements that may potentially have an impact on our financial position, results of operations or cash flows.

One Big Beautiful Bill Act

In July 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law. The Company evaluated the potential impact of the OBBBA legislation on its financial position, results of operations and cash flows. However, due to the Company’s taxable loss position and valuation allowance on its deferred tax assets, the OBBBA did not have a material impact on its financial statements.

BUSINESS

Company Overview

Kodiak is a leading provider of physical AI, with a focus on AI-powered autonomous vehicle (“AV”) technology, that is designed to help tackle some of the toughest driving jobs. Our driverless solution can help address the critical problem of safely transporting goods in the face of unprecedented supply chain challenges. We believe that driverless trucks can enhance road safety, improve truck utilization, reduce costs, expand margins for fleet owners, alleviate supply chain pressures and create better jobs for truck drivers.

Kodiak’s vision is to become the trusted world leader in physical AI. We are committed to a safer and more efficient future for all through the commercialization of driverless trucking at scale. To that end, we developed the Kodiak Driver, a virtual driver that combines advanced AI-powered software with modular and vehicle-agnostic hardware designed to help address our customers’ needs. The Kodiak Driver is a unified physical AI system powered by multiple parallel neural nets that continuously learns and adapts across domains for efficient, scalable autonomy.

The Kodiak Driver is not just an idea—it is operating without a human driver today. As of December 31, 2025, Kodiak Driver-powered vehicles have logged over 10,700 Cumulative Hours of Paid Driverless Operations.

We built the Kodiak Driver with key technological advantages and differentiators that include: (i) our customer-focused design, engineered for maintainability and uptime; (ii) cutting-edge AI-powered software; (iii) independence from the high-definition (“HD”) maps common in the AV industry; (iv) a common technology platform that is built for scale and adaptable to nearly any modern ground vehicle; and (v) our approach to modular hardware and remote assistance. Notably, we have accomplished this in a highly capital-efficient manner.

We serve customers in the long-haul trucking, industrial trucking and defense industries. In December 2024, we believe we achieved a historic milestone by becoming the first company to deploy customer-owned and -operated driverless trucks in commercial service. We delivered these driverless trucks to Atlas Energy Solutions (“Atlas”), an oil and gas logistics provider which operates these trucks in the oil-rich Permian Basin of West Texas and Eastern New Mexico. Following successful real-world operations and the achievement of key performance milestones, in March 2025, Atlas committed to deploying the Kodiak Driver on 100 Atlas-owned trucks, subject to the terms of the Atlas MSA. Additionally, we work with some of the largest fleets in the United States, including J.B. Hunt, Werner Enterprises, C.R. England and Martin Brower. As of December 31, 2025, our customers have utilized Kodiak-owned autonomous trucks to deliver more than 12,600 revenue-generating loads across the southern United States.

The Kodiak Driver is also being utilized in the defense sector, where we believe it can support national security initiatives and critical government applications. To date, we have recognized in aggregate approximately $30 million in revenue under contracts with the U.S. military to adapt the Kodiak Driver for military vehicles. In early 2026, we were awarded a contract by the U.S. Marine Corps to integrate the Kodiak Driver into the Marine Corps’ Remotely Operated Ground Unit for Expeditionary Fires (ROGUE-Fires) carrier ground vehicle.

We expect to continue to grow our Driver-as-a-Service (“DaaS”) business model, which we launched in December 2024 in connection with our partnership with Atlas. Under our DaaS model, our customers are provided with access to the Kodiak Driver on customer-owned and -operated vehicles. Under this model, we generate revenue through either a per-vehicle or per-mile license fee. This flexible approach to pricing is designed to align with our customers’ diverse operational models, while generating predictable, recurring revenue for us. By integrating the Kodiak Driver into customer-owned fleets, we expect to build an asset-light business that can scale with our customers’ growth. We first implemented the DaaS model with Atlas in its industrial domain. Currently, we charge our long-haul customers a traditional per-mile or per-load fee to deliver freight on Kodiak-owned autonomous trucks. We plan to transition those customers to our DaaS model once we commence long-haul driverless operations.

Kodiak was founded by autonomy industry pioneer Don Burnette in 2018. Kodiak’s management team has decades of collective experience across AI, robotics, and AV technology. Our team of 342 employees, as of December 31, 2025, brings experience not only in technology but also operations, trucking and defense.

The AV Industry

For decades, AVs remained a fixture of science fiction. Progress was limited until the early 2000s, when the Defense Advanced Research Projects Agency (“DARPA”) catalyzed the field through a series of landmark competitions known as the DARPA Grand Challenges.

The DARPA Grand Challenges led to significant advancements in state-of-the-art sensors, compute and drive-by-wire systems necessary to support AVs. Further, breakthroughs in physical AI and computer vision, powered by increasingly sophisticated graphics processing units (“GPUs”), have accelerated autonomy from the laboratory to real-world deployment. In the United States, policymakers, witnessing these advances, have cleared a regulatory path for AV deployment in 24 states as of December 31, 2025.

AV technology is no longer a technology of the future—it is currently being deployed across several economically-critical sectors including trucking, personal transportation, last-mile goods delivery and defense, with the public increasingly embracing driverless vehicles. The autonomous trucking sector in particular has recently seen increased customer interest, as the COVID-19 pandemic highlighted the fragility of supply chains to consumers, policymakers and investors.

Our Competitive Advantages

The Kodiak Driver’s technological advantages and unique architecture reflects the experience and expertise of our team. We made key architectural decisions early in our development process enabling us to build robust software and modular, durable hardware in a capital efficient manner.

Our competitive advantages include:

1.	Customer-Focused Design

2.	Cutting-Edge Physical AI Powering a Unified Virtual Driver

3.	Independence from HD Maps

4.	Common Technology Platform

5.	Modular Hardware

6.	Assisted Autonomy

Customer-Focused Design

We designed the Kodiak Driver with our customers in mind, leveraging our team’s experience deploying and operating real-world products. Specifically, we focused on the factors that we believe are critical for our customers, such as ease of maintenance, reliability and smooth integration into our customers tools and operations. Our iterative and efficient autonomy development process allows our team to move with agility and speed to address our customers’ needs.

Cutting-Edge Physical AI Powering a Unified Virtual Driver

Our cutting-edge virtual driver incorporates advancements in physical AI and a fundamentals-based sensor-fusion system. The Kodiak Driver can operate in various complex environments such as highways, dirt roads and off-road, using Kodiak’s Modular Cognitive Architecture to understand the scene. Our neural net framework emphasizes redundancy, end-to-end learnability, interpretability, generalizability and cross-sensor learning. The flexibility of the Kodiak Driver is based on this data-driven system architecture. Our approach is both modular and verifiable, and it utilizes emerging physical AI techniques, including VLMs, to easily integrate diverse data streams. Key to our physical AI is our iterative autonomy development process, which involves a defined testing approach and strong systems engineering, thorough yet cost-efficient validation, advanced simulation utilizing technology currently provided by Applied Intuition, Inc. and rigorous software system design. The AI models in our proprietary perception and planning systems are trained and continually improved based on the data we collect through multiple sensing modalities, including camera, radar, and LiDAR sensor returns while a Kodiak Driver-powered vehicle is operating, as well as data from an Inertial Measurement Unit, which is incorporated into the Kodiak Driver. Our supervised learning is based on both manually-processed data processed and AI pre-labeling modules. For example, we use publicly available vision language encoders that are available for commercial use. We train our models on GPU cluster infrastructure, either at our own on-premise data center or in cloud-based clusters.

We do not use any third-party data sources in our autonomous system—all of our datasets are proprietary and originate from data we collect while a Kodiak Driver-powered vehicle is operating. This includes data we collect on our own Kodiak Driver-powered trucks, as well as data we collect while operating our DaaS model on customer-owned trucks.

Independence from HD Maps

The Kodiak Driver operates without relying on HD maps that are common in the AV industry. Instead, the Kodiak Driver is designed to see the road, analyze its surroundings, use limited pre-existing information and incorporate real-time perception. We believe this approach better enables the Kodiak Driver to adapt to construction, obstacles and shifting lanes.

Additionally, we believe this approach enhances the Kodiak Driver’s ability to operate in unstructured environments, such as the Permian Basin and military theaters, where maps are difficult, if not impossible, to build and maintain. We believe our independence from HD maps will enable broader scalability and resilience in complex and dynamic environments, giving our trucks the flexibility to navigate across a range of situations and locations.

Common Technology Platform

The Kodiak Driver is a single, common technology platform that is designed to operate across multiple vehicle types and in a variety of driving domains. We have already demonstrated the Kodiak Driver on a number of vehicle types, including Class 8 trucks, Ford F-150s and a Textron RIPSAW M3 treaded military vehicle. In addition, this common technology platform allows us to leverage learnings from one domain to the next. Our strategic decisions to expand the Kodiak Driver’s operating domain to highways, surface streets and unimproved roads has created a robust solution that allows us to leverage learnings across driving environments, creating a virtuous technology development cycle.

Modular Hardware

We recognize that truck uptime and efficient maintenance are important for our customers. We designed modular hardware that is easy to service and maintain without the need for specialized technicians. This technology enables our customers to keep their Kodiak Driver-powered trucks up and running. Our focus on meeting these needs is evident in the design of our SensorPods, which are engineered to be replaced in less time than it takes to change a tire. We also recently announced a strategic agreement with Bosch, a leading global supplier of technology and services, to collaborate on and scale the manufacturing of a production-grade, redundant autonomous platform. This platform contains the specialized hardware, firmware, and software interfaces that enable the Kodiak Driver to automate trucks—either on a vehicle production line or through an upfitting partner.

Assisted Autonomy

The Kodiak Driver is designed to operate across a variety of environments. We have enhanced this capability by developing an end-to-end service capability, which we call Assisted Autonomy. Assisted Autonomy blends remote support with onboard autonomy to create a solution that enables flexibility and safety. When operating in Assisted Autonomy mode, a driver holding a commercial driver’s license sits at a remote assistance station with intuitive controls including a steering wheel, pedals and brakes to provide guidance to the Kodiak Driver. Assisted Autonomy integrates into the Kodiak Driver’s AI safeguards, and uses redundant, low latency communications to enable safe, high-reliability remote assistance. We developed our Assisted Autonomy system to offer reliable end-to-end solutions, leading to reduced development costs and additional operational flexibility for our customers, and operate our Assisted Autonomy system in partnership with Vay Technology Inc. (“Vay”). Vay’s stations and software tools enable communication with the trucks using multiple redundant communications protocols, offering a more flexible driver-out solution that facilitates broad operational capabilities.

Connectivity for Kodiak’s Assisted Autonomy technology is powered by Verizon. Verizon’s 5G and LTE networks allow Kodiak’s driverless vehicles to communicate with Assisted Autonomy drivers and send mission-critical communication between vehicles and our 24/7 Operations Center, with low latency over long distances in remote environments.

AI Safety Agent

Kodiak’s perception system utilizes our proprietary AI Safety Agent that leverages generative AI-based VLMs to identify and address novel, complex or rare edge case scenarios that can be a challenge for more traditional perception techniques. Using this new approach, the Kodiak Driver can generally identify scenarios like dust devils, flooded roads and car fires. We believe this technology allows us to more efficiently handle the long tail of complex edge cases as we move towards long-haul driverless deployment.

Our Safety Approach

Safety is the foundation of everything we build. It is the driving force behind what we do and why we do it. Building a safe AV is not about using a single approach or achieving a single metric. It is about being comprehensive—identifying reasonably foreseeable risks and building layers of systems and processes to mitigate those risks. This holistic, comprehensive framework, common in safety-critical industries, is called a safety case. We utilize our safety case to provide a structured, evidence-backed argument for why the Kodiak Driver is acceptably safe.

Our safety case enables us to foster confidence among customers, regulators and the general public. To complete our driverless safety case for our initial industrial trucking operating domain, we conducted a comprehensive risk evaluation spanning functional safety, behavioral safety, operational safety, cybersecurity and other areas of focus. The evidence from this effort was then assembled into our safety case structure to support the claim that our system is acceptably safe for driverless operations in our off-highway operating domain. We are now working to extend our safety case to additional operating environments, including long-haul trucking. We intend to complete our long-haul safety case, and commence long-haul driverless operations, by the end of 2026.

Our Safety Case Pillars

Core to our safety approach is the Probabilistic Risk Assessment (“PRA”), a technique pioneered by the nuclear and aerospace industries, to quantify behavioral safety risks. The PRA provides a rigorous, data-driven assessment of risk, supporting a measurable and evidenced-backed path to deployment readiness, while helping to identify the highest-priority areas for development.

The PRA breaks down risks into testable and measurable scenarios, starting broad and progressively narrowing into specific, quantifiable events like “static vehicle-in-lane exposures per mile.” This structured risk assessment enables a precise evaluation of our autonomy system’s performance under real-world conditions. By pinpointing key sources of risk, the PRA allows us to prioritize development towards the most critical scenarios. As we continuously expand and refine our PRA model, we systematically determine new engineering priorities, ensuring continuous refinement and ongoing safety improvements.

In addition to our safety case framework, we work both individually and with our suppliers to ensure we comply with all applicable FMVSSs and FMCSRs. Furthermore, we have established a strong set of principles, policies and procedures designed to promote safety throughout our organization. We work closely with both federal and state regulators to ensure that they are well informed of our operations and approach and commitment to safety.

Our Solution

The Kodiak Driver

We are focused on delivering a purpose-built, physical AI-powered ground autonomy solution that enables reliable and efficient driverless movement in a wide variety of environments. The Kodiak Driver’s software stack employs a physical AI-driven approach to ground autonomy, utilizing a single AI virtual driver across multiple environments, while the Kodiak Driver’s modular hardware is designed for easy maintenance with minimal training. The Kodiak Driver has demonstrated performance in complex environments with different trailer types and weights.

One Common Technology
AI Behind the Wheel
Modular Hardware Built to Scale
Oversight & Integration Tools
kodiakDriver
Driving Autonomy Across Applications

Oversight and Integration Tools

Kodiak has built oversight and integration tools that allow us to deliver a comprehensive and turnkey AV solution to our customers. This includes Kodiak OnTime, Kodiak’s proprietary suite of support services and tools designed to provide smooth integration with customer operations. Kodiak OnTime integrates the Kodiak Driver with our customers’ management systems, including fleet management, transportation management and yard operations. In addition, Kodiak OnTime enables real-time tracking and status updates, and includes in-field applications for inspections as well as services to keep trucks moving safely and efficiently. Kodiak’s 24/7 Operations Center gives our operations specialists real-time visibility into every Kodiak Driver-powered truck, supporting efficient and reliable operations.

A Business Model Tailored to Customer Operations

Kodiak offers the Kodiak Driver for a recurring license fee. Integrating the Kodiak Driver into customer-owned vehicles allows us to maintain a more asset-light business model. Under our DaaS model, which we launched in December 2024 in connection with our partnership with Atlas, we charge a per-vehicle or per-mile license fee, depending on which fee structure better fits into our customers’ operations. These license fees cover the use of the Kodiak Driver hardware and software platforms, access to software and routing updates, maintenance of the autonomous system, remote monitoring and assistance and access to Kodiak OnTime and other services.

We believe that integration with our customers’ information management systems through Kodiak OnTime will aid in customer retention, as our customers adapt their processes and tools specifically to incorporate the Kodiak Driver. We anticipate entering into long-term master service contracts with our customers which will provide for per-truck or per-mile license fees and terms of three to four years in our trucking business.

We will deliver certain components of our offerings, such as maintenance, hardware financing and insurance, in conjunction with our third-party partner network. We believe that this business model will allow us to scale while maintaining high margins—we succeed as our customers succeed.

Technology

Kodiak’s Self-Driving Software Stack

The Kodiak Driver uses a Modular Cognitive Architecture consisting of several parallel deep neural nets that simultaneously process large amounts of sensor data to perceive and understand the truck’s operating environment and its place within it, classify the objects and actors in its field of view, predict the behavior of those actors, and create and execute a motion plan for where to drive. Our data-driven AI framework emphasizes redundancy, end-to-end learnability, interpretability, generalizability and cross-sensor learning.

The Kodiak Driver pulls in information from its suite of sensors: cameras, radars and LiDARs. Each of these sensors has its own strengths and benefits, and we purposefully arrange them with overlapping fields of view designed to improve safety. The Kodiak Driver’s AI-powered perception system then processes that sensor information, turning raw sensor data into actionable information. Next, the Kodiak Driver uses this information to determine its location, orientation and speed in relation to other objects and actors. It then formulates a motion plan for where to drive, setting both speed and trajectory to establish a safe path. Finally, the Kodiak Driver’s controls layer communicates with the underlying truck, applying the throttle or brakes and turning the wheels, as applicable. This full cycle repeats itself ten times every second.

The Kodiak Driver also utilizes technologies that promote safe and reliable operations even in challenging situations. Kodiak’s proprietary fallback system is designed to enable a Kodiak Driver-powered vehicle to safely and autonomously move over to the side of the road in the event of a truck or system failure, thereby achieving a minimal risk condition. Ten times each second, the Kodiak Driver evaluates the performance of more than 1,000 safety-critical processes and components in both the self-driving stack and the underlying truck platform. Should any of these critical components fall outside the acceptable performance parameters, the Kodiak Driver automatically executes a fallback plan, safely pulling the truck over to the side of the road. This fallback capability is critical for promoting safe operations. Our perception system also uses a proprietary, patent-pending system that leverages generative AI-based VLMs to identify and respond to novel, complex edge case scenarios that can be a challenge for more traditional perception techniques.

Kodiak’s Hardware Solution

Guided by its ecosystem-first approach, Kodiak has developed differentiated, modular hardware to power its driverless operations. This hardware includes:

3
4
1
2

1. SensorPods
2. Redundant Architecture
3. AI Compute
4. Actuation Control Engine (ACE)

1.

SensorPods—Kodiak’s proprietary SensorPods are mirror-mounted self-contained modules that contain cameras, radars and LiDARs. With two SensorPods per vehicle, the Kodiak Driver maintains overlapping fields of view. Kodiak’s patent-pending quick-disconnect attachment is designed to maximize uptime and utilization by enabling fast swaps with minimal training.

2.

Redundant Architecture—Kodiak’s modular driverless hardware platform integrates redundancy into all safety-critical functions, including steering, braking, power and compute. This redundancy ensures the Kodiak Driver can maintain safe and reliable driverless operations, even in the event of a component failure.

3.

Physical AI Compute—The Kodiak Driver’s physical AI compute platform includes GPUs optimized for automotive applications and a hardened, military-spec compute designed to withstand the harsh environments where the Kodiak Driver operates. The compute platform also includes automotive processors and in-vehicle networking interfaces developed by NXP Semiconductors, which enable critical functions such as vehicle performance monitoring and on-vehicle power management.

4.

Actuation Control Engine (“ACE”)—At the core of our safety architecture is the ACE, a custom-designed computer that manages vehicle actuation independently from the main autonomy system. If any safety-critical component of either the Kodiak Driver or the underlying vehicle platform fails, the ACE steps in to execute a safe fallback maneuver and bring the vehicle to a controlled stop.

Commercialization Strategy

Kodiak’s commercialization strategy has always been focused on meeting our customers’ needs. With a large truck driver shortage, an aging workforce and high turnover rates, our customers have consistently told us that they need a flexible DaaS solution. The DaaS solution is expected to help them supplement their existing workforce, grow their fleet and increase their asset utilization. With customer needs in mind, we first implemented with Atlas in December 2024, and expect to grow, our DaaS revenue model by licensing our solution to long-haul trucking, industrial trucking and defense customers. We offer different license fee structures to align with our customers’ preferred driver cost approach, such as per-mile or per-vehicle. This flexibility is critical in providing our customers with a solution that works for them.

This flexible and customer-centric business model is matched by the versatility of the Kodiak Driver to meet the operational needs of our customers. The Kodiak Driver’s underlying common technology platform and independence from HD maps is expected to enable commercialization across different use cases including long-haul trucking, industrial trucking and off-road defense applications.

The initial commercial launch of our recurring revenue-generating driverless trucking solution in December 2024 focused on the industrial trucking sector. The 24/7 nature of oil and gas wells, the acute driver shortage and safety risks in the Permian Basin, and the remoteness of the environment made the oil and gas logistics market ripe for automation. Next, we plan to commercialize our technology in the long-haul trucking sector. We have built an extensive autonomous freight network of approximately 24,000 miles that runs across the southern United States. Following the expansion of our safety case to cover the long-haul operating domain, we plan to launch our long-haul driverless deployment initially in Texas. We believe Texas is an attractive launch market because it is one of the largest freight markets in the United States, and has a generally favorable business and regulatory environment, along with a relatively moderate climate.

In our long-haul operations, we are currently operating revenue-generating commercial operations with Kodiak-owned autonomous trucks. Since 2019, we have hauled commercial freight for our extensive customer base and, we currently offer regular service between our Dallas hub and Houston, Oklahoma City and Atlanta and recently expanded our service offering to El Paso. We have also previously operated consistent service between Dallas and San Antonio, and piloted deliveries between California and Florida.

We partner with commercial upfitters to integrate the Kodiak Driver hardware into commercially available trucks. This includes our partnership with Roush Industries, Inc. (“Roush”), a leading product development supplier serving the mobility, aerospace and defense industries. We believe this upfit-first strategy is the best approach for the current state of the market, which does not yet offer driverless-ready trucks directly from OEMs at scale. Partnering with Roush also gives us strategic flexibility to make continuous incremental improvements to the Kodiak Driver hardware as new technologies and techniques become available. In the long run, we believe integrating our technology into truck OEM manufacturing processes will help us achieve additional economies of scale, further reduce the cost of our system and enable significant scale of production.

We believe our customer-centric approach is a key differentiator. Rather than offering a one-size-fits-all approach, we closely collaborate with our customers through our Partner Deployment Program (“PDP”). We have refined our PDP over several years to ensure the ease of integration of the Kodiak Driver into our customers’ operations. This structured program begins with: (i) assessing the customer’s freight network to identify optimal deployment opportunities; (ii) designing end-to-end solutions that address customer needs; and (iii) defining operational workflows, including maintenance services and system integrations. This enables us to prove the viability of our technology and our commitment to customer success by hauling customer freight with Kodiak-owned autonomous trucks. As we scale our DaaS model beyond the industrial domain, we expect Kodiak-owned autonomous trucks deployed on behalf of our customers will be replaced by customer-owned trucks powered by the Kodiak Driver.

Competition

We believe our main competitors are other AV technology developers, particularly those who focus on long-haul trucking, industrial trucking and defense.

The principal competitive success factors in AVs for long-haul trucking, industrial trucking and defense, include:

•	market reputation;

•	safety and reliability;

•	technology quality;

•	team quality;

•	go-to-market approach;

•	commercial traction;

•	capital efficiency; and

•	intellectual property portfolio.

We believe we compare favorably to our competitors on most, if not all, of these categories, due to our demonstrated commercial traction, differentiated technology, strong safety culture and experienced team.

Our Growth Strategy

We plan to continue to build on our position as a leading AV technology provider through further commercialization and scaling of our commercial deployments and the continued development of the Kodiak Driver.

Domestic Expansion

Since our inception, we have focused on building a solution that solves customer pain points and easily integrates into our customers’ existing networks. We launched our driverless solution in the Permian Basin in West Texas and Eastern New Mexico with Atlas in December 2024 and expect our deployment with them to scale in 2026 and beyond. In addition, we plan to launch driverless highway operations by the end of 2026 in the southern United States, following the completion of key systems and safety engineering work required to validate the expansion of our safety case to encompass long-haul operations. Once we complete our long-haul safety case, we will then aim to strategically grow our geographic footprint to freight lanes across the country. We expect to expand nationwide over the course of the decade to meet the demands of our customers and as we validate our technology in additional operating environments.

We also see opportunities in the defense sector, particularly given the Pentagon’s increasing preference for commercial off-the-shelf technologies, rather than home-grown or defense-specific solutions. The Pentagon has stated that it views autonomous technologies as a priority area for investment, particularly as a means of maintaining combat superiority against adversaries that can field greater manpower.

International Expansion

While we are focusing our commercial operations in the United States in the near term, we expect to expand to key international markets that share certain similarities with the United States such as labor shortages, supportive regulatory environments and comparable roadway environments. We expect these jurisdictions may initially include Australia, the Middle East, Canada and Europe, subject to ongoing customer and prospective customer discussions, market analysis and trade policy considerations. Additionally, we see defense sector opportunities with allied militaries in Europe, given instability in the region.

Intellectual Property

Our success and competitive advantage depend in part upon our ability to develop and protect our core technology and intellectual property. We own a portfolio of intellectual property, including patents and patent applications, trademarks, domain registrations, confidential technical information including trade secrets, technical data, curated data sets and expertise in the development of software and hardware for AVs.

We have filed applications and paid certain fees to register and maintain our patents and trademarks, to secure and protect our intellectual rights and defend against third parties who may infringe on our intellectual property rights. We also rely on trade secrets to protect our AI model architecture, design and manufacturing know-how and individual model structures and model parameters that have been developed within our proprietary perception, mapping, planning and control systems with curated data structures. Additionally, we take commercially reasonable steps designed to secure and protect our intellectual property rights, including through agreements with our commercial partners, supply-chain vendors, employees and consultants, and by maintaining our software in an access-controlled proprietary cloud environment.

As of December 31, 2025, we own over 150 patents and pending patent applications, including filings in U.S. and foreign jurisdictions. In addition, we have two registered U.S. trademarks and one registered foreign trademark. Our patents and patent applications cover a broad range of technologies relevant to self-driving vehicles across different operating domains, including long-haul trucking, industrial and defense related domains.

Regulatory Landscape

There is currently no comprehensive federal regulatory framework governing the deployment of driverless trucks. We are able to operate our driverless trucking business today as regulators continue to work towards developing regulatory frameworks specifically for AV deployment.

At the state level, the regulatory landscape continues to evolve. As of December 31, 2025, 24 states have enacted legislation explicitly permitting the deployment of driverless trucks. Critical freight corridors, including the I-10 and I-20 corridors stretching from Arizona to Georgia and Florida, are located in states with supportive legal frameworks in place. This has enabled us to pursue and expand our operations across key commercial routes critical to long-haul trucking. While California currently does not allow for AV truck deployment, in April 2025, the state launched a rulemaking process that we expect to lead to regulations allowing for driverless truck deployment in the near term.

While these state laws differ, they generally allow for driverless deployment, so long as vehicles are able to follow the rules of the road and are able to achieve minimal risk conditions. Differences in requirements, such as first responder interaction protocols and insurance standards, create compliance complexities.

At the federal level, the USDOT, through both the NHTSA and the FMCSA, continues to study and issue guidance related to autonomous vehicles. Both agencies have devoted considerable resources to understanding how automation will change roadway operations and safety. Secretary of Transportation Sean Duffy has pledged to create a federal framework for AV deployment, and in April 2025, the USDOT released the first installment of that framework. Additionally, in October 2025, USDOT issued a waiver that allows AV truck operators to use flashing warning beacons as a replacement for reflective warning triangles, providing a solution to a core regulatory challenge facing AV trucking.

Current federal regulations largely rely on existing authorities. This includes 2018’s AV 3.0 guidance, which specifically states that “Going forward FMCSA regulations will no longer assume that the commercial motor vehicle driver is always a human or that a human is necessarily present onboard a commercial vehicle during its operation.”1 Further, in July 2021, NHTSA issued Standing General Order 2021-01 (“SGO”), which requires AV companies to report any crash that “results or allegedly results in any property damage, injury, or fatality.” This SGO has been amended twice in the ensuing years, most recently in April 2025. NHTSA both posts this data on a publicly available portal and uses it to identify potential safety defects that may necessitate a recall under the Vehicle Safety Act.

[1]	U.S. Department of Transportation, Preparing for the Future of Transportation—Automated Vehicles 3.0, 2018.

In the United States, manufacturers must self-certify that their vehicles comply with the FMVSSs, promulgated by NHTSA. Companies such as Kodiak self-certify continued compliance with the FMVSSs, while NHTSA retains authority to oversee safety through its defect and recall powers. Further, we and our customers must comply with FMCSRs regarding the safe operation of commercial vehicles.

We play a central role in educational and advocacy efforts related to AV deployment. We belong to numerous industry associations and trade groups, including the Autonomous Vehicle Industry Association, the American Trucking Association, Partners for AV Education, the Consumer Technology Association, the Permian Road Safety Coalition, the Commercial Vehicle Safety Alliance and more. At a state and local level, we belong to over a half dozen state trucking associations and engage closely with state and local regulators to educate them about the opportunity for AV trucking to improve safety and grow the economy. We co-chair the Freight Subcommittee of the Texas Connected and Autonomous Vehicle Task Force and have twice testified before the Texas House Transportation Committee. We will continue to work closely with federal and state policymakers to strengthen an already robust regulatory picture and deploy our technology.

As the regulatory environment continues to advance, our business may need to evolve accordingly. For example, additional state-level requirements or new federal standards could require operational or technical adjustments. We proactively engage with policymakers and regulators to help ensure the regulatory frameworks support safe and scalable autonomous deployment. We are hopeful that, in the near future, USDOT will issue additional regulations that will create further regulatory certainty for the AV industry and the U.S. Congress will pass a federal legislative framework for AVs.

Corporate Social Responsibilities and Sustainability

Safety

We have a deep commitment to making driving safer. Delivering on this commitment is central to how we aim to make a positive contribution to our communities and our country. Safety is the foundation of everything we do at Kodiak. It is a responsibility that we take seriously and has been a key focus of Kodiak since day one. We also firmly believe that safety requires a team approach, and we have worked closely with federal and state regulators, law enforcement and our industry partners to ensure that our vehicles are fundamentally safe. This commitment is also paramount in our defense business, where we are helping to remove service members from harm’s way in some of the most dangerous jobs in the U.S. military.

Sustainability

We believe that autonomous trucks will help improve fuel efficiency, through less idling, more efficient routing, fewer non-revenue producing miles and more efficient driving. We believe these improvements will facilitate reduced customer emissions, while lowering operating costs for our customers.

Our Culture

Kodiak’s team members are the collective force that drive innovation and organizational excellence. Kodiak has established a clear purpose that employees, partners and customers identify with and are passionate about. This fosters a collaborative environment that we believe delivers personal and professional satisfaction. By focusing on employee engagement, collaboration, accountability and overall fulfillment, Kodiak is able to attract and retain top talent, which we believe creates a high-performance culture. This in turn allows us to leverage the talent and knowledge of our workforce, contributing to our overall momentum and success.

We’re strongly driven by our company values:

•	Safety—Safety first and always. Reinforce safe choices as a community. Behave responsibly.

•	Integrity—Seek the truth, especially when it’s inconvenient. Speak with passion, but respect diverse points of view to move towards execution.

•	Innovation—Focus, efficiency and elegance. Learn from experience. Implement breakthrough solutions to solve meaningful problems.

•	Teamwork—Seek out best-in-class collaborators. Embrace the strength of different perspectives-across teammates, customers and the motoring public.

•	Trust and Accountability—Deliver smooth experiences wherever possible. Build trust through action. Be consistently and constantly accountable.

Employees

As of December 31, 2025, we had 341 full-time employees and one part-time employee. None of our employees are represented by a labor union, and we consider our employee relations to be in good standing. To date, we have not experienced any work stoppages.

Facilities

Our corporate headquarters is in Mountain View, California, where we lease approximately 34,000 square feet of office and industrial space pursuant to leases that expire between 2026 and 2027, and may be extended at our election. Our Mountain View facilities contain R&D, operations and back-office functions. We lease approximately 75,000 square feet of office and industrial space in Lancaster, Texas that expires in 2031. Our Lancaster facility mainly contains operations with some back-office and R&D functions. We have leases with two third-party data centers—one in Santa Clara, California and one in Dallas, Texas. Our industrial operations are in Odessa, Texas where we lease over 18,000 square feet of industrial/warehouse space pursuant to a lease that expires in 2031.

We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Legal Proceedings

We are from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. We are not currently a party to any litigation or legal proceedings that are likely to have a material adverse effect on our business. Future litigation may be necessary or warranted to defend ourselves or our partners or to establish or assert our rights. The results of any current or future legal proceedings or litigation cannot be predicted with certainty and regardless of the outcome, legal proceedings or litigation can have an adverse impact on us, including because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages, and positions of our executive officers and directors as of January 31, 2026:

Name	Age	Position
Don Burnette	40	Chief Executive Officer and Class I Director
Surajit Datta	51	Chief Financial Officer
Jordan Coleman	43	Chief Legal and Policy Officer
Zsuzsanna Major	53	Chief People Officer
Andreas Wendel	41	Chief Technology Officer
Michael Wiesinger	39	Chief Operating Officer
Mohamed Elshenawy(2)(3)	51	Class II Director
Kenneth Goldman(1)(3)	76	Class III Director
James Reed	53	Class II Director
Allyson Satin(2)	40	Class III Director
Kristin Sverchek(1)(3)	43	Class I Director
Scott Tobin(1)(2)	55	Class II Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Don Burnette serves as Kodiak’s Chief Executive Officer and a Class I Director. Mr. Burnette served as Legacy Kodiak’s Chief Executive Officer from when he founded the company in April 2018 through the consummation of the Business Combination. Mr. Burnette is one of the autonomous vehicle industry’s pioneers, with more than a decade of experience working on self-driving software development. Prior to founding Legacy Kodiak, Mr. Burnette served as a Software Technical Lead at Uber Technologies, Inc. from November 2016 to March 2018. Mr. Burnette was the co-founder of Ottomotto LLC, the first self-driving truck startup that was acquired by Uber in August 2016. Prior to that, Mr. Burnette worked at as a software technical lead for Google’s Self-Driving Car Project, Waymo LLC’s predecessor, from May 2010 to February 2016. Mr. Burnette received Bachelor of Science degrees in Physics, Mathematics and Electrical Engineering, and a Master of Science degree in Physics from the University of Florida and a Master of Science degree in Robotics from Carnegie Mellon University.

We believe that Mr. Burnette is qualified to serve on our Board due to his experience as our founder and Chief Executive Officer and his significant experience in the self-driving industry.

Surajit Datta serves as Kodiak’s Chief Financial Officer. Mr. Datta served as Legacy Kodiak’s Chief Financial Officer from August 2025 through the consummation of the Business Combination. Prior to joining Legacy Kodiak, Mr. Datta served as Vice President of Finance at SentinelOne, Inc., a cybersecurity company, from April 2022 to June 2025. Prior to that, from July 2017 to April 2022, Mr. Datta served at Arm Inc., a semiconductor IP company, as Vice President of Finance and Vice President of Corporate Development. Mr. Datta received a B. Tech in Chemical Engineering from the Indian Institute of Technology, Kharagpur, a PGDM in Finance and Marketing from the Indian Institute of Management, Calcutta, and an MBA in Finance and Accounting from the University of Chicago, Booth School of Business.

Jordan Coleman serves as Kodiak’s Chief Legal and Policy Officer. Mr. Coleman served as Legacy Kodiak’s Chief Legal and Policy Officer from March 2023 through the consummation of the Business Combination, prior to which he served as Legacy Kodiak’s General Counsel since December 2018. Before joining Legacy Kodiak, Mr. Coleman practiced corporate and securities law at Wilson Sonsini Goodrich &

Rosati and DLA Piper. Mr. Coleman received a Bachelor of Science degree in International Business from Georgetown University and a Juris Doctor from the University of California, College of the Law, San Francisco.

Zsuzsanna Major serves as Kodiak’s Chief People Officer. Ms. Major served as Legacy Kodiak’s Chief People Officer from May 2025 through the consummation of the Business Combination, and previously served as Vice President of People from October 2018 to May 2025. Prior to joining Legacy Kodiak, Ms. Major served as Vice President of People Operations at Kitty Hawk, an autonomous aircraft manufacturer (previously Zee.Aero), from March 2010 to March 2018. Prior to that, Ms. Major was Senior HR & Business Operations Manager at OQO Inc., a computer hardware manufacturing company, from May 2006 to June 2009. Ms. Major received a Bachelor of Commerce degree in International Business from Concordia University in Montreal.

Andreas Wendel serves as Kodiak’s Chief Technology Officer. Mr. Wendel served as Legacy Kodiak’s Chief Technology Officer from February 2022 through the consummation of the Business Combination. From May 2018 to February 2022, Mr. Wendel served in various roles, including as Vice President of Engineering, after joining Legacy Kodiak as a founding engineer. Prior to joining Legacy Kodiak, Mr. Wendel led Software Engineering teams for Waymo LLC, an autonomous driving technology company, from January 2017 to May 2018 as its Perception Tech Lead, and from August 2013 to December 2016 for Waymo LLC’s predecessor Google’s Self-Driving Car Project as Software Engineer. Mr. Wendel was a researcher and lecturer at the Institute of Computer Graphics and Vision at Graz University of Technology, where he founded the Aerial Vision Group, a workgroup which researches computer vision for autonomous drones, from October 2009 to August 2013. Mr. Wendel received a Bachelor of Science degree in Information and Computer Engineering (Telematik), a Master of Science degree in Information and Computer Engineering (Telematik), and a Ph.D. in Computer Science from Graz University of Technology.

Michael Wiesinger serves as Kodiak’s Chief Operating Officer. Mr. Wiesinger served as Legacy Kodiak’s Chief Operating Officer from April 2025 through the consummation of the Business Combination. From October 2019 until April 2025 he served in various roles for Legacy Kodiak, including as Vice President of Commercialization. Prior to joining Legacy Kodiak, Mr. Wiesinger served in various positions at Boston Consulting Group between February 2014 and September 2019, most recently as Project Leader. Mr. Wiesinger graduated from Vienna University of Economics and Business with a Master of Science in Management and from Vienna University of Technology with a Bachelor of Science in Industrial Engineering and a Master of Science in Industrial Engineering.

Mohamed Elshenawy serves as a Class II Director of Kodiak. Mr. Elshenawy served as a director of Legacy Kodiak from July 2025 through the consummation of the Business Combination. Mr. Elshenawy has served as the Chief Technology Officer of Hims & Hers Health, Inc., a telehealth company, since May 2025. Prior to that, Mr. Elshenawy served as President and Chief Technology Officer of Cruise LLC, a self-driving car company, from November 2023 to April 2025, as Executive Vice President from February 2022 to December 2023, and as Senior Vice President of Engineering from December 2019 to February 2022. Prior to that, Mr. Elshenawy held leadership roles at Amazon.com, Inc., a multinational technology company. Mr. Elshenawy earned dual Bachelor of Science degree in Computer Engineering and Electrical Engineering from Ain Shams University and an M.B.A. from Texas A&M University—Commerce. Mr. Elshenawy holds more than 10 patents across AI, robotics, and autonomous vehicles.

We believe Mr. Elshenawy is qualified to serve on our Board due to his extensive technical and leadership experience in the self-driving industry.

Kenneth Goldman serves as a Class III Director of Kodiak. Mr. Goldman served as a director of Legacy Kodiak from May 2025 through the consummation of the Business Combination. Mr. Goldman served as the President of Hillspire LLC, a family office management company from September 2017 through April 2022. From October 2012 to June 2017, Mr. Goldman served as the Chief Financial Officer of Yahoo! Inc., a provider of internet content and services. Prior to this, Mr. Goldman was the Senior Vice President and Chief Financial

Officer of Fortinet Inc. (NASDAQ: FTNT), a provider of threat management technologies, from September 2007 to October 2012. From January 2015 to December 2017, Mr. Goldman served as a member of the PCAOB, Standing Advisory Group. Mr. Goldman has been serving as a member of the PCAOB, Investor Advisory Group since he joined in February 2024. From December 1999 to December 2003, Mr. Goldman served on the Financial Accounting Standards Board’s primary advisory group. Mr. Goldman currently serves on the boards of directors of Fortinet Inc., RingCentral, Inc., a provider of cloud-based communication and collaboration products and services, C3.ai, Inc., an enterprise artificial intelligence software company, and Wealthfront Corporation, a fintech company. Mr. Goldman previously served on the board of directors of Zuora, Inc., an enterprise software company, NXP Semiconductors N.V., a semiconductor company, and TriNET Group, Inc., a human resources management company. Mr. Goldman also served on the board of directors of the Value Reporting Foundation (“VRF”), which is responsible for the financing, oversight, administration and appointment of the VRF Standard Board, from July 2018 to July 2021. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School.

We believe Mr. Goldman is qualified to serve on our Board based on his expertise in finance, including accounting and financial reporting, and his career experience managing human resources and legal functions. Mr. Goldman also has over ten years of outside board experience at the aforementioned companies and numerous other public and private companies.

James Reed serves as a Class II Director of Kodiak. Mr. Reed served as a director of Legacy Kodiak from May 2023 through the consummation of the Business Combination. Mr. Reed has served as the Operating Partner and Senior Advisor for Banner Capital Management, LLC, a private equity firm, since May 2025. Prior to that, Mr. Reed served as the Vice President of Transportation of Walmart Inc. from February 2024 to May 2025. Prior to joining Walmart, Mr. Reed served as the Chief Operating Officer at Legacy Kodiak from November 2022 to February 2024 and as President & Chief Executive Officer at USA Truck, Inc., a provider of transportation and logistics services which was acquired by DB Schenker in September 2022, from January 2017 to October 2022. From October 2022 to April 2024, Mr. Reed served on the board of directors of Moatable, Inc., an incubator of vertical industry SaaS businesses formerly known as Renren Inc. Mr. Reed currently serves on board of directors of Loram Maintenance of Way, Inc., a railroad maintenance company. Mr. Reed earned Bachelors of Arts degree in History and a Master of Business Administration, each from Brigham Young University.

We believe Mr. Reed is qualified to serve on our Board due to his experience and expertise in the transportation, technology and finance industries.

Allyson Satin serves as a Class III Director of Kodiak. Ms. Satin served as the Chief Operating Officer of AACT from its formation through the consummation of the Business Combination. Ms. Satin is a Partner in the Ares Corporate Strategy Group of Ares Management Corporation, where she focuses on the firm’s SPAC business. From 2009 to 2020, Ms. Satin was an investment professional in the Ares Private Equity Group, where she participated in various leveraged buyouts, growth equity and distressed debt transactions. Prior to joining Ares in 2009, Ms. Satin was an investment banking Analyst in the Global Financial Sponsors Group at Barclays Capital (formerly Lehman Brothers). Ms. Satin holds a B.S. from the University of California, Berkeley Haas School of Business in Business Administration.

We believe Ms. Satin is qualified to serve on our Board due to her knowledge of and extensive experience with leveraged finance, acquisitions and private equity investments, in addition to her service as a director of other companies.

Kristin Sverchek serves as a Class I Director of Kodiak. Ms. Sverchek served as a director of Legacy Kodiak from May 2025 through the consummation of the Business Combination. Ms. Sverchek was an Advisor at Lyft, Inc. from August 2024 to November 2024, and President of Lyft from July 2023 to August 2024. Prior to that, Ms. Sverchek served as President of Business Affairs at Lyft from November 2021 to July 2023. Prior to that, Ms. Sverchek served as General Counsel at Lyft from November 2012 to October 2021 and Secretary from October 2015 to October 2021. Ms. Sverchek has also served as Partner at Silicon Legal Strategy, P.C., a premier boutique law firm, from May 2011 to November 2012. Ms. Sverchek earned a Bachelor of Arts degree in Molecular & Cell Biology from University of California, Berkeley and a Juris Doctorate from the University of California, College of the Law, San Francisco.

We believe Ms. Sverchek is qualified to serve on our Board due to her extensive experience leading and advising high growth technology companies.

Scott Tobin serves as a Class II Director of Kodiak. Mr. Tobin served as a director of Legacy Kodiak from September 2021 through the consummation of the Business Combination. Mr. Tobin is a Senior Partner at Battery Ventures, a venture capital and private equity firm that he joined in 1997. Mr. Tobin serves on the boards of directors of several private companies as well as Champions Oncology, Inc. Mr. Tobin graduated with honors from Brandeis University with a Bachelor of Arts degree.

We believe Mr. Tobin is qualified to serve on our Board due to his extensive corporate finance and venture capital and investment experience.

Family Relationships

Gerhard Eschelbeck, our Chief Security Officer, is the father-in-law of Michael Wiesinger, our Chief Operating Officer. There are no other familial relationships among any of our directors and executive officers.

Board Composition

Kodiak’s business and affairs will be organized under the direction of our Board. Our Board consists of seven members, with James Reed serving as Chair. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to Kodiak’s management. Our Board meets on a regular basis and additionally as required.

In accordance with the terms of our Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

For so long as our Board is classified and subject to the rights of the holders of our preferred stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the total voting power of all then-outstanding shares of Kodiak entitled to vote in the election of directors, voting as a single class.

Director Independence

Our Board has determined that each of the directors on our Board other than Mr. Burnette and Mr. Reed qualifies as an independent director, as defined under the Nasdaq listing rules, and our Board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, Kodiak is subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the Compensation Committee and the Audit Committee, as discussed below.

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.

Our Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Our Board has three standing committees—an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). Copies of the charters for each committee are available on our investor relations website.

Audit Committee

Our Audit Committee consists of Kenneth Goldman, Kristin Sverchek and Scott Tobin. Our Board has determined that each of the members of the Audit Committee satisfies the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act and is able to read and understand fundamental financial statements in accordance with Nasdaq’s requirements and Audit Committee requirements. In arriving at this determination, our Board examined each of the Audit Committee members’ scope of experience and the nature of their prior and/or current employment.

Kenneth Goldman serves as the chair of our Audit Committee. Our Board has determined that Kenneth Goldman qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq rules. In making this determination, our Board considered his formal education and previous experience in financial roles. Kodiak’s independent registered public accounting firm and management will periodically meet privately with the Audit Committee.

The functions of this committee include, among other things:

•

evaluating the performance, independence and qualifications of Kodiak’s independent auditors and determining whether to retain Kodiak’s existing independent auditors or engage new independent auditors;

•	providing oversight of the internal audit function, ensuring its independence, objectivity, and effectiveness in promoting a strong internal controls environment;

•	reviewing Kodiak’s financial reporting processes and disclosure controls;

•	reviewing and approving the engagement of Kodiak’s independent auditors to perform audit services and any permissible non-audit services;

•	reviewing Kodiak’s cash management, investing activities and tax planning and compliance and approving related policies;

•

reviewing the adequacy and effectiveness of Kodiak’s internal controls policies and procedures, including the responsibilities, budget, staffing and effectiveness of Kodiak’s internal audit function, if applicable;

•	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by Kodiak;

•

obtaining and reviewing at least annually a report by Kodiak’s independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•	monitoring the rotation of partners of Kodiak’s independent auditors on Kodiak’s engagement team as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of Kodiak’s independent auditor;

•

reviewing Kodiak’s annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with Kodiak’s independent auditors and management;

•

reviewing with Kodiak’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of Kodiak’s financial controls and critical accounting policies;

•	reviewing with management any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by Kodiak regarding financial controls, accounting, auditing or other matters;

•	preparing the report that the SEC requires in Kodiak’s annual proxy statement;

•

reviewing and providing oversight of any related person transactions in accordance with Kodiak’s related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including Kodiak’s Code of Conduct (as defined below);

•	consider questions of actual or possible conflicts of interests of Kodiak’s Board members and of its corporate officers and approve or prohibit applicable transactions or matters;

•	reviewing Kodiak’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•	reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter.

The composition and function of the Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations.

Compensation Committee

Our Compensation Committee consists of Mohamed Elshenawy, Allyson Satin and Scott Tobin. Scott Tobin serves as the chair of the Compensation Committee. Our Board has determined that each of the members of the Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of Nasdaq. The functions of the committee include, among other things:

•	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•	reviewing and approving or recommending for our Board approval the compensation and other terms of employment and any other material arrangements for Kodiak’s executive officers;

•

making recommendations to our Board regarding the administration, including adoption or amendment, of employee benefit and equity incentive plans and approving amendments to such plans to the extent authorized by our Board;

•	reviewing and making recommendations to our Board regarding the type and amount of compensation to be paid for service on our Board and its committees;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	reviewing and approving or recommending to the Board for approval, the administration, including the adoption or amendment, of any clawback policy;

•

reviewing with management Kodiak’s disclosures under the caption “Compensation Discussion and Analysis” in Kodiak’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing an annual report on executive compensation that the SEC requires in Kodiak’s annual proxy statement;

•

advising the Board on management proposals to stockholders on executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, and proposals received from stockholders on executive compensation matters;

•	reviewing risk management and compensation policies and practices to determine whether the policies and practices encourage excessive risk-taking; and

•	reviewing and evaluating on an annual basis the performance of the Compensation Committee and the Compensation Committee charter.

The composition and function of the Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Mohamed Elshenawy, Kenneth Goldman and Kristin Sverchek. Our Board has determined that each of the members of the Nominating and Corporate Governance Committee satisfies the independence requirements of Nasdaq.

Kristin Sverchek serves as the chair of our Nominating and Corporate Governance Committee. The functions of this committee include, among other things:

•	identifying, reviewing and making recommendations of candidates to serve on our Board;

•	evaluating the performance of our Board, committees of our Board and individual directors and recommending to our Board whether continued service on our Board is appropriate;

•	evaluating nominations by stockholders of candidates for election to our Board;

•	evaluating the current size, composition and organization of our Board and its committees and making recommendations to our Board for approvals;

•	developing a set of corporate governance policies and guidelines and recommending to our Board any changes to such policies and guidelines;

•	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of our Board current and emerging corporate governance trends;

•	reviewing periodically the succession planning process for Kodiak’s executive management team and assisting our Board in evaluating potential successors;

•

reviewing and discussing with management disclosure of Kodiak’s corporate governance practices and recommending any proposed disclosure to be included in Kodiak’s proxy statement or annual report to our Board; and

•

reviewing periodically the Nominating and Corporate Governance Committee charter, structure and membership requirements and recommending any proposed changes to our Board, including undertaking an annual review of its own performance.

The composition and function of the Nominating and Corporate Governance Committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations.

Considerations in Evaluating Director Nominees

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, including the members of the Board eligible for re-election, the Nominating and Corporate Governance Committee considers the current size and composition of the Board and the needs of the Board and the respective committees of the Board. Some of the qualifications that the Nominating and Corporate Governance Committee considers include, without limitation, issues of character, professional ethics and integrity, judgment, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the Board and skills that are complementary to the Board, an understanding of the Company’s business, an understanding of the responsibilities that are required of a member of the Board, other time commitments, diversity with respect to professional background, education, race and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board. The Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Nominating and Corporate Governance Committee, the Board or management. After completing its review and evaluation of director candidates, the Nominating and Corporate Governance Committee recommends to the full Board the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

The Nominating and Corporate Governance Committee considers recommendations and nominations for candidates to the Board from stockholders in the same manner as candidates recommended to the Nominating and Corporate Governance Committee from other sources, so long as such recommendations and nominations comply with the Certificate of Incorporation and Bylaws, all applicable Company policies and all applicable laws, rules and regulations. Stockholders holding at least three (3) percent of the fully diluted capitalization of the Company continuously for at least three (3) years prior to the date of the submission may recommend director nominees for consideration by the Nominating and Corporate Governance Committee by writing to the Secretary of the Company. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate. The Nominating and Corporate Governance Committee will evaluate such recommendations in accordance with its charter, our Bylaws, our policies and procedures for director candidates, as well as the regular nominee criteria described above.

Under our Bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our Bylaws and the rules and regulations of the SEC and should be sent in writing to our Corporate Secretary.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has ever been an executive officer or employee of Kodiak. Allyson Satin served as AACT’s Chief Operating Officer prior to the Business Combination and currently serves as a member of our board of directors and Compensation Committee. An entity affiliated with Ms. Satin also funded $0.4 million of Second Lien Loans in Legacy Kodiak prior to the Business Combination. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve as a member of our Board or Compensation Committee.

Limitation on Liability and Indemnification of Directors and Officers

The Delaware General Corporation Law (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer to the fullest extent permitted by the DGCL, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The DGCL prohibits our Certificate of Incorporation from limiting the liability of directors or officers for the following:

•	any breach of the director’s or officer’s duty of loyalty to Kodiak or Kodiak’s stockholders;

•	acts or omissions of a director or officer not in good faith or that involve intentional misconduct or a knowing violation of law;

•	with respect to a director, unlawful payment of dividends or unlawful stock repurchases or redemptions;

•	any transaction from which the director or officer derived an improper personal benefit; and

•	with respect to an officer, any action by or in the right of Kodiak.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of a director or officer, then the liability of a director or officer of Kodiak will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Our Certificate of Incorporation does not eliminate a director’s or officer’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s or officer’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.

Our Bylaws provide that we shall indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service to the fullest extent permitted by law. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding to the fullest extent permitted by law. Our Bylaws also empower us to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

The limitation of liability, indemnification and advancement provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and any indemnification agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Our Board has adopted a code of business conduct and ethics (the “Code of Conduct”), applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our investor relations website, www.kodiak.ai/investors. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. Our Board, or a duly appointed committee thereof, is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Insider Trading Policies and Procedures

We maintain insider trading policies and procedures governing the purchase, sale, and other dispositions of our securities that are applicable to all of our directors, officers, employees, consultants, contractors and advisors. Our insider trading policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq listing standards. In addition, with regard to Kodiak’s trading in our own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements.

Non-Employee Director Compensation

Our Board reviews director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors.

Prior to the consummation of the Business Combination, Legacy Kodiak had no formal agreement or program under which non-employee directors received compensation for their service on the Legacy Kodiak board of directors (the “Legacy Kodiak Board”) or its committees, but Legacy Kodiak granted option awards to each of Messrs. Elshenawy and Goldman and Ms. Sverchek in connection with his or her initial appointment to the Legacy Kodiak Board in 2025, which options were assumed by us in connection with the Business Combination. Legacy Kodiak also reimbursed non-employee directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as non-employee directors. In connection with the consummation of the Business Combination, the Board adopted a new compensation policy for our non-employee directors, which governs their cash and equity compensation following the consummation of the Business Combination (the “Director Compensation Policy”). Under our Director Compensation Policy, each eligible non-employee director will receive cash and equity compensation for board services unless otherwise waived. We also will continue to reimburse our eligible non-employee directors for reasonable, customary, and documented travel expenses to board and committee meetings.

Mr. Burnette does not receive additional compensation for his service as a director.

EXECUTIVE COMPENSATION

This section provides an overview of our executive compensation programs for the executive officers who are named in the “Named Executive Officers Summary Compensation Table” below, including a narrative description of the material factors necessary to understand the information disclosed therein. We are considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, our reporting obligations extend only to the individuals serving as our Chief Executive Officer and our two other most highly compensated executive officers.

Following the consummation of the Business Combination, we developed and adopted an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward individuals who contribute to our long-term success. Decisions on the executive compensation program made by the Compensation Committee.

For the fiscal year ended December 31, 2025, our named executive officers were:

•	Don Burnette—Chief Executive Officer

•	Surajit Datta—Chief Financial Officer

•	Michael Wiesinger—Chief Operating Officer

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Named Executive Officers Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the fiscal year ended December 31, 2025 and 2024, except in the case of Mr. Datta who was not a named executive officer for the fiscal year ended December 31, 2024.

Name and Principal Position	Year	Salary ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Don Burnette Chief Executive Officer	2025	375,000	7,029,580	300,000	7,704,580
	2024	325,000	—	65,000	390,000
Surajit Datta(3) Chief Financial Officer	2025	141,667	13,421,254	92,083	13,655,004
	2024	—	—	—	—
Michael Wiesinger Chief Operating Officer	2025	354,500	2,962,749	230,425	3,547,674
	2024	294,365	486,797	73,530	854,692

(1)

All option awards were originally granted under the Legacy Kodiak 2018 Plan and have since been assumed by us in the Business Combination. Amounts reported represent the aggregate grant date fair value of stock options granted to each named executive officer computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC Topic 718, Compensation—Stock Compensation (“ASC 718”), excluding the effect of any estimated forfeitures. Assumptions used in the calculation of this amount are included in Note 13 to our audited consolidated financial statements included in this Annual Report.

(2)	Represents cash bonuses earned by the named executive officers pursuant to the Legacy Kodiak Incentive Bonus Plan.
(3)	Mr. Datta commenced employment with Legacy Kodiak in August 2025.

Narrative Disclosure to Named Executive Officers Summary Compensation Table

For the fiscal year ended December 31, 2025, the compensation program for our named executive officers consisted of base salary and incentive compensation in the form of bonuses and stock option awards.

Employment Arrangements with Named Executive Officers

Legacy Kodiak entered into written continuing employment letters or offer letters setting forth the terms and conditions of employment for each of our named executive officers, as described below. Additionally, each of our named executive officers is also entitled to certain change in control and/or severance benefits upon the occurrence of certain events, the terms of which are described in more detail below under the section titled “Potential Payments upon Termination or Change in Control.”

Don Burnette

Legacy Kodiak entered into a continuing employment letter with Mr. Burnette, our Chief Executive Officer. The confirmatory employment letter has no specific term, provides for at-will employment and provides for eligibility to participate in Company-sponsored benefits programs. In addition, Legacy Kodiak entered into an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with Mr. Burnette, which remains in effect. For 2025, Mr. Burnette’s annual base salary was initially $325,000 and was increased to $425,000 effective as of July 1, 2025, and his annual target bonus was 80% of base salary.

Surajit Datta

Legacy Kodiak entered into an offer letter with Mr. Datta, our Chief Financial Officer. The offer letter has no specific term, provides for at-will employment and provides for eligibility to participate in Company-sponsored benefits programs. In addition, Legacy Kodiak entered into an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with Mr. Datta, which remains in effect. For 2025, Mr. Datta’s annual base salary was $400,000 and his annual target bonus was 65% of base salary.

Michael Wiesinger

Legacy Kodiak entered into a continuing employment letter with Mr. Wiesinger, our Chief Operating Officer. The confirmatory employment letter has no specific term, provides for at-will employment and provides for eligibility to participate in Company-sponsored benefits programs. In addition, Legacy Kodiak entered into an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with Mr. Wiesinger, which remains in effect. For 2025, Mr. Wiesinger’s annual base salary was initially $309,000 and was increased to $400,000 effective as of July 1, 2025, and his annual target bonus was 65% of base salary.

Base Salary

Base salaries are set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Non-Equity Incentive Compensation

Incentive Bonus Plan

For 2025, each of our named executive officers were eligible to earn an annual bonus under our Incentive Bonus Plan based upon an assessment of achievement of corporate goals, which included the delivery of a certain number of autonomous semi-trucks in 2025. In early 2026, we determined achievement for each of our named executive officers and each received a bonus payout at 100% of target.

Executive Incentive Compensation Plan

In connection with the consummation of the Business Combination, the Board considered and approved an Executive Incentive Compensation Plan (the “Incentive Compensation Plan”) to provide periodic incentive bonus opportunities to Kodiak employees. The Compensation Committee administers the Incentive Compensation Plan.

Under the Incentive Compensation Plan, the administrator determines the performance goals applicable to any award, which goals may include, without limitation, goals related to: research and development milestones; regulatory milestones or regulatory-related goals; gross margin; financial milestones; new product or business development; operating margin; product release timelines or other product release milestones; publications; cash flow; procurement; savings; internal structure; leadership development; project function or portfolio-specific milestones; license or research collaboration agreements; capital raising; initial public offering preparations; patentability; and individual objectives such as peer reviews or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award.

The administrator of the Incentive Compensation Plan may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards will be paid in cash (or its equivalent) in a single lump sum only after they are earned, which usually requires continued employment through the date the actual award is paid. The administrator reserves the right to settle an actual award with a grant of an equity award under Kodiak’s then-current equity compensation plan, which equity award may have such terms and conditions, as the administrator determines. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in the Incentive Compensation Plan. The administrator has the authority to amend, alter, suspend or terminate the Incentive Compensation Plan, provided such action does not materially alter or materially impair the existing rights of any participant with respect to any earned awards.

Equity Awards

Legacy Kodiak historically granted stock options under the 2018 Plan to its employees, consultants, and directors, including certain of our named executive officers, which options were assumed by us in connection with the Business Combination. In order to provide a long-term incentive, these stock options generally vest over four years subject to continued service. The vesting terms of stock options granted to our named executive officers that were outstanding as of December 31, 2025 are set forth in the “Outstanding Equity Awards at Fiscal 2025 Year End” table below.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2025. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(2)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(4)
Equity compensation plans approved by security holders(1)	74,672,900	$1.89	12,113,470

(1)	Includes the 2018 Plan, the 2025 Plan, and the ESPP. The 2018 Plan expired as to future grants in September 2025.
(2)	Includes stock options and restricted stock units and performance stock units.
(3)	Weighted-average exercise prices are calculated without regard to restricted stock units, which do not have any exercise price.

(4)

Includes: 6,474,470 shares from the 2025 Plan and 5,639,000 shares from the ESPP. The 2025 Plan provides that on the first day of each year beginning on January 1, 2026, the number of shares of common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 56,390,000 shares of common stock , (ii) 5% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year or (iii) such other amount as the plan administrator may determine. The ESPP provides that on the first day of each year beginning January 1, 2026, the number of shares of common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 11,280,000 shares, (ii) 1% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year or (iii) such other amount as the plan administrator may determine. On January 1, 2026, the number of shares of common stock available for issuance under the 2025 Plan and the ESPP increased by 9,084,526 shares and 1,816,905 shares, respectively, pursuant to these provisions. These changes are not reflected in the table above.

Outstanding Equity Awards at Fiscal 2025 Year End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2025:

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Don Burnette(3)	06/27/2025	127,134	889,950	6.84	06/26/2035
Surajit Datta(4)	08/27/2025	—	2,035,914	8.88	08/26/2035
Michael Wiesinger(5)	11/01/2022	409,354	—	0.68	12/22/2031
Michael Wiesinger(6)	11/01/2022	77,257	11,050	0.68	06/01/2032
Michael Wiesinger(7)	12/18/2022	274,869	91,628	0.68	12/17/2032
Michael Wiesinger(8)	08/30/2023	82,788	49,673	0.68	08/29/2033
Michael Wiesinger(9)	08/21/2024	455,068	585,099	0.47	08/20/2034
Michael Wiesinger(10)	06/27/2025	53,578	375,050	6.84	06/26/2035

(1)

All stock options were granted pursuant to the Legacy Kodiak 2018 Plan. In connection with the Business Combination, each of our named executive officers received Earnout RSUs. The Earnout RSUs are not intended to be compensatory and are therefore excluded from tabular disclosure in this section.

(2)

This column represents the fair market value of a share of Legacy Kodiak Common Stock on the date of the grant, as determined by our board of directors. The exercise price of each of Mr. Wiesinger’s equity awards with a grant date of November 11, 2022 was repriced to $0.45 per share in November 2022. In connection with the closing of the Business Combination, each outstanding option to purchase shares of Legacy Kodiak Common Stock, whether vested or unvested, was exchanged for a comparable option to purchase that number of shares of Common Stock of the Issuer based on the Common Stock Exchange Ratio. The exercise price for each such option was also accordingly adjusted based on the Common Stock Exchange Ratio.

(3)

1/8th of the shares subject to the option vested on December 30, 2025 and 1/48th of the shares subject to the option vest each month thereafter, subject to the holder’s continuous service through the applicable vesting date.

(4)

1/4th of the shares subject to the option vest on August 25, 2026 and 1/48th of the shares subject to the option vest each month thereafter, subject to the holder’s continuous service through the applicable vesting date.

(5)

1/8th of the shares subject to the option vested on June 15, 2022 and 1/48th of the shares subject to the option began vesting each month thereafter, subject to the holder’s continuous service through the applicable vesting date.

(6)

1/8th of the shares subject to the option vested on December 15, 2022 and 1/48th of the shares subject to the option began vesting each month thereafter, subject to the holder’s continuous service through the applicable vesting date.

(7)

1/8th of the shares subject to the option vested on June 15, 2023 and 1/48th of the shares subject to the option began vesting each month thereafter, subject to the holder’s continuous service through the applicable vesting date.

(8)

1/8th of the shares subject to the option vested on December 15, 2023 and 1/48th of the shares subject to the option vest each month thereafter, subject to the holder’s continuous service through the applicable vesting date.

(9)

1/8th of the shares subject to the option vested on September 1, 2024 and 1/48th of the shares subject to the option vest each month thereafter, subject to the holder’s continuous service through the applicable vesting date.

(10)

1/8th of the shares subject to the option vest on December 30, 2025 and 1/48th of the shares subject to the option vest each month thereafter, subject to the holder’s continuous service through the applicable vesting date.

Awards held by certain of our named executive officers may be eligible for accelerated vesting under specified circumstances, as described in more detail below under the section titled “Potential Payments upon Termination or Change in Control.”

No Nonpublic Material Information Taken into Account for Executive Compensation

Our Board and Compensation Committee do not take material nonpublic information into account when determining the timing and terms of any stock option grant or any other equity compensation. The timing of any stock option grants to recipients in connection with new hires, promotions or other non-routine grants is tied to the event giving rise to the award (such as an employee’s commencement of employment or promotion effective date). We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During fiscal year 2025, we did not award stock option grants to our named executive officers in the period beginning four business days before the filing or furnishing of a report disclosing material nonpublic information and ending one business day thereafter.

Potential Payments upon Termination or Change in Control

Change in Control and Severance Policy

In connection with the consummation of the Business Combination, the Board considered and approved a new Change in Control and Severance Policy, in which designated participants, including our named executive officers, will participate (the “Severance Policy”). The Severance Policy provides as follows:

If we terminate a named executive officer’s employment other than for “cause,” death or “disability” or such named executive officer resigns for “good reason” during the period from the period beginning three months prior to a “change in control” (as such terms are defined in the Severance Policy) and ending twelve months following a change in control (the “change in control period”), such named executive officer will be eligible to receive the following severance benefits (less applicable tax withholdings):

•

100% of the named executive officer’s then-outstanding and unvested equity awards will become fully vested and exercisable and any applicable performance goals will be deemed achieved at 100% of target;

•

A lump sum cash amount equal to 100% of the named executive officer’s base salary (or, for Mr. Burnette, 150%) as in effect immediately prior to the termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then the named executive officer’s annual base salary in effect immediately prior to such reduction) or the change in control, whichever is greater;

•

A lump sum payment equal to the named executive officer’s target bonus for the year of such termination of employment based on actual achievement and pro-rated based on the portion of such year that the named executive officer was employed by us; and

•

Payment or reimbursement of continued health coverage for the named executive officer and the named executive officer’s eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of up to 12 months (or, for Mr. Burnette, 18 months) or a taxable lump sum payment in lieu of payment or reimbursement, as applicable.

If we terminate a named executive officer’s employment other than for “cause,” death, or “disability,” or the named executive officer resigns for “good reason,” in any case, outside of the change in control period, such named executive officer will be eligible to receive the following severance benefits (less applicable tax withholdings):

•

A lump sum cash amount equal to 50% of the named executive officer’s base salary (or, for Mr. Burnette, 100%) in effect immediately prior to the termination (or if the termination is due to resignation for good reason based on a material reduction in base salary, then the annual base salary in effect immediately prior to such reduction); and

•

Payment or reimbursement of continued health coverage for the named executive officer and the named executive officer’s eligible dependents under COBRA for a period of up to 6 months (or, for Mr. Burnette, 12 months) or a taxable lump sum payment in lieu of payment or reimbursement, as applicable.

To receive the severance benefits upon a qualifying termination, a named executive officer must sign and not revoke our standard separation agreement and release of claims within the timeframe set forth in the Severance Policy. If any of the payments provided for under the Severance Policy or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax under Section 4999 of the Code, then the named executive officer will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits. The Severance Policy does not require us to provide any tax gross-up payments to any named executive officer.

Equity Incentive Plans

Under the 2025 Plan and the 2018 Plan, in the event of a merger or change in control, if the successor does not assume, or substitute for an award, the award will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and the award will become fully exercisable, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant authorized by the administrator.

In the event of a merger or change in control, awards granted to a non-employee director under the 2025 Plan while such individual was a non-employee director will fully vest, all restrictions on such awards will lapse, all performance goals or other vesting criteria applicable to such awards will be deemed achieved at 100% of target levels and such awards will become fully exercisable, unless specifically provided otherwise under the applicable award agreement or other written agreement with the non-employee director authorized by the administrator.

Under our 2025 Employee Stock Purchase Plan (the “ESPP”), in the event of a merger or change in control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the offering period with respect to which such option relates will be shortened by setting a new exercise date on which such offering period will end. The new exercise date will occur before the date of the proposed merger or change in control. The administrator of the ESPP will notify each participant prior to the new exercise date, that the exercise date for the option has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the offering period.

Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of our employees, including group life and disability insurance and travel insurance. We do not maintain any executive-specific benefit or perquisite programs.

Retirement Benefits

We maintain a 401(k) retirement savings plan, which is intended to be a tax qualified defined contribution plan under Section 401(k) of the Code, for the benefit of its employees, including our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax (traditional) or post-tax (Roth) basis, through contributions to the 401(k) plan. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.

Compensation Recovery Policy

In connection with the consummation of the Business Combination, the Board considered and approved an executive compensation recovery policy (the “Clawback Policy”), applicable to our current and future former executive officers in compliance with the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act as implemented by SEC rules and regulations and applicable listing standards. The Clawback Policy provides for the non-discretionary recovery of excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement. As is described in more detail in the Clawback Policy, excess compensation generally is incentive-based compensation that exceeds the amount a covered executive otherwise would have received had the compensation been determined based on the restated amounts. Excess compensation is generally covered by the Clawback Policy if received by an individual following the effective date of the policy and during the three completed fiscal years immediately prior to the date it is determined that an accounting restatement is required, such amounts were received after the individual became an executive officer and such individual was an executive officer at any time during the applicable performance period.

2018 Equity Incentive Plan

Our 2018 Plan was approved by our stockholders and adopted Legacy Kodiak’s board of directors in April 2018.

Our 2018 Plan allows us to grant incentive stock options, within the meaning of Section 422 of the Code, non-statutory stock options, stock appreciation rights, restricted stock awards and restricted stock units (each, an “award” and the recipient of such award, a “participant”) to our eligible employees, directors, officers and consultants and those of our parent or subsidiary companies. As of one business day prior to the Closing, our 2018 Plan was terminated. Accordingly, we may no longer grant any additional awards under our 2018 Plan. However, our 2018 Plan will continue to govern the terms and conditions of the outstanding awards granted under our 2018 Plan.

As of March 3, 2026, we had stock options covering 54,412,932 shares of Common Stock outstanding under the 2018 Plan.

Plan Administration. Our 2018 Plan is administered by our Board or one or more committees appointed by our Board. Different committees may administer our 2018 Plan with respect to different service providers. The administrator has all authority and discretion necessary or appropriate to administer our 2018 Plan and to control its operation, including the authority to construe and interpret the terms of our 2018 Plan and the awards granted under our 2018 Plan. The administrator’s decisions are final and binding on all participants and any other persons holding awards.

The administrator’s powers include the power to institute an exchange program under which: (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type or cash; (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator; or (iii) the exercise price of an outstanding award is increased or reduced. The administrator’s powers also include the power to prescribe, amend and rescind rules and regulations relating to our 2018 Plan, to modify or amend each award and to make all other determinations deemed necessary or advisable for administering our 2018 Plan.

Eligibility. Our employees, officers, directors and consultants or those of our parent or subsidiary companies are eligible to receive awards, provided such consultants render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction and do not directly promote or maintain a market for our securities, in each case, within the meaning of Form S-8 promulgated under the U.S. securities laws. Only our employees or employees of our parent or subsidiary companies are eligible to receive incentive stock options.

Stock Options. Stock options have been granted under our 2018 Plan. Subject to the provisions of our 2018 Plan, the administrator determines the term of an option, the number of shares and the class of shares subject to an option, and the time period in which an option may be exercised. The term of an option is stated in the applicable award agreement, but the term of an option may not exceed 10 years from the grant date. The administrator determines the exercise price of options, which generally may not be less than 100% of the fair market value of Legacy Kodiak Common Stock on the grant date, unless expressly determined in writing by the administrator on the option’s grant date. However, an incentive stock option granted to an individual who directly or by attribution owns more than 10% of the total combined voting power of all of our classes of stock or of any of our parent or subsidiary may have a term of no longer than 5 years from the grant date and will have an exercise price of at least 110% of the fair market value of Legacy Kodiak Common Stock on the grant date. In addition, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all of our plans and any of our parent or subsidiary) exceeds $100,000, such options will be treated as non-statutory stock options. The administrator determines how a participant may pay the exercise price of an option, and the permissible methods are generally set forth in the applicable award agreement. If a participant’s status as a “service provider” (as defined in our 2018 Plan) terminates, that participant may exercise the vested portion of his or her option for the period of time stated in the applicable award agreement. Vested options generally will remain exercisable for 30 days or such longer period of time as set forth in the applicable award agreement if a participant’s status as a service provider terminates for a reason other than death or disability. If a participant’s status as a service provider terminates due to death or disability, vested options generally will remain exercisable for six months from the date of termination (or such other longer period as set forth in the applicable award agreement). In no event will an option remain exercisable beyond its original term. If a participant does not exercise his or her option within the time specified in the award agreement, the option will terminate. Except as described above, the administrator has the discretion to determine the post-termination exercisability periods for an option.

Restricted Stock. Restricted stock has been granted under our 2018 Plan. Subject to the terms and conditions of our 2018 Plan and the individual award agreement, the administrator determines the terms and conditions of the restricted stock awards, including the vesting criteria, which, depending on the extent to which the criteria are met, will determine the number of awards that will be paid to a participant. The administrator may set vesting criteria based on the achievement of Company-wide, business unit or individual goals (including continued

employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. Upon meeting the applicable vesting criteria, a participant holding a restricted stock award is entitled to receive a payout as determined by the administrator. At any time after the grant of such awards, the administrator may, in its sole discretion, reduce or waive any vesting criteria that must be met to receive a payout. Payment of earned restricted stock awards will be made as soon as practicable after the date(s) determined by the administrator and set forth in the award agreement. Earned restricted stock awards generally will be settled in shares of Legacy Kodiak Common Stock unless otherwise determined by the administrator in accordance with our 2018 Plan.

Non-transferability of Awards. Unless determined otherwise by the administrator, awards may not be sold, pledged, assigned, hypothecated or otherwise transferred in any manner other than by will or by the laws of descent and distribution. In addition, during an applicable participant’s lifetime, only that participant may exercise their award. If the administrator makes an award transferable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution or (iii) as permitted by Rule 701 of the Securities Act.

Certain Adjustments. If there is a dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or our other securities or other change in our corporate structure affecting the shares, the administrator will make proportionate adjustments to the number and type of shares that may be delivered under our 2018 Plan or the number, type and price of shares covered by each outstanding award. The administrator’s determination regarding such adjustments will be final, binding and conclusive.

Dissolution or Liquidation. In the event of our proposed dissolution or liquidation, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.

Merger and Change of Control. In the event of a merger with or into another corporation or entity or a “change in control” (as defined in our 2018 Plan), each outstanding award will be treated as the administrator determines, including that: (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated without payment) or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds or all awards of the same type, similarly. If a successor corporation does not assume or substitute an equivalent award for any outstanding award (or a portion of such award), in a merger or “change in control” (as defined in our 2018 Plan) then such award (or its applicable portion) will fully vest, all restrictions on such award (or its applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or its applicable portion) will be deemed achieved at 100% of target levels and such award (or its applicable portion) will become fully exercisable. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

Amendment and Termination. As noted above, our 2018 Plan was terminated as of immediately before the 2025 Plan became effective, and we may no longer grant any additional awards under our 2018 Plan. However, the 2018 Plan continues to govern the terms and conditions of the outstanding awards granted under the 2018 Plan.

Kodiak 2025 Equity Incentive Plan

The 2025 Plan was adopted in connection with the Business Combination and became effective upon the Closing. The 2025 Plan replaces the 2018 Plan, which expired as to future grants as of the Closing. The 2025 Plan allows us to grant awards of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards to employees, directors and consultants of ours or any parent or subsidiary corporation of ours, provided that incentive stock options may only be granted to our employees or those of any parent or subsidiary corporation of ours.

Authorized Shares

Subject to the adjustment provisions contained in the 2025 Plan and the evergreen provision described below, a number of shares of Common Stock is authorized for issuance pursuant to awards under the 2025 Plan equal to (i) 28,195,000 Shares, plus (ii) any shares of Common Stock subject to the equity awards under the 2018 Plan that are assumed in the Business Combination and that, following the effective date of the 2025 Plan, are cancelled or forfeited, expire or otherwise terminated without being exercised in full, are tendered to or withheld by Kodiak to satisfy exercise price or tax withholding obligations, or are forfeited to or repurchased by Kodiak due to failure to vest (provided that the maximum number of shares that may be added to the 2025 Plan pursuant to the foregoing clause (ii) is 56,100,142 shares). The number of shares available for issuance under the 2025 Plan also will include an annual increase, or the evergreen feature, on the first day of each fiscal year, beginning with Kodiak’s 2026 fiscal year, equal to the least of:

1. 56,390,000 shares of Common Stock;

2. a number of shares equal to five percent (5%) of the outstanding shares of all classes of Common Stock as of the last day of the immediately preceding fiscal year; and

3. or such number of shares as our Board or its designated committee may determine no later than the last day of Kodiak’s immediately preceding fiscal year.

Shares issuable under the 2025 Plan may be authorized, but unissued, or reacquired shares of Common Stock. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below), or, with respect to restricted stock, restricted stock units, or performance awards, is forfeited or repurchased due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2025 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2025 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2025 Plan. Shares that actually have been issued under the 2025 Plan under any award will not be returned to the 2025 Plan; except if shares issued pursuant to awards of restricted stock, restricted stock units, or performance awards are repurchased or forfeited due to failure to vest, such shares will become available for future grant under the 2025 Plan. Shares otherwise issuable under an award that are used to pay the exercise price of an award or satisfy the tax liabilities or withholding obligations related to an award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the administrator of the 2025 Plan) will become available for future grant or sale under the 2025 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2025 Plan.

If any dividend or other distribution (whether in cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of Kodiak, or other change in the corporate structure of Kodiak affecting the shares, occurs (other than any ordinary dividends or other ordinary distributions), the administrator of the 2025 Plan, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2025 Plan, will adjust the number and class of shares that may be delivered under the 2025 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2025 Plan.

Plan Administration

Our Board or one or more committees appointed by our Board has authority to administer the 2025 Plan. The 2025 Plan is administered by the Compensation Committee.

In addition, to the extent it is desirable to qualify transactions under the 2025 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Except to the extent prohibited by applicable laws, the administrator may delegate to one or more individuals the day-to-day administration of the 2025 Plan and any of the functions assigned to it in the 2025 Plan, which delegation may be revoked at any time. Subject to the provisions of the 2025 Plan, the administrator has the power to administer the 2025 Plan and make all determinations deemed necessary or advisable for administering the 2025 Plan, including the power to determine the fair market value of Common Stock, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the 2025 Plan, determine the terms and conditions of awards (including the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2025 Plan and awards granted under it, prescribe, amend and rescind rules and regulations relating to the 2025 Plan, including creating sub-plans, modify or amend each award, allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award, and to determine whether awards will be settled in share, cash or in any combination thereof. The administrator also has the authority to allow participants the opportunity under an exchange program to transfer outstanding awards granted under the 2025 Plan to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards granted under the 2025 Plan may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash, or by which the exercise price of an outstanding award granted under the 2025 Plan is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants and will be given the maximum deference permitted by applicable law.

Types of Awards

The 2025 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock, restricted stock units and performance awards. A brief description of each award type follows.

Stock Options

Stock options may be granted under the 2025 Plan. The per share exercise price of options granted under the 2025 Plan generally must be equal to at least 100% of the fair market value of a share of Common Stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of Kodiak’s (or any of its parent’s or subsidiary’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of Common Stock on the grant date. The administrator determines the methods of payment of the exercise price of an option, which may include cash, check, promissory note (to the extent permitted by applicable law), certain shares of Common Stock, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. After the cessation of service of an employee, director or consultant, he or she may exercise, to the extent exercisable, his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2025 Plan, the administrator determines the terms of options. Until shares are issued under an option, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2025 Plan, as summarized further above.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2025 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Common Stock between the exercise date and the date of grant. The term of a stock appreciation right may not exceed ten years. After the cessation of service of an employee, director or consultant, he or she may exercise, to the extent exercisable, his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the stock appreciation rights will remain exercisable for six months following the cessation of service. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2025 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of Common Stock, or a combination of both, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. Until shares are issued under a stock appreciation right, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2025 Plan, as summarized further above.

Restricted Stock

Restricted stock may be granted under the 2025 Plan. Restricted stock awards are grants of shares of Common Stock that may have vesting requirements under any such terms and conditions established by the administrator. The administrator determines the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2025 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever restrictions on transferability, forfeiture provisions or other restrictions or vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may determine that an award of restricted stock will not be subject to any period of restriction and consideration for such award is paid for by past services rendered as a service provider. Recipients of restricted stock awards generally will have voting rights and rights to dividends and other distributions with respect to such shares upon grant unless the administrator provides otherwise. If such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the share of restricted stock with respect to which they were paid. Shares of restricted stock that do not vest are subject to the right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units (“RSUs”) may be granted under the 2025 Plan. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Common Stock. Subject to the provisions of the 2025 Plan, the administrator determines the terms and conditions of RSUs, including any vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Awards

Performance awards may be granted under the 2025 Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or stock. Each performance award will have an initial value that is determined by the administrator. Subject to the terms and conditions of the 2025 Plan, the administrator determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-Employee Directors

All outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under the 2025 Plan. The 2025 Plan provides that in any given fiscal year of Kodiak, no outside director may be granted any equity awards (including equity awards under the 2025 Plan) (the value of which will be based on their grant date fair value) and be provided any cash retainers or fees that in the aggregate exceed $750,000, provided that in the Kodiak’s fiscal year of the individual’s initial service as a non-employee director, such amount is increased to $1,000,000. For the purposes of this maximum limit provision, the grant date fair values of awards granted under the 2025 Plan will be determined according to GAAP. This maximum limit provision does not reflect the intended size of any potential grants or a commitment to make grants to the outside directors under the 2025 Plan in the future.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2025 Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of Kodiak, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction. Unless provided otherwise by the administrator, all awards, to the extent that they have not been previously exercised, vested or settled, will terminate immediately before the consummation of such proposed action.

Merger or Change in Control

The 2025 Plan provides that in the event of Kodiak’s merger with or into another corporation or a change in control, as defined in the 2025 Plan, each outstanding award will be treated as the administrator determines

(subject to the provisions of the following paragraph), without a participant’s consent. The administrator may provide that awards granted under the 2025 Plan will be (i) assumed, or substantially equivalent awards substituted, by the acquiring or succeeding entity (or an affiliate thereof), (ii) awards will be continued, subject to adjustment pursuant to the terms of the 2025 Plan, (iii) upon written notice to the participant, terminated upon or immediately prior to the merger or change in control, (iv) made vested and exercisable or payable and, to the extent the administrator determines, terminated upon or immediately prior to the merger or change in control, (v) terminated in exchange for cash, other property or other consideration, or any combination of the above (provided, for the avoidance of doubt, that if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated without payment), or replaced with such other rights or property selected by the administrator in its sole discretion, or (vi) any combination of the foregoing. The administrator is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type, similarly.

If a successor (or an affiliate thereof) does not assume, substitute for or continue an award (or portion thereof), then such award (or its applicable portion) will fully vest, all restrictions on such award (or its applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or its applicable portion) will be deemed achieved at 100% of target levels and such award (or its applicable portion) will become fully exercisable, if applicable, for a specified period before the transaction, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant authorized by the administrator. In addition, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant authorized by the administrator, if an option or stock appreciation right (or a portion of such award) is not assumed, substituted or continued, the administrator will notify the participant that such option or stock appreciation right (or its applicable portion) will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right (or its applicable portion) will terminate upon the expiration of such period.

With respect to awards held by a non-employee director, in the event of a change in control, the non-employee director will fully vest in and have the right to exercise outstanding options and/or stock appreciation rights, all restrictions on other outstanding awards will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant.

Forfeiture and Clawback

Awards will be subject to any clawback policy which is in effect at grant and any other clawback policy of which we are required to adopt pursuant to the listing standards of any national securities exchange or association on which Kodiak securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit or return to Kodiak or reimburse Kodiak for all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of Kodiak as described in the first sentence of this paragraph or with applicable laws.

Amendment or Termination

The 2025 Plan became effective upon the Closing and will continue in effect until terminated by the administrator. However, no incentive stock options may be granted after 10 years from the date the 2025 Plan is adopted by our Board and the evergreen feature of the 2025 Plan will terminate 10 years from the date the 2025 Plan is adopted by our Board. In addition, the administrator will have the authority to amend, suspend, or terminate the 2025 Plan or any part of the 2025 Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant without his or her written consent.

Kodiak 2025 Employee Stock Purchase Plan

The ESPP was adopted in connection with the Business Combination and became effective upon the Closing, but the first offering period will commence at a later date determined by the administrator of the ESPP. The ESPP provides eligible employees an opportunity to purchase Common Stock at a discount through accumulated contributions of their earned compensation. The ESPP permits the administrator of the ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Shares Available for Issuance

Subject to adjustment upon certain changes in Kodiak’s capitalization as described in the ESPP, the maximum number of shares of Common Stock that is available for issuance under the ESPP will be a number equal to the lesser of (i) 5,639,000 shares of Common Stock or 2% of the total number of shares of Common Stock outstanding immediately following the consummation of the Business Combination, plus any annual increase as described in the following sentence. The number of shares of Common Stock available for issuance under the ESPP will be increased on the first day of the fiscal year beginning with Kodiak’s 2026 fiscal year in an amount equal to the least of (i) 11,280,000 shares of Common Stock, (ii) a number of shares of Common Stock equal to 1% of the outstanding shares of all classes of Common Stock on the last day of the immediately preceding fiscal year of Kodiak, or (iii) such number of shares of Common Stock determined by the administrator no later than the last day of the immediately preceding fiscal year of Kodiak. Shares issuable under the ESPP may be authorized, but unissued, or reacquired shares of Common Stock.

We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of Common Stock.

The ESPP provides that in the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of Common Stock or other securities of Kodiak or other change in Kodiak’s corporate structure affecting Common Stock occurs (other than any ordinary dividends or other ordinary distributions), to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the ESPP, the administrator will make adjustments to the number and class of shares that may be delivered under the ESPP and/or the purchase price per share and number and class of shares covered by each option granted under the ESPP that has not yet been exercised, and the numerical share limits under the ESPP.

Administration

Our Board or a committee appointed by our Board has authority to administer the ESPP. Unless and until determined otherwise by our Board, the Compensation Committee administers the ESPP. The administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of Kodiak’s employees, designate separate offerings under the ESPP, designate any subsidiaries of Kodiak as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary or advisable for the administration of the ESPP, including adopting such procedures, sub-plans and appendices to the subscription agreement as are necessary or appropriate to permit participation in the ESPP by employees who are non-U.S. nationals or employed outside the United States. The administrator’s findings, decisions and determinations are final and binding on all participants to the maximum extent permitted by law.

Eligibility

Generally, any of Kodiak’s employees are eligible to participate in the ESPP if they are customarily employed by Kodiak or any of its participating subsidiaries for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, before an enrollment date for all options granted on such enrollment date in an offering, may determine (for each offering under the 423 Component, as defined below, on a uniform and nondiscriminatory basis or as otherwise permitted by applicable Treasury Regulations) that the definition of eligible employee would or would not include an individual if he or she: (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since the employee’s last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Code Section 414(q) or (v) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or who is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act. In addition, an employee may not be granted an option to purchase stock under the ESPP if the employee (a) immediately after the grant, would own stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of Kodiak or any parent or subsidiary of Kodiak; or (b) holds rights to purchase stock under all of Kodiak’s employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year during which his or her right to purchase shares is outstanding at any time. As of September 30, 2025, Kodiak had approximately 300 employees (including employee directors).

Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of Common Stock. Participation ends automatically upon termination of employment with Kodiak (or its participating subsidiaries).

Offering Periods and Purchase Periods

The ESPP includes a component, or the “423 Component,” that is intended to qualify as an “employee stock purchase plan” under Code Section 423, and a component that does not comply with Code Section 423, or the “Non-423 Component.” The Non-423 Component will provide for substantially the same benefits as an option granted under the 423 Component, except that a Non-423 Component may include features necessary to comply with applicable non-U.S. laws pursuant to rules, procedures or sub-plans adopted by the administrator. For purposes of this summary, a reference to the ESPP generally means the terms and operations of the 423 Component.

The ESPP provides for offering periods with a duration and start and end dates as determined by the administrator, provided that no offering period will have a duration exceeding 27 months. Unless determined otherwise by the administrator, each offering period has one purchase period with the same duration as the offering period. The administrator is authorized to change the duration of future offering periods and purchase periods under the ESPP, including the starting and ending dates of offering periods and purchase periods and the number of purchase periods in any offering periods. Unless determined otherwise by the administrator and to the extent an offering period provides for more than one purchase date in such offering period, if the fair market value of a share of Common Stock on a purchase date is less than the fair market value of a share of Common Stock on the first trading day of the offering period, participants in that offering period will be withdrawn from that offering period following their purchase of shares on such purchase date and automatically will be enrolled in a new offering period.

Contributions

The ESPP permits participants to purchase shares of Common Stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for overtime, shift premium, commissions, incentive compensation, equity compensation, bonuses, and other similar compensation. The administrator may change the compensation eligible for contribution under the ESPP on a uniform and nondiscriminatory basis for future offering periods.

Exercise of Purchase Right

Amounts deducted and accumulated by a participant under the ESPP are used to purchase shares of Common Stock at the end of each purchase period. The purchase price of the shares will be 85% of the lower of (i) the fair market value of a share of Common Stock on the first trading day of the offering period or (ii) the fair market value of a share of Common Stock on the exercise date. A participant will be permitted to purchase a maximum number of shares during each offering period to be determined by the administrator, provided that the administrator may increase or decrease such maximum number of shares for each purchase period or offering period. Until shares of Common Stock are issued (as evidenced by the appropriate entry on Kodiak’s books or the books of a duly authorized transfer agent of Kodiak) to a participant, the participant will have only rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder with respect to such shares.

Termination of Participation

Participation in the ESPP generally terminates when a participating employee’s employment with Kodiak, or a participating subsidiary, ceases for any reason, the employee withdraws from the ESPP or Kodiak terminates or amends the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, generally the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.

Non-Transferability

A participant will not be permitted to transfer the contributions credited to his or her ESPP account or rights granted under the ESPP, other than by will or the laws of descent and distribution.

Dissolution or Liquidation

In the event of Kodiak’s proposed dissolution or liquidation, any offering period in progress will be shortened by setting a new purchase date and will terminate immediately before the completion of such proposed transaction, unless determined otherwise by the administrator.

Merger or Change in Control

In the event of a merger or change in control of Kodiak, as defined in the ESPP, a successor corporation may assume or substitute for each outstanding option. If the successor corporation does not assume or substitute for the options, the offering period then in progress under the ESPP will be shortened, and a new exercise date will be set to occur before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Amendment; Termination

The ESPP became effective upon immediately prior to the closing of the Business Combination, and will continue in effect for 20 years unless the administrator terminates it earlier. The administrator has the authority to modify, amend, suspend or terminate the ESPP at any time. If the ESPP is terminated, the administrator may elect to terminate all outstanding offering periods either immediately or upon the next exercise date, or may elect to permit offering periods to expire in accordance with their terms. If the offering periods are terminated prior to expiration, all amounts then credited to participants’ accounts that have not been used to purchase shares will be returned to the participants.

Fiscal 2025 Director Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to our non-employee directors for the fiscal year ended December 31, 2025.

Mr. Burnette receives no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Mohamed Elshenawy(3)	19,466	1,198,093	1,217,559
Kenneth Goldman(3)	22,822	1,198,093	1,220,915
Ross Kestin(4)	—	—	—
James Reed(3)	26,849	—	26,849
Allyson Satin(5)	—	—	—
Kristin Sverchek(3)	21,479	1,198,093	1,219,572
Scott Tobin	22,822	—	22,822

(1)

All option awards were originally granted under the Legacy Kodiak 2018 Equity Incentive Plan (the “2018 Plan”) and have since been assumed by us in the Business Combination. The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the directors in fiscal 2025, computed in accordance ASC 718, excluding the effect of any estimated forfeitures. Assumptions used in the calculation of this amount are included in Note 14 to our audited consolidated financial statements included in this Annual Report.

(2)	The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2025.

Name	Number of Shares Underlying Outstanding Options
Mohamed Elshenawy	183,095
Kenneth Goldman	183,095
Ross Kestin	—
James Reed	1,237,151
Allyson Satin	—
Kristin Sverchek	183,095
Scott Tobin	—

(3)

In connection with the Business Combination, each of Messrs. Elshenawy, Goldman and Reed and Ms. Sverchek received certain RSU grants in respect of outstanding Legacy Kodiak Options prior to the Effective Time (“Earnout RSUs”). The Earnout RSUs are not intended to be compensatory and have therefore been excluded from tabular disclosure in this section.

(4)	Ross Kestin served as member of the Legacy Kodiak Board until July 2025.
(5)	Allyson Satin waived payment of her cash compensation for fiscal year 2025.

Director Compensation

Under the effectiveness of our Director Compensation Policy, each eligible non-employee director will receive cash and equity compensation for board services described below. We also will continue to reimburse our eligible non-employee directors for reasonable, customary, and documented travel expenses to board and committee meetings.

Cash Compensation

Eligible non-employee directors are entitled to receive the following cash compensation for their services under the Director Compensation Policy:

•	$60,000 per year for service as a board member;

•	$40,000 per year for service as non-employee chair of the board of directors;

•	$20,000 per year for service as chair of the Audit Committee;

•	$10,000 per year for service as a member of the Audit Committee;

•	$15,000 per year for service as chair of the Compensation Committee;

•	$7,500 per year for service as a member of the Compensation Committee;

•	$10,000 per year for service as chair of the Nominating and Corporate Governance Committee; and

•	$5,000 per year for service as a member of the Nominating and Corporate Governance Committee.

Each eligible non-employee director who serves as the chair of a committee receives only the additional annual fee as the chair of the committee and not the additional annual fee as a member of the committee. All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.

Equity Compensation

Initial Award

Under the Director Compensation Policy, each person who first becomes a non-employee director following the Closing Date automatically will be granted the following awards of RSUs covering a number of shares having a grant date fair value (determined in accordance with GAAP) equal to $390,000, rounded to the nearest whole share (an “Initial Award”). The Initial Award will be made on the first trading date on or after the date on which such individual first becomes a non-employee director, whether through election by our stockholders or appointment by our Board to fill a vacancy. If an individual was a member of our Board and also an employee, becoming a non-employee director due to termination of employment will not entitle the non-employee director to an Initial Award.

Subject to our Director Compensation Policy, one-third (1/3rd) of the RSUs subject to an Initial Award will vest on each anniversary of the grant date, subject to the non-employee director continuing to be a service provider to us through the applicable vesting date.

Annual Award

Under the Director Compensation Policy, each eligible non-employee director automatically will be granted, on the date of each annual meeting of our stockholders starting in 2026, an annual award of RSUs covering a number of shares having a grant date fair value (determined in accordance with GAAP) of $195,000, rounded to the nearest whole share (the “Annual Award”). Subject to the terms of our Director Compensation Policy, it is expected that an Annual Award will vest on the earlier of the first anniversary of the grant date or our next annual meeting of stockholders, subject to the eligible non-employee director continuing to be a service provider to us through the applicable vesting date.

Other Terms

The Director Compensation Policy includes a maximum annual limit of $750,000 of cash compensation and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year, increased to $1,000,000 in the initial fiscal year of service as a non-employee director. For purposes of this limitation, the value of equity awards are based on the grant date fair value (determined in accordance with GAAP). Any cash compensation paid or equity awards granted to a person for his or her services as a consultant (other than as a non-employee director), does not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

In the event of a “change in control” (as defined in the 2025 Plan), each non-employee director will fully vest in his or her outstanding equity awards under the 2025 Plan, including any Initial Award or Annual Award, provided that the eligible non-employee director continues to be a non-employee director through such date.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS

Related Party Transactions with SPAC Sponsor and SPAC Sponsor Affiliates

AACT Class B Ordinary Shares

On March 19, 2021, the SPAC Sponsor paid $25,000 to cover certain offering and formation costs of AACT, our legal predecessor, in consideration of the issuance of AACT Class B Ordinary Shares. Following a share surrender and certain share recapitalizations by AACT, the SPAC Sponsor held an aggregate of 12,937,500 AACT Class B Ordinary Shares as of April 25, 2023. The SPAC Sponsor agreed to forfeit up to 1,687,500 of its AACT Class B Ordinary Shares to the extent that the underwriter’s over-allotment option was not exercised in full so that the AACT Class B Ordinary Shares would represent, on an as-converted basis, 20% of AACT’s issued and outstanding shares after the IPO. On April 25, 2023, the underwriters partially exercised the over-allotment option to purchase 5,000,000 AACT Units, resulting in 1,250,000 AACT Class B Ordinary Shares no longer being subject to forfeiture. On June 5, 2023, following the expiration of the remaining over-allotment option, the SPAC Sponsor forfeited 437,500 of its remaining AACT Class B Ordinary Shares. On April 22, 2025, the SPAC Sponsor converted all of its 12,500,000 AACT Class B Ordinary Shares into AACT Class A Ordinary Shares (the “Converted AACT Class A Ordinary Shares”) on a one-for-one basis.

Pursuant to the letter agreement between AACT, the SPAC Sponsor and AACT’s officers and directors entered into in connection with the IPO (the “Letter Agreement”), the SPAC Sponsor and AACT’s officers and directors agreed not to transfer, assign or sell any of the AACT Class B Ordinary Shares (except to certain permitted transferees) until the earlier of (i) one year after the date of the Closing or the completion of another initial business combination, or (ii) subsequent to the Closing or the completion of another initial business combination, (a) if the last reported sale price of AACT Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or another initial business combination, or (b) subsequent to the Business Combination or another initial business combination, the date on which AACT completes a liquidation, merger, share exchange or other similar transaction which results in all of AACT’s shareholders having the right to exchange their AACT Ordinary Shares for cash, securities or other property. However, since the Closing, this provision of the Letter Agreement is superseded by the lockup provisions in our Bylaws. The AACT Insiders (as defined in AACT’s Bylaws prior to the Domestication) and their respective permitted assigns agreed not to, without the prior written consent of our Board, transfer the shares of our Common Stock received upon conversion of the Converted AACT Class A Ordinary Shares prior to September 24, 2026. If the closing price per share of Common Stock equals or exceeds $12.00 for 20 of 30 consecutive trading days commencing on or after February 21, 2026, then such transfer restrictions will expire. In addition, in connection with the Closing, our Board waived the transfer restrictions with respect to (i) shares of our Common Stock issued upon the conversion of the Second Lien Loans, other than those shares of our Common Stock issued to the SPAC Sponsor Affiliate Investor and to an entity affiliated with one of our directors; and (ii) 226 shares of our Common Stock for each Legacy Kodiak Securityholder that was not an affiliate of Legacy Kodiak.

Private Placement Warrants

Concurrently with the closing of the IPO, AACT consummated the private placement of 14,300,000 Private Placement Warrants, including 1,000,000 Private Placement Warrants to cover over-allotments, for an aggregate purchase price of $14.3 million in a private placement to the SPAC Sponsor. Each Private Placement Warrant was exercisable to purchase one share of AACT Class A Ordinary Shares at a price of $11.50 per share prior to the Closing and is now exercisable to purchase one share of our Common Stock at a price of $9.28 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the IPO that was held in the Trust Account.

Business Combination Registration Rights Agreement

AACT previously entered into a registration and shareholder rights agreement pursuant to which the SPAC Sponsor was entitled to certain registration rights with respect to the Private Placement Warrants, the warrants that may be issuable upon conversion of the Overfunding Loans and the Working Capital Loans and the AACT Class A Ordinary Shares issued or issuable upon exercise of the foregoing and upon conversion of the AACT Class B Ordinary Shares. Additionally, the SPAC Sponsor was entitled, upon consummation of a business combination, to nominate three individuals for appointment to our Board, as long as the SPAC Sponsor held any securities covered by the registration and shareholder rights agreement. At the Closing, AACT, the SPAC Sponsor, and certain Legacy Kodiak Securityholders entered into an A&R Registration Rights Agreement, pursuant to which, among other things, the SPAC Sponsor and such Legacy Kodiak Securityholders are granted certain customary registration rights, on the terms and subject to the conditions therein, with respect to our securities that they hold following the Business Combination. Upon the closing of the Business Combination, the SPAC Sponsor was no longer entitled to nomination rights for appointing a director to our Board.

Advisory Agreement

On April 20, 2023, AACT engaged Ares Management Capital Markets LLC, an affiliate of the SPAC Sponsor, to provide consulting and advisory services to AACT in connection with the IPO and an initial business combination. AMCM received an IPO advisory fee of $2.0 million, paid upon the closing of the IPO. Pursuant to its engagement letter with AACT, AMCM was eligible to receive a deferred IPO advisory fee of $3.5 million, payable solely in the event that the AACT completes an initial business combination. Prior to the execution of the Business Combination Agreement, AACT and AMCM agreed to adjust the aggregate amount payable to AMCM as an IPO advisor upon closing of the Business Combination to $2.8 million. Such fees were reimbursed from a portion of the fees paid to the underwriters of the IPO in connection with the Closing.

Sponsor Support Agreement

On April 14, 2025, the SPAC Sponsor entered into an agreement with AACT and Legacy Kodiak, pursuant to which the SPAC Sponsor agreed to, among other things: (i) vote in favor of adoption of the Transaction Proposals (as defined in the Business Combination Agreement); (ii) vote against any Alternative Transaction (as defined in the Business Combination Agreement) and any merger agreement or merger other than the Business Combination Agreement and the Business Combination; and (iii) vote against any change in the business, management or board of directors of AACT (other than in connection with the Transaction Proposals or pursuant to the Business Combination Agreement or ancillary agreements).

Contribution

On April 16, 2025, the SPAC Sponsor agreed to make monthly deposits of $1.0 million directly to AACT’s trust account (the “Contributions”), up to an aggregate amount of $9.9 million. The Contributions represent $0.02 for each outstanding AACT Class A Ordinary Share, other than the Converted AACT Class A Ordinary Shares held by the SPAC Sponsor. The first Contribution was made on April 25, 2025, and additional Contributions were made on the 25th day of each month following April 25, 2025 (or if such day was not a business day, on the business day immediately preceding such day) until the Closing. As of the Closing, the SPAC Sponsor had made $4.9 million of Contributions. The Contributions did not bear any interest and were repaid upon the closing of the Business Combination.

Overfunding Loans

On April 25, 2023, concurrently with the closing of the IPO, the SPAC Sponsor extended to AACT a non-interest bearing loan of $4.5 million and an additional non-interest bearing loan of $500,000, for an aggregate outstanding principal amount of $5.0 million (the “Overfunding Loans”). The Overfunding Loans were extended to ensure that the initial amount in the AACT’s trust account was $10.10 per public share. The Overfunding Loans were repaid upon the closing of the Business Combination.

Working Capital Loans

To finance transaction costs in connection with a business combination, the SPAC Sponsor or an affiliate of the SPAC Sponsor provided AACT with Working Capital Loans (separate from the Overfunding Loans). The SPAC Sponsor provided an aggregate of $1.7 million in Working Capital Loans to AACT. The Working Capital Loans were repaid upon the closing of the Business Combination.

Administrative Service Fee

On April 20, 2023, AACT agreed to pay the SPAC Sponsor, or an affiliate of the SPAC Sponsor, a monthly fee of $16,667 for office space, utilities, secretarial support and administrative services. AACT incurred $50,000 during both the three months ended March 31, 2025 and 2024, and $200,004 and $139,447 during the years ended December 31, 2024 and 2023, respectively, in expenses in connection with such services. This arrangement terminated upon the closing of the Business Combination.

Observer Agreement

In connection with the Closing, we entered into a board observer agreement (the “Observer Agreement”) with the SPAC Sponsor. Pursuant to the Observer Agreement, following the Closing, the SPAC Sponsor is entitled to appoint one non-voting observer representative to attend certain meetings of our Board and our Board committees until the commencement of the third annual meeting of our stockholders following the Closing, subject to certain exceptions.

Letter Agreement

In addition, AACT, Legacy Kodiak, the SPAC Sponsor, and AAC II Co-Invest LP, a vehicle owned by certain Ares employees in which an officer and director of AACT was invested entered into a letter agreement whereby they (i) agreed that upon the Closing, our Board would waive the lockup restrictions with respect to shares of our Common Stock to be issued upon the conversion of the Second Lien Loans, other than those shares of our Common Stock to be issued to the SPAC Sponsor Affiliate Investor with respect to the initial Second Lien Loans provided by the SPAC Sponsor Affiliate Investor or to any of our directors, and (ii) provided that AAC II Co-Invest LP would have certain customary registration rights with respect our Common Stock to be received by such entity following conversion of the Second Lien Loans provided by such entity.

Second Lien Loan and Security Agreement and Related Acknowledgement

On August 22, 2025, an entity affiliated with Allyson Satin, a member of our Board, and at the time AACT’s Chief Operating Officer, funded $0.4 million of Second Lien Loans. In connection with the Series A Preferred Investment, Legacy Kodiak and the SPAC Sponsor entered into a certain acknowledgement and agreement dated September 15, 2025 pursuant to which Legacy Kodiak and the SPAC Sponsor determined that for purposes of the Second Lien Loan and Security Agreement, as of September 15, 2025, the conversion price of the Second Lien Loan for purposes of its conversion to shares of Common Stock in connection with the Closing was equal to $6.00.

Pre-Business Combination Related Party Transactions

Walmart Agreement

On October 3, 2023, Legacy Kodiak entered into a Master Transportation Agreement with Wal-Mart Transportation, LLC (“Walmart”), as amended on May 28, 2024 and November 14, 2024 (the “Walmart Agreement”). Pursuant to the Walmart Agreement, Legacy Kodiak agreed to provide certain transportation services utilizing its Kodiak Driver-powered trucks to Walmart. For the year ended December 31, 2024, Legacy Kodiak received revenue in the amount of $157,053 pursuant to the Walmart Agreement. For the year ended December 31, 2025, we received revenue in the amount of $169,000 pursuant to the Walmart Agreement. James

Reed served as Legacy Kodiak’s Chief Operating Officer until February 2024, served on the Legacy Kodiak Board, and currently serves on our Board. Mr. Reed served as the Vice President of Transportation of Walmart until May 2025. As a result, Mr. Reed may be deemed to have an indirect material interest in the Walmart Agreement.

James Reed Officer Compensation

On October 26, 2022, Legacy Kodiak entered into an offer letter with James Reed, whereby Legacy Kodiak offered Mr. Reed a position as its Chief Operating Officer (the “James Reed Offer Letter”). Pursuant to the James Reed Offer Letter and in exchange for Mr. Reed’s services, Legacy Kodiak agreed to provide (i) a $250,000 annual salary to Mr. Reed and (ii) a stock option to purchase 4,266,120 shares of Legacy Kodiak’s Common Stock (the “James Reed Option”), subject to the terms and conditions of Legacy Kodiak’s 2018 Plan.

On February 12, 2024, Legacy Kodiak and James Reed entered into a Consent to Partial Stock Option Cancellation and Amendment of Vesting Schedule Agreement, pursuant to which (i) James Reed resigned as Chief Operating Officer of Legacy Kodiak and continued to provide services solely as a member of the Legacy Kodiak Board, effective February 2, 2024 (the “Resignation Date”), and (ii) in consideration for Mr. Reed’s continued services, the James Reed Option was amended to reduce the number of shares subject to the option to be a total of 1,867,715 shares of Legacy Kodiak Common Stock, of which 1,244,285 shares were considered vested as of the Resignation Date, and 623,430 shares continue to vest, subject to Mr. Reed’s continued service on the Legacy Kodiak Board or our Board.

Gerhard Eschelbeck Compensation

Gerhard Eschelbeck, the father-in-law of Michael Wiesinger, has served as Legacy Kodiak’s Chief Security Officer since October 2022. Total compensation paid to Mr. Eschelbeck for the year ended December 31, 2025 consisted of base salary, bonus and other benefits totaling $120,000.00 and an option award granted under the 2018 Plan having an aggregate grant date fair value of $65,016.00, which award is subject to certain service-based vesting conditions.

Villa Rica Lease

On February 7, 2023, Legacy Kodiak entered into a Sublease Agreement (the “Villa Rica Lease”) with PFJ Southeast LLC (“PFJ”). Pursuant to the Villa Rica Lease, in exchange for a monthly fee, Legacy Kodiak rented certain properties from PFJ. For the year ended December 31, 2023, Legacy Kodiak recognized an aggregate rent expense of approximately $125,000 with respect to the Villa Rica Lease. PFJ is a joint venture between Speedway LLC and Pilot Travel Centers, LLC. An affiliate of Pilot Travel Centers LLC had a board designation right during the term of the Villa Rica Lease. As a result, the board members designated by the affiliate of Pilot Travel Centers LLC may be deemed to have an indirect material interest in the Villa Rica Lease.

SAFE Transactions

At various times since January 1, 2022, Legacy Kodiak has entered into SAFEs, each of which contemplates a valuation cap of $500.0 million and a discount rate of 50%, with certain investors, including certain of Legacy Kodiak’s related parties (collectively, the “SAFE Transactions”).

The following table sets forth a summary of the SAFE Transactions entered into with related parties:

Investor Name	Date of Transaction	Investment Amount ($)	Number of Shares of Common Stock Received at the Closing	Related Party
FP Direct Investment LVI LLC	05/10/2023	10,000,000	4,366,082	Ross Kestin(1)
SIP Global Tech Fund I, L.P. (together with SIP Global Tech Opportunity 3 LLC, “SIP”)	06/26/2024	1,900,000	829,555	SIP(2)
SIP Global Tech Opportunity 3 LLC	06/27/2024	100,000	43,660	SIP(2)
Aliya Growth Fund LLC—Series CC (together with its affiliates “Aliya”)	06/28/2024	390,000	170,276	Ross Kestin(1)
Battery Ventures XII, L.P. (together with Battery Investment Partners XII, LLC, “Battery Ventures”)	07/01/2024	1,962,000	856,624	Scott Tobin(3)
Battery Investment Partners XII, LLC	07/02/2024	38,000	16,591	Scott Tobin(3)
Aliya Growth Fund LLC—Series RR	08/09/2024	2,310,000	1,008,564	Ross Kestin(1)
Battery Ventures XII, L.P.	09/24/2024	2,943,000	1,284,938	Scott Tobin(3)

Investor Name	Date of Transaction	Investment Amount ($)	Number of Shares of Common Stock Received at the Closing	Related Party
Battery Investment Partners XII, LLC	09/24/2024	57,000	24,886	Scott Tobin(3)
Quantum Partners LP (together with Palindrome Master Fund LP, “Soros”)	09/24/2024	11,155,625	4,870,638	Soros(4)
Palindrome Master Fund LP	09/24/2024	1,344,375	586,964	Soros(4)
Aliya Growth Fund LLC—Series RR	09/30/2024	2,675,000	1,167,926	Ross Kestin(1)
Aliya Growth Fund LLC—Series RR	02/24/2025	2,500,000	1,091,520	Ross Kestin(1)
Battery Ventures XII, L.P.	02/24/2025	1,471,500	642,469	Scott Tobin(3)
Battery Investment Partners XII, LLC	02/24/2025	28,500	12,443	Scott Tobin(3)

(1)	Ross Kestin is the Founding Partner and CEO of Aliya and is a former director of the Legacy Kodiak Board.
(2)	SIP held more than 5% of the outstanding capital stock of Legacy Kodiak and holds more than 5% of the outstanding Common Stock upon the Closing.
(3)	Scott Tobin is Senior Partner at Battery Ventures, served as a director on the Legacy Kodiak Board, and serves as a director on our Board.
(4)	Soros holds more than 5% of the outstanding Common Stock upon the Closing.

The terms detailed in the table above reflect the terms for each of the SAFEs after they were amended and restated on February 24, 2025.

Second Lien Loan and Security Agreement

On April 14, 2025, Legacy Kodiak entered into the Second Lien Loan and Security Agreement, pursuant to which Legacy Kodiak has received funding from certain lenders, including certain of Legacy Kodiak’s related parties, and issued Second Lien Loans to such parties convertible into Common Stock. In connection with the Closing, subject to certain exceptions, the Second Lien Loans automatically converted into Legacy Kodiak Common Stock and subsequently converted into shares of our Common Stock.

The following table sets forth a summary of the Second Lien Loan transactions entered into with related parties:

Lender Name	Date of Transaction(1)	Delayed Draw Second Lien Loan ($)	Number of Shares of Common Stock Received at the Closing	Related Party	Description of the Relationship
Aliya Growth Fund LLC—Series AG	04/14/2025	5,000,000	865,485	Ross Kestin		(2)
The Satin Family Revocable Trust	8/22/2025	350,000	59,242	Allyson Satin		(3)

(1)	The delayed draw Second Liens Loans were fully funded over time.
(2)	Ross Kestin is the Founding Partner and CEO of Aliya and is a former director of the Legacy Kodiak Board.
(3)	Allyson Satin was the Chief Operating Officer of AACT and is a member of our Board.

For a description of the material terms of the Second Lien Loan and Security Agreement, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Other Commitments.”

Company Support Agreement

In connection with the entrance into of the Business Combination Agreement, certain Legacy Kodiak stockholders and Don Burnette entered into a Company Support Agreement with Legacy Kodiak and AACT. Among such stockholders are: (i) Aliya, which is affiliated with Ross Kestin, a former director of the Legacy Kodiak Board; (ii) SIP, which held more than 5% of the outstanding capital stock of Legacy Kodiak and holds more than 5% of our outstanding capital stock upon the Closing; (iii) Battery Ventures, which is affiliated with Scott Tobin, a director on the Legacy Kodiak Board and our Board; and (iv) Paz Eshel, who held more than 5% of the outstanding capital stock of Legacy Kodiak and holds more than 5% of our outstanding capital stock upon the Closing.

PIPE Subscription Agreements and Series A Preferred Investment

Concurrently with the execution of the Business Combination Agreement, in connection with a financing effort related to the Business Combination, AACT entered into Subscription Agreements with the PIPE Investors, including entities affiliated with Soros (Quantum Partners LP and Palindrome Master Fund LP) and Alyeska Master Fund, L.P. (“Alyeska”), who hold more than 5% of our Common Stock and Preferred Stock, respectively. Pursuant to the Subscription Agreements, the entities affiliated with Soros agreed to purchase shares of Common Stock at a price per share equal to the Redemption Price for an aggregate commitment amount of $10.0 million and Alyeska agreed to purchase shares of Common Stock at a price per share equal to 90% of the Redemption Price for an aggregate commitment amount of $50.0 million. In addition, on September 15, 2025, in connection with a financing effort related to the Business Combination, AACT entered into a Preferred Subscription Agreement with Alyeska amending and restating its Subscription Agreement, pursuant to which Alyeska agreed, among other things, to purchase, in lieu of its initial $50 million PIPE commitment, $125 million worth of shares of Series A Preferred Stock and PIPE Warrants. In connection with the Closing, the $10.0 million aggregate subscription amount of the entities affiliated with Soros was deemed satisfied and offset by their holdings of AACT Class A Ordinary Shares that were not redeemed from AACT’s trust account. At the Closing, we issued an aggregate of 122,549 shares of Series A Preferred Stock and PIPE Warrants to purchase an aggregate of 12,254,900 shares of Common Stock to Alyeska.

Indemnification Agreements

In connection with the consummation of the Business Combination, we entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service to the fullest extent permitted by law. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding to the fullest extent permitted by law. Our Bylaws also empower us to purchase insurance on behalf of any person whom we are required or permitted to indemnify. For additional information related to Kodiak’s indemnification obligations in respect of its directors and officers, see the section titled “Management—Limitation on Liability and Indemnification of Directors and Officers.” We believe that the indemnification provisions in our Certificate of Incorporation and Bylaws, liability insurance and any indemnification agreements that are entered into are necessary to attract and retain talented and experienced directors and officers.

Policies and Procedures for Related Person Transactions

We have adopted a formal, written policy regarding related person transactions, which provides that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. This policy also provides that a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons. Our Audit Committee has the primary responsibility for reviewing and approving or disapproving related person transactions. In addition to this policy, our Audit Committee charter provides that our Audit Committee shall review and approve or disapprove any related person transactions.

All related person transactions described in this section occurred prior to adoption of the formal, written policy described above, and therefore these transactions were not subject to the approval and review procedures set forth in the policy.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Stock as of January 31, 2026, by:

•	each person known to us to be the beneficial owner of more than 5% of each class of our equity securities;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Securities issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The beneficial ownership percentages set forth in the table below are based on 182,473,141 shares of our Common Stock issued and outstanding and 142,155 shares of our Preferred Stock issued and outstanding as of January 31, 2026.

Unless otherwise indicated, we believe that each beneficial owner named in the table below has the sole voting and investment power with respect to all securities beneficially owned by such beneficial owner and the business address of each of the following entities or individuals is 1049 Terra Bella Avenue, Mountain View, California 94043.

Name of Beneficial Owner	Shares of Common Stock	%	Shares of Preferred Stock	%
Five Percent Holders
Ares Acquisition Holdings II LP (the SPAC Sponsor) and SPAC Sponsor Affiliate Investor(1)	30,391,627	15.4%	—	—
Alyeska Master Fund, L.P.(2)	20,049,767	9.9%	122,549	86.2%
Paz Eshel Living Trust Dated August 25, 2025(3)	17,075,095	9.4%	—	—
Entities affiliated with SIP(4)	12,543,199	6.9%	—	—
Entities affiliated with Battery(5)	11,356,669	6.2%	—	—
Entities affiliated with Soros(6)	9,967,978	5.5%	—	—
Entities affiliated with LMR(7)(8)	5,352,912	2.8%	19,606	13.8%
Directors and Named Executive Officers
Don Burnette(9)	27,491,670	15.1%	—	—
Surajit Datta(10)	—	*	—	—
Michael Wiesinger(11)	1,681,821	*	—	—
Mohamed Elshenawy	—	—	—	—
Kenneth Goldman	—	—	—	—
James Reed(12)	1,039,282	*	—	—
Allyson Satin(13)	59,242	*	—	—
Kristin Sverchek	—	—	—	—
Scott Tobin(5)	11,356,669	6.2%	—	—
All Directors and Executive Officers as a Group (12 Individuals)(14)	55,454,512	28.5%	—	—

*	Represents beneficial ownership of less than 1%.

(1)

Based solely on a Schedule 13G/A filed with the SEC on November 12, 2025. Consists of (i) 12,500,000 shares of Common Stock held by the SPAC Sponsor, of which 6,250,000 of the shares held by the SPAC Sponsor are Sponsor Earn Out Shares that are subject to vesting and vest upon the occurrence of Triggering Event I during the Earn Out Period as described above, (ii) 3,591,627 shares of Common Stock held by the SPAC Sponsor Affiliate Investor and (iii) 14,300,000 shares of Common Stock issuable upon exercise of 14,300,000 Private Placement Warrants purchased by the SPAC Sponsor in connection with AACT’s initial public offering held by the SPAC Sponsor. The SPAC Sponsor is a Cayman Islands exempted limited partnership managed by affiliates of Ares. The SPAC Sponsor Affiliate Investor, AAC II Holdings II LP, is a Delaware limited partnership managed by affiliates of Ares. Ares Acquisition Holdings II is the general partner of the SPAC Sponsor. Ares Holdings L.P. is the sole shareholder of Ares Acquisition Holdings II and the general partner of the SPAC Sponsor Affiliate Investor. Ares Holdings L.P. is an indirect subsidiary of Ares. Ares Management GP LLC (“Ares Management GP”) is the sole holder of the Class B common stock, $0.01 par value per share, of Ares (the “Ares Class B Common Stock”) and Ares Voting LLC (“Ares Voting”) is the sole holder of the Class C common stock, $0.01 par value per share, of Ares (the “Ares Class C Common Stock”). Pursuant to Ares’ Certificate of Incorporation, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners Holdco LLC (“Ares Partners”). Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Ares Partners Board Members”). Mr. Ressler generally has veto authority over decisions of the Ares Partners Board Members. The principal business address of the SPAC Sponsor and the SPAC Sponsor Affiliate Investor is c/o Ares Management LLC, 245 Park Avenue, 44th Floor, New York, NY 10167.

(2)

Consists of (i) 15,318,625 shares of Common Stock issuable upon the exercise of 15,318,625 PIPE Warrants held by Alyeska Master Fund, L.P. (“Alyeska”), (ii) 5,155,518 shares of Common Stock issuable upon exercise of 5,155,518 Public Warrants held by Alyeska and (iii) 122,549 shares of Preferred Stock held by Alyeska, convertible into 12,486,313 shares of Common Stock, subject to a 9.9% beneficial ownership limitation. Alyeska Investment Group, L.P., the investment manager of Alyeska, has voting and investment control of the shares held by Alyeska. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska. The registered address of Alyeska is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago, IL 60601.

(3)

Based solely on a Schedule 13G filed with the SEC on October 1, 2025. Mr. Paz Eshel is the sole trustee of the Paz Eshel Living Trust Dated August 25, 2025 and has dispositive power over the shares of Common Stock held thereby. The business address is 2261 Market Street, Suite 85377, San Francisco, CA 94114.

(4)

Based solely on a Schedule 13G filed with the SEC on September 30, 2025. Consists of (i) 2,990,929 shares of Common Stock held of record by SIP Global Tech Fund I, L.P., (ii) 1,454,910 shares of Common Stock held of record by SIP Global Tech Opportunity LLC, (iii) 1,117,486 shares of Common Stock held of record by SIP Global Tech Opportunity 3 LLC and (iv) 6,979,874 shares of Common Stock held of record by SIP Global Tech Opportunity 4 LLC (collectively referred to as “SIP”). The sole general partner of SIP Global Tech Fund I, L.P. is SIP Global Tech Fund I, Inc. The managing members of SIP Global Tech Fund I, Inc. who may be deemed to share voting and dispositive power with respect to the shares held by SIP Global Tech Fund I, L.P. are Jeffrey Smith, Justin Turkat, and Shigeki Saitoh. The manager of the rest of the SIP entities is SIP Global Opportunity Manager LLC. The managing members who may be deemed to share voting and dispositive power with respect to the shares held by SIP Global Tech Opportunity LLC, SIP Global Tech Opportunity 3 LLC and SIP Global Tech Opportunity 4 LLC are Matthew Salloway, Justin Turkat and Shigeki Saitoh. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of his/her pecuniary interest therein. The address of SIP Global Tech Fund I, Inc. is C/O Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Dr., P.O. Box 2681, George Town, Grand Cayman KY1-1111 Cayman Islands. The address of SIP Global Opportunity Manager LLC is 16192 Coastal Hwy, Lewes, DE 19958.

(5)

Based solely on a Schedule 13D filed with the SEC on October 1, 2025. Consists of (i) 215,770 shares of Common Stock held of record by Battery Investment Partners XII, LLC (“BIP XII”), and (ii) 11,140,899 shares of Common Stock held of record by Battery Ventures XII, L.P. (“BV XII” and together with BIP XII, “Battery”). The sole general partner of BV XII is Battery Partners XII, LLC (“BP XII”) and the sole managing member of BIP XII is BP XII. The managing members of BP XII who may be deemed to share voting and dispositive power with respect to the shares held by BV XII and BIP XII are Neeraj Agrawal, Michael Brown, Morad Elhafed, Jesse Feldman, Russell Fleischer, Roger Lee, Chelsea Stoner, Dharmesh Thakker, and Scott Tobin. The address of each of these entities is One Marina Park Drive, Suite 1100, Boston, MA 02210.

(6)

Based solely on a Schedule 13G filed with the SEC on October 1, 2025. Consists of 9,967,978 shares of Common Stock held by Quantum Partners LP, a Cayman Islands exempted limited partnership (“Quantum Partners”), and certain other funds/accounts (together with Quantum Partners, the “Soros Accounts”). Soros Fund Management LLC (“SFM LLC”) serves as investment manager to each of the Soros Accounts. As such, SFM LLC has been granted investment discretion over portfolio investments, including the Common Stock held for the Soros Accounts. George Soros serves as Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the manager of SFM LLC. The address for SFM LLC and George Soros is 250 West 55th Street, New York, NY 10019.

(7)

Consists of (i) 1,225,375 shares of Common Stock issuable upon exercise of 1,225,375 PIPE Warrants held by LMR Multi-Strategy Master Fund Limited (“LMR Multi-Strategy”), (ii) 1,451,081 shares of Common Stock issuable upon exercise of 1,451,081 Public Warrants held by LMR Multi-Strategy and (iii) 9,803 shares of Preferred Stock held by LMR Multi-Strategy, convertible into up to 998,811 shares of Common Stock, subject to a 9.9% beneficial ownership limitation. Investment discretion of LMR Multi-Strategy, including but not limited to the voting and dispositive power of the shares, has been delegated to LMR Partners AG (“LMR”) and certain of its affiliates. LMR and its affiliates disclaim beneficial ownership of the securities. The address for LMR is Ground Floor, Glärnischstrasse 8, 8002 Zürich, Switzerland.

(8)

Consists of (i) 1,225,375 shares of Common Stock issuable upon exercise of 1,225,375 PIPE Warrants held by LMR CCSA Master Fund Limited (“LMR CCSA”), (ii) 1,451,081 shares of Common Stock issuable upon exercise of 1,451,081 Public Warrants held by LMR CCSA and (iii) 9,803 shares of Preferred Stock held by LMR CCSA, convertible into up to 998,811 shares of Common Stock, each such conversion subject to a 9.9% beneficial ownership limitation. Investment discretion of LMR CCSA, including but not limited to the voting and dispositive power of the shares, has been delegated to LMR and certain of its affiliates. LMR and its affiliates disclaim beneficial ownership of the securities. The address for LMR is Ground Floor, Glärnischstrasse 8, 8002 Zürich, Switzerland.

(9)

Consists of (i) 25,915,204 shares of Common Stock held by Donald Burnette, (ii) 1,385,765 shares of Common Stock held by Citizens Trust Company of Delaware, Trustee of the Burnette Family Irrevocable Trust dated August 11, 2025 (the “Family Trust”) and (iii) 190,701 shares of Common Stock subject to stock options exercisable within 60 days of January 31, 2026. Mr. Burnette and Mr. Burnette’s spouse have shared voting and dispositive power with respect to the shares held by the Family Trust.

(10)	Consists of (i) 178,740 shares of Common Stock and (ii) 1,503,081 shares of Common Stock subject to stock options exercisable within 60 days of January 31, 2026.
(11)	Consists of 1,064,992 shares of Common Stock subject to stock options exercisable within 60 days of January 31, 2026.
(12)

Consists of 59,242 shares of Common Stock held by the Satin Family Revocable Trust. Ms. Allyson Satin is a trustee of the Satin Family Revocable Trust and has shared dispositive power of the shares of the Common Stock held thereby. The business address of the trust is c/o Ares Management LLC, 1800 Ave of the Stars Ste 1400, Los Angeles, CA 90067.

(13)	Consists of (i) 43,205,664 shares of Common Stock and (ii) 10,069,298 shares of Common Stock subject to stock options exercisable within 60 days of January 31, 2026.

Please see the sections titled “Management,” “Executive Compensation” and “Certain Relationships, Related Party and Other Transactions” for information regarding material relationships with our principal securityholders within the past two years.

SELLING SECURITYHOLDERS

This prospectus relates to the offer by us, and the resale by the Selling Securityholders of: (i) up to 46,289,055 shares of our Common Stock, issuable upon conversion of our 9.99% Series A Preferred Stock, each share of which is convertible into Common Stock based on its Stated Value at an initial conversion price of $12.00, with the Stated Value and conversion price each being subject to adjustments, (ii) up to 24,999,987 shares of the Public Warrant Shares issuable upon the exercise of an aggregate of 24,999,987 Public Warrants, each of which is currently exercisable at a price of $9.28 per share, (iii) up to 15,568,887 Earn Out Shares issuable to certain Legacy Kodiak Securityholders, who held securities of Legacy Kodiak prior to the Business Combination, upon the achievement of certain milestones during the Earnout Period, (iv) up to 17,769,375 shares of PIPE Warrant Shares issuable upon the exercise of an aggregate of 17,769,375 PIPE Warrants, each of which is exercisable for Common Stock at an initial price of $12.00 per share, subject to certain adjustments, (v) up to 14,300,000 Private Placement Warrant Shares, issuable upon the exercise of an aggregate of 14,300,000 Private Placement Warrants, each of which is currently exercisable at a price of $9.28 per share, and (vi) up to 7,606,666 shares of Non-Redemption Agreement Warrant Shares issuable upon the exercise of an aggregate of 7,606,666 Non-Redemption Agreement Warrants, issued on substantially the same form as the PIPE Warrants.

This prospectus also relates to the resale from time to time by the Selling Securityholders of an aggregate of 58,259,206 shares of Common Stock, comprised of: (i) 38,657,638 Consideration Shares issued to certain Legacy Kodiak Securityholders as consideration in the Business Combination, (ii) 12,500,000 SPAC Sponsor Contribution Shares issued to the SPAC Sponsor, which includes 6,250,000 SPAC Sponsor Earn Out Shares that are subject to vesting and vest upon the occurrence of certain triggering events during the Earnout Period, (iii) 3,591,627 SPAC Sponsor Affiliate Investor Shares issued to the SPAC Sponsor Affiliate Investor, (iv) 2,050,394 Co-Invest Investor Shares issued to the Co-Invest Investor, (v) 1,091,519 Legacy Kodiak Advisor Shares issued to the Legacy Kodiak Advisor, and (vi) 368,028 Non-Redemption Agreement Shares issued to certain Non-Redemption Agreement Investors.

This prospectus also relates to the resale from time to time by the Selling Securityholders of an aggregate of 14,300,000 Private Placement Warrants.

The Selling Securityholders may sell any, all or none of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, distributes, designees and others who later come to hold any of the Selling Securityholders’ interest in the securities other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. For information regarding transactions between us and the Selling Securityholders, see the sections titled “Management,” “Certain Relationships, Related Party and Other Transactions” and “Executive Compensation.”

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable. Unless otherwise indicated, we believe that each beneficial owner named in the table below has the sole voting and investment power with respect to all shares of Common Stock beneficially owned by such beneficial owner.

A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See the section titled “Plan of Distribution” elsewhere in this prospectus.

The following table is prepared based on information provided to us by the Selling Securityholders and the 182,473,141 shares of Common Stock outstanding as of January 31, 2026. It sets forth the name and address of the Selling Securityholders, the aggregate number of shares of Common Stock and Private Placement Warrants that the Selling Securityholders may offer pursuant to this prospectus, the beneficial ownership of the Selling Securityholders both before and after the offering, and the shares of Common Stock and Private Placement Warrants being offered by the Selling Securityholders and does not reflect any other Company securities that the Selling Securityholder may own, beneficially or otherwise.

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	%	Number	%
Alyeska Master Fund, L.P.(1)	60,379,017	—	60,379,017	—	—	—	—	—
Don Burnette(2)	36,680,427	—	36,680,427	—	—	—	—	—
Ares Acquisition Holdings II LP (SPAC Sponsor)(3)	26,800,000	14,300,000	26,800,000	14,300,000	—	—	—	—
Entities affiliated with Battery(4)	15,258,316	—	15,258,316	—	—	—	—	—
Entities affiliated with LMR(5)(6)	11,553,047	—	11,553,047	—	—	—	—	—
Entities affiliated with Aristeia(7)	7,571,943	—	6,482,471	—	1,089,472	*	—	—
AAC II Holdings II LP (SPAC Sponsor Affiliate Investor)(8)	4,825,557	—	4,825,557	—	—	—	—	—
Entities affiliated with Meteora(9)	3,079,527	—	2,465,826		613,701	*	—	—
AAC II Co-Invest LP (Co-Invest Investor)(10)	2,754,821	—	2,754,821	—	—	—	—	—
AQR entities(11)	1,233,977	—	368,028	—	865,949	*	—	—
Chardan Capital Markets LLC (Legacy Kodiak Advisor)(12)	1,091,519	—	1,091,519	—	—	—	—	—

*	Represents beneficial ownership of less than 1%.
(1)

Securities offered hereby consist of (i) 15,318,625 shares of Common Stock issuable upon exercise of 15,318,625 PIPE Warrants (ii) 5,155,518 shares of Common Stock issuable upon exercise of 5,155,518 Public Warrants and (iii) 39,904,874 shares of Common Stock issuable upon the conversion of 122,549 shares of Series A Preferred Stock, assuming (A) the investor holds the Series A Preferred Stock for five years from issuance and (B) the conversion price of such Series A Preferred Stock is reset to the floor price of $6.00. Alyeska Investment Group, L.P., the investment manager of Alyeska, has voting and investment control of the shares held by Alyeska. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska.

(2)

Securities offered hereby consist of (i) 25,915,204 shares of Common Stock held by Donald Burnette, (ii) 1,385,765 shares of Common Stock held by the Family Trust, and (iii) 9,379,458 Earn Out Shares, 9,252,795 shares of which are issuable to Donald Burnette and 476,088 shares of which are issuable to the Family Trust. Mr. Burnette and Mr. Burnette’s spouse have shared voting and dispositive power with respect to the shares held by the Family Trust. Mr. Burnette is our founder and Chief Executive Officer and a member of our Board.

(3)

Securities offered hereby consist of (i) 12,500,000 shares of Common Stock held by the SPAC Sponsor, of which 6,250,000 of the shares held by the SPAC Sponsor are Sponsor Earn Out Shares that are subject to vesting and vest upon the occurrence of Triggering Event I during the Earn Out Period as described elsewhere in this prospectus, (ii) 14,300,000 Private Placement Warrants purchased by the SPAC Sponsor in connection with AACT’s IPO held by the SPAC Sponsor and (iii) 14,300,000 shares of Common Stock issuable upon exercise of such 14,300,000 Private Placement Warrants. The SPAC Sponsor is a Cayman Islands exempted limited partnership managed by affiliates of Ares. Ares Acquisition Holdings II is the general partner of the SPAC Sponsor. Ares Holdings L.P. is the sole shareholder of Ares Acquisition Holdings II. Ares Holdings L.P. is an indirect subsidiary of Ares. Ares Management GP is the sole holder of the Ares

Class B Common Stock and Ares Voting is the sole holder of the Ares Class C Common Stock. Pursuant to Ares’ Certificate of
Incorporation, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners. Ares Partners is managed by a board of managers, which is composed of the Ares Partners Board Members. Mr. Ressler generally has veto authority over decisions of the Ares Partners Board Members.
(4)

Securities offered hereby consist of (i) 215,770 shares of Common Stock held by and 74,109 Earn Out Shares issuable to BIP XII and (ii) 11,140,899 shares of Common Stock held by and 3,827,538 Earn Out Shares issuable to BV XII. The sole general partner of BV XII is BP XII, and the sole managing member of BIP XII is BP XII. The managing members of BP XII who may be deemed to share voting and dispositive power with respect to the shares held by BV XII and BIP XII are Neeraj Agrawal, Michael Brown, Morad Elhafed, Jesse Feldman, Russell Fleischer, Roger Lee, Chelsea Stoner, Dharmesh Thakker, and Scott Tobin. Scott Tobin is a member of our Board.

(5)

Securities offered hereby consist of (i) 1,225,375 shares of Common Stock issuable upon exercise of 1,225,375 PIPE Warrants held by LMR Multi-Strategy, (ii) 1,359,058 shares of Common Stock issuable upon exercise of 1,359,058 Public Warrants held by LMR Multi-Strategy and (iii) 3,192,090 shares of Common Stock issuable upon the conversion of 9,803 shares of Series A Preferred Stock held by LMR Multi-Strategy, assuming (A) the investor holds the Series A Preferred Stock for five years from issuance and (B) the conversion price of such Series A Preferred Stock is reset to the floor price of $6.00. Investment discretion of LMR Multi-Strategy, including but not limited to the voting and dispositive power of the shares, has been delegated to LMR and certain of its affiliates. LMR and its affiliates disclaim beneficial ownership of the securities.

(6)

Securities offered hereby consist of (i) 1,225,375 shares of Common Stock issuable upon exercise of 1,225,375 PIPE Warrants held by LMR CCSA, (ii) 1,359,059 shares of Common Stock issuable upon exercise of 1,359,059 Public Warrants held by LMR CCSA and (iii) 3,192,090 shares of Common Stock issuable upon the conversion of 9,803 shares of Series A Preferred Stock held by LMR CCSA, assuming (A) the investor holds the Series A Preferred Stock for five years from issuance and (B) the conversion price of such Series A Preferred Stock is reset to the floor price of $6.00. Investment discretion of LMR CCSA, including but not limited to the voting and dispositive power of the shares, has been delegated to LMR and certain of its affiliates. LMR and its affiliates disclaim beneficial ownership of the securities.

(7)

Securities offered hereby consist of (i) 3,842,930 shares of Common Stock issuable upon exercise of 3,842,930 Non-Redemption Agreement Warrants and 619,656 shares of Common Stock issuable upon exercise of 619,656 Public Warrants, each held by Aristeia Master, L.P., (ii) 1,258,833 shares of Common Stock issuable upon exercise of 1,258,833 Non-Redemption Agreement Warrants and 211,784 shares of Common Stock issuable upon exercise of 211,784 Public Warrants, each held by Blue Peak Limited, (iii) 254,495 shares of Common Stock issuable upon exercise of 254,495 Non-Redemption Agreement Warrants and 41,036 shares of Common Stock issuable upon exercise of 41,036 Public Warrants, each held by ASIG International Limited and (iv) 218,066 shares of Common Stock issuable upon exercise of 218,066 Non-Redemption Agreement Warrants and 35,671 shares of Common Stock issuable upon exercise of 35,671 Public Warrants, each held by DS Liquid Div RVA ARST LLC. Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. (collectively, “Aristeia”) may be deemed the beneficial owners of the securities described herein in their capacity as the investment manager and/or general partner, as the case may be, of Aristeia Master, L.P., ASIG International Limited, Blue Peak Limited and DS Liquid Div RVA ARST LLC (each a “Fund” and collectively, the “Funds”), which are the holders of such securities, as shown above. As investment manager and/or general partner of each Fund, Aristeia has voting and investment control with respect to the securities held by each Fund. Anthony M. Frascella and William R. Techar are the co-Chief Investment Officers of Aristeia. Each of Aristeia and such individuals disclaims beneficial ownership of the securities referenced herein except to the extent of its or his direct or indirect economic interest in the Funds.

(8)

Securities offered hereby consist of 3,591,627 shares of Common Stock held by and 1,233,930 Earn Out Shares issuable to the SPAC Sponsor Affiliate Investor. The SPAC Sponsor Affiliate Investor is a Delaware limited partnership managed by affiliates of Ares. Ares Holdings L.P. is the general partner of the SPAC Sponsor Affiliate Investor. Ares Holdings L.P. is an indirect subsidiary of Ares. Ares Management GP is the sole holder of the Ares Class B Common Stock and Ares Voting is the sole holder of the Ares Class C Common Stock. Pursuant to Ares’ Certificate of Incorporation, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners. Ares Partners is managed by a board of managers, which is composed of the Ares Partners Board Members. Mr. Ressler generally has veto authority over decisions of the Ares Partners Board Members.

(9)

Securities offered hereby consist of (i) 1,016,171 shares of Common Stock issuable upon exercise of 1,016,171 Non-Redemption Agreement Warrants and 426,548 shares of Common Stock issuable upon exercise of 426,548 Public Warrants, each held by Meteora Select Trading Opportunities Master, LP (“Meteora Select”), (ii) 710,610 shares of Common Stock issuable upon exercise of 710,610 Non-Redemption Agreement Warrants and 4,858 shares of Common Stock issuable upon exercise of 4,858 Public Warrants, each held by Boothbay Absolute Return Strategies, LP (“Boothbay Absolute”) and (iii) 305,561 shares of Common Stock issuable upon exercise of 305,561 Non-Redemption Agreement Warrants and 2,078 shares of Common Stock issuable upon exercise of 2,078 Public Warrants, each held by Boothbay Diversified Alpha Master Fund LP. (“Boothbay Diversified” and together with Boothbay Absolute, “Boothbay”). Boothbay Diversified and Boothbay Absolute are managed by Meteora Capital, LLC (“Meteora”). Meteora, in its capacity as the investment manager of Boothbay with respect to this investment, has the power to vote and the power to direct the disposition of all securities held by Boothbay with respect to this investment. Vikas Mittal is the Managing Member of Meteora. Each of Boothbay, Meteora, and Mr. Mittal disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. Vikas Mittal may be deemed to have sole voting and dispositive power with respect to the shares held by Meteora Select. Mr. Mittal disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

(10)

Securities offered hereby consist of 2,050,394 shares of Common Stock held by and 704,427 Earn Out Shares issuable to the Co-Invest Investor. The Co-Invest Investor is a Delaware limited partnership managed by affiliates of Ares. AAC Capital Investors II GP, LLC is the general partner of the Co-Invest Investor. Ares Holdings L.P. is the managing member of AAC Capital Investors II GP, LLC. Ares Holdings L.P. is an indirect subsidiary of Ares. Ares Management GP is the sole holder of the Ares Class B Common Stock and Ares Voting is the sole holder of the Ares Class C Common Stock. Pursuant to Ares’ Certificate of Incorporation, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners. Ares Partners is managed by a board of managers, which is composed of the Ares Partners Board Members. Mr. Ressler generally has veto authority over decisions of the Ares Partners Board Members. Prior to the Closing Date, the Co-Invest Investor approved a pro rata distribution in kind of the Common Stock it holds to its limited partners promptly upon the effectiveness of the registration statement of which this prospectus forms a part.

(11)

Securities offered hereby consist of (i) 208,397 shares of Common Stock held by AQR Global Alternative Investment Offshore Fund, L.P., (ii) 65,139 shares of Common Stock held by AQR APEX MS Master Account, L.P., (iii) 64,202 shares of Common Stock held by AQR Absolute Return Master Account, L.P., (iv) 24,812 shares of Common Stock held by AQR Corporate Arbitrage Master Account, L.P., (v) 2,934 shares of Common Stock held by AQR DELTA Master Account, L.P., and (vi) 2,544 shares of Common Stock held by AQR Arbitrage MA Offshore Fund, L.P. AQR Global Alternative Investment Offshore Fund, L.P. is a Cayman Islands exempted limited partnership. AQR Capital Management GP Ltd., a Cayman Islands company, is its general partner. AQR Capital Management, LLC and AQR Arbitrage, LLC, each a Delaware limited liability company, act as investment adviser to AQR Global Alternative Investment Offshore Fund, L.P. and have investment and dispositive power over the shares held by the fund. AQR Arbitrage, LLC is deemed to be controlled by AQR Capital Management, LLC. AQR APEX MS Master Account, L.P. is a Cayman Islands exempted limited partnership. AQR Apex MS GP, LLC, a Delaware limited liability company, is its general partner. AQR Capital Management, LLC and AQR Arbitrage, LLC, each a Delaware limited liability company, act as investment adviser to AQR APEX MS Master Account, L.P. and have investment and dispositive power over the shares held by the fund. AQR Arbitrage, LLC is deemed to be controlled by AQR Capital Management, LLC. AQR Absolute Return Master Account, L.P. is a Cayman Islands exempted limited partnership. AQR Principal Global Asset Allocation LLC, a Delaware limited liability company, is its general partner. AQR Capital Management, LLC and AQR Arbitrage, LLC, each a Delaware limited liability company, act as investment adviser to AQR Absolute Return Master Account, L.P. and have investment and dispositive power over the shares held by the fund. AQR Corporate Arbitrage Master Account, L.P. is a Cayman Islands exempted limited partnership. AQR Corporate Arbitrage GP, LLC, a Delaware limited liability company, is its general partner. AQR Capital Management, LLC and AQR Arbitrage, LLC, each a Delaware limited liability company, act as investment adviser to AQR Corporate Arbitrage Master Account, L.P. and have investment and dispositive power over the shares held by the fund. AQR DELTA Master Account, L.P. is a Cayman Islands exempted limited partnership. AQR Capital Management III, LLC, a Delaware limited liability company, is its general partner. AQR Capital Management, LLC and AQR Arbitrage, LLC, each a Delaware limited liability company, act as investment adviser to AQR DELTA Master Account, L.P. and have investment and dispositive power over the shares held by the fund. AQR Arbitrage MA Offshore Fund, L.P. is a Cayman Islands exempted limited partnership. CNH Principal Partners I, LLC, a Delaware limited liability company, is its general partner. AQR Arbitrage, LLC, a Delaware limited liability company, acts as investment adviser to AQR Arbitrage MA Offshore Fund, L.P. and has investment and dispositive power over the shares held by the fund. AQR Arbitrage, LLC is deemed to be controlled by AQR Capital Management, LLC. AQR Capital Management, LLC is a wholly-owned subsidiary of AQR Capital Management Holdings, LLC, a Delaware limited liability company. Clifford S. Asness may be deemed to control AQR Capital Management, LLC through his voting control over the Board of Managers of AQR Capital Management Holdings, LLC. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein.

(12)

Securities offered hereby consist of 1,091,519 shares of Common Stock issued in satisfaction of $12.5 million of fees paid by us in respect of advisory services provided by the Legacy Kodiak Advisor in connection with the Business Combination. Each of Steven Urbach, Jonas Grossman and Scott Blakeman has voting and dispositive power over the shares held by the Legacy Kodiak Advisor.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities as of the date of this prospectus as specified in our Certificate of Incorporation and Bylaws. Because the following description is only a summary, it does not contain all of the information that may be important to you. For a complete description of matters set forth in this section titled “Description of Capital Stock,” you should refer to our Certificate of Incorporation and Bylaws.

General

The authorized capital stock of Kodiak consists of 2,000,000,000 shares, $0.0001 par value per share, of which:

•	1,980,000,000 shares are designated as Common Stock; and

•	20,000,000 shares are designated as Preferred Stock.

As of March 3, 2026, we had outstanding 182,555,384 shares of Common Stock and 142,155 shares of Preferred Stock, all of which are designated 9.99% Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”).

Common Stock

Our Certificate of Incorporation authorizes the Common Stock. The material terms of our Common Stock are discussed in greater detail below.

Dividend Rights

Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, including those described in the Certificate of Designation for the Series A Preferred Stock, or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by our Board in accordance with applicable law.

The payment of future dividends on the shares of Common Stock will depend on the financial condition of Kodiak after the completion of the Business Combination, and subject to the discretion of our Board. There can be no guarantee that cash dividends will be declared. The ability of Kodiak to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by Kodiak or any of its subsidiaries from time to time.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record in person, virtually or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise. Our Certificate of Incorporation provides that our Board acting pursuant to a resolution adopted by a majority of the directors then serving on our Board and the affirmative vote of at least two-thirds of the voting power of the then outstanding voting securities of Kodiak entitled to vote thereon, voting together as a single class, shall be required for the amendment, repeal or modification of certain provisions of our Certificate of Incorporation.

Right to Receive Liquidation Distributions

In the event of liquidation, dissolution or winding up of the affairs of Kodiak, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of Kodiak and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of Kodiak available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Common Stock in proportion to the number of shares held by each such stockholder.

Other Matters

All outstanding shares of our Common Stock are fully paid and nonassessable. The holders of Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights and powers of holders of the Common Stock are subject to those of the holders of any shares of Series A Preferred Stock.

Preferred Stock

Our Board is authorized, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our Board is empowered to increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board is able to authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of Kodiak and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock.

Our Board has authorized for issuance 142,155 shares of Series A Preferred Stock, all of which are issued and outstanding. Our Series A Preferred Stock has the rights, preferences and privileges set forth in the Certificate of Designation of Preferences, Rights and Limitations of 9.99% Series A Cumulative Convertible Preferred Stock (the “Certificate of Designation”). The material terms of our Series A Preferred Stock are discussed in greater detail below.

Stated Value

The Stated Value of the Series A Preferred Stock is $1,200.00, subject to adjustment to preserve such value for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events relating to the Series A Preferred Stock.

Dividend Rights

The Series A Preferred Stock accrues dividends daily at the rate of 9.99% per annum of the Accrued Value (as defined below) (if paid in kind), plus the amount of previously accrued dividends paid in kind, or 7.99% per annum of the Accrued Value (if paid in cash), plus the amount of previously accrued dividends paid in kind. Such dividends compound semi-annually. Accrued Value means, as of any date, with respect to each share of Series A Preferred Stock, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock, of: (i) the Stated Value of the Series A Preferred Stock; plus (ii) all dividends paid in kind by increasing the Accrued Value of such share. As of March 3, 2026, the Accrued Value of the Series A Preferred Stock is $1,222.66.

Right to Liquidation Distributions

Upon any liquidation or deemed liquidation event, the holders of Series A Preferred Stock will be entitled to receive out of the available proceeds, before any distribution is made to holders of Common Stock or any other junior securities, an amount per share equal to the greater of (i) (x) 100% of the Accrued Value on each share of the Series A Preferred Stock, plus (y) the accrued but unpaid or uncompounded portion of the accrued dividend since the most recent semi-annual dividend date; or (ii) such amount per share as would have been payable had all shares of the Series A Preferred Stock been converted into Common Stock immediately prior to the liquidation event.

Protective Provisions

We shall not, without the affirmative vote or action by written consent of holders of more than 50% of the issued and outstanding shares of the Series A Preferred Stock, take any of the following actions: (i) liquidate, dissolve or wind up our affairs; (ii) amend, alter, or repeal any provision of the certificate of incorporation, bylaws, or Certificate of Designation in a manner adverse to the Series A Preferred Stock; (iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless such security ranks junior to the Series A Preferred Stock with respect to its rights, preferences and privileges, or increase the authorized number of shares of the Series A Preferred Stock; or (iv) purchase or redeem or pay any cash dividend on any capital stock ranking junior to the Series A Preferred Stock prior to payment of such cash dividend on the Series A Preferred Stock or purchase or redeem any capital stock ranking junior to the Series A Preferred Stock, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service.

Conversion

Each share of the Series A Preferred Stock is convertible into Common Stock at any time at the option of the holder at a rate equal to the Accrued Value, divided by the then-applicable conversion price, plus any accrued but unpaid dividends on such share. The conversion price is initially $12.00, subject to adjustments for stock dividends, splits, combinations and similar events and customary anti-dilution adjustments, including with respect to certain future issuances or sales of Common Stock at prices less than the conversion price then in effect. In addition, if the trailing 45-day volume-weighted average price of Common Stock on May 29, 2026 is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $8.00. Further, if the trailing 45-day volume-weighted average price of Common Stock on August 28, 2026 is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $6.00.

Redemption Rights

Unless prohibited by applicable law governing distributions to stockholders, the Series A Preferred Stock owned by a requesting Holder (as defined in the Certificate of Designation) shall be redeemable at the option of the Holder commencing any time after September 24, 2030 at a price equal to the Accrued Value plus accrued and unpaid dividends on such shares.

Unless prohibited by applicable law governing distributions to stockholders, the Series A Preferred Stock shall be redeemable at our option commencing any time (i) prior to September 24, 2026 at a price equal to the 150% of the Accrued Value plus accrued and unpaid dividends on such share; (ii) on or after September 24, 2026 but prior to September 24, 2027 at a price equal to the 140% of the Accrued Value plus accrued and unpaid dividends on such share; (iii) on or after September 24, 2027 but prior to September 24, 2028 at a price equal to the 130% of the Accrued Value plus accrued and unpaid dividends on such share; (iv) on or after September 24, 2028 but prior to September 24, 2029 at a price equal to the 120% of the Accrued Value plus accrued and unpaid dividends on such share; (v) on or after September 24, 2029 but prior to September 24, 2030 at a price equal to the 110% of the Accrued Value plus accrued and unpaid dividends on such share; or (vi) on or after September 24, 2030 at a price equal to the 100% of the Accrued Value plus accrued and unpaid dividends on such share.

Anti-Takeover Provisions

The provisions of our Certificate of Incorporation, Bylaws and the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Common Stock.

Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by our Board.

These provisions include the following items.

•

Authorized but unissued capital stock. Subject to applicable law and applicable Stock Exchange requirements, the authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of the voting power of our capital stock by means of a proxy contest, tender offer, merger or otherwise.

•

Classes of directors. Pursuant to our Certificate of Incorporation, our Board (other than any director who may be elected under specified circumstances) are divided into three classes as nearly equal in size as is practicable, designated as Class I, Class II and Class III. The term of the initial Class I directors will terminate on the date of the first annual meeting of stockholders following the Closing, the term of the initial Class II directors will terminate on the date of the second annual meeting of stockholders following the Closing, and the term of the initial Class III directors will terminate on the date of the third annual meeting of stockholders following the Closing. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. The existence of a classified board of directors could discourage a third party from making a tender offer or otherwise attempting to obtain control of Kodiak as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•

Board vacancies; removal of directors. Subject to the rights of holders of Preferred Stock and except as otherwise authorized by our Board acting pursuant to a resolution adopted by a majority of the directors then serving on our Board, our Certificate of Incorporation and Bylaws authorize only a majority of the remaining members of our Board, although less than a quorum, to fill vacant or unfilled directorships, including newly created seats. In addition, subject to the rights of holders of any series of Preferred Stock, the number of directors constituting our Board will be permitted to be set only by a resolution of our Board acting pursuant to a resolution adopted by a majority of the directors then serving on our Board. These provisions would prevent a stockholder from gaining control of our Board by filling vacancies or increasing the size of our Board and filling the resulting newly created seats with its own nominees. In addition, our Certificate of Incorporation provides that, subject to the rights of holders of Preferred Stock, any director or our entire Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of our issued and outstanding capital stock entitled to vote in the election of directors, voting as a single class. These provisions will make it more difficult to change the composition of our Board and may promote continuity of management.

•

No cumulative voting for directors. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise.

Our Certificate of Incorporation provides that no stockholder will be permitted to cumulate votes at any election of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our Board as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board to influence any decision by our Board regarding a takeover.

•	Quorum. Our Bylaws provide that at any meeting of our Board, a majority of the total authorized number of directors is required to constitute a quorum for the transaction of business.

•

Stockholder action by written consent. Our Certificate of Incorporation and Bylaws provide that, subject to the rights of holders of Preferred Stock, our stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, a holder of a majority of the voting power of our capital stock would not be able to amend our Bylaws, amend our Certificate of Incorporation or remove directors without holding a meeting of our stockholders called in accordance with our Certificate of Incorporation and Bylaws.

•

Special meetings of stockholders. Subject to the terms of any series of Preferred Stock, special meetings of our stockholders may be called, for any purpose or purposes, at any time only by the chairperson of our Board, the CEO, the president, or our Board acting pursuant to a resolution adopted by a majority of the directors then serving on our Board. Special meetings of the stockholders may not be called by our stockholders or any other person.

•

Advance notice procedures. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders or any special meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders of Kodiak from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders or any special meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Kodiak.

•

Exclusive forum. Our Bylaws provide that, unless otherwise consented to by us in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions, suits or proceedings: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers, or other employees to us or our stockholders; (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws; or (iv) any other action, suit or proceeding asserting a claim that is governed by the internal affairs doctrine, in all cases subject to the court having jurisdiction over indispensable parties as determined by such court. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our Bylaws further provide that the federal district courts of the U.S. will be the sole and exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act. These provisions may have the effect of discouraging lawsuits against us or our directors and officers.

•

Amendment of charter and bylaws provisions. In addition to the vote of any holders of any class or series of our capital stock required by law or by our Certificate of Incorporation, our Board acting pursuant to a resolution adopted by a majority of all of the directors then serving on our Board and the affirmative vote of 66 2/3% of the voting power of our then outstanding voting securities entitled to vote thereon, voting together as a single class, will be required to amend, repeal or modify provisions of Section 3 of Article IV, Article V, Article VI, Article VII, Article VIII, Article XI or Article XII of our Certificate of Incorporation. In addition, our Bylaws require the affirmative vote of at least a majority of the total voting power of our outstanding voting securities, voting together as a single class, for the stockholders to adopt, alter, amend or repeal our Bylaws, provided the affirmative vote of at least two-thirds of the total voting power of our outstanding voting securities, voting together as a single class, will be required for our stockholders to alter, amend or repeal, or adopt any bylaw inconsistent with, certain provisions of our Bylaws.

Corporate Opportunities

Under the Certificate of Incorporation, to the fullest extent permitted by law and subject to certain exceptions, in the event that the SPAC Sponsor, certain affiliates or funds associated with the SPAC Sponsor or our non-employee directors and their respective affiliates acquire knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and Kodiak or any of our affiliates, they will have no duty to communicate or offer such transaction or other business opportunity to Kodiak or any of our affiliates and will not be liable to us or our stockholders or to any of our affiliates for breach of any fiduciary duty as a stockholder, director or officer of Kodiak solely by reason of the fact that they pursue or acquire such corporate opportunity for themselves, offer or direct such corporate opportunity to another person, or do not communicate information regarding such corporate opportunity to Kodiak or any of our affiliates.

Delaware Antitakeover Statute

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock of the corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with its affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of Kodiak.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

Listing

On September 12, 2025, AACT provided written notice to NYSE of its intention to voluntarily withdraw the listing of the AACT Class A Ordinary Shares, the AACT Public Warrants, and the Units from NYSE and list the

Common Stock and Public Warrants on Nasdaq following, and subject to, the completion of the Business Combination. Upon the domestication, all of the outstanding Units listed on NYSE under the symbol “AACT.U” separated into their component securities and, as a result, no longer trade as an independent security. Our Common Stock and Public Warrants began trading on Nasdaq under the symbols “KDK” and “KDKRW,” respectively, on September 25, 2025.

Warrants

As of March 3, 2026, the most recent practicable date prior to the date of this prospectus, there were 24,604,343 Public Warrants, 17,769,375 PIPE Warrants, 14,300,000 Private Placement Warrants, 7,606,666 Non-Redemption Agreement Warrants and Assumed Kodiak Warrants to purchase 558,559 shares of Common Stock outstanding.

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $9.28 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. No fractional warrants may be issued and only whole warrants may trade. The warrants will expire on September 24, 2030, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration or a valid exemption from registration is available. No Public Warrant will be exercisable and we will not be obligated to issue a share of Common Stock upon exercise of a Public Warrant unless the shares of Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

We have agreed that as soon as practicable, but in no event later than 15 business days after the completion of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for this offering or a new registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the completion of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Common Stock until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the issuance of the Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the completion of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” by exchanging such warrants in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) of a share of Common Stock less the exercise price of the warrants by (y) the fair market value of a share of Common Stock. The “fair market value” as used in this paragraph means the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent. Notwithstanding the above, if the Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrant who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify for sale the Common Stock issuable upon exercise of the warrants under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of Common Stock equals or exceeds $14.53. Once the Public Warrants become exercisable and prior to their expiration, we may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30-days’ prior written notice of redemption given after the warrants become exercisable to each warrant holder and prior to their expiration; and

•

if, and only if, the closing price of the Common Stock equals or exceeds $14.53 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Warrants—Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the Public Warrants as described above unless such warrants are then exercisable and there is an effective registration statement covering the issuance of the Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrants prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $14.53 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Warrants—Anti-Dilution Adjustments”) as well as the $9.28 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its Public Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of the Public Warrants. If we take advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) of a share of Common Stock by (y) the fair market value of a share of Common Stock. The “fair market value” as used in this paragraph means the average last reported sale price of the Common Stocks for the 10 trading days ending on the third trading day immediately prior to the date on which the notice of redemption is sent to the holders of the warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call the Public Warrants for redemption and we do not take advantage of this option, the SPAC Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis as described in more detail below.

No fractional shares of Common Stock will be issued upon exercise of a Public Warrant. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder.

Ownership limit. A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments. If the number of outstanding Common Stock is increased by a capitalization or share dividend payable in shares of Common Stock, or by a sub-division of shares or other similar event, then, on the effective date of such capitalization or share dividend, sub-division or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding Common Stock. A rights offering made to all or substantially all holders of Common Stock entitling holders to purchase Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of Common Stock equal to the product of: (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and multiplied by; (ii) one minus the quotient of (A) the price per share of Common Stock paid in such rights offering divided by (B) the historical fair market value. For these purposes: (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of the Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such Common Stock (or other securities into which the Public Warrants are convertible), other than (i) as described in the preceding paragraph or (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each Public Warrant) does not exceed $0.50 but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash or the fair market value (as determined by our Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding Common Stock is decreased by a consolidation, combination, reverse share split, or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another entity or conversion as another entity (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Common Stock), or in the case of any sale or conveyance to another entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their warrants immediately prior to such event.

The Public Warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of curing any ambiguity or curing, correcting or supplementing any defective provision contained therein, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in the prospectus for the IPO or adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants, provided that the approval by the holders of at least a majority of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors—Risks Related to Our Securities—The Warrant Agreement designates the courts of the State of New York or the U.S. District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Public Warrants, which could limit the ability of Public Warrant holders to obtain a favorable judicial forum for disputes with us.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the U.S. are the sole and exclusive forum. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Private Placement Warrants

The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, except that the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis” as described below; (ii) may not be transferred, assigned or sold until October 24, 2025, except to certain permitted transferees; and (iii) will not be redeemable by Kodiak. Any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants will require a vote of holders of at least a majority of the number of the then outstanding Private Placement Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “sponsor fair market value” (defined below) by (y) the sponsor fair market value. For these purposes, the “sponsor fair market value” shall mean the average last reported sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

PIPE Warrants

In connection with the Series A Preferred Investment, the Preferred Investor received PIPE Warrants to purchase a number of shares of our Common Stock equal to 125% of the total number of shares of Common Stock into which such Preferred Investor’s shares of the Series A Preferred Stock are convertible on the Closing Date. The PIPE Warrants are non-redeemable. The PIPE Warrants are exercisable and will expire on September 24, 2031. The PIPE Warrants include customary cash and cashless exercise provisions. Each PIPE Warrant is initially exercisable at $12.00 per share, which exercise price is subject to anti-dilution adjustments, including with respect to certain future issuances or sales of Common Stock at prices less than the exercise price then in effect. In addition, if the trailing 45-day volume-weighted average price of Common Stock on May 29, 2026 is less than the exercise price then in effect, the exercise price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $8.00. Further, if the trailing 45-day volume-weighted average price of Common Stock on August 28, 2026 is less than the exercise price then in effect, the exercise price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $6.00. The PIPE Warrants also provide for certain customary registration rights with respect to the shares of Common Stock underlying the PIPE Warrants.

Non-Redemption Agreement Warrants

In connection with the entrance into non-redemption agreements on September 22, 2025 with certain unaffiliated third-party holders of AACT’s Class A Ordinary Shares, AACT agreed to issue an aggregate of 7,606,666 Non-Redemption Agreement Warrants to such stockholders in exchange for such stockholders’ agreement to not redeem (or to rescind their redemption request in respect of) an aggregate of 2,453,763 Class A Ordinary Shares. The Non-Redemption Agreement Warrants have substantially the same terms as the PIPE Warrants.

Assumed Kodiak Warrants

In connection with the Business Combination, each Legacy Kodiak Warrant that was outstanding and unexercised as of immediately prior to the Closing and not subject to a binding net exercise agreement became an Assumed Kodiak Warrant, in each case, pursuant to the terms of such Legacy Kodiak Warrant. Each Assumed Kodiak Warrant entitles the registered holder to purchase one share of Common Stock at a price of $2.24 per share. You should review the copy of the Assumed Kodiak Warrant, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Assumed Kodiak Warrants.

Form S-8 Registration Statement

We have filed and expect to file additional registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issued or issuable under the 2018 Plan, the 2025 Plan and the ESPP. Any such Form S-8 registration statement will become effective automatically upon filing. The initial registration statement on Form S-8 covered shares of Common Stock underlying options granted under the 2018 Plan, grants made under the 2025 Plan and issuances under the ESPP. Once the issuance of such shares has been registered, they can be sold in the public market upon issuance, subject to lock-up restrictions, limitations applicable to affiliates under Rule 144 under the Securities Act (“Rule 144”) and vesting restrictions.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Shares Eligible for Future Sale

Future sales of our Common Stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices of our Common Stock prevailing from time to time. As described below, certain shares of our Common Stock will not be available for sale shortly after this offering due to contractual and legal restrictions on resale. Sales of our Common Stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

The Selling Securityholders can sell, under this prospectus, up to 184,793,176 shares of Common Stock constituting approximately 58.3% of our issued and outstanding Common Stock as of March 3, 2026 (assuming the exercise in full of all of the Warrants, the vesting or issuance of all of the shares issuable under the Business Combination Agreement, including the Earn Out Shares and all of the SPAC Sponsor Earn Out Shares, and conversion of all of the Series A Preferred Stock). As a result of the registration statement of which this prospectus forms a part, (i) 100,175,027 shares of Common Stock will be freely tradable, subject to compliance with applicable securities law requirements (in addition to the 9,590,804 shares of Common Stock and 24,999,987 Public Warrants already freely tradable), (ii) 14,300,000 Private Placement Warrants will be freely tradeable, subject to compliance with applicable securities laws requirements and (iii) upon the expiration of the lock-up restrictions described below, 70,318,152 shares of Common Stock will be freely tradable, subject to compliance with applicable securities law requirements.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of such securities then-outstanding; or

•	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lockup Restrictions

The lock-up provision in our Bylaws provides that, until September 25, 2026, unless Kodiak completes a liquidation, merger, stock exchange or other similar transaction that results in all of Kodiak’s stockholders having the right to exchange their shares of Kodiak capital stock for cash, securities or other property prior to the expiration of such period, the holders of shares of Common Stock: (i) issued as consideration in the Business Combination, including the Earn Out Securities and the SPAC Sponsor Earn Out Shares (as defined in the Business Combination Agreement); (ii) issued upon the exercise of options or warrants following the Closing in respect of Legacy Kodiak Options or Legacy Kodiak Warrants that have become Exchanged Kodiak Options or Assumed Kodiak Warrants, respectively, in connection with the Business Combination; (iii) issued to or owned by the SPAC Sponsor or by any directors or officers of AACT as of immediately prior to the Closing; or (iv) issued to directors, officers or employees of Kodiak or its subsidiaries (other than in connection with Common Stock issued pursuant to Kodiak’s employee stock purchase plan) (such shares described in the foregoing clauses (i) through (iv), the “Lockup Shares”), may not, without the prior written consent of our Board (including, for the avoidance of doubt, a duly authorized committee of our Board): (A) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to any Lockup Shares or any right or interest therein; (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lockup Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (C) take any action in furtherance of any of the matters described in clause (A) or (B); or (D) publicly announce any intention to effect any transaction specified in clause (A) or (B). If the closing price per share of Common Stock equals or exceeds $12.00 for 20 of 30 consecutive trading days commencing on or after February 21, 2026, then the transfer restrictions applicable to the Lockup Shares will expire.

In addition, in connection with the Closing, our Board waived the lockup restrictions with respect to (i) shares of our Common Stock issued upon the conversion of the Second Lien Loans, other than those shares of our Common Stock issued to the SPAC Sponsor Affiliate Investor and to an entity affiliated with one of our directors; and (ii) 226 shares of our Common Stock for each Legacy Kodiak Securityholder that was not an affiliate of Legacy Kodiak.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchased equity shares from us in connection with a compensatory stock plan or other written agreement executed prior to the Closing is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, such Rule 701 shares would remain subject to lockup arrangements and would only become eligible for sale when such restrictions expire.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of our Common Stock and Warrants acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings, and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, under U.S. federal gift and estate tax rules, or under any applicable tax treaty. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	regulated investment companies or real estate investment trusts;

•	persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income;

•	tax-exempt accounts, organizations, or governmental organizations;

•	pension plans and tax-qualified retirement plans;

•	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than 5% (by vote or value) of our Common Stock or Warrants (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	partnerships (or entities or arrangements classified as such for U.S. federal income tax purposes), other pass-through entities, and investors therein;

•	persons who hold our Common Stock or Warrants as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

•	persons who hold or receive our Common Stock or Warrants pursuant to the exercise of any option or otherwise as compensation;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock or Warrants being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

•	persons who hold our Common Stock or Warrants not as a capital asset within the meaning of Section 1221 of the Code (generally, as property held for investment); or

•	persons deemed to sell our Common Stock or Warrants under the constructive sale provisions of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other flow-through entity holds our Common Stock or Warrants, the tax treatment of a partner in the partnership or owner of other such entity generally will depend on the status of the partner or owner and upon the activities of the partnership or other such entity. A partner in a partnership, or owner of other such entity, that will hold our Common Stock or Warrants should consult his, her, or its own tax advisor regarding the tax consequences of the ownership and disposition of our Common Stock or Warrants through the partnership or other such entity, as applicable.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership, and disposition of our Common Stock or Warrants arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of our Common Stock or Warrants that, for U.S. federal income tax purposes, is not a partnership (including any entity or arrangement treated as a partnership and the equity holders therein) and is:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable Treasury Regulations to be treated as a “United States person” within the meaning of the Code.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our securities that is neither a U.S. holder nor a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Distributions

If we make distributions on our Common Stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Common Stock (determined separately with respect to each share of our Common Stock), but not below zero, and then will be treated as gain from the sale of stock as described below in “—Tax Considerations Applicable to U.S. Holders—Gain on Disposition of Common Stock.”

Dividends we pay to a U.S. Holder that is a corporation or other entity taxable as a corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that under current law will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain on Disposition of Common Stock

You generally will recognize gain or loss on the sale, exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) your adjusted tax basis in its Common Stock so disposed of. Your adjusted tax basis in its Common Stock generally will equal your acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Warrant, your initial basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. holders generally are eligible under current law for reduced rates of tax. If your holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, you generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. Your initial tax basis in the share of our Common Stock received upon exercise of the Warrant generally will be an amount equal to the sum of your acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether your holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case, the holding period will not include the period during which you held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a Warrant on a cashless basis is not clear and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event, a non-realization event, or a tax-free recapitalization within the meaning of Section 368(a)(1)(E) of the Code. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. holder’s holding period for Common Stock would commence on the date of exercise of the Warrant or the following day. If, however, a cashless exercise is treated as a recapitalization, the holding period of Common Stock would include the holding period of the Warrant.

If a cashless exercise were treated as a taxable exchange, a U.S. holder could be deemed to have surrendered a number of Warrants having an aggregate fair market value equal to the aggregate exercise price of the total number of Warrants being exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. holder’s tax basis in such Warrants. Such gain or loss would be long-term or short-term depending on the U.S. holder’s holding period in the Warrants deemed surrendered. In this case, a U.S. holder’s tax basis in Common Stock received would equal the sum of the U.S. holder’s initial investment in the Warrants exercised, the amount of any constructive distributions included in income by such U.S. holder (as described below under “Possible Constructive Distributions”) and the exercise price of such Warrants. It is unclear whether a U.S. holder’s holding period for Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant.

Because of the absence of authority on the U.S. federal income tax treatment of a cashless exercise, you are urged to consult your tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to your holding period and tax basis in the Common Stock received upon exercise of the Warrant.

Sale or other Disposition of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, you will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) your adjusted tax basis in the Warrant. Your adjusted tax basis in its Warrants generally will equal your acquisition cost of the Warrant, increased by the amount of any constructive distributions included in income by you (as described below under “Tax Considerations Applicable to U.S. Holders—Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. holder for more than one year at the time of such disposition or expiration.

If a Warrant is allowed to lapse unexercised, you generally will recognize a capital loss equal to your adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock—Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders—Distributions” in the same manner as if such U.S. holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Tax Considerations Applicable to Non-U.S. Holders

Distributions

If we make distributions on our Common Stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Common Stock (determined separately with respect to each share of our Common Stock), but not below zero, and then will be treated as gain from the sale of stock as described below in “—Tax Considerations Applicable to Non-U.S. Holders—Gain on Disposition of Common Stock and Warrants.”

Subject to the discussions below on effectively connected income and in “—Backup Withholding and Information Reporting” and “—Tax Considerations Applicable to Non-U.S. Holders-Foreign Account Tax Compliance Act (FATCA),” any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. Under applicable Treasury Regulations, the applicable withholding agent may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. In order to receive a reduced treaty rate, you must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If you hold our Common Stock through a financial institution or other agent acting on your behalf, you generally will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You should consult your tax advisor regarding your entitlement to benefits under any applicable tax treaty.

Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below in “—Backup Withholding and Information Reporting” and “—Tax Considerations Applicable to Non-U.S. Holders-Foreign Account Tax Compliance Act (FATCA).” In order to obtain this exemption, you must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same rates applicable to U.S. persons, net of certain deductions and credits and subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Exercise of a Warrant

The U.S. federal income tax treatment of your exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. holder, as described under “—Tax Considerations Applicable to U.S. Holders—Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to you would be the same as those described below in “—Tax Considerations Applicable to Non-U.S. Holders-Gain on Disposition of Common Stock and Warrants.”

Gain on Disposition of Common Stock and Warrants

Subject to the discussions in “—Backup Withholding and Information Reporting” and “—Tax Considerations Applicable to U.S. Holders—Foreign Account Tax Compliance Act (FATCA),” you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock or Warrants unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our Common Stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of our Common Stock or Warrants or your holding period for our Common Stock or Warrants, or the applicable testing period.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the gain derived from the sale or other disposition of our Common Stock or Warrants (net of certain deductions and credits) under regular U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale or other disposition of our Common Stock or Warrants, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. However, even if we are or become a USRPHC, our Common Stock and Warrants will not constitute a United States real property interest if (i) our Common Stock is regularly traded on an established securities market and you hold no more than 5% of our outstanding Common Stock, directly, indirectly, or constructively, at all times during the applicable testing period or (ii) provided that our Warrants are regularly traded on an established securities market, you have not owned, actually or constructively, more than 5% of our Warrants at any time within the relevant period. It is unclear how your ownership of Warrants will affect the determination of whether you own more than 5% of our Common Stock. In addition, special rules may apply in the case of a disposition of Warrants if our Common Stock is considered to be regularly traded but our Warrants are not considered to be publicly traded. If we are a USRPHC at any time within the applicable testing period and either our Common Stock and/or Warrants are not regularly traded on an established securities market or you hold more than 5% of our outstanding Common Stock and/or Warrants, directly, indirectly, or constructively, at any time during the applicable testing period, you will generally be taxed on any gain realized upon the sale or other disposition of our Common Stock and/or Warrants in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC at any time within the applicable testing period and our Common Stock and/or Warrants are not regularly traded on an established securities market, your proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. You are encouraged to consult your own tax advisors regarding the possible consequences to you if we are, or were to become, a URSPHC.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock—Warrants.” An adjustment that has the effect of preventing dilution generally should not be a taxable event. Nevertheless, you would be treated as receiving a constructive distribution from us if, for example, the adjustment increases your proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock that is taxable to such holders as a distribution. You would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders—Distributions” under that section in the same manner as if you received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act (FATCA)

Subject to the following paragraph, the Foreign Account Tax Compliance Act, Treasury Regulations issued thereunder and official IRS guidance with respect thereto, or, collectively, FATCA, generally impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our Common Stock or Warrants paid to a “foreign financial institution” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such institution (i) enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) otherwise establishes an exemption. Subject to the following paragraph, FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our Common Stock or Warrants paid to a “non-financial foreign entity” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption. The withholding tax will apply regardless of whether the payment otherwise would be exempt from U.S. nonresident and backup withholding tax, including under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors should consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our Common Stock or Warrants.

The U.S. Treasury Department has issued proposed Treasury Regulations that, if finalized in their present form, would eliminate withholding under FATCA with respect to payments of gross proceeds from a sale or other disposition of our Common Stock or Warrants. In the preamble to such proposed Treasury Regulations, the Treasury Secretary stated that taxpayers may generally rely on the proposed Treasury Regulations until final regulations are issued.

Backup Withholding and Information Reporting

Generally, we or the applicable agent must report annually to the IRS the amount of dividends paid to you, your name, your address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our Common Stock or Warrants made to you may also be subject to backup withholding (currently at a rate of 24% and additional information reporting unless you establish an exemption, for example, by providing a properly completed IRS Form W-9 certifying your exemption from backup withholding or by certifying your non-U.S. status on a properly completed IRS Form W-8BEN or Form W-8BEN-E or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local, and non-U.S. tax considerations of purchasing, holding, and disposing of our Common Stock or Warrants, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

This prospectus relates to the offer by us, and the resale by the Selling Securityholders of: (i) up to 46,289,055 shares of our Common Stock, issuable upon conversion of our 9.99% Series A Preferred Stock, each share of which is convertible into Common Stock based on its Stated Value at an initial conversion price of $12.00, with the Stated Value and conversion price each being subject to adjustments, (ii) up to 24,999,987 shares of the Public Warrant Shares issuable upon the exercise of an aggregate of 24,999,987 Public Warrants, each of which is currently exercisable at a price of $9.28 per share, (iii) up to 15,568,887 Earn Out Shares issuable to certain Legacy Kodiak Securityholders, who held securities of Legacy Kodiak prior to the Business Combination, upon the achievement of certain milestones during the Earnout Period, (iv) up to 17,769,375 shares of PIPE Warrant Shares issuable upon the exercise of an aggregate of 17,769,375 PIPE Warrants, each of which is exercisable for Common Stock at an initial price of $12.00 per share, subject to certain adjustments, (v) up to 14,300,000 Private Placement Warrant Shares, issuable upon the exercise of an aggregate of 14,300,000 Private Placement Warrants, each of which is currently exercisable at a price of $9.28 per share, and (vi) up to 7,606,666 shares of Non-Redemption Agreement Warrant Shares issuable upon the exercise of an aggregate of 7,606,666 Non-Redemption Agreement Warrants, issued on substantially the same form as the PIPE Warrants.

This prospectus also relates to the resale from time to time by the Selling Securityholders of an aggregate of 58,259,206 shares of Common Stock, comprised of: (i) 38,657,638 Consideration Shares issued to certain Legacy Kodiak Securityholders as consideration in the Business Combination, (ii) 12,500,000 SPAC Sponsor Contribution Shares issued to the SPAC Sponsor, which includes 6,250,000 SPAC Sponsor Earn Out Shares that are subject to vesting and vest upon the occurrence of certain triggering events during the Earnout Period, (iii) 3,591,627 SPAC Sponsor Affiliate Investor Shares issued to the SPAC Sponsor Affiliate Investor, (iv) 2,050,394 Co-Invest Investor Shares issued to the Co-Invest Investor, (v) 1,091,519 Legacy Kodiak Advisor Shares issued to the Legacy Kodiak Advisor, and (vi) 368,028 shares Non-Redemption Agreement Shares issued to certain Non-Redemption Agreement Investors.

This prospectus also relates to the resale from time to time by the Selling Securityholders of an aggregate of 14,300,000 Private Placement Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive up to an aggregate of approximately $669.2 million, assuming the exercise in full of all of the Warrants covered by this prospectus for cash. We expect to use any net proceeds from the exercise of the Warrants for general corporate purposes.

The closing price of our Common Stock on Nasdaq on March 3, 2026 was $8.07 per share. However, the exercise price of the Private Placement Warrants and the Public Warrants is currently $9.28 per share, and the exercise price of the PIPE Warrants and Non-Redemption Agreement Warrants is initially $12.00 per share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Common Stock. To the extent the market price for our Common Stock is less than the then-effective exercise price per share of any Warrants, we believe holders of such Warrants will be unlikely to exercise such Warrants.

For the PIPE Warrants and Non-Redemption Agreement Warrants, if the trailing 45-day volume-weighted average price of Common Stock on May 29, 2026 is less than the exercise price then in effect, the exercise price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $8.00. Further, if the trailing 45-day volume-weighted average price of Common Stock on August 28, 2026 is less than the exercise price then in effect, the exercise price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $6.00. Assuming the exercise prices of the Warrants are all reduced to the lowest price currently contemplated thereunder, we will receive an aggregate of approximately $517.0 million if all the Warrants covered by this prospectus are exercised in full for cash.

We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

The Securities offered by this prospectus may be sold from time to time to purchasers:

•	directly by the Selling Securityholders;

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the Securities; or

•	through a combination of any of these methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

The Securities may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more of the following transactions:

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options or other hedging transactions, whether through an options exchange or otherwise;

•	in distributions to members, limited partners or stockholders of Selling Securityholders;

•	any other method permitted by applicable law;

•	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, including the Nasdaq;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with distributions of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the Securities short and redeliver the Securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge the Securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge the Securities to a financial institution or other third party that in turn may sell the Securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our Securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Securityholders will sell any or all of the Securities under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the Securities by other means not described in this prospectus. In addition, any Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of the Securities owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of the Securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of the Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of the Securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of the Securities pursuant to the distribution through a registration statement.

LEGAL MATTERS

The validity of the Securities offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation, directly or indirectly own less than one percent of the outstanding shares of our Common Stock.

EXPERTS

The consolidated financial statements of Kodiak AI, Inc. (formerly Kodiak Robotics, Inc.) at December 31, 2023, and for the year then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Kodiak Robotics, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Change in Certifying Accountant

On September 24, 2025, the Audit Committee dismissed WithumSmith+Brown, PC (“Withum”), our independent registered public accounting firm prior to the Business Combination and notified Withum that it will not be engaged to audit our consolidated financial statements for the year ending December 31, 2025.

The Report of Independent Registered Public Accounting Firm on AACT’s financial statements as of December 31, 2024 and 2023, and for the years then ended, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to audit scope or accounting principles, except that such report on AACT’s financial statements contained an explanatory paragraph regarding substantial doubt about AACT’s ability to continue as a going concern.

During the period from March 15, 2021 (AACT’s inception) to December 31, 2024 and the subsequent interim period through September 24, 2025, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Withum, would have caused Withum to make reference thereto in its report on AACT’s pre-merger financial statements for such periods. During the period from March 15, 2021 to December 31, 2024 and the subsequent interim period through September 24, 2025, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

On September 24, 2025, the Audit Committee approved and the Board ratified the engagement of Deloitte as the our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2025. Deloitte served as independent registered public accounting firm of Legacy Kodiak prior to the Business Combination. During the period from January 1, 2023 to December 31, 2024 and subsequent interim period through September 24, 2025, neither we nor anyone on our behalf consulted with Deloitte with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Deloitte concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (each as defined above).

We previously provided Withum with a copy of the foregoing disclosures prior to the filing of a Current Report on Form 8-K on September 30, 2025 and requested that Withum furnish a letter addressed to the SEC, as required by Item 304(a)(3) of Regulation S-K, which is incorporated by reference into the registration statement of which this prospectus forms a part as Exhibit 16.2, stating whether it agrees with such disclosures, and if not, stating the respects in which it does not agree.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our Common Stock and the Private Placement Warrants to be offered by this prospectus. The registration statement of which this prospectus forms a part, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the securities, you should refer to the registration statement of which this prospectus forms a part and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at www.kodiak.ai. We make available, free of charge, on our investor relations website at www.kodiak.ai/investors under “SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC. The information on, or that can be accessed through, our website is not part of or incorporated by reference into this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Kodiak AI, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Kodiak AI, Inc. (the “Company”) as of December 31, 2025 and 2024, the related statement of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2025 and 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025 and 2024 in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses and negative cash flows from operations, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
San Jose, California
March 11, 2026
We have served as the Company’s auditor since 2025.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Kodiak AI, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Kodiak AI, Inc. (formerly Kodiak Robotics, Inc., the Company) as of December 31, 2023, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. gene rally ac
cepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses from operations, has a working capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCA
OB.
Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the acc ountin
g principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2023 to 2025.
San Jose, CA
May 14, 2025,
except for the effects of the reverse recapitalization described in Note 1 and Note 3, as to which the date is
March 11, 2026

Kodiak AI, Inc.
Consolidated Balance Sheets
(In thousands, except par values)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$50,761	$16,709
Marketable securities	69,908	—
Accounts receivable	879	1,280
Prepaid expenses and other current assets	4,464	2,260

Total current assets	126,012	20,249
Restricted cash	1,450	1,450
Property and equipment, net	26,553	6,723
Operating lease right-of-use assets	5,261	7,115
Other assets	131	24

Total assets	$159,407	$35,561

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,455	$1,372
Accrued expenses and other current liabilities	11,354	11,416
Operating lease liabilities, current	1,916	1,638
Debt, current portion	1,065	16,792
Second lien loans	10,872	—

Total current liabilities	26,662	31,218
Debt, net of current portion	29,878	17,574
Simple agreements for future equity	—	59,301
Operating lease liabilities, noncurrent	3,584	5,723
Common stock warrants	158,346	—
Redeemable convertible preferred stock warrant liabilities	—	1,619
Other liabilities	804	313

Total liabilities	219,274	115,748
Commitments and contingencies (Note 10)
Redeemable convertible preferred stock
Series A cumulative redeemable convertible preferred stock, par value $0.0001; 20,000 and no shares authorized as of December 31, 2025 and December 31, 2024, respectively; 142 and no shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	223,185	—
Redeemable convertible preferred stock, par value $0.0001; no and 98,127 shares authorized as of December 31, 2025 and December 31, 2024, respectively; no and 62,240 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	—	170,648
Stockholders’ deficit
Common stock, $0.0001 par value; 1,980,000 and 265,000 shares authorized as of December 31, 2025 and December 31, 2024, respectively; 175,440 1 and 58,057 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	17	6
Additional paid-in capital	570,578	17,303
Accumulated other comprehensive income	22	—
Accumulated deficit	(853,669)	(268,144)

Total stockholders’ deficit	(283,052)	(250,835)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$159,407	$35,561

1	Excludes 6,250,000 shares legally issued and outstanding related to sponsor earn out securities (see Note 3).
The accompanying notes are an integral part of these consolidated financial statements.

Kodiak AI, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except per share amounts)

	Year Ended December 31,
	2025	2024	2023
Revenues	$3,797	$14,933	$16,946

Operating expenses:
Research and development	50,157	43,436	39,469
General and administrative	36,741	20,999	20,305
Truck and freight operations	24,771	9,013	7,662
Sales and marketing	4,753	3,204	3,359

Total operating expenses	116,422	76,652	70,795

Loss from operations	(112,625)	(61,719)	(53,849)
Other (expenses) income:
Interest expense	(4,096)	(4,951)	(5,407)
Interest income and other, net	(1,327)	895	2,194
Loss on issuance of equity instruments	(210,722)	—	—
Change in fair value of common stock warrants	(35,018)	—	—
Change in fair value of second lien loans	(24,387)	—	—
Change in fair value of simple agreements for future equity	(190,075)	(4,109)	—
Change in fair value of redeemable convertible preferred stock warrant liabilities	(7,272)	426	126

Total other expenses, net	(472,897)	(7,739)	(3,087)

Net loss before income taxes	(585,522)	(69,458)	(56,936)

Income taxes	(3)	(1)	(9)

Net loss	$(585,525)	$(69,459)	$(56,945)

Unrealized gains (losses) on marketable securities, net of tax	22	—	(10)

Comprehensive loss	$(585,503)	$(69,459)	$(56,955)

Net loss per common share, basic and diluted	$(6.42)	$(1.19)	$(0.98)

Weighted-average common shares outstanding, basic and diluted	91,225	58,410	57,932

The accompanying notes are an integral part of these consolidated financial statements.

Kodiak AI, Inc.
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(In thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Comprehensive Income	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2022	93,963	$170,648	86,360	$—	$6,602	$(141,740)	$10	$(135,128)
Reverse recapitalization	(31,723)	—	(29,155)	6	(6)	—	—	—

Balance as of December 31, 2022	62,240	$170,648	57,205	$6	$6,596	$(141,740)	$10	$(135,128)
Issuance of common stock upon exercise of stock options	—	—	571	—	306	—	—	306
Stock-based compensation	—	—	—	—	5,399	—	—	5,399
Correction of an immaterial error of redeemable convertible preferred stock warrants	—	—	—	—	(720)	—	—	(720)
Other comprehensive income (loss)	—	—	—	—	—	—	(10)	(10)
Net loss	—	—	—	—	—	(56,945)	—	(56,945)

Balance as of December 31, 2023	62,240	$170,648	57,776	$6	$11,581	$(198,685)	$—	$(187,098)
Issuance of common stock upon exercise of stock options	—	—	281	—	172	—	—	172
Stock-based compensation	—	—	—	—	5,550	—	—	5,550
Net loss	—	—	—	—	—	(69,459)	—	(69,459)

Balance as of December 31, 2024	62,240	$170,648	58,057	$6	$17,303	$(268,144)	$—	$(250,835)
Conversion of redeemable convertible preferred stock in connection with reverse recapitalization	(62,240)	(170,648)	62,240	6	170,642	—	—	170,648
Reverse recapitalization transaction, net of transaction costs 1	—	—	52,513	5	361,162	—	—	361,167
Series A redeemable convertible preferred stock issued in connection with reverse recapitalization, net	142	223,185	—	—	—	—	—	—
Issuance of common stock in connection with debt financing	—	—	46	—	499	—	—	499
Issuance of common stock upon exercise of common stock warrants	—	—	26	—	86	—	—	86
Issuance of common stock upon exercise of stock options	—	—	2,558	—	1,434	—	—	1,434
Stock-based compensation	—	—	—	—	19,452	—	—	19,452
Other comprehensive income (loss)	—	—	—	—	—	—	22	22
Net loss	—	—	—	—	—	(585,525)	—	(585,525)

Balance as of December 31, 2025	142	$223,185	175,440	$17	$570,578	$(853,669)	$22	$(283,052)

1	Excludes 6,250,000 shares legally issued and outstanding related to sponsor earn out securities (see Note 3).
The accompanying notes are an integral part of these consolidated financial statements.

Kodiak AI, Inc.
Consolidated Statements of Cash Flows
(In thousands
)

	Year Ended December 31,
	2025	2024	2023
Operating activities:
Net loss	$(585,525)	$(69,459)	$(56,945)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,248	4,616	4,114
Stock-based compensation	19,082	5,550	5,399
Non-cash lease expense	1,853	1,832	2,164
Accretion of discount on marketable securities	(480)	—	(909)
Transaction costs allocated to common stock warrants	3,223	—	—
Change in fair value of second lien loans	24,387	—	—
Change in fair value of simple agreements for future equity	190,075	4,109	—
Change in fair value of redeemable convertible preferred stock warrant liabilities	7,272	(426)	(126)
Change in fair value of common stock warrants	35,018	—	—
Loss on issuance of equity instruments	210,722	—	—
Non-cash interest expense	795	402	788
Loss on disposal of property and equipment	265	—	—
Changes in operating assets and liabilities:
Accounts receivable	401	(1,044)	9
Prepaid expenses and other current assets	(2,180)	645	(484)
Other assets	(105)	276	(276)
Accounts payable	(717)	(811)	558
Accrued expenses and other current liabilities	(407)	5,102	3,833
Operating lease liabilities	(1,861)	(1,796)	(2,222)
Other liabilities	492	43	255

Net cash used in operating activities	(94,442)	(50,961)	(43,842)

Investing activities:
Proceeds from maturities of marketable securities	—	—	51,000
Purchases of marketable securities	(69,406)	—	(30,452)
Purchases of property and equipment	(22,026)	(3,192)	(3,270)
Payment of deposits	—	(20)	—

Net cash (used in) provided by investing activities	(91,432)	(3,212)	17,278

Financing activities:
Proceeds from the issuance of debt, net of issuance costs	29,662	—	3,671
Repayment of debt	(33,381)	(2,238)	(1,934)
Proceeds from issuance of second lien loans	43,865	—	—
Proceeds from issuance of simple agreements for future equity	23,660	45,192	10,000
Proceeds from issuance of Series A cumulative redeemable convertible preferred stock	145,000	—	—
Proceeds from the reverse recapitalization, net of transaction costs	26,239	—	—
Proceeds from exercise of stock options	1,422	172	292
Proceeds from exercise of common stock warrants	77	—	—
Payments for deferred offering costs	(16,618)	—	—

Net cash provided by financing activities	219,926	43,126	12,029

Net change in cash and cash equivalents and restricted cash	34,052	(11,047)	(14,535)
Cash and cash equivalents and restricted cash at beginning of period	18,159	29,206	43,741

Cash and cash equivalents and restricted cash at end of period	$52,211	$18,159	$29,206

Components of cash and restricted cash at period end:
Cash and cash equivalents	$50,761	$16,709	$27,756
Restricted cash	1,450	1,450	1,450

Total cash and cash equivalents and restricted cash	$52,211	$18,159	$29,206

Supplemental disclosure of cash activities:
Cash paid for interest	$3,303	$4,561	$4,606
Cash paid for income taxes	$—	$3	$5
Supplemental disclosure of non-cash activities:
Purchases of property and equipment included in accounts payable and accrued expenses and other current liabilities	$1,360	$118	$—
Operating lease right-of-use asset obtained in exchange for operating lease liability upon modification of operating lease	$—	$1,881	$2,388
Operating lease right-of-use asset obtained in exchange for operating lease liability upon new operating lease	$—	$1,146	$—
Proceeds from exercise of stock options included in prepaid and other current assets	$12	$—	$14
Proceeds from exercise of common stock warrants included in prepaid and other current assets	$9	$—	$—
Conversion of simple agreements for future equity into common stock in connection with reverse recapitalization	$263,036	$—	$—
Conversion of redeemable preferred stock into common stock in connection with reverse recapitalization	$170,648	$—	$—
Conversion of second lien loans into common stock in connection with reverse recapitalization	$67,379	$—	$—
Settlement of transaction costs in common stock in connection with reverse recapitalization	$12,500	$—	$—
Exchange of simple agreements for future equity for second lien loan	$10,000	$—	$—
Net exercise of warrants in connection with reverse recapitalization	$8,891	$—	$—
Issuance of non-redemption common stock in connection with reverse recapitalization	$3,220	$—	$—
Liabilities assumed from reverse recapitalization	$31	$—	$—
Issuance of common stock in connection with a debt agreement	$499	$—	$—
The accompanying notes are an integral part of these consolidated financial statements.

Kodiak AI, Inc.
Notes to Consolidated Financial Statements

1.	Description of Business
Overview
Kodiak AI, Inc. and its wholly owned subsidiary (the “Company” or “Kodiak”), headquartered in Mountain View, California, is a provider of artificial intelligence (“AI”)-powered autonomous vehicle technology. This technology addresses the needs of the long-haul trucking, industrial trucking, and defense industries. The Company’s core offering, the Kodiak Driver, is a single-platform virtual driver that combines advanced AI software with modular hardware for customer deployments. All Company operations are conducted in the United States.
The Company was originally incorporated in the Cayman Islands as an exempted company on March 15, 2021 under the name Ares Acquisition Corporation II (“AACT”). AACT was created as a special purpose acquisition company with the purpose of effecting a merger or similar transaction with one or more businesses.
As contemplated by a definitive business combination agreement dated April 14, 2025 (the “BCA”), Kodiak consummated the merger transaction (the “Merger”) on September 24, 2025 (the “Closing Date” or “Closing”), whereby AAC II Merger Sub, Inc. (“Merger Sub”), a direct wholly owned subsidiary of AACT, merged with and into Kodiak Robotics, Inc. (“Legacy Kodiak”), a Delaware corporation. In connection with the Merger, AACT domesticated as a Delaware corporation and changed its name to Kodiak AI, Inc.
The Merger was accounted for as a reverse recapitalization, with Legacy Kodiak being the accounting acquirer and AACT the acquired company for accounting purposes. As a result of the Merger, all historical financial information presented in the consolidated financial statements represent the accounts of Legacy Kodiak. Pursuant to the BCA, the share and per share amounts prior to the Closing have been retroactively converted as shares reflecting the per share merger consideration established in the Closing.
The Company’s common stock is listed on the Nasdaq under the symbol “KDK,” and the Company’s warrants to purchase shares of common stock are listed on the Nasdaq under the symbol “KDKRW.”
Liquidity and Going Concern
The Company has incurred recurring net losses and negative cash flows from operations since inception and, as of December 31, 2025, had an accumulated deficit of $853.7 million. As of December 31, 2025, the Company had cash and cash equivalents and marketable securities totaling $120.7 million, and short-term debt obligations totaled $11.9 million consisting of current portion of debt and second lien loans. The Company expects to incur additional losses and increased expenses in future periods as it continues to scale its business, invest in research and development efforts, increase employee headcount, and incur other expenses commonly associated with being a public company.
The Company’s future capital requirements are influenced by the rate of adoption of its Kodiak Driver and
Driver-as-a-Service
(“DaaS”) model, launched in December 2024, as well as associated revenue growth, operating expenses, and research and development activities. To support its operating plan, management expects to seek additional funding through debt or equity offerings, including in the near term in the form of issuing equity and equity-linked securities and incurring additional indebtedness. If additional capital is not obtained, management may need to modify its operational plan by reducing research and development initiatives and lowering growth expectations. These factors in the aggregate raise substantial doubt regarding the Company’s ability to continue as a going concern for at least one year after the filing date of these consolidated financial statements. The Company’s current cash and cash equivalents and marketable securities are expected to fund the

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

Company’s business plan into the fourth quarter of 2026. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2.	Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the requirements of the Securities and Exchange Commission (the “SEC”) for annual financial reporting.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. These estimates form the basis for the judgments the Company makes about the carrying values of assets and liabilities that are not readily apparent from other sources, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and judgments on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions the Company may undertake in the future. These judgments, estimates, and assumptions relate to, among other things, the estimated useful lives of property and equipment, the assessment of impairment of long-lived assets, the fair value of redeemable convertible preferred stock warrants (prior to the reverse recapitalization), the fair value of each simple agreement for future equity (“SAFE”) (prior to the reverse recapitalization), the fair value of the Company’s common stock (prior to the reverse recapitalization), the fair value of the Company’s common stock warrants, the measurement of stock-based compensation, the determination of the incremental borrowing rate for operating lease liabilities, the evaluation of uncertain tax positions, and the assessment of the valuation allowance for deferred tax assets. Actual results may differ from these estimates.
Risk and Uncertainties
The Company has devoted most of its time and resources to developing its proprietary autonomous vehicle technology and first deployed the Kodiak Driver in a customer-owned vehicle in December 2024. The Company’s business and operations may be impacted by general business and economic conditions worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the world economy, including uncertainty around tariffs. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations. In addition, the Company competes with companies that possess significant financial resources and well-established development, marketing, and sales capabilities. The Company may be unable to compete successfully against these companies. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, or expertise may become obsolete or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology.
Segment Reporting
The Company manages its operations as one operating and reportable segment. The Company’s chief operating decision maker (“CODM”), its Chief Executive Officer, manages the Company’s operations on a consolidated

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

basis for the purposes of allocating resources and evaluating financial performance. The
CODM
reviews significant segment expenses based on functional line items as disclosed in the consolidated statements of operations and comprehensive loss.
Cash and Cash Equivalents
Cash and cash equivalents are cash deposits and highly liquid investments, such as money market funds and U.S. Treasury securities, that are readily convertible to known amounts of cash and are subject to insignificant risk of change including due to interest rate, quoted price, or penalty of withdrawal. Marketable securities with an original maturity of 90 days or less when purchased are considered to be cash equivalents.
Restricted Cash
Restricted cash consists of funds that are contractually restricted as to usage or withdrawal, typically due to the Company’s operating lease agreements. Restricted cash, which is unavailable for a period longer than one year from the balance sheet date, is classified as a noncurrent asset. Otherwise, restricted cash is included in other current assets in the consolidated balance sheets.
Concentration of Risks
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and restricted cash deposited in accounts at several financial institutions that may exceed the Federal Deposit Insurance Corporation’s insurance limit. The Company is exposed to credit risk in the event of a default by the financial institutions holding its cash and cash equivalents and restricted cash to the extent recorded on the balance sheets of such financial institutions. The Company believes it is not exposed to significant credit risk due to the financial position of the financial institutions in which those deposits are held.
The Company is also subject to credit risk from its accounts receivable and does not require any collateral. As of December 31, 2025 and 2024, the Company’s balance of accounts receivable was $0.9 million and $1.3 million, respectively. Customers that represented 10% or greater of the Company’s accounts receivable balance were as follows as of the periods presented:

	December 31,
	2025	2024
Customer A	—%	78%
Customer B	89%	—%
Customers representing 10% or more of the Company’s revenue for the years ended December 31, 2025, 2024 and 2023 were as follows:

	Year Ended December 31,
	2025	2024	2023
Customer A	26%	89%	89%
Customer B	46%	—%	—%

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

Marketable Securities
The Company invests its excess cash in marketable debt securities with high credit ratings, including money market funds and securities issued by the U.S. government and its agencies that are accounted for as available-for-sale
and carried at fair value. The Company classifies its marketable securities as current assets, including those with maturities beyond 12 months, as the Company’s intention is to use the proceeds from sales of its securities to fund its operations. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, which is included in interest income and other, net
in the consolidated statements of operations and comprehensive loss. Unrealized gains or losses, net of taxes, if any, are included in accumulated other comprehensive income
in the consolidated balance sheets and in
unrealized gains (losses) on marketable securities
in the consolidated statements of operations and comprehensive loss. Realized gains and losses on marketable securities, if any, are included in interest income and other, net
. The cost of securities sold is determined based on the trade date using the specific identification method.
The Company periodically assesses its marketable debt securities for impairment. For debt securities in an unrealized loss position, this assessment first considers the Company’s intent to sell, or whether it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of these criteria are met, the debt security’s amortized cost basis is written down to fair value within interest income and other, net
. For debt securities in an unrealized loss position that do not meet the aforementioned criteria, the Company assesses whether the decline in fair value has resulted from credit losses or other factors. If a credit loss exists, an allowance for credit losses is recorded within interest income and other, net
to the extent the fair value is less than the amortized cost basis. No impairment losses have been recognized on marketable securities in the periods presented.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company measures fair value by maximizing the use of observable inputs, where available, and minimizing the use of unobservable inputs. Financial assets and liabilities recorded at fair value in the consolidated balance sheets are categorized in the fair value hierarchy based upon the lowest level of input that is significant to the fair value as follows:

•	Level 1—Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

•
Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable inputs for similar assets or liabilities. These include quoted prices for identical or similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value of the instrument.

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

Accounts Receivable
Accounts receivable are unsecured assets where the Company has unconditional rights to consideration and are recorded at the invoiced amount net of any allowance for credit losses. The Company provides an allowance for expected credit losses based upon the Company’s estimate of collectability of the accounts receivable balances by considering factors such as contractual pay me
nt terms, historical experience, credit quality, the age of the account receivable balances, and current economic conditions that may affect a customer’s ability to pay. As of December 31, 2025 and 2024, there was no allowance for expected credit losses.
Property and Equipment, Net
Property and equipment, net is stat
ed a
t cost less accumulated depreciation. Equipment and hardware primarily consist of autonomous vehicle hardware. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets, as follows:

Useful life
Leasehold improvements	Shorter of remaining useful life or lease term
Vehicles	5 years
Technology infrastructure	3 years
Equipment and hardware	3 - 5 years
Other	3 - 5 years
Impairment of Long-Lived Assets
The Company reviews its long-lived assets, including property and equipment and operating le ase
right-of-use
assets, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated from the use of the asset and its eventual disposition. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the impaired assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell. The company did not record any impairment of long-lived assets as of and for the years ended December 31, 2025, 2024, and 2023.
Leases
The Company determines if an arrangement is or contains a lease at inception by assessing whether it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. If a lease is identified, classification is determined at lease commencement. To date, all of the Company’s leases have been determined to be operating leases. Operating lease liabilities are recognized at the present value of the future lease payments over the expected remaining lease term at the lease commencement date. As the implicit rate in the Company’s lease is generally not readily determinable, the Company estimates its incremental borrowing rate to discount lease payments. The incremental borrowing rate reflects the interest rate that the Company would have to pay to borrow on a collateralized basis an amount equal to the lease payments in a similar economic environment over a similar term. Operating lease right-of-use
(“ROU”) assets are based on the corresponding lease liability adjusted for any lease payments made at or before commencement, initial direct costs, and lease incentives. Certain leases also include options to renew or terminate the lease at the election of the Company. The Company evaluates these options at lease inception and on an ongoing basis. Renewal and termination options that the Company is reasonably certain to exercise are included when classifying leases and measuring lease liabilities and ROU assets. Operating lease expense is recognized on a straight-line basis over the lease term.

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

The Company has lease agreements with lease and
non-lease
components, which the Company has elected to account for as a single lease component. The Company has elected to not record leases on the consolidated balance sheets that, at the lease commencement date, have a lease term of 12 months or less.
Warrants and Earn Out Securities
The Company classifies contracts in its own equity that do not meet the indexation guidance as liabilities. As of the end of each reporting period, such liability classified instruments are remeasured, with changes in fair value during the reporting period recognized within the consolidated statements of operations and comprehensive loss until the earlier of exercise, settlement, or expiration. The Company classifies contracts in equity that meet the indexation and equity classification guidance as a component of stockholders’ deficit and such instruments are not subject to fair value remeasurements.
The Company’s publicly traded common stock warrants, privately placed common stock warrants, and warrants assumed from Legacy Kodiak’s redeemable convertible preferred stock in connection with the Merger, Kodiak Earn Out Securities and Sponsor Earn Out Securities (each as defined in Note 3) are equity-classified instruments indexed to the Company’s own equity. The Company’s PIPE Warrants and NRA Warrants (each as defined in Note 3) are liability-classified instruments not indexed to the Company’s own equity. Certain Legacy Kodiak warrants to purchase redeemable convertible preferred stock were also liability classified instruments prior to being exercised and settled in connection with the reverse recapitalization.
Second Lien Loans
The Company elected the fair value option to account for its second lien loans, which were recorded at their estimated fair value at issuance and as of the end of each subsequent reporting period. Changes in estimated fair value were recognized as a component of other (expenses) income
in the Company’s consolidated statements of operations and comprehensive loss until either their settlement in connection with the reverse recapitalization, or the end of the reporting period for any loans that remain outstanding.
Simple Agreements for Future Equity
The Company accounted for the contractual obligation under its SAFEs to issue a variable number of shares as a liability stated at fair value based on the expected value of shares to be issued in the future to settle the obligation with changes in fair value recognized as a component of other (expenses) income
in the Company’s consolidated statements of operations and comprehensive loss until settlement in connection with the reverse recapitalization.
Redeemable Convertible Preferred Stock
The Company classifies its redeemable convertible preferred stock as temporary or mezzanine equity because events triggering liquidation are not solely within the control of the Company. For preferred stock that is probable of becoming redeemable, the Company has elected to recognize changes in redemption value as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period to the extent the redemption value exceeds the initial carrying amount.
Revenue Recognition
The Company generates revenues from: (i) providing DaaS to customers; (ii) delivering freight via Kodiak-owned autonomous trucks powered by the Kodiak Driver; and (iii) providing ground autonomy solutions to the

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

U.S. military The Company recognizes revenue when customers obtain control of promised goods or services in an amount that reflects the consideration the Company expects to receive for those goods or services. The Company applies the following five-step revenue recognition model in accounting for its revenue arrangements:

•	identification of a contract with a customer;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when or as the performance obligations are satisfied.
DaaS
Beginning in December 2024, the Company began recognizing revenue on a per-vehicle fee
under its DaaS business model.
Under its DaaS model, the Company supplies self-driving technology consisting of a highly integrated bundle of goods and services that represents a single combined output for which the customer has contracted. This single combined output is made up of both hardware and software, together with ongoing support services, including regular software updates, systems integrations and operational support, including remote monitoring and on-site support.
These promises are accounted for as if they were a single performance obligation, as they are delivered to the customer concurrently over the same period of time. Revenue for DaaS arrangements is recognized over time on a ratable basis over the contract term, which is expected to be for a duration of three to four years. Fees are generally billed monthly and are typically on
30-day
payment terms.
Freight Delivery
The Company’s freight delivery revenues are generated from providing freight transportation services to customers in the commercial sector utilizing Company-owned autonomous trucks powered by the Kodiak Driver. The Company generates revenues based on number of paid miles and rate-per-mile
fees primarily determined by local market dynamics, which fees are generally billed upon delivery and are typically on 30-day payment
terms.
Customer contracts have a single performance obligation to transport commercial freight to an agreed upon destination. This performance obligation is satisfied over time as freight delivery is performed, which typically occurs within one day.
Ground Autonomy Solutions
The Company provides ground autonomy solutions to a single customer in defense. Services under these contracts relate to the demonstration of specific capabilities of autonomous driving solutions for military vehicles. Each contract is separately agreed with no interdependencies with respect to pricing, promises or objectives and accounted for as separate arrangements. Each contract has a specified deliverable(s) that represents a single (or combined) performance obligation with the transfer of the significant risks and rewards of ownership occurring upon acceptance of the final deliverable(s) within each contract. The contracts have fixed fees that are invoiced on an agreed upon billing schedule on payment terms in accordance with the Prompt Payment Act.

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

Control is transferred at a point in time and revenue is recognized upon completion and customer acceptance of each contract’s deliverable(s).
Contract Assets and Contract Liabilities
A contract asset represents amounts that are unbilled due to agreed-upon contractual terms in which billing occurs subsequent to revenue recognition.
A contract liability represents amounts that have been invoiced to the customer for which the Company has the right to invoice (and for which payment was received) but has not been recognized as revenues because the related products or services have not been transferred to the customer. Such amounts are recognized in revenues as performance obligations are met.
Practical Expedients and Policy Elections
Significant financing component: The promised amount of consideration is not adjusted for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.
Taxes collected on behalf of the customers: The Company excludes from the measurement of the transaction price all taxes assessed by governmental authorities when these taxes are both imposed on and concurrent with a specific revenue-producing transaction and collected by the Company from a customer.
Disclosure of remaining performance obligations: The Company does not disclose remaining performance obligations for contracts that have an original expected duration of one year or less.
Research and Development
Research and development costs are expensed as incurred, and consist primarily of personnel costs, hardware and electrical engineering prototyping, cloud computing and storage, third-party software licenses (including simulation), data labeling, and third-party design services.
General and Administrative
General and administrative costs consist primarily of personnel costs, facilities rent, insurance, professional services (including external accounting and legal advisors), and other general and administrative costs.
Truck and Freight Operations
Truck and freight operations costs consist primarily of personnel costs, truck-related operational costs and DaaS operational infrastructure costs, including remote and on-site support
and the depreciation of deployed Kodiak Driver hardware.
Sales and Marketing
Sales and marketing costs consist primarily of personnel costs and sales-related, branding and public relations activities. Advertising costs were $0.2 million, $0.4 million and $0.6 million for the years ended December 31, 2025, 2024, and 2023, respectively.

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

Software Development Costs
Development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility of the product has been established. Software development costs incurred after technological feasibility has been established are capitalized up to the time the product is available for general release to customers. For the years ended December 31, 2025, 2024, and 2023, no amounts were capitalized.
Stock-based Compensation
The Company’s stock-based compensation relates to stock-based awards granted to employees and other service providers pursuant to its equity incentive plans. The Company recognizes the cost of stock-based awards based on the estimated grant-date fair value of the awards. Forfeitures are accounted for as they occur. For stock-based awards with service-only vesting conditions (including stock options and restricted stock units (“RSUs”)), expense is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award of approximately four years. RSUs are measured based on the fair value of the Company’s publicly traded common stock. Stock options with service-only vesting conditions are measured by estimating their grant-date fair value using the Black-Scholes option-pricing model, which utilizes inputs and assumptions that involve certain subjective judgment, including:

•
Fair Value of Common Stock
– Prior to the Merger, there had been no public market for the Company’s common stock. Therefore, management and/or the board of directors had historically determined the fair market value of the Company’s common stock at the time of grant by considering a number of objective and subjective factors, including valuations of comparable companies, sales of redeemable convertible preferred stock to unrelated third parties, operating and financial performance, lack of liquidity of capital stock and general and industry-specific economic outlook, among other factors.

•
Expected Term
– The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method. The simplified method calculates the expected term as the average of the time-to-vesting
and the contractual life of the award.

•
Expected Volatility
– As there is limited trading history for the Company’s common stock, expected volatility is determined based on the average volatility of comparable publicly traded companies over a period equal to the expected term assumption. Comparable companies are chosen based on their similar size, stage in the life cycle or industry.

•
Risk-Free Interest Rate
– The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of award.

•	Expected Dividend – The expected dividend yield assumption is zero as the Company has never paid and has no plans to pay dividends on the Company’s common stock in the foreseeable future.
Income Taxes
The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are determined based on the difference between the carrying values of assets and liabilities for financial reporting purposes and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when necessary to reduce net tax assets to an amount that is more likely than not to be realized. The Company recognizes the benefits of tax-return
positions in the financial statements when they are “more likely than not” to be sustained by the taxing authority, based on the technical merits at the reporting date. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments, and which

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

may not accurately forecast actual outcomes. The Company recognizes interest and penalties related to unrecognized tax benefits, if any, as a component of income taxes.
Basic and Diluted Net Loss Per Common Share
Basic and diluted net loss per common share is calculated by dividing net loss for the period by the weighted-average number of shares of common stock outstanding during the period. Contingently issuable shares, including shares that are issuable for little or no cash consideration, are considered outstanding common shares and included in the calculation of basic and diluted net loss per share, even if they are antidilutive. Such shares include common stock warrants with a nominal exercise price.
Diluted net loss per share is computed by giving effect to all potentially dilutive securities outstanding for the period using the treasury stock method or the if-converted
method based on the nature of such securities. As the Company reported a net loss for the periods presented, diluted net loss per common share was the same as basic net loss per common share because the effects of potentially dilutive common stock equivalents were antidilutive.
Comprehensive Loss
Comprehensive loss represents the change in the Company’s stockholders’ deficit from all sources other than investments by or distributions to stockholders. The Company’s comprehensive loss is comprised of net loss and changes in unrealized gains or losses on marketable securities.
Emerging Growth Company Status
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS” Act). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards using private company timelines. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Recently Adopted Accounting Standards
In December 2023, the FASB issued
ASU No. 2023-09,
 Improvements to Income Tax Disclosures
(“ASU
2023-09”),
which requires entities to make incremental income tax disclosures on an annual basis. The amendments require that public business entities disclose specific categories in the rate reconciliation and provide additional information for reconciling items meeting a quantitative threshold. The amendments also require disclosure of income taxes paid to be disaggregated by jurisdiction, and the disclosure of income tax expense disaggregated by federal, state, and foreign. The Company adopted
ASU 2023-09 on
January 1, 2025, on a prospective basis (see Note 16). The adoption did not have a material impact on the consolidated financial statements and related disclosures.
In May 2025, the FASB issued ASU
No. 2025-03,
Business Combinations
(Topic 805) and
Consolidation
(Topic 810) –
Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity
(“ASU
2025-03”),
which revises current guidance for determining the accounting acquirer for a transaction effected primarily by

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

exchanging equity interests in which the legal acquiree is a variable interest entity that meets the definition of a business. The amendments require that an entity consider the same factors that are currently required for determining which entity is the accounting acquirer in other acquisition transactions. The Company early adopted ASU
2025-03
on April 1, 2025 on a prospective basis. Legacy Kodiak was determined to be the accounting acquirer (legal acquiree), and AACT was determined to be the accounting acquiree (legal acquirer).
Recently Issued Accounting Standards
In November 2024, the FASB issued
ASU No. 2024-03,
 Income Statement – Reporting Comprehensive Income
 (Topic 220): Expense Disaggregation Disclosures
 (“ASU 2024-03”), which
requires entities to provide disaggregated disclosures of certain expense captions presented on the face of the income statement into specific categories within the footnotes to the financial statements to provide enhanced transparency into the nature and function of expenses.
ASU 2024-03 is
effective for the Company’s annual reporting periods beginning after December 15, 2026, and interim periods within years beginning after December 15, 2027, with early adoption permitted.
ASU 2024-03 may
be applied retrospectively or prospectively. The Company is evaluating adoption timing and the impact
ASU 2024-03 will
have on its financial statements and related disclosures.
In December 2025, the FASB issued ASU
No. 2025-12,
Codification Improvements
(“ASU
2025-12”),
which addresses a broad range of topics to clarify, correct errors, and make minor improvements to the Codification, including a clarification that potential common shares must be included in the diluted earnings per share computation if the combined effect of numerator and denominator adjustments is dilutive, even if a loss from continuing operations exists. ASU
2025-12
is effective for the Company’s annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual periods, with early adoption permitted on an issue-by-issue
basis. While the amendments for earnings per share must be applied retrospectively, other improvements may be applied either prospectively or retrospectively. The Company is evaluating the adoption timing and the impact ASU
2025-12
will have on its financial statements and related disclosures.

3.	Reverse Recapitalization
In connection with the Merger, issued and outstanding shares of Legacy Kodiak common stock (including converted redeemable convertible preferred stock), and warrants and options to purchase Legacy Kodiak common stock were converted into rights to receive shares, warrants, or options of Kodiak at the per share merger consideration of approximately 0.66 (the “Exchange Ratio”) based on the following events contemplated by the BCA and in connection with the Closing:

i.	Certain warrants to purchase shares of Legacy Kodiak redeemable convertible preferred stock were net exercised in exchange for shares of Legacy Kodiak redeemable convertible preferred stock;

ii.
Legacy Kodiak redeemable convertible preferred stock, including shares resulting from the net exercise of the preferred stock warrants described above, were converted into shares of Legacy Kodiak common stock at a one-for-one
conversion rate;

iii.	All outstanding SAFEs were converted into shares of Legacy Kodiak common stock;

iv.
All second lien loans outstanding at the Closing, excluding the $10.0 million SAFE from an affiliate of AACT that was exchanged for a second lien loan, were converted into shares of Legacy Kodiak common stock;

v.	Warrants to purchase shares of Legacy Kodiak common stock were vested in full and net exercised in exchange for shares of Legacy Kodiak common stock;

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

vi.	Legacy Kodiak common stock, including the shares issued as a result of the events described in items ii. through v. above, were converted into shares of Kodiak common stock;

vii.	Outstanding options to purchase shares of Legacy Kodiak common stock were exchanged for options to purchase shares of Kodiak common stock; and

viii.
Warrants to purchase shares of Legacy Kodiak preferred stock, not net exercised, were assumed by Kodiak and converted into the warrants to purchase shares of Kodiak common stock (the “Assumed Kodiak Warrants”).

Upon the consummation of the Merger, the 5,492,904 publicly held shares of AACT Class A ordinary shares were converted into shares of Kodiak common stock. In connection with the Merger, the Company received proceeds of $171.2 million, consisting of $145.0 million from certain investors (see below) and $26.2 million of cash held in AACT’s trust account after giving effect to redemptions. Legacy Kodiak incurred $32.0 million in transaction costs consisting of banking, legal, and other professional fees, of which $3.2 million was immediately expensed, $6.0 million was recorded as a reduction to the Series A cumulative redeemable convertible preferred stock, and $22.8 million was recorded as reduction to common stock additional paid-in
capital.
The Merger was accounted for as a reverse recapitalization. Under this method of accounting, AACT was treated as the acquired company and the Merger was treated as the equivalent of Legacy Kodiak issuing shares for the net assets of AACT, accompanied by a recapitalization. The accounting acquirer was primarily determined based on Legacy Kodiak stockholders having the largest voting interest in Kodiak and the ability to appoint the majority of the members of the board of directors as well as Legacy Kodiak management holding executive management roles in Kodiak and being responsible for the day-to-day
operations which are comprised of Legacy Kodiak activities.
The net assets of AACT were recognized at historical cost as of the Closing, with no goodwill or other intangible assets recorded. Operations prior to the merger presented are those of Legacy Kodiak and the accumulated deficit of Legacy Kodiak has been carried forward after the Closing.
Series A Preferred Investment
On September 15, 2025, in connection with a financing transaction related to the Merger, AACT entered into subscription agreements with certain institutional and accredited investors (collectively, the “Preferred Investors”) for an aggregate purchase price of $145.0 million. At the Closing, the Preferred Investors purchased shares of the Company’s Series A cumulative redeemable convertible preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”), with a stated value of $1,200 per share (the “Stated Value”). Additionally, the Preferred Investors received warrants to purchase 125% of the shares of the Company’s common stock issuable upon conversion of the Series A Preferred Stock as of the Closing Date, at an exercise price of $12.00 per share (the “PIPE Warrants”). At the Closing, the Company issued an aggregate of 142,155 shares of the Series A Preferred Stock and an aggregate of 17,769,375 PIPE Warrants to purchase shares of its common stock to the Preferred Investors, for total gross proceeds of $145.0 million (see Note 12).
Non-Redemption
Agreements
On September 22, 2025, AACT and Legacy Kodiak entered into
non-redemption
agreements (the “NRA”) with certain unaffiliated third-party holders of AACT Class A ordinary shares (the
“Non-Redemption
Investors”). The
Non-Redemption
Investors agreed not to redeem, or to rescind their redemption requests for, an aggregate of 3,319,712 AACT Class A ordinary shares. The Company agreed to issue to the
Non-Redemption
Investors, for

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

no additional consideration, either (i) warrants to purchase shares of Kodiak common stock at an exercise price of $12.00 per share (the “NRA Warrants”) or (ii) shares of Kodiak common stock (the “NRA Shares”). At the Closing, the Company issued NRA Warrants to purchase 7,606,666 shares of its common stock (see Note 11) and 368,028 NRA Shares. As the NRA Shares and NRA Warrants represented a nonreciprocal transfer of value to certain AACT equity holders, their fair values – $3.2 million for the NRA Shares and $37.0 million for NRA Warrants – were expensed and recorded under loss on issuance of equity instruments
in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2025.
Public Warrants and Private Placement Warrants
Each of the then issued and outstanding 24,999,987 redeemable warrants of AACT automatically converted at the Closing into a redeemable warrant to purchase one share of Kodiak common stock (the “Public Warrants”). Additionally, each of the then issued and outstanding 14,300,000 private placement warrants of AACT automatically converted at the Closing into a warrant to purchase one share of Kodiak common stock (the “Private Placement Warrants”) (see Note 13).
Sponsor Earn Out Securities
In connection with the Closing, 12,500,000 Class A ordinary shares of AACT held by Ares Acquisition Holdings II LP (the “AACT Sponsor”), were converted into 12,500,000 shares of Kodiak common stock. Of these, 6,250,000 shares vested and became outstanding upon the Closing, while the remaining 6,250,000 shares (the “Sponsor Earn Out Securities”) are subject to vesting conditions.
The Sponsor Earn Out Securities will vest upon the achievement of a volume-weighted average closing price of Kodiak common stock equal to or greater than $18.00 per share, subject to adjustments as set forth in the BCA (the “Triggering Event I Threshold”), for at least 20 trading days within any 30 consecutive trading-day
period during the four-year period commencing September 24, 2025 (the “Earn Out Period”).
If a change of control occurs during the Earn Out Period that results in the holders of Kodiak common stock receiving a per share price equal to or greater than the Triggering Event I Threshold, the Sponsor Earn Out Securities will immediately vest as of the consummation of such change of control. The Sponsor Earn Out Securities are equity-classified instruments because the triggering event is an exercise contingency and not a settlement condition such that they are indexed to the Company’s own common stock.
Advisor Shares
The Company issued 1,091,519 shares of common stock (the “Legacy Kodiak Advisor Shares”) at the Closing to an advisor of Legacy Kodiak in a private placement in satisfaction of $12.5 million of fees payable to such advisor in respect of services provided in connection with the Merger.

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

The number of shares of Kodiak common stock issued and outstanding following the consummation of the Merger was as follows (in thousands):

Shares
AACT public shares	49,360
Less: redemptions of AACT public shares	(43,867)

AACT public shares, net of redemptions	5,493
AACT Sponsor shares outstanding	6,250

Total shares of AACT common stock outstanding prior to the Merger	11,743
Legacy Kodiak common stock	161,754
NRA Shares	368
Legacy Kodiak Advisor Shares	1,092

Total Kodiak common stock outstanding subsequent to the Merger	174,957

Earn Out Securities
As part of the Merger, immediately prior to the Closing, Legacy Kodiak security holders became eligible to receive, on a pro rata basis, 74,998,317 shares of Kodiak common stock and RSUs (collectively, the “Earn Out Securities”), which will be issued or vest, as applicable, upon achievement of specified stock-price-based milestones during the Earn Out Period, and, additionally in the case of the RSUs, upon satisfaction of service-based vesting conditions from the Closing to the date of each triggering event, as discussed below. The Earn Out Securities are divided into three equal tranches:

i.
24,999,439 Earn Out Securities that vest or are issued upon satisfaction of Triggering Event I (the volume weighted average closing sale price (“VWAP”) of Kodiak common stock equal to or greater than $18.00 per share for at least 20 out of 30 consecutive trading days, subject to adjustments provided in the BCA);

ii.	24,999,439 Earn Out Securities that vest or are issued upon satisfaction of Triggering Event II (VWAP ≥ $23.00 for at least 20 out of 30 consecutive trading days, subject to adjustments); and

iii.	24,999,439 Earn Out Securities that vest or are issued upon satisfaction of Triggering Event III (VWAP ≥ $28.00 for at least 20 out of 30 consecutive trading days, subject to adjustments).
In the event of a change of control during the
Earn-Out
Period that results in a
per-share
price for Kodiak common stock equal to or in excess of a triggering event threshold, the corresponding Triggering Event will be deemed to have occurred and the related Earn Out Securities shall be issued or vest immediately prior to the consummation of the change of control. Once issued after the triggering event, which is an exercise contingency and not a settlement condition, the Earn Out Securities are equity-classified instruments because they are indexed to the Company’s own common stock. As of December 31, 2025, the Company had not met any of the triggering events.

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

4.	Cash Equivalents and Marketable Securities
The following tables summarize the amortized cost and fair value of the Company’s cash equivalents and marketable securities by major category for the periods presented (in thousands):

	December 31, 2025
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market funds	$33,320	$—	$—	$33,320

Total cash equivalents	$33,320	$—	$—	$33,320

Marketable securities:
U.S. Treasury securities	$69,886	$22	$—	$69,908

Total marketable securities	$69,886	$22	$—	$69,908

	December 31, 2024
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market funds	$9,439	$—	$—	$9,439

Total cash equivalents	$9,439	$—	$—	$9,439

For the years ended December 31, 2025, 2024 and 2023, interest income was $1.9 million, $0.9 million and $2.2 million, respectively, and was included within interest income and other, net
in the consolidated statements of operations and comprehensive loss.

5.	Fair Value Measurements
The carrying amounts of the Company’s financial instruments, including accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities and the current portion of operating lease liabilities approximate their fair value due to the short-term nature of those instruments. The Company elected the fair value option for the second lien loans. The fair value of the Company’s other borrowings approximates their carrying value, or amortized cost, due to the short-term nature of the obligations or the relevant prevailing market rate of interest.

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

The following tables summarize the Company’s financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	December 31, 2025
	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$33,320	$—	$—	$33,320
U.S. Treasury securities	—	69,908	—	69,908

Total assets measured at fair value	$33,320	$69,908	$—	$103,228

Liabilities
Common stock warrants
PIPE Warrants	$—	$—	$110,881	$110,881
NRA Warrants	—	—	47,465	47,465
Second lien loan	—	—	10,872	10,872

Total liabilities measured at fair value	$—	$—	$169,218	$169,218

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$9,439	$—	$—	$9,439

Total assets measured at fair value	$9,439	$—	$—	$9,439

Liabilities
SAFEs	$—	$—	$59,301	$59,301
Redeemable convertible preferred stock warrant liabilities	—	—	1,619	1,619

Total liabilities measured at fair value	$—	$—	$60,920	$60,920

All of the Company’s money market funds and U.S. Treasury securities are highly liquid and actively traded marketable securities that generally transact at a stable $1.00 net asset value representing its estimated fair value.
The Company measures its warrant liabilities (see Note 11), second lien loans (see Note 8), and SAFEs (see Note 9) at fair value based on significant inputs not observable in the market and therefore represent Level 3 inputs.
The valuations of the warrant liabilities, second lien loans, and future equity obligations use assumptions and estimates the Company believes would be made by a market participant in making the same valuation. Changes in the fair value of these instruments were recognized in other (expenses) income
in the Company’s consolidated statements of operations and comprehensive loss.
Warrant Liabilities – PIPE Warrants and NRA Warrants
The Company determined the fair value of each of its PIPE Warrants and NRA Warrants using a Monte Carlo simulation model, applying the following key assumptions for the period from the issuance date of September 24, 2025 to December 31, 2025: a risk-free rate of 3.8% and volatility of 55.0%. Upon issuance, the fair values of the PIPE Warrants and NRA Warrants were recorded under loss on issuance of equity instruments
in the consolidated statements of operations and comprehensive loss. Subsequent changes in the fair value were

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

recorded under
change in fair value of common stock warrants
in the consolidated statements of operations and comprehensive loss.
Second Lien Loans
At the Closing, all then outstanding second lien loans, excluding the $10.0 million SAFE from an affiliate of AACT that was exchanged for a second lien loan, were converted into Kodiak common stock (see Note 8). Immediately prior to such conversion, the aggregate principal amount of the second lien loans that converted was $43.9 million and had an estimated fair value of $67.4 million, which was determined based on the opening price of the Company’s common stock on the first day of trading following the consummation of the Merger.
The Company determined the fair value of the outstanding second lien loans with a principal amount of $10.0 million using a pay-off-to-maturity
method, with an implied discount rate of 23.7% as the key valuation assumption for the period from exchanged to December 31, 2025.
Simple Agreements for Future Equity
At the Closing, all outstanding SAFEs were converted into shares of Kodiak common stock (see Note 9). Immediately prior to such conversion, the SAFE obligations were remeasured to a fair value of $263.0 million, which was determined based on the opening price of the Company’s common stock on the first day of trading following the consummation of the Merger. Accordingly, no SAFEs remained outstanding as of December 31, 2025.
Legacy Kodiak Warrant Liabilities – Redeemable Convertible Preferred Stock Warrants
At the Closing, certain redeemable convertible preferred stock warrants were automatically net exercised (see Note 11). The remaining outstanding redeemable convertible preferred stock warrants were assumed by Kodiak to become warrants to purchase shares of its common stock, which were remeasured to fair value on the Closing Date and reclassified to equity as they met the conditions for equity classification (see Note 13). The Company determined the fair value of its redeemable convertible preferred stock warrants as of the Closing Date by using a Black-Scholes option-pricing model with key assumptions as follows: exercise price range of $0.01 to $3.54, expected term range of 0.0 years to 4.8 years, risk-free rate range of 3.6% to 3.9%, and volatility of 55.0%.
Fair Value Remeasurement
The following table summarizes changes in the estimated fair values of these liabilities (in thousands):

	PIPE Warrants	Non-Redemption Warrants	Second Lien Loans	SAFE	Legacy Kodiak Redeemable Convertible Preferred Stock Warrants
Balance as of December 31, 2023	$—	$—	$—	$10,000	$2,045
Issuance during the year	—	—	—	45,192	—
Fair value remeasurement	—	—	—	4,109	(426)

Balance as of December 31, 2024	—	—	—	59,301	1,619
Issuance during the year	86,359	36,968	43,865	23,660	—
Exchange of SAFE for second lien loan	—	—	10,000	(10,000)	—
Reclassification of Assumed Kodiak Warrants	—	—	—	—	(3,842)
Fair value remeasurement	24,522	10,497	24,387	190,075	7,272
Settlement via conversion or exercise	—	—	(67,380)	(263,036)	(5,049)

Balance as of December 31, 2025	$110,881	$47,465	$10,872	$—	$—

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

6.	Balance Sheet Components
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2025	2024
Prepaid expenses and other receivables	$4,064	$1,610
Payroll tax credit receivable	400	650

Total prepaid expenses and other current assets	$4,464	$2,260

Property and Equipment, Net
Property and equipment, net
cons
isted of the following (in thousands):

	December 31,
	2025	2024
Leasehold improvements	$7,317	$7,261
Vehicles	7,297	6,331
Technology infrastructure	3,195	2,912
Equipment and hardware	14,708	2,524
Other	804	694

Total property and equipment	33,321	19,722
Less: accumulated depreciation	(17,151)	(13,980)
Construction in progress	10,383	981

Total property and equipment, net	$26,553	$6,723

Depreciation and amortization expense was $3.2 million, $4.6 million, and $4.2 million for the years ended December 31, 2025, 2024, and 2023, respectively.
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2025	2024
Accrued bonus	$5,349	$8,800
Accrued payroll and related expenses	1,622	1,460
Other current liabilities and accrued expenses	4,203	1,156
Deferred revenue	180	—

Total accrued expenses and other current liabilities	$11,354	$11,416

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

7.	Leases
The Company has operating lease arrangements for facilities under non-cancellable
agreements with various expiration dates through 2031. The agreements may include renewal options to extend the term that the Company is not reasonably certain to exercise.
Rent expense related to operating lease liabilities was $2.6 million, $2.5 million, and $2.3 million for the years ended December 31, 2025, 2024, and 2023, respectively. Variable costs were $
0.6
 million for the year ended December 31, 2025. In addition, the Company recognized $0.3 million, $0.2 million, and $0.1 million in rent expenses related to short-term leases for the years ended December 31, 2025, 2024, and 2023, respectively.
As of December 31, 2025, future minimum lease payments for the Company’s operating lease liabilities were as follows (in thousands):

Year Ended December 31,	Amount
2026	$2,605
2027	1,200
2028	839
2029	866
2030	898
Thereafter	670

Total undiscounted lease payments	7,078
Less: Imputed interest	(1,578)

Present value of lease liabilities	5,500
Less: Operating lease liabilities, current	(1,916)

Operating lease liabilities, non-current	$3,584

The following table summarizes additional information related to operating leases for the periods presented:

	December 31,
	2025	2024	2023
Weighted-average remaining lease term	4.1 years	4.6 years	5.2 years
Weighted-average discount rate	12.5%	12.3%	11.2%
Cash payments made for operating leases (in thousands)	$2,626	$2,327	$2,308

8.	Debt
Second Lien Loans
Concurrent with the execution of the BCA in April 2025, the Company entered into a Second Lien Loan and Security Agreement, which was subsequently amended to extend the deadline to fund the delayed draw second lien loans and to include additional investors. Under the Second Lien Loan and Security Agreement, certain institutional and accredited investors committed to providing bridge financing in the form of secured convertible notes. Prior to the Closing, $53.9 million had been funded, including $20.0 million from an affiliate of AACT, an aggregate of $12.4 million from a vehicle controlled by a board member of the Company and a vehicle owned by certain Ares employees in which a former officer and former director of AACT was invested, $10.0 million from the exchange of a SAFE from an affiliate of AACT (the “Exchanged SAFE”) (see Note 9), and $5.0 million from

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

an affiliate of one of the Company’s board members. Following the Closing, a former officer of AACT became a board member of the Company.
At the Closing, second lien loans in an aggregate principal amount of $43.9 million and with a fair value of $67.4 million (see Note 5), automatically converted into 7,700,557 shares of Kodiak common stock based on the agreed upon conversion price of $6.00 per share. The $10.0 million in principal from the Exchanged SAFE remained outstanding as of December 31, 2025, with a fair value of $10.9 million and a maturity date of October 1, 2026.
The second lien loans bear interest at an interest rate per annum equal to the prime rate plus 9.00%, subject to a minimum rate of 13.75%. Interest accrues on the first business day of each month, and is capitalized and included in the principal balance due at maturity. The interest rate applicable to the second lien loans was 16.50% as of December 31, 2025. The Company was in compliance with its covenants as of December 31, 2025.
Promissory Notes
The Company was obligated to reimburse 50% of the monthly contributions made by the Sponsor to AACT’s trust account as well as certain transaction costs incurred by AACT pursuant to the BCA. From April through August 2025, the Company issued secured promissory notes with respect to its reimbursement obligations to AACT and the Sponsor, which were secured under the Second Lien Loan and Security Agreement. The promissory notes did not bear any interest (other than the default rate in accordance with the Second Lien Loan and Security Agreement).
At the Closing, the aggregate outstanding principal amount of the promissory notes was $4.9 million, which was paid in full. No promissory notes remained outstanding as of December 31, 2025.
2025 Credit Facility
In September 2022, the Company entered into a venture loan and security agreement (the “2022 Credit Facility”) with a financial institution to borrow secured term loans of up to an aggregate principal amount of $30.0 million, which was drawn in full upon execution. The 2022 Credit Facility was amended in June 2024 to revise the repayment schedule and delay principal payments by five months, which was accounted for as a modification. The 2022 Credit Facility was further amended in February 2025 to permit the transaction as contemplated by the BCA (see Note 1) and in September 2025 to make certain conforming changes to account for the closing of the Merger and provide for a post-closing period for the joinder of the Company as a co-borrower
under the 2022 Credit Facility.
In December 2025, the 2022 Credit Facility was amended pursuant to which the Company increased the amount available to be borrowed and extended the maturity date (the “2025 Credit Facility”), which was accounted for as a modification. The 2025 Credit Facility provided for borrowings in secured term loans up to an aggregate principal amount of $30.0 million, which was drawn in full upon execution. The proceeds (i) were used to repay the then outstanding principal balance of $15.0 million and the final repayment fee of $1.2 million under the 2022 Credit Facility and (ii) will be used for working capital and general corporate purposes. Borrowings under the 2025 Credit Facility are secured by substantially all of the assets of the Company, including the Company’s intellectual property, subject to certain customary exceptions. The 2025 Credit Facility contains customary covenants and customary events of default. The Company was in compliance with its covenants as of December 31, 2025.
Borrowings under the 2025 Credit Facility mature in January 2030 and provide for interest-only payments from February 1, 2026 to July 1, 2028. Consecutive payments of principal and interest are due beginning on August 1,

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

2028 once the interest-only period elapses. The 2025 Credit Facility bears interest that is payable monthly at 3.50% plus the greater of (i) 6.50% and (ii) the prime rate. The interest rate under the 2025 Credit Facility was 10.25% as of closing and as of December 31, 2025. In addition, a final payment fee of $1.2 million is due upon the earlier of prepayment or maturity of the debt. The Company has the option to prepay the entire balance of the debt subject to a prepayment fee ranging from 1.0% to 2.0% depending on the timing of such repayments.
Total debt issuance costs related to the 2025 Credit Facility of $0.8 million were recorded as a debt discount, which included $0.5 million for the fair value of
45,906
shares of common stock issued to the lender concurrently with the execution of the 2025 Credit Facility and a commitment fee of $0.3 million. The debt discount, together with the final payment fee and $
0.1
 million of unamortized debt issuance costs related to the 2022 Credit Facility is recognized as interest expense using the effective interest method over the term of the loan.
2022 Equipment Facility
In July 2022, the Company entered into a financing agreement with a lender to borrow up to $10.0 million as equipment line advances (the “2022 Equipment Facility”) pursuant to which it borrowed at various dates an aggregate principal amount of $8.5 million. Borrowings under the 2022 Equipment Facility are secured by the specific assets that were financed. The 2022 Equipment Facility contains customary representations and warranties, non-financial covenants
and customary events of default. The Company was in compliance with its covenants as of December 31, 2025.
Borrowings under the 2022 Equipment Facility mature in March 2028 and repayments of principal and interest are due monthly commencing in the month following each draw. As of December 31, 2025, and December 31, 2024, the aggregate principal amount outstanding was $
1.9
 million and $4.1 million, respectively. The 2022 Equipment Facility bears an annual interest rate equivalent to a five-year swap plus 3.38% or ranging from approximately 6.0% to 7.0%.
Total debt issuance costs related to the 2022 Equipment Facility of $0.1 million were recorded as a debt discount, which included immaterial amounts related to the fair value of warrants to purchase shares of the Company’s common stock issued concurrently with the execution of the 2022 Equipment Facility and other issuance costs. The debt discount is recognized as interest expense using the effective interest method.
As of December 31, 2025, the Company’s future minimum principal payments under its debt arrangements are as follows (in thousands):

Year Ended December 31,	Second Lien Loans	Other Debt	Total
2026	$10,000	$1,067	$11,067
2027	—	808	808
2028	—	8,378	8,378
2029	—	20,000	20,000
2030	—	2,867	2,867

Total principal debt payments and final payment fee	10,000	33,120	43,120
Less: unamortized debt discount	—	(978)	(978)
Less: unamortized final payment fee	—	(1,199)	(1,199)

Less: Debt, current portion	(10,000)	(1,065)	(11,065)

Debt, net of current portion	$—	$29,878	$29,878

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

9.	Simple Agreements for Future Equity
Prior to the Closing, the Company had entered into SAFEs with various investors that were classified as liabilities on the Company’s consolidated balance sheets and accounted for at fair value, subject to remeasurement each reporting period (see Note 5). Each SAFE had no maturity date, did not bear any interest and provided the investor with the right to convert into a variable number of shares of future equity in the Company at the stated conversion amount, if certain events or conditions were triggered. All such SAFEs converted into 30,061,262 shares of Kodiak common stock on the Closing Date, with a fair value of $263.0 million.
In 2024, the Company entered into SAFEs with several investors for an aggregate purchase amount of $45.2 million (“2024 SAFEs”), including $10.4 million with affiliates of two board members. At the same time, the terms of a SAFE entered into in 2023, with an affiliate of a board member, for an aggregate purchase amount of $10.0 million (“2023 SAFE”) were aligned with the 2024 SAFE terms. Between February and April 2025, the Company entered into SAFEs with certain investors for an aggregate purchase amount of $23.7 million (“2025 SAFEs”), including $10.0 million from an affiliate of AACT and $4.0 million from affiliates of two board members. At the same time, the terms of the 2023 SAFE and 2024 SAFEs were amended to include conversion terms upon a SPAC transaction to align with the 2025 SAFE terms. In addition, in April 2025, the $10.0 million SAFE from an affiliate of AACT was exchanged for a second lien loan pursuant to the terms of such SAFE (see Note 8).
The fair value of the SAFEs, including changes as a result of the amendments and the exchange for a second lien loan, were recorded in the consolidated statements of operations and comprehensive loss during the periods presented prior to the Closing.

10.	Commitments and Contingencies
Litigation
From time to time, the Company may become involved in various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. As of December 31, 2025, the Company was not involved in any legal actions that could have a material effect on the Company’s financial position, results of operations or liquidity.
Purchase Commitments
The Company’s contracts with vendors in the conduct of the normal course of its business are generally terminable with advanced written notice and payment for any products or services received by the Company through the effective time of termination. However, the Company has entered into contracts to purchase services under which non-cancellable future
minimum payments as of December 31, 2025, were as follows (in thousands):

Year ended December 31,	Amount
2026	$3,933
2027	3,033
2028	269
2029	130

Total	$7,365

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

11.	Warrant Liabilities
Common Stock Warrant Liabilities
As of December 31, 2025, the Company had the following liability classified warrants to purchase shares of its common stock outstanding (in thousands, except exercise price per share):

	Shares Underlying Warrants	Exercise Price Per Share	Expiration Date
PIPE Warrants	17,769	$12.00	9/24/2031
NRA Warrants	7,607	$12.00	9/24/2031

Total outstanding	25,376

PIPE Warrants
At the Closing, and in connection with a financing transaction (see Note 12), the Company issued PIPE Warrants to purchase shares of its common stock that were immediately exercisable upon issuance. The PIPE Warrants are subject to standard anti-dilution provisions, a reset of the exercise price six and nine months after the Closing Date based on the trailing
45-day
VWAP of the Company’s stock as well as down-round provisions that provide for adjustments upon the expiration or termination of certain Company securities. As a result of the down-round provisions, which may result in adjustments triggered by events that are not an input into the fair value model, the PIPE Warrants did not meet the requirements for equity classification and were therefore classified as liabilities, subject to remeasurement each reporting period (see Note 5).
Non-Redemption
Agreement Warrants
The NRA Warrants have substantially the same terms as the PIPE Warrants, including the standard anti-dilution provisions, a reset of the exercise price as well as down-round provisions that provide for adjustments upon the expiration or termination of certain Company securities as described above. Similarly, the NRA Warrants did not meet the requirements for equity classification and were therefore classified as liabilities, subject to remeasurement each reporting period (see Note 5).
Legacy Kodiak Warrant Liabilities – Redeemable Convertible Preferred Stock Warrants
At the Closing, certain Legacy Kodiak warrants to purchase shares of redeemable convertible preferred stock that had previously been issued were net settled, resulting in the issuance of 614,799 shares of Kodiak common stock. In addition, certain Legacy Kodiak warrants to purchase shares of redeemable convertible preferred stock were assumed by the Company and became 558,559 shares to purchase its common stock, or the Assumed Kodiak Warrants (see Note 13).
Upon the Closing, the Kodiak Assumed Warrants were remeasured and reclassified to equity as the criteria for equity classification were met.

12.	Redeemable Convertible Preferred Stock
Series A Cumulative Redeemable Convertible Preferred Stock
At the Closing, the Company issued an aggregate of 142,155 shares of the Series A Preferred Stock and 17,769,375 freestanding PIPE Warrants for total gross proceeds of $145.0 million (see Note 3). The Company

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

determined the fair value of the Series A Preferred Stock and the PIPE Warrants (see Note 5) at issuance using a Monte Carlo simulation model. The valuation of the Series A Preferred Stock incorporated key assumptions, including a dividend rate of 9.99% (payable in kind), a five-year redemption period, a discount rate of 25%, and a volatility assumption of 55%.
The valuations indicated an aggregate fair value of $315.6 million, consisting of $229.2 million for the Series A Preferred Stock and $86.4 million for the PIPE Warrants. As the aggregate fair value exceeded the $145.0 million of proceeds received, the Company recognized a total loss of $170.6 million recorded under loss on issuance of equity instruments
in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2025.
As it is probable that the Series A Preferred Stock will become redeemable based on the passage of time as the holders may redeem at any time after the
5-year
anniversary of the Closing Date, the Series A Preferred Stock was recorded in mezzanine equity in the consolidated balance sheet as of December 31, 2025. The Company elected to record changes in the redemption value as they occur and adjust the carrying amount equal to the redemption amount. As the carrying value of the Series A Preferred Stock of $223.2 million was greater than its redemption value (and liquidation preference) of $175.2 million as of December 31, 2025, no change in redemption value was required to be recorded for the year ended December 31, 2025.
The significant rights and preferences of the Series A Preferred Stock are as follows:
Dividends
The Series A Preferred Stock accrues dividends daily at an annual rate of 9.99% when dividends are paid in additional shares of preferred stock, or 7.99% when paid in cash. Dividends compound on a semi-annual basis, payable on June 1 and December 1 each year, and accumulate whether or not declared. Dividends accrued as of December 1, 2025 were paid in kind, which resulted in the accrued value of the Series A Preferred Stock increasing from a stated value $1,200.0 to $1,222.7 per share. As of December 31, 2025, dividends had accrued from December 2, 2025 through period-end
but had not yet been paid or compounded.
Voting Rights
Holders of Series A Preferred Stock are entitled to vote together with common stock holders as a single class on most matters. Each holder is entitled to a number of votes equal to the number of common shares into which their preferred shares are convertible (i.e., as-converted
basis). Additionally, the Company cannot take certain actions, such as liquidating, amending its charter in a way that is materially adverse to the preferred stock, or creating a new senior security, without the approval of a majority of the outstanding Series A Preferred Stock.
Liquidation Preference
Upon any liquidation or deemed liquidation event, holders of the Series A Preferred Stock are entitled to receive, before any distribution to holders of common stock or other junior securities, an amount per share equal to the greater of (i) the original issue price of the preferred stock plus any accumulated and unpaid dividends through the most recent semi-annual dividend date, or (ii) the amount that would have been received if all shares of Series A Preferred Stock had been converted into common stock immediately prior to the liquidation event.

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

Conversion
Each share of Series A Preferred Stock is convertible into shares of the Company’s common stock at any time at the option of the holder. The number of shares issuable upon conversion is determined by dividing the carrying amount of the preferred share, including any accrued but unpaid dividends, by the applicable conversion price. The initial conversion price is $12.00 per share, subject to adjustment for stock dividends, stock splits, combinations, and similar events, as well as customary anti-dilution provisions. If the trailing
45-day
volume-weighted average price of the Company’s common stock is below the then-effective conversion price on May 29, 2026, the conversion price will be adjusted to the greater of such average price or $8.00. A second adjustment may occur on August 28, 2026, reducing the conversion price to the greater of the trailing
45-day
volume-weighted average price or $6.00.
Holder Redemption Rights
Holders of Series A Preferred Stock possess a right of redemption that can be exercised at any time after the fifth anniversary of the Closing Date, unless such a distribution is prohibited by applicable law. Upon a request for redemption, the Company is obligated to redeem the shares at a price equal to the original issue price of the preferred stock, plus any accrued and unpaid dividends.
Company Redemption Rights
The Company possesses a right of redemption for the Series A Preferred Stock, which can be exercised at any time, unless prohibited by applicable law. The redemption price varies depending on when the right is exercised: specifically, the price is 150% of the sum of the Stated Value per share and all dividends paid in additional shares of preferred stock, plus any accrued and unpaid dividends, prior to the first anniversary of the Closing Date. This redemption price decreases over time: to 140% from the first to second anniversary, to 130% from the second to third anniversary, to 120% from the third to fourth anniversary, to 110% from the fourth to fifth anniversary, and to 100% after the fifth anniversary of the Closing Date. The price is subject to adjustment for any stock dividends, stock splits, combinations, or other similar recapitalizations involving the Series A Preferred Stock.
Redeemable Convertible Preferred Stock
Immediately prior to the Merger, all shares of issued and outstanding Legacy Kodiak redeemable convertible preferred stock were converted into shares of Legacy Kodiak common stock at a one-for-one
conversion rate. At the Closing, these shares of Legacy Kodiak common stock were converted into 62,240,390 shares of Kodiak common stock. As of December 31, 2025, no shares of Legacy Kodiak redeemable convertible preferred stock were issued and outstanding.
As of December 31, 2024, Legacy Kodiak’s redeemable convertible preferred stock consisted of the following (in thousands):

	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series Seed	4,468	$3,000	$3,000
Series A	16,851	37,537	37,710
Series B-1	13,618	37,716	32,760
Series B-2	27,303	92,395	96,619

Total redeemable convertible preferred stock	62,240	$170,648	$170,089

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

13.	Stockholders’ Deficit
Common Stock
In September 2025, the Company authorized 2,000,000,000 shares, consisting of 1,980,000,000 shares of Kodiak common stock, par value $0.0001 per share, and 20,000,000 shares of Kodiak preferred stock, par value $0.0001 per share. Each share of Kodiak common stock is entitled to one vote.
Common stock reserved for future issuance as of December 31, 2025 was as follows (in thousands).

December 31, 2025
Earn Out Securities	74,998
Common stock warrants 1	65,226
Outstanding stock options	55,438
Shares available for issuance under equity incentive plan	25,709
Cumulative redeemable convertible preferred stock 2	14,597
Shares available for issuance under the ESPP	5,639

Total	241,607

1	Common stock warrants include both equity-classified and liability-classified warrants (see Note 11).
2	Includes shares issuable for accrued interest paid-in-kind (see Note 12).
Equity-Classified Common Stock Warrants
As of December 31, 2025, the Company had the following equity-classified common stock warrants outstanding (in thousands, except exercise price per share):

	Shares Underlying Warrants	Exercise Price Per Share	Expiration Date
Public Warrants	24,991	$9.28	9/24/2030
Private Placement Warrants	14,300	$9.28	9/24/2030
Assumed Kodiak Warrants	559	$2.24	12/31/2028, 6/30/2031

Total outstanding	39,850

Public and Private Placement Warrants
Public warrants became exercisable on October 24, 2025. The Company may redeem the Public Warrants if the last reported sales price of Kodiak common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company provides notice of redemption to the warrant holders. Redemption may be redeemed only in full, not in part, and requires a minimum of 30 days’ prior written notice. Once exercisable, the Public Warrants may be redeemed by the Company at a redemption price of $0.01 per warrant.
On October 21, 2025, the Company notified the holders of its Public Warrants and Private Placement Warrants of the following adjustments as a result of down-round provisions being triggered in connection with the Merger

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

and the Company’s reported sales price of its common stock pursuant to the terms of the agreement (i) an adjustment to the exercise price from the original exercise price of $11.50 per share to $9.28 per share of common stock, and (ii) an adjustment of the $18.00 per share redemption trigger to $14.53 per share of common stock. The volume-weighted average trading price of the common stock during the
20-trading
day period starting on the trading day prior to the day on which the Company consummated the Merger (such price, the “Market Value”) was determined to be $8.07 per share. Accordingly, the revised exercise and redemption prices reflect 115% and 180% of the Market Value, respectively.
The Private Placement Warrants are substantially identical to the Public Warrants, except that they are not transferable, assignable, or salable until 30 days following the Closing, subject to certain limited exceptions. In addition, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable.
The Company may require a cashless exercise of the Public Warrants upon redemption. The exercise price and number of shares of common stock are subject to adjustment for certain corporate events, such as share dividends, recapitalizations, and mergers. The warrants are not adjusted for common stock issued below the exercise price, and the Company is not obligated to net cash settle them. The warrants are equity-classified because they are indexed to the Company’s common stock and the number of shares of common stock issuable upon exercise is not based on a fixed monetary amount.
Assumed Kodiak Warrants
In connection with the Merger, each outstanding and unexercised Legacy Kodiak warrant was converted into an Assumed Kodiak Warrant. Upon the Closing Date, the Assumed Kodiak Warrants were remeasured to fair value and reclassified from liability to equity (see Note 5). The warrants met the conditions for equity classification because they are indexed to the Company’s common stock and provide for the issuance of a fixed number of shares upon exercise. The warrants do not contain any mandatory redemption features requiring settlement in cash or other assets.
Legacy Kodiak Common Stock Warrants
The Company issued common stock warrants in connection with entering into advisory and services agreements as well as debt arrangements, which all met the conditions for equity classification. Prior to the Merger, each issued, outstanding and unexercised warrant was net exercised in exchange for shares of Legacy Kodiak common stock in accordance with its contractual terms and was converted into 933,626 shares of Kodiak common stock.

14.	Stock-based Compensation
Legacy Kodiak 2018 Equity Incentive Plan
Prior to the Merger, the Company granted stock-based awards under its 2018 equity incentive plan (the “2018 Plan”), including restricted stock and incentive or nonqualified stock options to employees, directors, and service providers. As of the Closing, the 2018 Plan was replaced by the Kodiak 2025 Equity Incentive Plan (the “2025 EIP”), and no further awards may be granted under the 2018 Plan.
The 2018 Plan continues to govern the terms of all outstanding awards granted thereunder. Outstanding options generally have a contractual term of 10 years (five years for 10% stockholders) and a four-year vesting schedule, typically consisting of a one-year
cliff followed by monthly vesting thereafter.

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

2025 Equity Incentive Plan
On September 23, 2025, the Company’s stockholders approved and adopted the 2025 EIP. The 2025 EIP authorizes the issuance of up to 28,195,000 shares of Kodiak common stock, plus up to 56,100,142 additional shares of Kodiak common stock that may become available from awards granted under the 2018 Plan that are forfeited, cancelled, expired, withheld to cover taxes or exercise prices, or otherwise terminated. The 2025 Plan replaced the 2018 Plan, which expired as to future grants as of the Closing.
RSUs granted under the 2025 EIP generally have an approximately four-year vesting schedule, typically consisting of a one-year
cliff for new hire grants and a
six-month
cliff for subsequent awards to existing employees, followed by quarterly vesting thereafter. As of December 31, 2025, 25,709,273 shares of the Company’s common stock were available for future grant under the 2025 EIP.
Beginning in 2026, the 2025 EIP also provides for an annual automatic increase in the share reserve equal to the least of (i) 56,390,000 shares of Kodiak common stock, (ii) 5% of the total number of outstanding shares of Kodiak common stock as of the last day of the preceding fiscal year, or (iii) a lesser number determined by the administrator. Awards that may be granted under the 2025 EIP include stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards to employees, directors and consultants of Kodiak and employees and consultants.
2025 Employee Stock Purchase Plan
On September 23, 2025, the Company’s stockholders approved and adopted the Kodiak 2025 Employee Stock Purchase Plan (the “ESPP”). The ESPP authorizes the issuance of shares of Kodiak common stock pursuant to purchase rights granted to eligible employees. Under the ESPP, 5,639,000 shares of Kodiak common stock are reserved for future issuance. The purchase price for each share during an offering period will be the lesser of 85% of the fair market value of the share on the purchase date or 85% of the fair market value of the share on the offering date. The offering dates and purchase dates for the ESPP are determined at the discretion of the Company’s board of directors. As of December 31, 2025, the Company had not commenced its ESPP.
The number of shares available for issuance under the ESPP will automatically increase on the first day of each fiscal year beginning with fiscal year 2026, by the least of (i) 11,280,000 shares of Kodiak common stock, (ii) 1% of the total number of shares of all classes of Kodiak common stock outstanding on the last day of the immediately preceding fiscal year, or (iii) such lesser number of shares as may be determined by the plan administrator prior to the first day of the applicable fiscal year. Shares issued under the ESPP may be authorized but unissued shares or treasury shares.

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

Stock Option Activity
Stock option activity under the Company’s equity incentive plan was as follows:

	Options Outstanding
	Number of Options (in thousands)	Weighted– Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2024	49,157	$0.60
Granted	11,305	7.10
Exercised	(2,558)	0.56
Forfeited	(1,958)	1.32
Expired	(508)	0.61

Outstanding as of December 31, 2025	55,438	$1.90	7.0	$500,376

Exercisable as of December 31, 2025	34,480	$0.74	6.0	$351,119

The aggregate intrinsic value in the above table is calculated as the difference between the exercise price of the underlying stock options and the Company’s fair value of its common stock as of the balance sheet date.
The weighted-average grant-date fair value per share of stock options granted during the years ended December 31, 2025, 2024, and 2023 was $6.11 ,$0.64 and $0.41 per share, respectively. The total grant-date fair value of stock options that vested during the years ended December 31, 2025, 2024, and 2023 was $10.7 million, $3.3 million and $1.9 million, respectively. As of December 31, 2025, total unrecognized compensation expense related to unvested options was $63.1 million, which the Company expects to recognize over an estimated weighted-average period of 2.9 years.
Fair Value of Stock Options
The fair value of stock options granted was estimated at the grant-date using the Black-Scholes option-pricing model using the following assumptions:

	Year Ended December 31,
	2025	2024	2023
Expected volatility	84.2% – 91.1%	87.0% – 91.9%	59.4%
Expected term (in years)	3.9 – 6.1	5.1 – 6.1	6.0
Risk-free interest rate	3.8% – 4.5%	3.6% – 4.3%	4.2%
Expected dividend yield	—	—	—
Stock Option Modification
On November 16, 2025, the Company agreed to accelerate certain unvested stock option awards and extend the post-termination exercise period for one such award in connection with the departure of a company officer. The modification resulted in total incremental expense of $3.2 million, of which $3.0 million was recognized as stock-based compensation for the year ended December 31, 2025.

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

Restricted Stock Units
RSUs activity under the Company’s equity incentive plan was as follows:

	Unvested RSUs Outstanding
	Number of RSUs (in thousands)	Weighted–Average Grant-Date Fair Value
Outstanding as of December 31, 2024	—	$—
Granted	2,624	5.91
Vested	—	—
Forfeited	(2)	5.91

Outstanding as of December 31, 2025	2,622	$5.91

As of December 31, 2025, total unrecognized compensation expense related to unvested RSUs was $14.9 million, which the Company expects to recognize over an estimated weighted-average period of 4.1 years.
Stock-based Compensation
Total stock-based compensation recorded in the Company’s consolidated statements of operations and comprehensive loss was as follows (in thousands):

	Year Ended December 31,
	2025	2024	2023
Research and development	$7,405	$3,482	$3,270
General and administrative	10,104	1,405	1,658
Truck and freight operations	477	209	182
Sales and marketing	1,096	454	289

Total stock-based compensation	$19,082	$5,550	$5,399

Stock-based compensation included in capitalized equipment and construction in progress costs was approximately $0.4 million as of December 31, 2025, and was not material as of December 31, 2024 and 2023.

15.	Revenues
The Company’s revenues are primarily derived from (i) providing DaaS to customers, (ii) delivering freight via Kodiak-owned autonomous trucks powered by the Kodiak Driver, and (iii) providing ground autonomy solutions to the U.S. military. The Company recognizes revenue when customers obtain control of promised services in an amount that reflects the consideration the Company expects to receive for those services.
Disaggregation of Revenues
The Company’s revenues were generated from customers located in the U.S. For the year ended December 31, 2025, revenues were composed of 46% from DaaS and 26% from Ground Autonomy Solutions. For the years ended December 31, 2024 and 2023, Ground Autonomy Solutions represented 89% of revenues. The remaining revenues for all periods presented were related to freight delivery.

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

The Company’s contracts with a duration of one year or more consisted entirely of a DaaS contract as of December 31, 2025. The aggregate amount of the transaction price allocated to unsatisfied performance obligations was $21.8 million as of December 31, 2025, which is expected to be recognized ratably for each DaaS contract and through December 2029.
Contract Balances
As of December 31, 2025 and 2024, the Company did not have any material amounts related to unbilled receivables or contract assets. The Company’s contract liabilities were $0.7 million as of December 31, 2025 and were not material as of December 31, 2024. Contract liabilities were included in accrued expenses and other current liabilities
and
other liabilities
on the consolidated balance sheets.

16.	Income Taxes
Income Taxes and Rate Reconciliation
The Company is subject to U.S. federal and state corporate income taxes. For the years ended December 31, 2025, 2024, and 2023, net loss before income taxes was generated in the U.S.
Income taxes consisted of the following for the periods presented (in thousands):

	Year Ended December 31,
	2025	2024	2023
Current:
Federal	$—	$—	$—
State	3	1	9

Total	3	1	9

Deferred:
Federal	—	—	—
State	—	—	—

Total	—	—	—

Income taxes	$3	$1	$9

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

The U.S. federal statutory rate is reconciled to the Company’s effective income tax rate for the year ended December 31, 2025 after the adoption of ASU
2023-09
as follows (in thousands):

	Year Ended December 31, 2025
	Amount	Percent
Federal statutory rate, benefit	$(122,960)	21.0%
State income taxes, net of benefit	(14,600)	2.5%
R&D credits	(5,119)	0.9%
Nontaxable or nondeductible items
Stock-based compensation	110,014	(18.8)%
Change in unrecognized tax benefits	1,035	(0.2)%
Other	1,626	(0.3)%
Change in valuation allowance	30,007	(5.1)%

Effective tax rate	$3	—%

The following table presents the Company’s effective income tax rate reconciliation for the years ended December 31, 2024 and 2023, in accordance with the guidance prior to the adoption of ASU
2023-09
(in thousands):

	Year Ended December 31,
	2024	2023
Federal statutory rate, benefit	$(14,586)	$(11,958)
State income taxes, net of benefit	(5,318)	(4,881)
Nondeductible expenses	35	153
Stock-based compensation	2,566	1,618
Change in valuation allowance	20,366	18,099
R&D credits	(3,084)	(3,022)
Other	22	—

Income taxes	$1	$9

The expense for income taxes in the table above related to continuing operations differs from the amounts computed by applying the statutory income tax rate of 21% due to a pretax loss in each period.

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

Deferred Income Taxes
The components of net deferred tax assets were as follows for the periods presented (in thousands):

	December 31,
	2025	2024
Deferred tax assets:
Net operating loss carryforwards	$76,818	$47,448
Accrued expenses and other current liabilities	1,426	1,666
Charitable contributions	19	22
Depreciation and amortization	886	930
Stock-based compensation	1,785	233
Operating lease liabilities	1,292	2,136
Capitalized research and development expense	8,687	12,920
Section 195 capitalization	262	369
Research and development credits	15,804	12,076

Total deferred tax assets	106,979	77,800
Less: valuation allowance	(105,744)	(75,737)

Total deferred tax assets, net of valuation allowance	1,235	2,063

Deferred tax liabilities:
Operating lease right-of-use assets	(1,236)	(2,064)
Other	1	1

Total deferred tax liabilities	(1,235)	(2,063)

Net deferred tax assets	$—	$—

The Company determines its valuation allowance on deferred tax assets by considering whether it is more likely than not that deferred tax assets will be realized. Due to the Company’s history of operating losses, the Company’s deferred tax assets are not likely to be realized and, accordingly, the Company has provided a full valuation allowance on its deferred tax assets. The valuation allowance increased by $30.0 million and $20.4 million for the years ended December 31, 2025 and 2024, respectively, primarily due to the increase in the Company’s U.S. and state net operating losses (“NOL”) carryforwards and tax credit carryforwards.
Available Carryforwards
As of December 31, 2025, NOLs and tax credit carryforwards were as follows (in millions):

	Amount	Expiration Years
NOLs, federal	$288.7	Indefinite
NOLs, state	180.9	2039
Research and development tax credits, federal	11.8	2039
Research and development tax credits, state	8.2	Indefinite
The federal and state NOL carryforwards may be subject to significant limitations under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, and similar provisions under state law. These provisions limit

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

the amount of NOL carryforwards that may be utilized in any given year in the event of certain circumstances, including significant changes in ownership.
Uncertain Tax Positions
A reconciliation of the beginning and ending balance of total gross unrecognized tax benefits was as follows for the periods presented (in thousands):

	December 31,
	2025	2024
Beginning balance of unrecognized tax benefits	$3,269	$2,441
Gross increases based on tax positions related to current year	1,035	795
Gross increases (decrease) based on tax positions related to prior years	(103)	33

Ending balance of unrecognized tax benefits	$4,201	$3,269

For the years ended December 31, 2025 and 2024, no material interest and penalties related to unrecognized tax benefits were recognized. The Company is subject to taxation in the United States and various state jurisdictions. All tax years are open for examination. The Company currently has no federal or state tax examinations in progress.

17.	Net Loss Per Common Share
The following table summarizes the computation of basic and diluted net loss per common share (in thousands, except per share amounts):

	Year Ended December 31,
	2025	2024	2023
Numerator
Net loss	$(585,525)	$(69,459)	$(56,945)

Denominator
Weighted-average common shares outstanding, basic and diluted	91,225	58,410	57,932

Net loss per common share, basic and diluted	$(6.42)	$(1.19)	$(0.98)

Kodiak AI, Inc.
Notes to Consolidated Financial Statements (continued)

The following potentially dilutive common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have been antidilutive (in thousands):

	Year Ended December 31,
	2025	2024	2023
Common stock warrants	65,226	310	476
Common stock options	55,438	49,157	42,630
Redeemable convertible preferred stock	14,597	62,240	62,240
Redeemable convertible preferred stock warrants	—	1,305	1,305

Total	135,261	113,012	106,651

The 74,998,317 shares and 6,250,000 shares of common stock equivalent subject to the remaining Earn Out Securities and Sponsor Earn Out Securities, respectively, are excluded from the anti-dilutive table above as of December 31, 2025 as the underlying shares remain contingently issuable as the triggering events have not been satisfied (see Note 3).
Excluded from common stock warrants in the anti-dilutive table above as of December 31, 2024 and 2023 were those warrants with a nominal exercise price, which were included in the computation of basic and diluted net loss per share on the date all necessary conditions were satisfied for issuance, which was from the date any service based vesting conditions were met.

18.	Segment
The Company has one operating and reportable segment related to the development of autonomous vehicle technology and related services that can be applied at scale across a broad range of industries and environments. Factors used in determining the reportable segment include the nature of the Company’s activities, the organizational and reporting structure and the type of information reviewed by the CODM, its chief executive officer, to allocate resources and evaluate financial performance. Net loss is the key measure of segment profit and loss that the CODM uses to allocate resources and assess performance. The CODM uses net loss to evaluate the Company’s expenditures and monitor budget-to-actual results.
The CODM
considers budget-to-actual variances
and available cash when making decisions about the allocation of resources across the organization.
Significant expenses within net loss include research and development, general and administrative, truck and freight operations and sales and marketing, which are separately presented on the C
ompany’s consolidated statements of operations and comprehensive loss. The Company’s long-lived assets are located in the United States.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown, other than the SEC registration fee, are estimates.

SEC registration fee		$196,473
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Financial printing and miscellaneous	$	*

Total	$	*

*	These fees will be determined based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The DGCL further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the registrant requires the indemnification of the registrant’s directors to the fullest extent permitted by applicable law, subject to any provision of the bylaws of the registrant related to indemnification of directors and subject further to certain exceptions and requirements. In addition, the bylaws of the registrant require the registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was a director or officer of the registrant serving at the registrant’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, to the fullest extent permitted by the DGCL, subject to certain exceptions and requirements.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions by a director or officer not in good faith or which involve intentional misconduct or a knowing violation of law, (3) with respect to a director, for payments of unlawful dividends or unlawful stock purchases or redemptions, (4) for any transaction from which the director or officer derived an improper personal benefit or (5) with respect to an officer, for any action by or in the right of the registrant. The registrant’s certificate of incorporation provides that the registrant’s directors and officers shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by the DGCL and that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of the registrant’s directors and officers shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, the registrant has entered into separate indemnification agreements with each of the registrant’s directors and certain of the registrant’s officers which would require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers, or certain other employees.

The registrant has obtained insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits, or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the DGCL.

These indemnification provisions and the indemnification agreements entered into between the registrant and the registrant’s officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

We have sold the securities described below within the past three years that were not registered under the Securities Act. All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act (and Regulation D thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act.

SPAC Sponsor Contribution Shares

On March 19, 2021, the Sponsor paid $25,000 to cover certain of the IPO offering costs of AACT in consideration of 12,500,000 AACT Class B Ordinary Shares, all of which were converted into the Converted AACT Class A Ordinary Shares upon the Conversion. Upon the Domestication, the Sponsor received 12,500,000 shares of Common Stock. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Private Warrants

Simultaneously with the consummation of the IPO, the Sponsor purchased an aggregate of 14,300,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant in a private placement. Such issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Non-Redemption Agreements

On the Closing Date, we issued an aggregate of 368,028 shares of Common Stock and 7,606,666 Non-Redemption Agreement Warrants to certain unaffiliated third-party holders of AACT’s Class A Ordinary Shares in exchange for such stockholders’ agreement to not redeem (or to rescind their redemption request in respect of) an aggregate of 3,319,712 Class A Ordinary Shares. Such issuances were made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Series A Preferred Investment

On the Closing Date, the Preferred Investors purchased an aggregate of 142,155 shares of Series A Preferred Stock, priced at $1,200.00 per share, and 17,769,375 PIPE warrants, each exercisable to purchase one share of Common Stock at a price of $12.00 per share, for aggregate gross proceeds of $145.0 million. Such issuances were made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

SAFEs

As of the Closing Date, certain institutional and accredited investors held $68.9 million in the form of simple agreements for future equity with Legacy Kodiak (the “SAFEs”). On the Closing Date, the SAFEs converted to an aggregate of 30,061,262 shares of Common Stock. Such issuances were made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Second Lien Loans Shares

In connection with the Closing, all Second Lien Loans, other than the Exchanged SAFE Loan automatically converted into an aggregate of 7,700,557 shares of Common Stock, at a price of $6.00 per share. Such issuances were made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Legacy Kodiak Option and Share Issuances

Since November 13, 2022, Legacy Kodiak issued and sold to certain of its employees, directors, consultants and other service providers an aggregate of 4,525,018 shares of Legacy Kodiak Common Stock upon the exercise of options under its 2018 Plan, at exercise prices per share ranging from $0.21 to $0.45, for a weighted-average exercise price of approximately $0.37. Such shares were issued in reliance upon the exemption provided in Rule 701 under the Securities Act.

Since November 13, 2022, Legacy Kodiak granted to certain of its employees, directors, consultants and other service providers options to purchase an aggregate of 60,197,499 shares of Legacy Kodiak Common Stock under its 2018 Plan at exercise prices per share ranging from $0.31 to $5.88, for a weighted-average exercise price of approximately $1.61. Such grants were made in reliance upon the exemption provided in Rule 701 under the Securities Act.

Share Issuances Related to 2025 Credit Facility

On December 31, 2025, we issued 45,906 shares of Common Stock to Horizon Technology Finance Corporation in connection with our entrance into the 2025 Credit Facility. Such issuance was not registered under the Securities Act in reliance upon the exemption from registration provided by Rule 506(b) of Regulation D promulgated by the SEC.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Index

Exhibit Number	Description
2.1*	Business Combination Agreement, dated as of April 14, 2025, by and among Ares Acquisition Corporation II, Kodiak Robotics, Inc. and AAC II Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-41691) filed with the SEC on April 14, 2025.

Exhibit Number	Description

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-41691) filed with the SEC on September 30, 2025).

3.2	Certificate of Designation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-41691) filed with the SEC on September 30, 2025).

3.3	Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 001-41691) filed with the SEC on September 30, 2025).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K (File No. 001-41691) filed with the SEC on September 30, 2025).

4.2	Warrant Agreement, dated as of April 20, 2023, by and between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-4/A filed with the SEC on August 25, 2025).

4.3	Form of Public Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1/A filed with the SEC on April 7, 2023).

4.4	Form of Assumed Kodiak Warrant (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-4/A filed with the SEC on August 25, 2025).

4.5	Form of PIPE Warrant Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-41691) filed with the SEC on September 15, 2025).

4.6	Form of Non-Redemption Agreement Warrant Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-41691) filed with the SEC on September 23, 2025).

5.1+	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.1	Amended and Restated Registration Rights Agreement, dated as of September 24, 2025, by and among the Company and each of the stockholders of the Company identified on the signature pages thereto (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K (File No. 001-41691) filed with the SEC on September 30, 2025).

10.2	Kodiak AI, Inc. 2025 Equity Incentive Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K (File No. 001-41691) filed with the SEC on September 30, 2025).

10.3	Kodiak AI, Inc. 2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K (File No. 001-41691) filed with the SEC on September 30, 2025).

10.4	Kodiak AI, Inc. Executive Change in Control and Severance Policy (incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K (File No. 001-41691) filed with the SEC on September 30, 2025).

10.5	Kodiak AI, Inc. Executive Incentive Compensation Plan (incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K (File No. 001-41691) filed with the SEC on September 30, 2025).

10.6	Kodiak AI, Inc. Compensation Recovery Plan (incorporated by reference to Exhibit 10.19 to the Company’s Current Report on Form 8-K (File No. 001-41691) filed with the SEC on September 30, 2025).

10.7	Kodiak AI, Inc. Outside Director Compensation Policy (incorporated by reference to Exhibit 10.20 to the Company’s Current Report on Form 8-K (File No. 001-41691) filed with the SEC on September 30, 2025).

Exhibit Number	Description

10.8	Kodiak AI, Inc. 2018 Equity Incentive Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.21 to the Company’s Current Report on Form 8-K (File No. 001-41691) filed with the SEC on September 30, 2025).

10.9	Confirmatory Employment Letter between the Company and Don Burnette, effective July 18, 2025 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-4/A filed with the SEC on August 25, 2025).

10.10	Offer Letter between the Company and Surajit Datta, dated August 18, 2025 (incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2026).

10.11	Confirmatory Employment Letter between the Company and Michael Wiesinger, effective July 18, 2025 (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-4/A filed with the SEC on August 25, 2025).

10.12	Form of Indemnification Agreement between Kodiak AI, Inc. and each of its directors and executive officers (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-4 (File No. 333-287278) filed with the SEC on August 15, 2025).

10.13	Sponsor Support Agreement, dated as of April 14, 2025, by and among Ares Acquisition Corporation II, Kodiak Robotics, Inc. and Ares Acquisition Holdings II LP (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-4/A (File No. 333-287278) filed with the SEC on August 25, 2025).

10.14	Form of Company Support Agreement, by and among Ares Acquisition Corporation II, Kodiak Robotics, Inc. and the persons set forth on Schedule A (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-41691) filed with the SEC on April 14, 2025).

10.15	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-4/A (File No. 333-287278) filed with the SEC on August 25, 2025).

10.16	Letter Agreement, dated as of April 20, 2023, by and among Ares Acquisition Corporation II, Ares Acquisition Holdings II LP and Ares Acquisition Corporation II’s directors and officers (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K, filed with the SEC on April 26, 2023).

10.17*	Venture Loan and Security Agreement, dated as of December 31, 2025, by and among Kodiak AI, Inc., Kodiak Robotics, Inc. and Horizon Technology Finance Corporation (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-A (File No. 001-41691) filed with the SEC on December 31, 2025).

10.18*	Second Lien Loan and Security Agreement, by and among Kodiak Robotics, Inc., Ares Agent Services, L.P. and the lenders identified on the signature pages thereto, dated as of April 14, 2025 (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-4/A (File No. 333-287278) filed with the SEC on August 25, 2025).

10.19	First Amendment to Second Lien Loan and Security Agreement, by and among Kodiak Robotics, Inc., Ares Agent Services, L.P. and the lenders identified on the signature pages thereto, dated as of July 18, 2025 (incorporated by reference to Exhibit 10.27 to the Company’s Registration Statement on Form S-4/A (File No. 333-287278) filed with the SEC on August 25, 2025).

10.20	Second Amendment to Second Lien Loan and Security Agreement, by and among Kodiak Robotics, Inc., Ares Agent Services, L.P. and the lenders identified on the signature pages thereto, dated as of August 25, 2025 (incorporated by reference to Exhibit 10.28 to the Company’s Registration Statement on Form S-4/A (File No. 333-287278) filed with the SEC on August 25, 2025).

Exhibit Number	Description

10.21*	Third Amendment to Second Lien Loan and Security Agreement, by and among Kodiak Robotics, Inc., Ares Agent Services, L.P. and the lenders identified on the signature pages thereto, dated as of March 2, 2026 (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2026).

10.22*	Master Financing Agreement between Kodiak Robotics, Inc. and Western Alliance Equipment Finance, LLC, dated July 19, 2022 (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-4/A (File No. 333-287278) filed with the SEC on June 30, 2025).

10.23#	Master Services Agreement between Kodiak Robotics, Inc. and Fountainhead Logistics, LLC, dated July 17, 2024 (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-4/A (File No. 333-287278) filed with the SEC on June 30, 2025).

10.24#	Amendment No. 1 to Master Services Agreement between Kodiak Robotics, Inc. and Fountainhead Logistics, LLC, dated June 13, 2025 (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-4/A (File No. 333-287278) filed with the SEC on June 30, 2025).

10.25#	Master Services and Software License Agreement between Kodiak Robotics, Inc. and Applied Intuition, Inc., dated September 27, 2018 (incorporated by reference to Exhibit 10.27 to the Company’s Registration Statement on Form S-4/A (File No. 333-287278) filed with the SEC on June 30, 2025).

10.26#	Renewal Agreement to Master Services and Software License Agreement between Kodiak Robotics, Inc. and Applied Intuition, Inc., dated September 19, 2024 (incorporated by reference to Exhibit 10.28 to the Company’s Registration Statement on Form S-4/A (File No. 333-287278) filed with the SEC on June 30, 2025).

10.27	Board Observer Agreement, dated September 24, 2025, by and between Ares Acquisition Corporation II and Ares Acquisition Holdings II LP (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K (File No. 001-41691) filed with the SEC on September 30, 2025).

10.28	Letter Agreement by and among Kodiak Robotics, Inc., Ares Acquisition Corporation II, Ares Acquisition Holdings II LP and AAC II Co-Invest LP (incorporated by reference to Exhibit 10.35 to the Company’s Registration Statement on Form S-4/A (File No. 333-287278) filed with the SEC on August 15, 2025).

10.29	Acknowledgement and Agreement, by and among Kodiak Robotics, Inc., Ares Agent Services, L.P. and AAC II Holdings II LP, dated as of September 15, 2025 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 15, 2025).

10.30	Form of Subscription Agreement for Preferred Investment (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 15, 2025).

10.31	Form of Common Stock Non-Redemption Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 23, 2025).

10.32	Form of Warrant Non-Redemption Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 23, 2025).

21.1+	List of Subsidiaries of the Company.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3+	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto)

Exhibit Number	Description

24.1+	Powers of Attorney (contained on the signature page to the initial filing of this Registration Statement on Form S-1).

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

107+	Filing Fees

+	Previously filed.
*

Certain schedules and similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) or (b)(2), as applicable of Regulation S-K. The registrants agree to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

#	Certain confidential information contained in this exhibit has been omitted because it is both (i) not material; and (ii) the type that the registrants treat as private or confidential.

(b) Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, California, on March 11, 2026.

KODIAK AI, INC.

By:	/s/ Don Burnette
Name: Don Burnette
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Don Burnette	Chief Executive Officer and Director	March 11, 2026
Don Burnette	(Principal Executive Officer)

/s/ Surajit Datta	Chief Financial Officer	March 11, 2026
Surajit Datta	(Principal Financial Officer and Principal Accounting Officer)

*	Director	March 11, 2026
Mohamed Elshenawy

*	Director	March 11, 2026
Kenneth Goldman

*	Director	March 11, 2026
James Reed

*	Director	March 11, 2026
Allyson Satin

*	Director	March 11, 2026
Kristin Sverchek

*	Director	March 11, 2026
Scott Tobin

* By:	/s/ Don Burnettte
Name: Don Burnette
Title: Attorney-in-Fact